Exhibit 99.1

         As filed with the Securities and Exchange Commission on May 11, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Summit Midstream Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	45-5200503 (I.R.S. Employer Identification Number)

2100 McKinney Avenue
Suite 1250
Dallas, Texas 75201
(214) 242-1955
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Brock M. Degeyter
Senior Vice President and General Counsel
2100 McKinney Avenue
Suite 1250
Dallas, TX 75201
(214) 242-1955
(Name, Address, including Zip Code, and Telephone Number, including
Area Code, of Agent for Service)

Copies to:
William N. Finnegan IV Brett E. Braden Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1527

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common units representing limited partner interests	$	$

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 11, 2012

PROSPECTUS

Summit Midstream Partners, LP

Common Units
Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering             common units in this offering. We currently expect that the initial public offering price will be between $             and $             per common unit. Prior to this offering, there has been no public market for our common units.

We intend to apply to list our common units on the New York Stock Exchange under the symbol "SMLP."

We are an "emerging growth company" as defined in Section 101 of the Jumpstart Our Business Startups Act, or JOBS Act.

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 16.

These risks include the following:

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution or any distribution to holders of our common and subordinated units.

  •
  We depend on a relatively small number of customers for a significant portion of our revenues. The loss of, or material nonpayment or nonperformance by, or the curtailment of production by, any one or more of these customers could materially adversely affect our revenues, cash flow and ability to make distributions to our unitholders.

  •
  We gather natural gas from the Piceance Basin and the Barnett Shale. Due to our lack of industry and geographic diversification, adverse developments in our existing areas of operation could materially adversely impact our financial condition, results of operations and cash flows and reduce our ability to make cash distributions to our unitholders.

  •
  Significant prolonged changes in natural gas prices could affect supply and demand, reducing throughput on our systems and materially adversely affecting our revenues and cash available to make distributions to our unitholders over the long-term.

  •
  Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on our customers replacing declining production and also on our ability to maintain levels of throughput on our systems. Any decrease in the volumes of natural gas that we gather could materially adversely affect our business and operating results.

  •
  Summit Midstream Partners, LLC, which we refer to as "Summit Investments," owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Summit Investments and our general partner have conflicts of interest with us and limited fiduciary duties, and Summit Investments and our general partner may favor their interests to the detriment of us and our other unitholders.

  •
  There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

  •
  You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

	Per Common Unit	Total
Initial Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Summit Midstream Partners, LP (before expenses)	$	$

(1)
Excludes a structuring fee payable to Barclays Capital Inc. that is equal to         % of the gross proceeds of this offering. Please see "Underwriting."

We have granted the underwriters the option to purchase up to an additional             common units on the same terms and conditions set forth above if the underwriters sell more than              common units in this offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about                    , 2012, through the book-entry facilities of The Depository Trust Company.

Barclays

Prospectus dated                    , 2012

[Inside Front Cover Art]

i

ii

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making

iii

an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Industry and Market Data

        The data included in this prospectus regarding the midstream natural gas industry, including descriptions of trends in the market and our position and the position of our competitors within the industry, is based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers and trade and business organizations and publicly available information, as well as our good faith estimates, which have been derived from management's knowledge and experience in the industry in which we operate. Although we believe the third-party sources are reliable and that the third-party information used in this prospectus or in our estimates is accurate and complete, we have not independently verified the information, nor have we ascertained the economic assumptions underlying such information.

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SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical financial statements and related notes contained herein, before investing in our common units. The information presented in this prospectus assumes (1) an initial public offering price of $            per common unit and (2) unless otherwise indicated, that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" beginning on page 16 for more information about important risks that you should consider carefully before investing in our common units.

        Unless the context otherwise requires, references in this prospectus to "Summit Midstream Partners, LP," the "partnership," "we," "our," "us" or like terms (i) for periods prior to September 3, 2009, are to the subsidiary we acquired from a subsidiary of Energy Future Holdings Corp., or Energy Future Holdings, as of that date, which we refer to as our "Initial Predecessor," (ii) for periods from September 3, 2009 to the closing of this offering, are to Summit Midstream Partners, LLC and its subsidiaries, which we refer to as the "Summit Midstream Predecessor," and together with our Initial Predecessor, our "Predecessor," and (iii) for periods from and after the closing of this offering, are to Summit Midstream Partners, LP and its subsidiaries after giving effect to the formation transactions described under "—Formation Transactions and Partnership Structure" on page 6 of this prospectus. References to "Summit GP" or our "general partner" are to Summit Midstream GP, LLC, a Delaware limited liability company and our general partner; references to "Energy Capital Partners" are to Energy Capital Partners II, LP and its parallel and co-investment funds; references to "GE Energy Financial Services" are to GE Energy Financial Services, Inc. and its subsidiaries and affiliates, other than Summit Midstream Partners, LLC, our general partner and us; and references to "Summit Investments" are to Summit Midstream Partners, LLC, a Delaware limited liability company owned by Energy Capital Partners, GE Energy Financial Services and certain members of our management team. We include as Appendix B a glossary of some of the terms we use in this prospectus.

Summit Midstream Partners, LP

Overview

        We are a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure that is strategically located in the core producing areas of unconventional resource basins in North America. We currently provide fee-based natural gas gathering and compression services in two unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde, Mancos and Niobrara Shale formations in western Colorado; and (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas. As of March 31, 2012, our gathering systems had approximately 380 miles of pipeline and 146,300 horsepower of compression. During March 2012, our systems gathered an average of approximately 890 MMcf/d of natural gas, of which approximately 65% was processed by third parties in order to extract natural gas liquids, or NGLs. We believe that we are positioned to grow through the increased utilization and further development of our existing assets. In addition, we intend to grow our business through strategic partnerships with large producers to provide midstream services for their upstream development projects, as well as through acquisitions in our existing areas of operation and in new areas.

        We generate a substantial majority of our revenue under long-term, fee-based natural gas gathering agreements. Our customers include some of the largest natural gas producers in North America, such as Encana Corporation, Chesapeake Energy Corporation, TOTAL, S.A., Carrizo Oil & Gas, Inc., WPX Energy, Inc., Bill Barrett Corporation, Exxon Mobil Corporation and EOG Resources, Inc.

        Substantially all of our gas gathering agreements are underpinned by minimum volume commitments and areas of mutual interest, or AMIs. Our AMIs cover approximately 250,000 acres in the aggregate, have terms that range from 10 years to 25 years, and provide that any natural gas producing wells drilled by our customers within the AMIs are connected to our gathering systems. The minimum volume commitments, which totaled 2.6 Tcf at December 31, 2011 and, through 2020, average approximately 637 MMcf/d, are designed to ensure that we will generate a certain amount of revenue from each customer over the life of the respective gas gathering agreement, whether by collecting gathering fees on actual throughput or from cash payments to cover any minimum volume commitment shortfall. Our minimum volume commitments have terms that range from 7 years to 15 years and, as of December 31, 2011, had a weighted average remaining life of 12.3 years assuming minimum throughput volumes for the remainder of the term. The fee-based nature of these agreements enhances the stability of our cash flows by limiting our direct commodity price exposure.

        We were formed in 2009 by members of our management team and Energy Capital Partners, which together with its affiliated funds, is a private equity firm with over $7.0 billion in capital commitments that is focused on investing in North America's energy infrastructure. We are currently owned by Energy Capital Partners, GE Energy Financial Services, a global investor in essential, long-lived and capital-intensive energy assets with over $20 billion in energy investments worldwide, and certain members of our management team.

        For the year ended December 31, 2011, we generated $103.6 million of revenue, $37.4 million of net income and $60.0 million of Adjusted EBITDA. These amounts reflect only two months of operations from our Grand River system, which we acquired in October 2011. Please read "—Our Assets—Grand River System." For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated in accordance with GAAP, please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure."

  Our Assets and Areas of Operation

        The following table provides information regarding our assets by gathering system as of March 31, 2012, unless otherwise noted.

Gathering System	Formation(s) Served	Approximate Length (Miles)	Approximate Number of Wells Serviced		Compression (Horsepower)	AMI (Acres)	Remaining Volume Commitment (Bcf)(1)	Daily Throughput Capacity (MMcf/d)	Average Daily Throughput (MMcf/d)(2)
Grand River	Mesaverde, Mancos and Niobrara	270	1,700	(3)	97,500	150,000	2,144	770	575
DFW Midstream	Barnett	110	300		48,800	100,000	492	410	315

Total		380	2,000		146,300	250,000	2,636	1,180	890

(1)
As of December 31, 2011.

(2)
Represents average daily throughput during March 2012.

(3)
Excludes wells connected to nine central receipt points that represent an aggregate average throughput of 240 MMcf/d.

  Grand River System

        In October 2011, we acquired certain natural gas gathering pipeline, dehydration and compression assets in the Piceance Basin of western Colorado, which we refer to as the Grand River system, from Encana for $590 million. The Grand River system comprises approximately 270 miles of low-pressure pipeline and 97,500 horsepower of compression and is primarily located in Garfield County, Colorado, the largest natural gas producing county in Colorado. All of the natural gas gathered on the Grand River system is discharged to Enterprise Products Partners L.P.'s pipeline serving its 1.7 Bcf/d processing facility located in Meeker, Colorado. For the month ended March 31, 2012, the Grand River system gathered an average of approximately 575 MMcf/d from six producers, including Encana as the anchor customer.

        The Grand River system primarily gathers natural gas produced by our customers from the liquids-rich Mesaverde formation within the Piceance Basin. The Mesaverde is a shallow, tight sands geologic formation that producers have targeted with directional drilling activities for several decades. The Grand River system also gathers natural gas produced from our customers' wells targeting the deeper Mancos and Niobrara Shale formations, which have higher initial production rates and lower Btu gas content than Mesaverde wells. Over the last two years, our customers have completed numerous horizontal wells targeting the emerging Mancos and Niobrara Shale formations. Based on our customers' current drilling expectations, we anticipate the majority of our near-term throughput on the Grand River system will continue to be comprised of Mesaverde formation production.

        We intend to expand the Grand River system by connecting additional pad sites within our AMIs, adding new customers and acquiring nearby gathering systems. We expect that, to the extent natural gas prices increase from current levels, our customers will accelerate drilling activities targeting the Mancos and Niobrara shale formations, which will provide us with an opportunity to construct a new medium pressure pipeline system to gather the resulting production and increase throughput on the Grand River system.

  DFW Midstream System

        In September 2009, we acquired approximately 17 miles of pipeline and 2,500 horsepower of electric-drive compression in north-central Texas, which we refer to as the DFW Midstream system, from Energy Future Holdings and Chesapeake. Since the initial acquisition, we have expanded the DFW Midstream system by adding approximately 93 miles of pipeline to connect 62 of 68 currently identified pad sites and installing an incremental 46,300 horsepower of electric-drive compression. The DFW Midstream system currently has five primary interconnections with third-party, intrastate pipelines that enable us to connect our customers, directly or indirectly, with downstream pipelines serving the major natural gas market hubs of Waha, Carthage, and Katy in Texas, and Perryville and Henry Hub in Louisiana. For the month ended March 31, 2012, the DFW Midstream system gathered an average of approximately 315 MMcf/d from six producers.

        Our DFW Midstream system benefits from its location within the primarily urban environment of southeastern Tarrant County, Texas, which resides within the Fort Worth Basin and includes the Barnett Shale formation. This area is commonly referred to as the core of the Barnett Shale and contains the most prolific wells drilled to date. Construction of the DFW Midstream system is substantially complete and enables our customers to efficiently produce natural gas by utilizing horizontal drilling techniques throughout the vast majority of our AMIs from pad sites already connected to the DFW Midstream system. Given the urban nature of our area of operations, in what we consider to be the "core of the core" of the Barnett Shale, we expect that the majority of future natural gas drilling in this area will occur from these existing connected pad sites, which should enable us to increase throughput and cash flows with minimal additional capital expenditures.

Recent Trends

        Since reaching a high of $13.58 per MMBtu in 2008, the prompt-month NYMEX price of natural gas has declined to a price of $2.13 per MMBtu as of March 31, 2012 due in large part to the significant increase in natural gas supply driven by drilling activity in unconventional resource plays combined with warm winter weather and reduced economic activity. As a result of this historically low natural gas price environment, some natural gas producers have cut back or suspended their drilling operations in certain "dry gas" regions where the economics of natural gas production are less favorable. Dry gas regions contain natural gas reserves that are primarily comprised of methane as compared to liquids-rich regions that contain NGLs in addition to methane. Drilling activities focused in liquids-rich regions have continued and, in some cases, have increased, as the higher Btu content associated with NGL production enhances overall drilling economics, even in a low natural gas price environment. We have exposure to both liquids-rich and dry gas regions, and we believe our gathering systems are well positioned to capture additional volumes from increased producer activity in the future.

        In the Piceance Basin, our Grand River system benefits from its exposure to liquids-rich gas production from the Mesaverde formation. The attractive economics associated with the production from this formation, combined with our minimum volume commitments from major producers in the area, provide us with stable cash flows and visible growth in the future. In addition, certain of our customers have joint venture agreements in place that provide for the development of portions of the Piceance Basin in our AMIs utilizing third-party funds. We believe the drilling activity from these partnerships will benefit our Grand River system. The Grand River system also serves the emerging Mancos and Niobrara formations, which we expect will become more active to the extent that natural gas prices increase.

        Our DFW Midstream system benefits from its AMIs that cover the most prolific dry gas area of the Barnett Shale. We believe that this area offers our customers a compelling opportunity to maximize drilling economics due to the high estimated ultimate recovery of natural gas per well and relatively low drilling costs when compared to other dry gas resource basins. While recent market prices for natural gas have resulted in reduced drilling activity in the Barnett Shale, there remains a significant number of wells in various stages of completion in our AMIs that have already been connected to pad sites on the DFW Midstream system. These wells represent an opportunity to increase throughput on the DFW Midstream system at minimal incremental capital costs. In addition, because of the urban environment in which the DFW Midstream system is located, we expect that this area will continue to be developed by our customers using a high density pad site drilling strategy that is designed to support multiple wells from a single location. Instead of constructing pipelines to multiple wells, we connect to an individual pad site, some of which can accommodate up to 30 wells, and gather all of the natural gas produced at that site, thus minimizing our future capital expenditures. This pad site strategy substantially increases the efficiency of both the producers' drilling activities as well as our gathering activities and economics.

Business Strategies

        Our principal business strategy is to increase the amount of cash distributions we make to our unitholders over time. Our plan for executing this strategy includes the following key components:

  •
  Increasing capacity of and throughput volumes on our existing systems.  We intend to continue to focus our commercial efforts on increasing the capacity of and the throughput volumes on our systems from existing and new customers. The strategic location of our assets, along with our AMIs with several of the largest producers in our areas of operation, gives us the ability to gather incremental volumes at a lower capital cost as a result of the high-density pad site drilling strategy utilized by our customers in our areas of operation.

  •
  Capitalizing on organic growth opportunities.  Our existing gathering systems provide us with significant organic expansion opportunities. We intend to leverage our management team's expertise in constructing, developing and optimizing our assets in order to extend our geographic reach, diversify our customer base, increase the number of our natural gas receipt points and maximize volume throughput.

  •
  Maintaining our focus on fee-based revenue with minimal direct commodity price exposure.  As we expand our business, we intend to maintain our focus on providing midstream services under fee-based arrangements. Our gas gathering agreements include AMIs and minimum volume commitments, which promote cash flow visibility and stability and limit our direct exposure to commodity price volatility.

  •
  Partnering with large natural gas producers to provide midstream services for their development projects in high-growth, unconventional resource plays.  We pursue opportunities to partner with established producers in unconventional resource basins to develop new infrastructure that we believe will complement our existing midstream assets or enhance our overall business by facilitating our entry into new basins. These opportunities generally consist of strategic acreage positions in unconventional resource plays that are well positioned for accelerated production growth but have minimal existing midstream energy infrastructure to support such growth. We have been successful with this strategy and will continue to pursue similar opportunities that utilize our management team's experience in constructing, developing and operating large scale midstream infrastructure.

  •
  Diversifying our asset base by exploring acquisition and development opportunities in various geographical areas and other sectors of the midstream industry.  While our natural gas gathering operations in the Piceance Basin and Barnett Shale currently represent our core business, we intend to diversify our business into other sectors of the midstream industry that handle other hydrocarbon commodities (through both greenfield development projects and acquisitions) and into other geographic regions.

Competitive Strengths

        We believe that we will be able to execute the components of our principal business strategy successfully because of the following competitive strengths:

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  Strategically located assets in core areas of prolific unconventional basins supported by existing partnerships with large producers to provide midstream services for their development projects.  We believe our assets will continue to be utilized in various commodity price cycles. Our midstream energy infrastructure assets are strategically positioned within the core areas of two prolific plays. The Grand River system and the DFW Midstream system serve formations characterized by prolific production profiles and low drilling and completion costs. In addition, our Piceance Basin customers are exploring new plays within our Grand River AMIs that, if successful, will offer us opportunities for further organic growth.

  •
  Fee-based revenues underpinned by long-term contracts.  A substantial majority of our revenue for the year ended December 31, 2011 was generated under long-term, fee-based gas gathering agreements. Our gas gathering agreements with our Piceance Basin customers have AMIs covering approximately 150,000 acres and minimum volume commitments of approximately 2.1 Tcf through 2026. Our gas gathering agreements with our Barnett Shale customers have AMIs covering approximately 100,000 acres and minimum volume commitments of approximately 492 Bcf through 2020.

  •
  Capital structure and financial flexibility.  At the closing of this offering, we expect to have approximately $             million of borrowing capacity available to us under our amended and restated revolving credit facility. We believe our borrowing capacity and our ability to access private and public debt and equity capital will provide us with the requisite financial flexibility to execute our business strategy.

  •
  Experienced management team with proven record of asset acquisition, construction, development, operation and integration expertise.  Our executive management team has an average of 16 years of energy experience and a proven track record of identifying and consummating significant acquisitions in addition to partnering with major producers to construct and develop midstream infrastructure. We employ engineering, construction and operations teams that have significant experience in designing, constructing and operating large midstream energy projects.

  •
  Relationships with large and committed financial sponsors.  Our sponsors, Energy Capital Partners and GE Energy Financial Services, are experienced energy investors with proven track records of making substantial, long-term investments in high-quality midstream energy assets. Energy Capital Partners has indicated that it intends to use us as its primary platform for the acquisition, construction and development of future midstream infrastructure assets; however, it is not obligated to do so. We believe our relationship with both of our sponsors will be a competitive advantage, as they both bring not only significant financial and management experience, but also numerous relationships throughout the energy industry that we believe will benefit us as we seek to grow our business.

Our Sponsors

        We were formed in 2009 by members of management and Energy Capital Partners, which together with its affiliated funds, is a private equity firm with over $7.0 billion in capital commitments that is focused on investing in North America's energy infrastructure. Energy Capital Partners has significant energy and financial expertise to complement its investment in us. To date, Energy Capital Partners has formed 21 investment platforms across its funds with investments in the power generation, electric transmission, midstream natural gas and renewable sectors of the energy industry. In August 2011, Energy Capital Partners sold an interest in Summit Investments to GE Energy Financial Services. GE Energy Financial Services invests globally in essential, long-lived and capital-intensive energy assets. To date, GE Energy Financial Services has invested over $20 billion in energy investments worldwide, of which approximately $2.4 billion has been committed to midstream-related portfolio companies.

Risk Factors

        An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. Please read carefully the risks under the caption "Risk Factors" immediately following this Summary, beginning on page 16.

Formation Transactions and Partnership Structure

        In connection with the closing of this offering, the following transactions will occur:

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  Summit Investments will convey an interest in Summit Midstream Holdings, LLC, or Summit Holdings, to our general partner as a capital contribution;

  •
  our general partner will convey its interest in Summit Holdings to us in exchange for (i) a continuation of its 2% general partner interest in us, represented by                        general partner units, and (ii) our incentive distribution rights, or IDRs;

  •
  Summit Investments will convey its remaining interest in Summit Holdings to us in exchange for (i)                           common units, representing a        % limited partner interest in us, (ii)                          subordinated units, representing a        % limited partner interest in us, and (iii) the right to receive $            in cash as reimbursement for certain capital expenditures made with respect to the contributed assets;

  •
  we will assume the remaining $             million of indebtedness under Summit Investments' promissory notes with our sponsors;

  •
  we will issue                        common units to the public, representing a        % limited partner interest in us; and

  •
  we will use the net proceeds from the offering to:

  •
  repay in full the remaining $         million of indebtedness outstanding under Summit Investments' promissory notes with our sponsors;

  •
  repay $         million outstanding under our revolving credit facility;

  •
  make a cash distribution to Summit Investments of $         million in order to reimburse Summit Investments for certain capital expenditures it incurred with respect to assets it contributed to us; and

  •
  pay estimated offering expenses of $         million.

Ownership of Summit Midstream Partners, LP

        The diagram below illustrates our organization and ownership after giving effect to this offering and the related recapitalization transactions and assumes that the underwriters' option to purchase additional common units is not exercised.

Public Common Units	%
Summit Investments Units:
Common Units	%
Subordinated Units	%
General Partner Interest	2.0%

Total	100.0%

(1)
Does not reflect outstanding Class B membership units indirectly owned by certain current and former management and employees of DFW Midstream Services LLC.

Our Management

        We are managed and operated by the board of directors and executive officers of Summit GP, our general partner. Summit Investments, which is controlled by Energy Capital Partners and GE Energy Financial Services, is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including our independent directors. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner. For more information about the directors and executive officers of our general partner, please read "Management—Directors and Executive Officers" beginning on page 133.

        In order to maintain operational flexibility, our operations will be conducted through, and our operating assets will be owned by, various operating subsidiaries. However, neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by others. All of the personnel that will conduct our business immediately following the closing of this offering will be employed by our general partner and its affiliates, but we sometimes refer to these individuals in this prospectus as our employees.

        Following the closing of this offering, our general partner and its affiliates will not receive any management fee or other compensation in connection with our general partner's management of our business, but will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee and director compensation and benefits properly allocable to us, and all other expenses necessary or appropriate for the conduct of our business and allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 and our telephone number is (214) 242-1955. Our website is located at                                    and will be activated in connection with the closing of this offering. We expect to make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Fiduciary Duties

General

        Our general partner has a legal duty to manage us in a manner beneficial to the holders of our common and subordinated units. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, the officers and directors of our general partner also have a fiduciary duty to manage the business of our general partner in a manner beneficial to its owners, including Energy Capital Partners and GE Energy Financial Services. Certain of the directors of our general partner are also officers of Energy Capital Partners and GE Energy Financial Services. As a result of these relationships, conflicts of interest may arise in the future between us and holders of our common units, on the one hand, and Energy Capital Partners, GE Energy Financial Services and our general partner, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive cash distributions.

Partnership Agreement Modifications to Fiduciary Duties

        Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our general partner and its directors to holders of our common units. Our partnership agreement also restricts the remedies available to holders of our common units for actions that might otherwise constitute a breach of our general partner's or its directors' fiduciary duties. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement and, pursuant to the terms of our partnership agreement, each holder of common units consents to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

Energy Capital Partners and GE Energy Financial Services May Compete Against Us

        Although our relationships with Energy Capital Partners and GE Energy Financial Services are valuable assets to us, they are also a source of potential conflict. For example, our partnership agreement does not prohibit Energy Capital Partners, GE Energy Financial Services or their respective affiliates, other than our general partner, from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Energy Capital Partners and GE Energy Financial Services may acquire, construct or dispose of additional midstream or other assets in the future, without any obligation to offer us the opportunity to acquire or construct any of those assets. Even though Energy Capital Partners has indicated to us that it intends for us to be its primary platform for owning midstream energy infrastructure assets, it has no obligation to follow that strategy.

        For a more detailed description of the conflicts of interest and the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties."

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include:

  •
  a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis;

  •
  exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

  •
  exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

  •
  exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

  •
  reduced disclosure about executive compensation arrangements.

        We will cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our limited partner interests held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

        Other than with respect to the requirements described in the first and third bullet points above, we have taken advantage of the applicable JOBS Act provisions in this prospectus, and may continue to do so in future filings. Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

The Offering

Common units offered to the public	common units.
common units if the underwriters exercise in full their option to purchase additional common units.
Units outstanding after this offering	common units and subordinated units, each representing a 49.0% limited partner interest in us. Our general partner will own general partner units, representing a 2.0% general partner interest in us.
Use of proceeds	We intend to use the net proceeds from this offering of approximately $ million, after deducting underwriting discounts, commissions and a structuring fee, but before paying offering expenses, to:
• repay in full the remaining $ million outstanding under the promissory notes payable to our sponsors that we will assume from Summit Investments in connection with the closing of this offering;
• repay $ million of indebtedness outstanding under our revolving credit facility;
• make a cash distribution to Summit Investments of $ million in order to reimburse Summit Investments for certain capital expenditures it incurred with respect to assets it contributed to us; and
• pay estimated offering expenses of $ million.

If the underwriters exercise their option to purchase additional common units, we will use the net proceeds from that exercise to redeem from Summit Investments the number of common units issued upon such exercise.
Cash distributions
We intend to pay a minimum quarterly distribution of $ per unit ($ per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash." Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions." We will adjust the minimum quarterly distribution payable for the period from the closing of this offering through September 30, 2012, based on the length of that period.
Our partnership agreement requires that we distribute all of our available cash each quarter in the following manner:
• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $ ; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $ per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, will have the right to reset the target distribution levels to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

The amount of cash available for distribution that we generated during the year ended December 31, 2011 would not have been sufficient to allow us to pay the minimum quarterly distribution on our common and subordinated units as well as the corresponding distribution on our 2.0% general partner interest for that period. This shortfall in cash available for distribution is due primarily to our owning the Grand River system for only two months during the year ended December 31, 2011. Specifically, the amount of cash available for distribution that we generated during the year ended December 31, 2011 would have been sufficient to pay a distribution of $ per common unit per quarter ($ per common unit on an annualized basis) and we would not have been able to pay any distributions on our subordinated units for that period.

We believe that, based on our estimated cash available for distribution included under the caption "Our Cash Distribution Policy and Restrictions on Distributions," we will have sufficient cash available for distribution to pay the annualized minimum quarterly distribution of $ per unit on all common and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest, for the twelve months ending June 30, 2013. However, we do not have a legal binding obligation to pay quarterly distributions at our minimum quarterly distribution rate or any other rate except as provided in our partnership agreement. There is no guarantee that we will distribute quarterly cash distributions to our unitholders in any quarter. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Subordinated units	Summit Investments will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.
Conversion of subordinated units
The subordination period will end on the first business day after we have earned and paid at least (1) $ (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit and the corresponding distribution on the general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after , 2015 or (2) $ (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distributions on the general partner's 2.0% interest and the related distribution on the incentive distribution rights for the four quarter period immediately preceding that date, in each case provided there are no arrearages on the common units at that time.

The subordination period also will end upon the removal of the general partner other than for cause if no subordinated units or common units held by the holder(s) of subordinated units or their affiliates are voted in favor of that removal.
When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and thereafter no common units will be entitled to arrearages.
Issuance of additional units
Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding limited partner units voting together as a single class, including any limited partner units owned by our general partner and its affiliates, including Summit Investments. Upon the closing of this offering, Summit Investments will own an aggregate of % of our common and subordinated units (or % of our outstanding common and subordinated units if the underwriters exercise in full their option to purchase additional units). This will give Summit Investments the ability to prevent the involuntary removal of our general partner. Please read "The Partnership Agreement—Voting Rights."
Limited call right
If at any time our general partner and its affiliates own more than 80.0% of the outstanding common units, our general partner will have the right, but not the obligation, to purchase all of the remaining common units at a price that is not less than the then-current market price of the common units.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the quarter ending , 2014, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your average allocable federal taxable income per year will be no more than $ per unit. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" and "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."
Material federal income tax consequences
For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, or the U.S., please read "Material Federal Income Tax Consequences."
Exchange listing	We intend to apply to list our common units on the New York Stock Exchange, or NYSE, under the symbol "SMLP."

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents, as of the dates and for the periods indicated, the summary historical consolidated financial and operating data of our Predecessor. On September 3, 2009, we acquired a controlling interest in DFW Midstream Services LLC, which we refer to as our Initial Predecessor for the period prior to such date. We use the term Summit Midstream Predecessor to describe our Predecessor's operations after September 3, 2009. We acquired the Grand River system on October 27, 2011 and we have included its financial results in the financial statements of Summit Midstream Predecessor since the date of acquisition.

        The summary historical financial data for the period from January 1, 2009 to September 3, 2009 are derived from the audited historical financial statements of our Initial Predecessor included elsewhere in this prospectus. The summary historical balance sheet data as of December 31, 2009 are derived from the audited historical financial statements of Summit Midstream Predecessor that are not included in this prospectus. The summary historical consolidated financial data presented as of December 31, 2010 and December 31, 2011 and for the period from September 3, 2009 to December 31, 2009, for the year ended December 31, 2010, and the year ended December 31, 2011 have been derived from the audited historical consolidated financial statements of Summit Midstream Predecessor included elsewhere in this prospectus. We acquired our initial assets from Energy Future Holdings Corp. effective as of September 3, 2009.

        For a detailed discussion of the information presented in the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with the historical audited consolidated financial statements and related notes of our Predecessor included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the information below.

        The following table presents the non-GAAP financial measure of Adjusted EBITDA, which we use in our business as a measure of performance and liquidity. We define Adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation and amortization expense, certain non-cash charges such as non-cash equity compensation and selected charges and transaction costs that are unusual or non-recurring, less interest income, income tax benefit and selected gains that are unusual or non-recurring. For a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure" on page 85.

	Initial Predecessor	Summit Midstream Predecessor
		Period from September 3, 2009 to December 31, 2009
	Period from January 1, 2009 to September 3, 2009		Year Ended December 31,
			2010	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Gathering services and other fees	$1,910	$1,714	$29,358	$91,421
Natural gas and condensate sales	—	—	2,533	12,439
Amortization of favorable and unfavorable contracts(1)	—	19	(215)	(308)

Total revenue	$1,910	$1,733	$31,676	$103,552
Costs and expenses:
Operations and maintenance	1,010	1,147	9,503	29,855
General and administrative	600	2,939	10,035	17,476
Transaction costs	—	3,921	—	3,166
Depreciation and amortization	882	343	3,874	11,915

Total costs and expenses	2,492	8,350	23,412	62,412

Interest (expense) income, net	(247)	18	32	(3,042)
Income tax expense	(8)	(7)	(124)	(695)

Net income (loss)	$(837)	$(6,606)	$8,172	$37,403

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$595	$(6,232)	$9,553	$39,942
Investing activities	(40,777)	(64,415)	(153,719)	(667,710)
Financing activities	40,182	110,102	114,132	633,809
Balance Sheet Data (at period end):
Cash and cash equivalents		$39,455	$9,421	$15,462
Trade accounts receivable		1,373	10,238	27,476
Property, plant, and equipment, net		140,704	277,765	642,552
Total assets		215,982	340,095	1,026,498
Total debt		—	—	349,893 (2)
Other Financial Data:
Adjusted EBITDA	$300	$(2,372)	$14,153	$59,969
Capital expenditures	40,777	19,519	153,719	78,248
Acquisition expenditures(3)	—	44,896	—	589,462
Operating data:
Average throughput (MMcf/d)	15.7	15.4	134.3	428.0

(1)
The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market on September 3, 2009, the date of the acquisition of the DFW Midstream system, which are amortized on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

(2)
Includes $202.9 million of debt outstanding under our promissory notes payable to our sponsors. As of May 11, 2012, the outstanding balance under the notes was approximately $48.7 million. We intend to use a portion of the net proceeds of this offering to repay the remaining amount outstanding under the promissory notes. Please read "Use of Proceeds."

(3)
Reflects the acquisition of certain assets of the DFW Midstream system from Chesapeake in September 2009 and the acquisition of the Grand River system in October 2011.

RISK FACTORS

        Limited partner units are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment in us.

Risks Related to our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution or any distribution to holders of our common and subordinated units.

        In order to pay the minimum quarterly distribution of $            per unit per quarter, or $            per unit on an annualized basis, we will require available cash of approximately $             million per quarter, or $             million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering. We may not have sufficient available cash from operating surplus each quarter to enable us to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the volume of natural gas we gather and compress;

  •
  the level of production of natural gas from wells connected to our gathering systems, which is dependent in part on the demand for, and the market prices of, natural gas and natural gas liquids, or NGLs;

  •
  damage to pipelines, facilities, related equipment and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters and acts of terrorism;

  •
  leaks or accidental releases of hazardous materials into the environment, whether as a result of human error or otherwise;

  •
  changes in the fees we charge for our services;

  •
  the level of competition from other midstream energy companies in our geographic markets;

  •
  changes in the level of our operating, maintenance and general and administrative costs;

  •
  regulatory action affecting the supply of, or demand for, natural gas, the fees we can charge, how we contract for services, our existing contracts, our operating costs or our operating flexibility; and

  •
  prevailing economic and market conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  the level and timing of capital expenditures we make;

  •
  the level of our operating and general and administrative expenses, including reimbursements to our general partner for services provided to us;

  •
  the cost of acquisitions, if any;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements;

  •
  the amount of cash reserves established by our general partner; and

  •
  other business risks affecting our cash levels.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions."

On a historical as adjusted basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the year ended December 31, 2011.

        We must generate approximately $             million of available cash to pay the minimum quarterly distribution for four quarters on all of our common and subordinated units that will be outstanding immediately following this offering, as well as the corresponding distribution on our 2.0% general partner interest. The amount of cash available for distribution that we generated during the year ended December 31, 2011 would not have been sufficient to allow us to pay the full minimum quarterly distribution on our common and subordinated units as well as the corresponding distribution on our 2.0% general partner interest for that period. Specifically, the amount of cash available for distribution that we generated during the year ended December 31, 2011 would have been sufficient to pay a distribution of $            per common unit per quarter ($            per common unit on an annualized basis) and we would not have been able to pay any distributions on our subordinated units for that period. For a calculation of our ability to make cash distributions to our unitholders based on our historical as adjusted results, please read "Our Cash Distribution Policy and Restrictions on Distributions."

The assumptions underlying the forecast of cash available for distribution that we include in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        The forecast of cash available for distribution set forth in "Our Cash Distribution Policy and Restrictions on Distributions" includes our forecasted results of operations, Adjusted EBITDA and cash available for distribution for the twelve months ending June 30, 2013. We estimate that our total cash available for distribution for the twelve months ending June 30, 2013 will be approximately $79.7 million, as compared to approximately $32.0 million for the year ended December 31, 2011 on a historical as adjusted basis. The significant expected increase in cash available for distribution is primarily attributable to the inclusion of the Grand River system for the entire forecast period as compared to just two months for the year ended December 31, 2011. To the extent that volumes on either the Grand River system or the DFW Midstream system are lower than we project, our revenues during the forecast period will be adversely affected. If the actual volume of natural gas we gather on our systems for the twelve months ending June 30, 2013 is 10% lower than our forecast, we expect we would have sufficient cash available to pay the full distribution to holders of our common units and only        % of the aggregate annualized minimum quarterly distribution to the holders of our subordinated units. The financial forecast has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks, including risks that expansion projects do not result in an increase in gathered volumes, and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common or subordinated units, in which event the market price of our common units may decline materially.

We depend on a relatively small number of customers for a significant portion of our revenues. The loss of, or material nonpayment or nonperformance by, or the curtailment of production by, any one or more of these customers could materially adversely affect our revenues, cash flow and ability to make distributions to our unitholders.

        A significant percentage of our revenue is attributable to a relatively small number of customers. Chesapeake, Carrizo Oil & Gas, Inc. and TOTAL accounted for approximately 34%, 17% and 10%, respectively, of our revenue for the year ended December 31, 2011. Going forward, Encana will be a major customer on our Grand River system and will likely account for a substantial portion of our revenues. If our customers curtail or reduce production in our areas of operation it could reduce throughput on our system and, therefore, adversely affect our revenues, cash flow and ability to make distributions to our unitholders. For example, in January 2012 Chesapeake announced its intent to decrease drilling activity in predominantly dry gas areas such as the Barnett Shale region as well as reduce its dry gas production by up to 500 Bcf/d. For the three months ended March 31, 2012, average daily throughput on the DFW Midstream system declined approximately 17.5% compared to the three months ended December 31, 2011 primarily as a result of Chesapeake's publicly announced reduction in production. Please read "—Our gas gathering agreements contain provisions that may not work as intended, and as a result they may reduce a customer's minimum volume commitment period or the intended cash flow stability."

        Some of our customers may have material financial and liquidity issues or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our revenue and cash flows and our ability to make cash distributions to our unitholders. In any of these situations, our revenue and cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively small number of customers for a substantial portion of our revenue. In addition, if any one or more of our gas gathering agreements that account for 25% or more of our revenues are terminated, and such termination is reasonably expected to have a Material Adverse Effect (as defined in our amended and restated revolving credit facility), and a replacement agreement is not obtained within 30 days, this would constitute an event of default under our amended and restated revolving credit facility and our lenders would be able to accelerate payment of the debt outstanding thereunder.

We gather natural gas from the Piceance Basin and the Barnett Shale. Due to our lack of industry and geographic diversification, adverse developments in our existing areas of operation could materially adversely impact our financial condition, results of operations and cash flows and reduce our ability to make cash distributions to our unitholders.

        Our operations are focused on natural gas gathering and compression services. Our assets are located exclusively in the Piceance Basin in western Colorado and the Barnett Shale region in north-central Texas and we intend to focus our future capital expenditures largely on developing our business in these areas. As a result, our financial condition, results of operations and cash flows depend upon the demand for our services in these regions. Due to our lack of industrial and geographic diversity, adverse developments in our current segment of the midstream industry or our existing areas of operation could have a significantly greater impact on our financial condition, results of operations and cash flows than if our operations were more diversified. For example, a significant portion of the gas we gather in the Piceance Basin and the Barnett Shale is dry gas. Due to recent declines in natural gas prices, several of our customers have substantially reduced their dry gas production in these regions and announced their intent to reduce capital expenditures for dry gas drilling activities.

        A significant portion of our operations are concentrated in the Barnett Shale region, which could disproportionately expose us to operational and regulatory risk in that area. The location of the Barnett Shale in the Dallas-Fort Worth, Texas metropolitan area poses unique challenges associated with drilling for natural gas in urban and suburban communities. The DFW Midstream system is within the city limits of various municipalities in that region, including Arlington, Texas. State and local regulations regarding the operation of drilling rigs limit the number of potential new drilling sites that can be used for infill drilling programs, which has led producers to pursue a high density pad site drilling strategy. Furthermore, the process of obtaining permits for constructing additional gathering lines to deliver our customers' natural gas to market may be more time consuming and costly than in more rural areas. In addition, we may experience a higher rate of litigation or increased insurance and other costs related to our operations or facilities in such highly populated areas.

Significant prolonged changes in natural gas prices could affect supply and demand, reducing throughput on our systems and materially adversely affecting our revenues and cash available to make distributions to you over the long-term.

        Lower natural gas prices over the long-term could result in a decline in the production of natural gas resulting in reduced throughput on our systems. Recently, the price of natural gas has been at historically low levels, with the prompt month NYMEX natural gas futures price reaching $2.13 per MMBtu as of March 31, 2012, compared to a high of $13.58 per MMBtu in July 2008. The lower price of natural gas is due in part to increased production, especially from unconventional sources, such as natural gas shale plays, high levels of natural gas in storage and the effects of the economic downturn starting in 2008. According to the U.S. Energy Information Administration, the EIA, average annual natural gas production in the United States increased 14.1% from 55.3 Bcf/d to 63.0 Bcf/d from 2008 to 2011. Furthermore, the amount of natural gas in storage in the continental United States has increased from approximately 1.6 Tcf as of March 31, 2011 to approximately 2.5 Tcf as of March 31, 2012, due to the unseasonably warm winter of 2011/2012 and to the decisions of many producers to store natural gas in the expectation of higher prices in the future. In response to lower natural gas prices, the number of natural gas drilling rigs has declined from approximately 1,403 as of December 31, 2008 to approximately 635 as of March 31, 2012 according to Smith Bits (a unit of Schlumberger), as a number of producers have curtailed their exploration and production activities. We believe that over the short term, until the supply overhang has been reduced and the economy sees more robust growth, natural gas pricing is likely to be constrained.

        The decline in natural gas prices has had a negative impact on exploration, development and production activity in our areas of operation. If natural gas prices remain depressed or decrease further, it could cause sustained reductions in exploration or production activity in our areas of operation and result in a further reduction in throughput on our systems, which could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

        Also, higher natural gas prices over the long-term could result in a decline in the demand for natural gas and, therefore, in the throughput on our systems. As a result, significant prolonged changes in natural gas prices could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on our customers replacing declining production and also on our ability to maintain levels of throughput on our systems. Any decrease in the volumes of natural gas that we gather could materially adversely affect our business and operating results.

        The natural gas volumes that support our business depend on the level of production from natural gas wells connected to our systems, the production from which may be less than expected and will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels on our systems, we must obtain new sources of natural gas. The primary factors affecting our ability to obtain non-dedicated sources of natural gas include (i) the level of successful drilling activity in our areas of operation and (ii) our ability to compete for volumes from successful new wells.

        We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over producers or their drilling and production decisions, which are affected by, among other things:

  •
  the availability and cost of capital;

  •
  prevailing and projected commodity prices, including the prices of oil, natural gas and NGLs;

  •
  demand for oil, natural gas and NGLs;

  •
  levels of reserves;

  •
  geological considerations;

  •
  environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

  •
  the availability of drilling rigs and other costs of production and equipment.

        Fluctuations in energy prices can also greatly affect the development of new oil and natural gas reserves. Drilling and production activity generally decreases as natural gas prices decrease. In general terms, the prices of natural gas, oil and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include worldwide economic conditions; weather conditions and seasonal trends; the levels of domestic production and consumer demand; the availability of imported liquefied natural gas, or LNG; the ability to export LNG; the availability of transportation systems with adequate capacity; the volatility and uncertainty of regional pricing differentials and premiums; the price and availability of alternative fuels; the effect of energy conservation measures; the nature and extent of governmental regulation and taxation; and the anticipated future prices of natural gas, LNG and other commodities. Because of these factors, even if new natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. Recent declines in natural gas prices have had a negative impact on exploration, development and production activity and, if sustained, could lead to further decreases in such activity. Sustained reductions in exploration or production activity in our areas of operation could lead to further reductions in the utilization of our systems, which could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

        In addition, it may be more difficult to maintain or increase the current volumes on our gathering systems, as several of the formations in the unconventional resource plays in which we operate generally have higher initial production rates and steeper production decline curves than wells in more conventional basins. Should we determine that the economics of our gathering assets do not justify the capital expenditures needed to grow or maintain volumes associated therewith, revenues associated with these assets will decline over time. In addition to capital expenditures to support growth, the steeper production decline curves associated with unconventional resource plays may require us to incur higher maintenance capital expenditures over time, which will reduce our cash available for distribution from operating surplus.

        Many of our operating costs are fixed and do not vary with our throughput. These costs may not decline ratably or at all should we experience a reduction in throughput, which would result in a decline in our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

        Because of these and other factors, even if new natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

If our customers do not increase the volumes of natural gas they provide to our gathering systems, our growth strategy and ability to increase cash distributions to our unitholders may be adversely affected.

        If we are not successful in attracting new customers, our ability to increase the throughput on our gathering systems will be dependent on receiving increased volumes from our existing customers. Other than the scheduled increases in the minimum volume commitments provided for in our gas gathering agreements, our customers are not obligated to provide additional volumes to our systems, and they may determine in the future that drilling activities in areas outside of our current areas of operation are strategically more attractive to them. For example, in January 2012, Chesapeake announced its intent to decrease drilling activity in predominantly dry gas areas such as the Barnett Shale region and to reduce its total dry gas production by up to 500 Bcf/d. Similarly, in February 2012, Encana announced its intent to reduce its dry gas production to approximately 3.1 Bcf/d, a decrease of approximately 250 MMcf/d from 2011 levels. For the three months ended March 31, 2012, average daily throughput on the DFW Midstream system declined approximately 17.5% compared to the three months ended December 31, 2011, primarily as a result of Chesapeake's publicly announced reduction in production. Encana's public announcement has not impacted the volume on our Grand River system but may do so in the future. Any further reductions by Chesapeake or our other customers in our areas of operation could result in further reductions in throughput on our systems and adversely impact our ability to grow our operations and increase cash distributions to our unitholders.

Our gas gathering agreements contain provisions that can reduce the cash flow stability that the agreements were designed to achieve.

        Our gas gathering agreements were designed to generate stable cash flows to us over the long term. The primary mechanism on which we rely to generate our stable cash flows is an annual minimum volume commitment, or MVC, from our customers. Under these annual MVCs, our customers agree to ship a minimum volume of natural gas on our gathering systems or, in some cases, to pay a minimum monetary amount, over certain periods during the term of the MVC. In addition, the majority of our gas gathering agreements also include an aggregate MVC, which is a total amount of natural gas that the customer must transport on our gathering system (or an equivalent monetary amount) over the MVC term. If a customer's actual throughput volumes are less than its MVC for the applicable period, it must make a shortfall payment to us at the end of that contract month or year, as applicable. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped for the applicable period and the MVC for the applicable period, multiplied by the applicable gathering fee. To the extent that a customer's actual throughput volumes are above or below its MVC for the applicable period, however, many of our GGAs contain provisions that can operate to reduce or delay the cash flows that we expect to receive from our MVCs. These provisions include the following:

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  To the extent that a customer's throughput volumes are less than its MVC for the applicable period and the customer makes a shortfall payment, it is entitled to an offset in one or more subsequent periods to the extent that its throughput volumes in subsequent years exceed its MVC. In such a situation, we would not receive gathering fees on throughput in excess of a customer's annual MVC to the extent that the customer had made a shortfall payment with respect to one or more preceding contract years.

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  To the extent that a customer's throughput volumes exceed its MVC in the applicable period, it is entitled to apply the excess throughput against its aggregate MVC, thereby reducing the period for which its annual MVC applies. For example, one of our DFW Midstream customers has a contracted MVC term from October 2010 through September 2017. However, this customer has regularly shipped excess natural gas on our DFW Midstream system relative to its

    MVC. Assuming its throughput rate remains at this level, we estimate that it will satisfy the requirements of its aggregate MVC by the end of 2012, thereby reducing the period for which its MVC applies from eight years to less than three years. As a result of this mechanism, the weighted average remaining period for which our MVCs apply is less than the weighted average of the original stated terms of our MVCs.

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  To the extent that a customer's throughput volumes exceed its MVC for the applicable period, there is a crediting mechanism that allows the customer to build a "bank" of credits that it can utilize in the future to reduce shortfall payments owed in future periods, subject to expiration in the event that there is no shortfall in subsequent periods. In such a situation, we would receive lower gathering fees in a particular contract year than we would otherwise be entitled to receive under the customer's MVC.

        Under certain circumstances, some or all of these provisions can apply in combination with one another. It is possible that the combined effect of these mechanisms could result in our receiving no revenues or cash flows from one or more customers in periods where those customers are shipping volumes on our systems. In this circumstance, we would incur compression and other operating expenses with no corresponding revenues, which would exacerbate the effect of these provisions on our results of operations. In the most extreme circumstances we could:

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  incur operating expenses with no corresponding revenues from one or more significant customers for a period of up to 35 months; or

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  all or a substantial portion of our customers could cease shipping throughput volumes at a time when their respective aggregate MVCs have been satisfied with previous throughput volume shipments.

If either of these circumstances were to occur, it would have a material adverse effect on our results of operations, financial condition and cash flows and our ability to make distributions to our unitholders.

We do not intend to obtain independent evaluations of natural gas reserves connected to our gathering and transportation systems on a regular or ongoing basis; therefore, in the future, volumes of natural gas on our systems could be less than we anticipate.

        We do not have and we do not intend to obtain independent evaluations of natural gas reserves connected to our systems on a regular or ongoing basis. Moreover, even if we did obtain independent evaluations of natural gas reserves connected to our systems, such evaluations may prove to be incorrect. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, future production levels and operating and development costs.

        Accordingly, we may not have accurate estimates of total reserves dedicated to some or all of our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering and transportation systems are less than we anticipate and we are unable to secure additional sources of natural gas, it could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

        We compete with other midstream companies in our areas of operation. Some of our competitors are large companies that have greater financial, managerial and other resources than we do. In addition, some of our competitors have assets in closer proximity to gas supplies and have available idle capacity in existing assets that would not require new capital investments for use. Our competitors may expand or construct gathering systems that would create additional competition for the services we provide to our customers. Because our customers do not have leases that cover the entirety of our

AMIs, non-customer producers that lease acreage within one of our AMIs and produce natural gas may choose to use one of our competitors to gather that natural gas.

        In addition, our customers may develop their own gathering systems in lieu of using ours. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flow could be adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

        We gather the natural gas on our systems under contracts with terms of various durations. As these contracts expire, we may have to negotiate extensions or renewals with existing suppliers and customers or enter into new contracts with other suppliers and customers. We may be unable to obtain new contracts on favorable commercial terms, if at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or the overall mix of our contract portfolio. Moreover, we may be unable to obtain AMIs from new customers in the future, and we may be unable to renew existing AMIs with current customers as and when they expire. The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

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  the level of existing and new competition to provide gathering services to our markets;

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  the macroeconomic factors affecting natural gas gathering economics for our current and potential customers;

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  the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets;

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  the extent to which the customers in our markets are willing to contract on a long-term basis; and

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  the effects of federal, state or local regulations on the contracting practices of our customers.

        To the extent we are unable to renew our existing contracts on terms that are favorable to us or successfully manage our overall contract mix over time, our revenues and cash flows could decline and our ability to make distributions to our unitholders could be materially and adversely affected.

We are exposed to the creditworthiness and performance of our customers, suppliers and contract counterparties, and any material nonpayment or nonperformance by one or more of these parties could adversely affect our financial and operating results.

        Although we attempt to assess the creditworthiness of our customers, suppliers and contract counterparties, there can be no assurance that our assessments will be accurate or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on our business, results of operations, financial condition and ability to make cash distributions to our unitholders. In addition, there can be no assurance that our counterparties will perform or adhere to existing or future contractual arrangements.

        The procedures and policies we use to manage our exposure to credit risk, such as credit analysis, credit monitoring and, in some cases, requiring credit support, cannot fully eliminate counterparty credit risks. To the extent our procedures and policies prove to be inadequate, our financial and operational results may be negatively impacted.

        Some of our counterparties may be highly leveraged or have limited financial resources and will be subject to their own operating and regulatory risks. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with such parties. In addition, volatility in commodity prices might have an impact on many of our counterparties, which, in turn, could have a negative impact on their ability to meet their obligations to us and may also increase the magnitude of these obligations.

        Any material nonpayment or nonperformance by our counterparties could require us to pursue substitute counterparties for the affected operations, reduce operations or provide alternative services. There can be no assurance that any such efforts would be successful or would provide similar financial and operational results.

If third-party pipelines or other midstream facilities interconnected to our gathering systems become partially or fully unavailable, or if the volumes we gather do not meet the natural gas quality requirements of such pipelines or facilities, our revenue and cash flow and our ability to make distributions to our unitholders could be adversely affected.

        Our natural gas gathering pipelines connect to other pipelines and midstream facilities, such as processing plants, owned and operated by unaffiliated third parties, such as Energy Transfer Partners, L.P., Enterprise Products Partners L.P. and others. For example, all of the volumes we currently gather on the Grand River system are delivered to Enterprise Products Partners L.P.'s processing plant in Meeker, Colorado. The continuing operation of such third-party pipelines and other midstream facilities is not within our control. These pipelines and other midstream facilities may become unavailable because of testing, turnarounds, line repair, reduced operating pressure, lack of operating capacity, regulatory requirements, curtailments of receipt or deliveries due to insufficient capacity or because of damage from other operational hazards. In addition, if the costs to us to access and transport on these third-party pipelines significantly increase, our profitability could be reduced. If any such increase in costs occurred, if any of these pipelines or other midstream facilities become unable to receive or transport natural gas, or if the volumes we gather do not meet the natural gas quality requirements of such pipelines or facilities, our revenue, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

We have a limited ownership history with respect to all of our assets. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with our pipelines that could have a material adverse effect on our business and operating results.

        We purchased the substantial majority of our initial assets from Energy Future Holdings and Chesapeake in September 2009 and from Encana in October 2011. The initial members of our executive management team were hired shortly before our initial purchase from Energy Future Holdings and, consequently, have a limited history of operating our assets. There may be historical occurrences or latent issues regarding our pipeline systems that our executive management team may be unaware of and that may have a material adverse effect on our business and results of operations. The steeper production decline curves associated with unconventional resource plays may require us to incur higher maintenance capital expenditures over time to connect additional wells and maintain throughput volume. Any significant increase in maintenance and repair expenditures or loss of revenue due to the condition of our pipeline systems could adversely affect our business and results of operations and our ability to make cash distributions to our unitholders.

A shortage of skilled labor in the midstream natural gas industry could reduce employee productivity and increase costs, which could have a material adverse effect on our business and results of operations.

        The gathering of natural gas requires skilled laborers in multiple disciplines such as equipment operators, mechanics and engineers, among others. We have from time to time encountered shortages for these types of skilled labor. If we experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially and adversely affected. If our labor prices increase or if we experience materially increased health and benefit costs with respect to our general partner's employees, our results of operations could be materially and adversely affected.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs for which we are not adequately insured or if we fail to recover all anticipated insurance proceeds for significant accidents or events for which we are insured, our operations and financial results could be adversely affected.

        Our operations are subject to all of the risks and hazards inherent in the gathering, compressing and dehydrating of natural gas, including:

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  damage to pipelines and plants, related equipment and surrounding properties caused by tornadoes, floods, fires and other natural disasters and acts of terrorism;

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  inadvertent damage from construction, vehicles, farm and utility equipment;

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  leaks of natural gas and other hydrocarbons or losses of natural gas as a result of the malfunction of equipment or facilities;

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  ruptures, fires and explosions; and

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  other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

        These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage. The location of certain of our systems in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the damages resulting from these risks. These risks may also result in curtailment or suspension of our operations. A natural disaster or any event such as those described above affecting the areas in which we operate could have a material adverse effect on our operations. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on segments of our systems. Potential customer impacts arising from service interruptions on segments of our systems could include limitations on our ability to satisfy customer requirements, obligations to temporarily waive minimum volume commitments to customers during times of constrained capacity, and solicitation of existing customers by others for potential new projects that would compete directly with existing services. Such circumstances could adversely impact our ability to meet contractual obligations and retain customers, with a resulting negative impact on our business and results of operations and our ability to make cash distributions to our unitholders.

        Although we have a range of insurance programs providing varying levels of protection for public liability, damage to property, loss of income and certain environmental hazards, we may not be insured against all causes of loss, claims or damage that may occur. If a significant accident or event occurs for which we are not fully insured, it could adversely affect our operations and financial condition. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, with regard to the assets we have acquired, we have limited indemnification rights to recover for potential environmental liabilities.

None of the proceeds of this offering will be used to maintain or grow our asset base or be reserved for future distributions.

        None of the proceeds of this offering will be used to maintain or grow our asset base, which may be necessary to cover future distributions, and none of the proceeds will be reserved for future distributions. The net proceeds of the offering will be used to repay amounts outstanding under our amended and restated revolving credit facility and to make a cash distribution to Summit Investments to reimburse Summit Investments for certain capital expenditures it incurred with respect to assets it contributed to us.

We intend to grow our business in part by seeking strategic acquisition opportunities. If we are unable to make acquisitions on economically acceptable terms from third parties, our future growth will be affected, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

        Our ability to grow depends, in part, on our ability to make acquisitions that increase our cash generated from operations on a per unit basis. The acquisition component of our strategy is based, in large part, on our expectation of ongoing divestitures of midstream energy assets by industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our ability to grow our operations and increase our cash distributions to our unitholders.

        If we are unable to make accretive acquisitions from third parties, whether because we are (i) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, (ii) unable to obtain financing for these acquisitions on economically acceptable terms, (iii) outbid by competitors, or (iv) we are unable to obtain necessary governmental or third-party consents or for any other reason, then our future growth and ability to increase cash distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis.

        Any acquisition involves potential risks, including, among other things:

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  mistaken assumptions about volumes, revenue and costs, including synergies and potential growth;

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  an inability to secure adequate customer commitments to use the acquired systems or facilities;

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  the risk that natural gas or crude oil reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

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  an inability to integrate successfully the assets or businesses we acquire;

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  coordinating geographically disparate organizations, systems and facilities;

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  the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

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  mistaken assumptions about the overall costs of equity or debt;

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  the diversion of management's and employees' attention from other business concerns;

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  unforeseen difficulties operating in new geographic areas and business lines; and

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  customer or key employee losses at the acquired businesses.

        If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Our construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our results of operations and financial condition.

        One of the ways we intend to grow our business is through organic growth projects. The construction of additions or modifications to our existing systems and the construction of new midstream assets involve numerous regulatory, environmental, political, legal and economic uncertainties that are beyond our control. Such expansion projects may also require the expenditure of significant amounts of capital, and financing may not be available on economically acceptable terms or at all. If we undertake these projects, they may not be completed on schedule, at the budgeted cost, or at all. Moreover, our revenue may not increase immediately upon the expenditure of funds on a particular project.

        For instance, as we develop our medium pressure system to serve the Niobrara Shale formation, the construction will occur over an extended period of time, yet we will not receive any material increases in revenue until the project is completed and placed into service. Moreover, we could construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize or only materializes over a period materially longer than expected. Since we are not engaged in the exploration for and development of natural gas and oil reserves, we often do not have access to third-party estimates of potential reserves in an area prior to constructing facilities in that area. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate as a result of the numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

        In addition, the construction of additions to our existing gathering assets may require us to obtain new rights-of-way or federal and state environmental or other authorizations. The approval process for gathering activities has become increasingly challenging, due in part to state and local concerns related to unregulated exploration and production and gathering activities in new production areas. Such authorization may not be granted or, if granted, such authorization may include burdensome or expensive conditions. As a result, we may be unable to obtain such rights-of-way or other authorizations and may, therefore, be unable to connect new natural gas volumes to our systems or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or authorizations or to renew existing rights-of-way or authorizations. If the cost of renewing or obtaining new rights-of-way or authorizations increases materially, our cash flows could be adversely affected.

We require access to significant amounts of additional capital to implement our growth strategy, as well as to meet potential future capital requirements under certain of our gas gathering agreements. Tightened capital markets could impair our ability to grow or cause us to be unable to meet future capital requirements.

        In order to expand our asset base, whether through acquisitions or organic growth, we will need to make expansion capital expenditures. We expect to make substantial expansion capital expenditures during the twelve months ending June 30, 2013. We also frequently consider and enter into discussions with third parties regarding potential acquisitions. In addition, the terms of certain of our gas gathering agreements may also require us to spend significant amounts of capital, including over a short period of time, to construct and develop additional midstream assets to support our customers' development projects. Depending on our customers' future development plans, it is possible that the capital we would be required to spend to construct and develop such assets could exceed our ability to finance those expenditures using our cash reserves or available capacity under our amended and restated credit facility.

        We will be required to use cash from operations or incur borrowings or sell additional common units or other securities in order to fund our future expansion capital expenditures. Using cash from operations to fund expansion capital expenditures will directly reduce our cash available for distribution to unitholders. Our ability to obtain financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering as well as covenants in our debt agreements, general economic conditions and contingencies and uncertainties that are beyond our control. If we are unable to raise expansion capital, we may lose the opportunity to make acquisitions or to gather natural gas production from new upstream projects developed by our customers with whom we have agreed to construct and develop midstream assets in the future. Even if we are successful in obtaining funds for expansion capital expenditures through equity or debt financings, the terms thereof could limit our ability to pay distributions to our common unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional units representing limited partner interests may result in significant common unitholder dilution and increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the then-current distribution rate.

        We do not have any commitment from our sponsors or their affiliates, including Energy Capital Partners and GE Energy Financial Services, to provide any direct or indirect financial assistance to us following the closing of this offering.

Because our common units will be yield-oriented securities, increases in interest rates could adversely impact our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

        Interest rates are generally at or near historic lows and may increase in the future. As a result, interest rates on our future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

        Upon the closing of this offering, we expect to have approximately $     million of total indebtedness and $     million available for future borrowings under our amended and restated revolving credit facility. Our future level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  our funds available for operations, future business opportunities and cash distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

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  we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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  our flexibility in responding to changing business and economic conditions may be limited.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms or at all.

Restrictions in our amended and restated revolving credit facility could adversely affect our business, financial condition, results of operations, ability to make distributions to unitholders and value of our common units.

        We recently amended and restated our revolving credit facility. As amended and restated, our revolving credit facility limits our ability to, among other things:

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  incur or guarantee additional debt;

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  make distributions on or redeem or repurchase units;

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  make certain investments and acquisitions;

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  make capital expenditures;

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  incur certain liens or permit them to exist;

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  enter into certain types of transactions with affiliates;

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  merge or consolidate with another company; and

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  transfer, sell or otherwise dispose of assets.

        Our amended and restated revolving credit facility also contains covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Our Amended and Restated Revolving Credit Facility" for additional information.

        The provisions of our amended and restated revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our amended and restated revolving credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment.

A portion of our revenues are exposed to changes in oil and natural gas prices, and our exposure may increase in the future.

        For the year ended December 31, 2011, we generated approximately 80% of our revenues pursuant to long-term, fee-based gas gathering agreements under which we are paid based on the volumes of natural gas that we gather rather than the value of the underlying natural gas. Consequently, our existing operations and cash flows have limited exposure to direct commodity price risk. Although we intend to enter into similar fee-based contracts with new customers in the future, our efforts to obtain such contractual terms may not be successful. For example, in the future we may enter into percent-of-proceeds contracts with our customers, which would increase our exposure to commodity price risk, as the revenues generated from those contracts directly correlate with the fluctuating price of natural gas and NGLs.

        Substantially all of our remaining revenue is derived from (i) the sale of physical natural gas that we retain from our DFW Midstream customers to offset our power expense associated with our electric-drive compression and (ii) the sale of condensate volumes that we collect on the Grand River system. Our revenues with respect to our sale of retained natural gas are tied to the price of natural gas. In addition, changes in the price of oil could directly affect the revenues we receive fom the sale of condensate.

        Furthermore, we may acquire or develop additional midstream assets in the future, including assets related to commodities other than natural gas, that have a greater exposure to fluctuations in commodity price risk than our current operations. Future exposure to the volatility of oil and natural gas prices could have a material adverse effect on our business, results of operations and financial condition.

A change in laws and regulations applicable to our assets or services may cause our operating and maintenance expenses to increase or revenue to decline.

        Various aspects of our operations are subject to extensive and frequently changing regulation as the activities of the natural gas industry often are reviewed by legislators and regulators. More stringent legislation or regulation or taxation of natural gas drilling activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore reduced demand for our services. Numerous federal, state and local departments and agencies are authorized by statute to issue, and have issued, rules and regulations binding upon participants in the natural gas industry. Our operations and the markets in which we participate are affected by these laws and regulations and may be affected by changes to such laws and regulations, which may cause us to incur materially increased operating costs or realize materially lower revenues or both.

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas production by our customers, which could adversely impact our revenues.

        A portion of our customers' natural gas production is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. We do not engage in any hydraulic fracturing activities although many of our customers do. Legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act. Any such legislation could make it easier for third parties opposed to hydraulic fracturing to initiate legal proceedings against our customers. In addition, the federal government is currently undertaking several studies of hydraulic fracturing's potential impacts, the results of which are expected to be available between late 2012 and 2014. On May 4, 2012, the Department of the Interior's Bureau of Land Management ("BLM") issued a proposed rule to regulate hydraulic fracturing on public and Indian land. The rule would require companies to publicly disclose the chemicals used in hydraulic fracturing operations to the BLM after fracturing operations have been completed and includes provisions addressing well-bore integrity and flowback water management plans. Several states, including states in which our customers do business, such as Texas and Colorado, have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. The chemical ingredient information for hydraulic fracturing fluid is generally available to the public through online databases, and this may bring more public scrutiny to hydraulic fracturing operations. We cannot predict whether any other legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and prohibitions for producers who drill near our pipelines which could reduce the volumes of natural gas available to move through our gathering systems, which could materially adversely affect our revenue and results of operations.

We are subject to federal anti-market manipulation laws and regulations, potentially other federal regulatory requirements, and state and local regulation, and could be materially affected by changes in such laws and regulations, or in the way they are interpreted and enforced.

        We believe that our pipeline facilities qualify as gathering facilities that are exempt from the jurisdiction of the Federal Energy Regulatory Commission, also known as FERC, under the Natural Gas Act of 1938, also known as the NGA, and the Natural Gas Policy Act of 1978, also known as the NGPA. We are, however, subject to the anti-market manipulation provisions in the NGA, as amended by the Energy Policy Act of 2005, also known as EPAct 2005, and to FERC's regulations thereunder, which authorize FERC to impose fines of up to one million dollars ($1,000,000) per day per violation of the NGA or its implementing regulations. In addition, the Federal Trade Commission, also known as FTC, holds statutory authority under the Energy Independence and Security Act of 2007, also known as the EISA, to prevent market manipulation in oil markets, and has adopted broad rules and regulations prohibiting fraud and market manipulation. FTC is also authorized to seek fines of up to one million dollars ($1,000,000) per day per violation. The Commodity Futures Trading Commission, also known as the CFTC, is directed under the Commodity Exchange Act, also known as the CEA, to prevent price manipulations for the commodity and futures markets, including the energy futures markets. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, also known as the Dodd-Frank Act, and other authority, CFTC has adopted anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity and futures markets. CFTC also has statutory authority to seek civil penalties of up to the greater of one million dollars ($1,000,000) or triple the monetary gain to the violator for each violation of the anti-market manipulation sections of the CEA.

        The distinction between federally-unregulated gathering facilities and FERC-regulated transmission pipelines has been the subject of extensive litigation and may be determined by FERC on a case-by-case basis, although FERC has made no determinations as to the status of our facilities. Consequently, the classification and regulation of some of our pipelines could change based on future determinations by FERC or the courts. If our gas gathering operations become subject to FERC jurisdiction, the result may adversely affect the rates we are able to charge and the services we currently provide, and may include the potential for a termination of our gathering agreements with our customers.

        State and municipal regulations also affect our business. We are subject to state and local regulation regarding the construction and operation of our gathering systems, as well as state ratable take statutes and regulations. Regulation of the construction and operation of our facilities may affect our ability to expand our facilities or build new facilities and such regulation may cause us to incur additional operating costs or limit the quantities of gas we may gather. Ratable take statutes and regulations generally require gatherers to take natural gas production that may be tendered for gathering without undue discrimination. These requirements restrict our right to decide whose production we gather. Many states have adopted complaint-based regulation of gathering activities, which allows producers and shippers to file complaints with state regulators in an effort to resolve access issues, rate grievances, and other matters. Other state and municipal regulations do not directly apply to our business, but may nonetheless affect the availability of natural gas for gathering, including state regulation of production rates, maximum daily production allowable from gas wells, and other activities related to drilling and operating wells. While our facilities currently are subject to limited state and local regulation, there is a risk that state or local laws will be changed or reinterpreted, which may materially affect our operations, operating costs, and revenues.

We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

        Our natural gas gathering, compression and dehydrating operations are subject to stringent and complex federal, state and local environmental laws and regulations, including laws and regulations regarding the discharge of materials into the environment or otherwise relating to environmental protection. Examples of these laws include:

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  the federal Clean Air Act and analogous state laws that impose obligations related to air emissions;

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  the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, and analogous state laws that regulate the cleanup of hazardous substances that may be or have been released at properties currently or previously owned or operated by us or at locations to which our wastes are or have been transported for disposal;

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  the federal Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws that regulate discharges from our facilities into state and federal waters, including wetlands;

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  the federal Oil Pollution Act, also known as OPA, and analogous state laws that establish strict liability for releases of oil into waters of the United States;

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  the federal Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws that impose requirements for the storage, treatment and disposal of solid and hazardous waste from our facilities;

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  the Endangered Species Act, also known as the ESA; and

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  the Toxic Substances Control Act, also known as TSCA, and analogous state laws that impose requirements on the use, storage and disposal of various chemicals and chemical substances at our facilities.

        These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our pipelines and facilities, and the imposition of substantial liabilities and remedial obligations for pollution resulting from our operations or at locations currently or previously owned or operated by us. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions or costly pollution control measures. Failure to comply with these laws, regulations and permits may result in the assessment of significant administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue.

        There is a risk that we may incur significant environmental costs and liabilities in connection with our operations due to historical industry operations and waste disposal practices, our handling of hydrocarbons and other wastes and potential emissions and discharges related to our operations. Joint and several, strict liability may be incurred, without regard to fault, under certain of these environmental laws and regulations in connection with discharges or releases of hydrocarbon wastes on, under or from our properties and facilities, many of which have been used for midstream activities for a number of years, oftentimes by third parties not under our control. Private parties, including the owners of the properties through which our gathering systems pass and facilities where our wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. For example, an accidental release from one of our pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. In addition, changes in environmental laws occur frequently, and any such changes that result in additional permitting obligations or more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. We may not be able to recover all or any of these costs from insurance. Please read "Business—Environmental Matters" for more information.

We may incur greater than anticipated costs and liabilities as a result of pipeline safety requirements.

        The U.S. Department of Transportation, also known as DOT, through its Pipeline and Hazardous Materials Safety Administration, also known as PHMSA, has adopted and enforces safety standards and procedures applicable to our pipelines. In addition, many states, including the states in which we operate, have adopted regulations similar to existing DOT regulations for intrastate pipelines. Among the regulations applicable to us, PHMSA requires pipeline operators to develop integrity management programs for certain pipelines located in "high consequence areas," which include high population areas such as the Dallas-Fort Worth greater metropolitan area where our DFW Midstream system is located. While the majority of our pipelines meet the DOT definition of gathering lines and are thus exempt from PHMSA's integrity management requirements, we also operate three pipelines in the Dallas-Fort Worth area that are subject to the integrity management requirements. The regulations require operators, including us, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

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  maintain processes for data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

Our pipelines have become subject to increased penalties and may become subject to more stringent safety regulation.

        Recently enacted pipeline safety legislation, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, reauthorizes funding for federal pipeline safety programs through 2015, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. PHMSA has also published an advanced notice of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to revise the integrity management requirements and extend the integrity management requirements to certain gathering lines. While we believe that we are in compliance with existing safety laws and regulations, increased penalties for safety violations and potential regulatory changes could have a material effect on our operations, operating and maintenance expenses, and revenues. Extending the integrity management requirements to our gathering lines would impose additional obligations on us and could add material costs to our operations.

Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the natural gas services we provide.

        In recent years, the U.S. Congress has considered legislation to restrict or regulate emissions of greenhouse gases, or GHGs, such as carbon dioxide and methane, that may be contributing to global warming. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. In general, the number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. Depending on the scope of a particular program, we could be required to purchase and surrender allowances for GHG emissions resulting from our operations (e.g., at compressor stations). Although most of the state-level initiatives have to date been focused on large sources of GHG emissions, such as electric power plants, it is possible that our sources, such as our gas-fired compressors, could become subject to state-level GHG-related regulation. Depending on the particular program, we may be required to control emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA has begun to adopt federal-level regulations controlling GHG emissions under its existing Clean Air Act authority. In 2009, the EPA issued required findings under the Clean Air Act concluding that emissions of GHGs present an endangerment to human health and the environment, and issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S. beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities. These rules require data collection beginning in 2011 and reporting beginning in September 2012. We are required to report our GHG emissions for certain of our assets. On May 12, 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the Clean Air Act. As a result of this continued regulatory focus, future GHG regulations of the oil and gas industry remain a possibility. However, several of the EPA's greenhouse gas rules are being challenged in pending court proceedings and, depending on the outcome of such proceedings, such rules may be modified or rescinded or the EPA may develop new rules.

        Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing GHG emissions would impact our business, either directly or indirectly, any future federal or state laws or implementing regulations that may be adopted to address GHG emissions could require us to incur increased operating costs and could adversely affect demand for the natural gas we gather or otherwise handle in connection with our services. The potential increase in the costs of our operations resulting from any legislation or regulation to restrict emissions of GHGs could include new or increased costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our GHG emissions, pay any taxes related to our GHG emissions and administer and manage a GHG emissions program. While we may be able to include some or all of such increased costs in the rates charged by our pipelines or other facilities, such recovery of costs is uncertain. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for natural gas, resulting in a decrease in demand for our services. We cannot predict with any certainty at this time how these possibilities may affect our operations.

The adoption and implementation of new statutory and regulatory requirements for swap transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

        In July 2010 Congress enacted the Dodd-Frank Act. The Dodd-Frank Act provides new statutory requirements for swap transactions, including oil and gas hedging transactions. These statutory requirements must be implemented through regulation, primarily through rules to be adopted by the CFTC. The Dodd-Frank Act provisions are intended to change fundamentally the way swap transactions are entered into, transforming an over-the-counter market in which parties negotiate directly with each other into a regulated market in which most swaps are to be executed on registered exchanges or swap execution facilities and cleared through central counterparties. Many market participants will be newly regulated as swap dealers or major swap participants, with new regulatory capital requirements and other regulations that may impose business conduct rules and mandate how they hold collateral or margin for swap transactions. All market participants will be subject to new reporting and recordkeeping requirements.

        We currently receive a fuel retainage fee from certain of our customers that is paid in-kind to offset the costs we incur to operate our electric-drive compression assets in the Barnett Shale. We currently enter into forward contracts with third parties to buy power and sell natural gas in an attempt to hedge our exposure to fluctuations in the price of natural gas with respect to those volumes. The impact of the Dodd-Frank Act on our hedging activities is uncertain at this time, and the CFTC has not yet promulgated final regulations implementing the key provisions. Although we do not believe we will need to register as a swap dealer or major swap participant, and do not believe we will be subject to the new requirements to trade on an exchange or swap execution facility or to clear swaps through a central counterparty, we may have new regulatory burdens. Moreover, the changes to the swap market as a result of Dodd-Frank implementation could significantly increase the cost of entering into new swaps or maintaining existing swaps, materially alter the terms of new or existing swap transactions and/or reduce the availability of new or existing swaps.

        Depending on the rules and definitions adopted by the CFTC, we might in the future be required to provide cash collateral for our commodities hedging transactions under circumstances in which we do not currently post cash collateral. Posting of such additional cash collateral could impact liquidity and reduce our cash available for capital expenditures or other partnership purposes. A requirement to post cash collateral could therefore reduce our willingness or ability to execute hedges to reduce commodity price uncertainty and thus protect cash flows. If we reduce our use of swaps as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

        We do not own all of the land on which our pipelines and facilities have been constructed, and we are, therefore, subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate or if our pipelines are not properly located within the boundaries of such rights-of-way. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. If we were to be unsuccessful in renegotiated rights-of-way, we might have to relocate our facilities. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key management personnel.

        Our ability to operate our business and implement our strategies will depend on our continued ability to attract and retain highly skilled management personnel with midstream natural gas industry experience and competition for these persons in the midstream natural gas industry is intense. Given our size, we may be at a disadvantage, relative to our larger competitors, in the competition for these personnel. We may not be able to continue to employ our senior executives and key personnel or attract and retain qualified personnel in the future, and our failure to retain or attract our senior executives and key personnel could have a material adverse effect on our ability to effectively operate our business.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results timely and accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

        Prior to this offering, we have not been required to file reports with the SEC. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including the rules thereunder that will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Effective internal controls are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded partnership. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, which we refer to as Section 404.

        Given the difficulties inherent in the design and operation of internal controls over financial reporting, in addition to our limited accounting personnel and management resources, we can provide no assurance as to our, or our independent registered public accounting firm's, future conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Any failure to implement and maintain effective internal controls over financial reporting will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

        Although we will be required to disclose changes made in our internal control and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the fiscal year ending December 31, 2013. In addition, pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an "emerging growth company," which may be up to five full fiscal years following this offering.

The amount of cash we have available for distribution to holders of our common and subordinated units depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

        The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

Risks Inherent in an Investment in Us

Summit Investments owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Summit Investments and our general partner have conflicts of interest with us and limited fiduciary duties, and Summit Investments and our general partner may favor their interests to the detriment of us and our other unitholders.

        Following this offering, Summit Investments will control our general partner, and appoint all of the officers and directors of our general partner, some of whom will also be officers, directors or principals of Energy Capital Partners and GE Energy Financial Services, the entities that own and control Summit Investments. Although our general partner has a fiduciary duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owner, Summit Investments. Conflicts of interest will arise between Summit Investments, its owners and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of Summit Investments and its owners over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

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  Neither our partnership agreement nor any other agreement requires Summit Investments or its owners to pursue a business strategy that favors us, and the directors and officers of Summit Investments have a fiduciary duty to make these decisions in the best interests of the owners of Summit Investments, which may be contrary to our interests. Summit Investments may choose to shift the focus of its investment and growth to areas not served by our assets.

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  Summit Investments is not limited in its ability to compete with us and may offer business opportunities or sell midstream assets to third parties without first offering us the right to bid for them.

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  Our general partner is allowed to take into account the interests of parties other than us, such as Summit Investments and its owners, in resolving conflicts of interest.

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  Our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

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  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

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  Our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

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  Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert to common units.

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  Our general partner determines which costs incurred by it are reimbursable by us.

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  Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period.

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  Our partnership agreement permits us to classify up to $             million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

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  Our general partner intends to limit its liability regarding our contractual and other obligations.

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  Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units.

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  Our general partner controls the enforcement of the obligations that it and its affiliates owe to us.

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  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

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  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Please read "Conflicts of Interest and Fiduciary Duties."

Our sponsors are not limited in their ability to compete with us and are not obligated to offer us the opportunity to acquire additional assets or businesses, which could limit our ability to grow and could adversely affect our results of operations and cash available for distribution to our unitholders.

        Energy Capital Partners and GE Energy Financial Services have significantly greater resources than us and have experience making investments in midstream energy businesses. Energy Capital Partners and GE Energy Financial Services may compete with us for investment opportunities and may own interests in entities that compete with us. Energy Capital Partners and GE Energy Financial Services are not prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. For example, GE Energy Financial Services owns an interest in another publicly traded midstream master limited partnership. In addition, in the future, Energy Capital Partners or GE Energy Financial Services may acquire, construct or dispose of additional midstream or other assets and may be presented with new business opportunities, without any obligation to offer us the opportunity to purchase or construct such assets or to engage in such business opportunities. Moreover, while Energy Capital Partners or GE Energy Financial Services may offer us the opportunity to buy additional assets, neither of them are under any contractual obligation to do so and we are unable to predict whether or when such opportunities may arise.

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner, its officers and directors or any of its affiliates, including our sponsors and their respective executive officers, directors and principals. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read "Conflicts of Interest and Fiduciary Duties."

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering, there has been no public market for our common units. After this offering, there will be only publicly traded common units, assuming no exercise of the underwriters' option to purchase additional common units. In addition, affiliates of our general partner will own            common and             subordinated units, representing an aggregate        % limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  the loss of a large customer;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  other factors described in these "Risk Factors."

Our partnership agreement limits our general partner's fiduciary duties to holders of our common and subordinated units.

        Our partnership agreement contains provisions that modify and reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate corporate opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to elect to reset target distribution levels; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

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  whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interest of our partnership, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

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  our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our unitholders if a transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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    fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner or the conflicts committee must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the final two subclauses above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Fiduciary Duties."

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our amended and restated revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended.

        While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by affiliates of our general partner) after the subordination period has ended. At the closing of this offering, affiliates of our general partner will own, directly or indirectly, approximately        % of the outstanding common units and all of our outstanding subordinated units. Please read "The Partnership Agreement—Amendment of Our Partnership Agreement."

Reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our common unitholders. The amount and timing of such reimbursements will be determined by our general partner.

        Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including Summit Investments, for expenses they incur and payments they make on our behalf. Under our partnership agreement, we will reimburse our general partner and its affiliates for certain expenses incurred on our behalf, including administrative costs, such as compensation expense for those persons who provide services necessary to run our business, which we project to be approximately $19.5 million for the twelve months ending June 30, 2013. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash to pay cash distributions to our common unitholders. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of our general partner's board or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        In the event of a reset of target distribution levels, our general partner will be entitled to receive the number of common units equal to that number of common units that would have entitled it to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions on the incentive distribution rights in the prior two quarters. Our general partner will also be issued the number of general partner units necessary to maintain its general partner interest in us that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then-current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner will be chosen by Summit Investments. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

        The unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the closing of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding limited partner units voting together as a single class is required to remove our general partner. Following the closing of this offering, affiliates of our general partner will own        % of our outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholder's dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of Summit Investments to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a "change of control" without the vote or consent of the unitholders.

You will experience immediate and substantial dilution in net tangible book value of $            per common unit.

        The estimated initial public offering price of $            per common unit exceeds our net tangible book value of $             per unit. Based on the estimated initial public offering price of $            per common unit, you will incur immediate and substantial dilution of $            per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read "Dilution."

We may issue additional units without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our existing unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

Summit Investments may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        After the sale of the common units offered by this prospectus, assuming that the underwriters do not exercise their option to purchase additional common units, Summit Investments will hold an aggregate of                        common units and                        subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. In addition, we have agreed to provide Summit Investments with certain registration rights. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of our outstanding common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the closing of this offering, and assuming no exercise of the underwriters' option to purchase additional common units, Summit Investments will own approximately        % of our outstanding common units. At the end of the subordination period, assuming no additional issuances of common units (other than upon the conversion of the subordinated units), Summit Investments will own approximately        % of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability."

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        We intend to apply to list our common units on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have, and we do not intend to have, a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE's shareholder approval rules. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management."

We will incur increased costs as a result of being a publicly traded partnership.

        We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and to possibly result in our general partner having to accept reduced policy limits and coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers.

        We have included $2.5 million of estimated annual incremental costs associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Tax Risks

        In addition to reading the following risk factors, please read "Material Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are or will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes, there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

        Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect certain publicly traded partnerships; any such legislation, if enacted, may or may not be applied retroactively. We are unable to predict whether any such legislation will ultimately be enacted, and any such changes could negatively impact the value of an investment in our common units.

Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if the unitholder receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such common units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss."

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election."

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations and, although the U.S. Treasury Department issued proposed regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

A unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and would result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination."

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if the unitholders do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Texas and Colorado. Colorado currently imposes a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $             million, after deducting underwriting discounts, commissions and a structuring fee, but before paying offering expenses, from the issuance and sale of common units offered by this prospectus. Our estimates assume an initial public offering price of $            per common unit. We will use the net proceeds from this offering to:

  •
  repay in full the remaining $             million outstanding under the promissory notes payable to our sponsors that we will assume from Summit Investments in connection with the closing of this offering;

  •
  repay $             million outstanding under our revolving credit facility;

  •
  make a cash distribution to Summit Investments of $             million in order to reimburse Summit Investments for certain capital expenditures it incurred with respect to assets it contributed to us; and

  •
  pay estimated offering expenses of $             million.

        As of May 11, 2012, the balance under the promissory notes was $48.7 million. The promissory notes bear interest at 8%. The obligations under the promissory notes were incurred in connection with our acquisition of the Grand River system in October 2011.

        As of May 11, 2012, we had $307.0 million of indebtedness outstanding under our revolving credit facility, with a weighted average interest rate of 2.75%. The revolving credit facility matures on May 26, 2016, and borrowings bear interest at a variable rate per annum equal to either LIBOR, plus the applicable margins ranging from 2.5% to 3.5%, or at a base rate, plus the applicable margins ranging from 1.5% to 2.5%. Borrowings made under our revolving credit facility within the last twelve months were used primarily to make distributions to our sponsors and fund capital expenditures.

        If the underwriters exercise their option to purchase additional common units, we will use the net proceeds from that exercise to redeem from Summit Investments the number of common units issued upon such exercise.

        The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. An affiliate of the underwriter is a lender under our revolving credit facility and will, in that respect, receive a portion of the proceeds from this offering through the repayment of borrowings outstanding under our revolving credit facility. Please read "Underwriting."

        An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts, commissions and a structuring fee, to increase or decrease, respectively, by $             million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1,000,000 common units offered by us, together with a concurrent $1.00 increase in the assumed public offering price of $            per common unit, would increase net proceeds to us from this offering by approximately $             million. Similarly, each decrease of 1,000,000 common units offered by us, together with a concurrent $1.00 decrease in the assumed initial offering price of $            per common unit, would decrease the net proceeds to us from this offering by approximately $             million. To the extent there is an increase or decrease in the net proceeds we receive from this offering, we will make a corresponding increase or decrease in the cash distribution to Summit Investments.

CAPITALIZATION

        The following table shows:

  •
  Summit Midstream Predecessor's historical cash and cash equivalents and capitalization, as of December 31, 2011; and

  •
  our as adjusted cash and cash equivalents and capitalization, as of December 31, 2011, giving effect to:

  •
  our receipt and use of net proceeds of $             million from the issuance and sale of                         common units to the public at an assumed initial offering price of $            per unit in the manner described in "Use of Proceeds"; and

  •
  the other transactions described in "Summary—Formation Transactions and Partnership Structure."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." This table assumes that the underwriters' option to purchase additional common units is not exercised.

	As of December 31, 2011
	Summit Midstream Predecessor Historical	Summit Midstream Partners, LP As Adjusted
	(in thousands)
Cash and cash equivalents	$15,462	$

Long-Term Debt:
Revolving credit facility(1)	$147,000	$
Promissory notes payable to sponsors(2)	202,893		—

Total long-term debt	349,893

Membership Interests and Partners' Capital:
Predecessor membership interest	640,270		—
Held by public
Common units	—
Held by Summit Investments
Common units	—
Subordinated units	—
General partner equity	—

Total membership interests and partners' capital	640,270

Total capitalization	$990,163	$

(1)
On May 7, 2012, we amended and restated our revolving credit facility. On May 8, 2012, we borrowed $163.0 million under this facility and used $160.0 million of those borrowings to repay amounts outstanding under the promissory notes payable to our sponsors. As of May 11, 2012, the outstanding balance under our amended and restated revolving credit facility was approximately $307.0 million.

(2)
The promissory notes payable to our sponsors will be repaid in full using a portion of the expected net proceeds from this offering. As of May 11, 2012, the balance under the promissory notes was $48.7 million.

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of December 31, 2011, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' option to purchase additional common units is not exercised, our net tangible book value was $             million, or $            per unit. Net tangible book value excludes $             million of net intangible assets. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$
Net tangible book value per unit before the offering(1)	$
Increase in net tangible book value per unit attributable to purchasers in the offering

Less: Pro forma net tangible book value per unit after the offering(2)

Immediate dilution in tangible net book value per common unit to purchasers in the offering(3)		$

(1)
Determined by dividing the number of units (                        common units,                         subordinated units and                        general partner units) held by our general partner and its affiliates, including Summit Investments, into the net tangible book value of our assets.

(2)
Determined by dividing the total number of units to be outstanding after this offering (                        common units,                         subordinated units and                         general partner units) into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of this offering.

(3)
If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $            and $            , respectively.

        The following table sets forth the number of units that we will issue and the total consideration to be contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon the closing of the transactions contemplated by this prospectus:

	Units Acquired			Total Consideration
	Number	Percent		Amount	Percent
(in thousands)
General partner and affiliates(1)(2)(3)				$		%
Purchasers in the offering			%

Total		100.0%		$	100.0%

(1)
The units acquired by our general partner and its affiliates, including Summit Investments, consist of            common units,                          subordinated units and                        general partner units.

(2)
Assumes the underwriters' option to purchase additional common units is not exercised.

(3)
The assets contributed by Summit Investments and its affiliates were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by Summit Investments and its affiliates, as of December 31, 2011, after giving effect to the formation transactions is as follows:

(in thousands)
Book value of net assets contributed	$
Less: Distribution to Summit Investments from net proceeds of this offering

Total consideration	$

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions upon which our cash distribution policy is based, which are included under the heading "—Assumptions and Considerations" below. In addition, please read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding our historical operating results, you should refer to our historical financial statements, and the notes thereto, included elsewhere in this prospectus.

General

        Our Cash Distribution Policy.    Our policy is to distribute to our unitholders an amount of cash each quarter that is equal to or greater than the minimum quarterly distribution stated in our partnership agreement. To that end, our partnership agreement requires us to distribute all of our available cash quarterly. Generally, our available cash is our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

        Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distribution or any other distribution except to the extent we have available cash as defined in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

  •
  Our cash distribution policy may be subject to restrictions on distributions under our revolving credit facility or other debt agreements entered into in the future. Our revolving credit facility contains financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Amended and Restated Revolving Credit Facility."

  •
  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment or increase of those cash reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

  •
  Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to distribute all of our available cash, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders other than in certain limited circumstances where no unitholder approval is required. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by Summit Investments) after the subordination period has ended. At the closing of this offering, Summit Investments will own our general partner as well as approximately        % of our outstanding common units and all of our subordinated units, representing an aggregate         % limited partner interest in us.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash."

  •
  If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly distribution rate in order to service or repay our debt or fund expansion capital expenditures.

        All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $             million cash basket, that represent non-operating sources of cash. Consequently, it is possible that distributions from operating surplus may represent a return of capital. Any cash distributed by us in excess of operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. We do not anticipate that we will make any distributions from capital surplus.

        Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital.    Our partnership agreement requires us to distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including borrowings under our amended and restated revolving credit facility and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth with external sources of capital, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions, expansion capital expenditures or otherwise, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no restrictions in our partnership agreement or our amended and restated revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional bank borrowings (under our amended and restated revolving credit facility or otherwise) or other debt to finance our growth strategy would result in increased interest expense, which in turn, may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

        Upon completion of this offering, the board of directors of our general partner will establish a minimum quarterly distribution of $            per unit per complete quarter, or $            per unit per year, to be paid no later than 45 days after the end of each fiscal quarter beginning with the quarter

ending                     , 2012. This equates to an aggregate cash distribution of approximately $             million per quarter, or approximately $             million per year, based on the number of common and subordinated units and the 2.0% general partner interest to be outstanding immediately after the completion of this offering. Our ability to make cash distributions equal to the minimum quarterly distribution pursuant to this policy will be subject to the factors described above under the caption "—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy."

        If and to the extent the underwriters exercise their option to purchase additional common units, we will use the net proceeds from that exercise to redeem from Summit Investments a number of common units equal to the number of common units issued upon such exercise, at a price per common unit equal to the proceeds before expenses but after deducting underwriting discounts, commissions and structuring fees. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting."

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest.

        The table below sets forth the number of common and subordinated units to be outstanding upon the closing of this offering and the number of unit equivalents represented by the 2.0% general partner interest and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our minimum quarterly distribution rate of $            per unit per quarter ($            per unit on an annualized basis).

Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized
Publicly held common units(1)		$	$
Common units held by Summit Investments(1)
Subordinated units held by Summit Investments
2.0% general partner interest

Total		$	$

(1)
Assumes the underwriters do not exercise their option to purchase additional common units.

        The subordination period generally will end if we have earned and paid at least $            on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after                        , 2015. The subordination period will automatically terminate and all of the subordinated units will convert into an equal number of common units if we have earned and paid at least $            (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest and the related distribution on the incentive distribution rights for any four consecutive quarter period ending on or after                        , 2013. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        If we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. Our subordinated units will not accrue arrearages for unpaid quarterly distributions or quarterly distributions less than the minimum quarterly distribution. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through September 30, 2012 based on the actual length of the period.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $            per unit for the twelve months ending June 30, 2013. In those sections, we present two tables, consisting of:

  •
  "Partnership Unaudited Historical As Adjusted Cash Available for Distribution," in which we present the amount of cash we would have had available for distribution on a historical as adjusted basis for the year ended December 31, 2011, derived from our historical consolidated financial statements that are included in this prospectus, as adjusted to give effect to the incremental general and administrative expenses associated with being a publicly traded partnership and our estimate of the amount of our historical maintenance capital expenditures; and

  •
  "Estimated Cash Available for Distribution for the Twelve Months Ending June 30, 2013," in which we demonstrate our ability to generate sufficient cash available for distribution for us to pay the minimum quarterly distribution on all units for the twelve months ending June 30, 2013.

Unaudited Historical As Adjusted Cash Available for Distribution for the Year Ended December 31, 2011

        We acquired the Grand River system from Encana in October 2011 and, therefore, our historical consolidated financial statements that are included in this prospectus do not reflect a full year of financial results of the Grand River system. If we had completed our initial public offering and the related transactions contemplated by this prospectus on January 1, 2011, our historical as adjusted cash available for distribution for the year ended December 31, 2011, which includes two months of operations attributable to the Grand River system, would have been approximately $43.0 million. This amount would have been sufficient to pay a distribution of $            per common unit on an annualized basis for the year ended December 31, 2011 and we would not have been able to pay any distributions on our subordinated units for that period.

        Unaudited historical as adjusted cash available for distribution for the year ended December 31, 2011 includes incremental general and administrative expenses of approximately $2.5 million that we expect to incur as a result of becoming a publicly traded partnership. General and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the New York Stock Exchange, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance costs and director compensation. These expenses are not reflected in the historical consolidated financial statements of our Predecessor. Our estimate of incremental general and administrative expenses is based upon currently available information.

        The adjusted amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of January 1, 2011. In addition, cash available to pay distributions is primarily a cash accounting concept, while our historical consolidated financial statements have been prepared on an accrual basis. As a result, you should view the amount of historical as adjusted cash available for distribution only as a general indication of the amount of cash available to pay distributions that we might have generated had we completed this offering on January 1, 2011.

        The following table illustrates, on a historical as adjusted basis, for the year ended December 31, 2011, the amount of cash that would have been available for distribution to our unitholders, assuming that this offering and the related transactions contemplated by this prospectus had been consummated on January 1, 2011. Each of the adjustments presented below is explained in the footnotes to such adjustments.

Partnership Unaudited Historical As Adjusted Cash Available for Distribution

	Year Ended December 31, 2011
	(in millions)
Net Income:		$37.4
Add:
Depreciation and amortization expense		11.9
Amortization of favorable and unfavorable contracts(1)		0.3
Interest expense		3.1
Income tax expense(2)		0.7
Transaction costs(3)		3.2
Other non-cash expenses(4)		3.4

Adjusted EBITDA(5)(6)		$60.0
Less:
Incremental general and administrative expenses of being a publicly traded partnership(7)		2.5
Cash interest expense		2.5
Maintenance capital expenditures(8)		3.1
Expansion capital expenditures(8)		664.6
Interest on borrowings to fund expansion capital expenditures(8)		8.9

Add:
Borrowings to fund expansion capital expenditures(8)		664.6

Historical as Adjusted Cash Available for Distribution		$43.0

Cash Distributions
Distributions per unit	$

Distributions to public common unitholders	$
Distributions to Summit Investments—common units
Distributions to Summit Investments—subordinated units
Distributions to our general partner
Total distributions	$

Shortfall	$

Percent of minimum quarterly distributions payable to common unitholders			%
Percent of minimum quarterly distributions payable to subordinated unitholders			%

(1)
The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market on September 3, 2009, the date of the acquisition of the DFW Midstream system, which are amortized on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

(2)
Represents the Texas franchise tax (applicable to income apportioned to Texas beginning January 1, 2007), which is classified as an income tax for reporting purposes.

(3)
Represents $3.2 million in non-recurring transaction costs incurred in connection with the acquisition of the Grand River system.

(4)
Represents $3.4 million in non-cash compensation expense that was recorded in 2011 relative to profits interests held by certain members of management.

(5)
Represents actual historical Adjusted EBITDA for the year ended December 31, 2011.

(6)
For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure."

(7)
Represents estimated cash expenses associated with being a publicly traded partnership, such as expenses associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the New York Stock Exchange, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance costs and director compensation.

(8)
For the year ended December 31, 2011, our total capital expenditures were $667.7 million. Approximately $590.0 million of the capital expenditures in 2011 were related to our acquisition of the Grand River system in October 2011. Historically, we did not make a distinction between maintenance and expansion capital expenditures, however for purposes of the presentation of Partnership Unaudited Historical As Adjusted Cash Available for Distribution, we have estimated that approximately $3.1 million of these capital expenditures were maintenance capital expenditures for the year ended December 31, 2011. The balance of our capital expenditures for the period presented were assumed to have been expansion capital expenditures. We have included borrowings to offset our estimated expansion capital expenditures as well as incremental interest expense on these borrowings at an assumed interest rate of 8.0%, which is the interest rate on the promissory notes payable to our sponsors.

Estimated Cash Available for Distribution for the Twelve Months Ending June 30, 2013

        We forecast that our estimated cash available for distribution for the twelve months ending June 30, 2013 will be approximately $80.2 million. This amount would exceed by $             million the amount needed to pay the total annualized minimum quarterly distribution of $            on all of our units for the twelve months ending June 30, 2013.

        We have not historically made public projections as to future operations, earnings or other results of our business. However, our management has prepared the forecast of estimated cash available for distribution and related assumptions set forth below to supplement our historical consolidated financial statements in support of our belief that we will generate sufficient cash available for distribution to pay the aggregate annualized minimum quarterly distribution to all of our unitholders for the twelve months ending June 30, 2013. This forecast is a forward-looking statement and should be read together with the historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The accompanying prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we will generate sufficient cash available for distribution to pay the aggregate annualized minimum quarterly distribution to all of our unitholders for the twelve months ending June 30, 2013. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of our independent registered public accounting firm included in this prospectus relate to our and our Predecessor's historical financial information, and those reports do not extend to the prospective financial information and should not be read to do so.

        When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under "Risk Factors." Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate sufficient cash available for distribution to pay the total annualized minimum quarterly distribution to all of our unitholders for the twelve months ending June 30, 2013.

        We are providing the forecast of estimated cash available for distribution and related assumptions set forth below to supplement our historical consolidated financial statements included elsewhere in this prospectus in support of our belief that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution to all of our unitholders and the corresponding distributions on our general partner's 2.0% interest for the twelve months ending June 30, 2013. Please read below under "—Assumptions and Considerations" for further information as to the assumptions we have made for the financial forecast.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of this, the statement that we believe that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution to all of our unitholders for the twelve months ending June 30, 2013, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

Estimated Cash Available for Distribution

	Twelve Months Ending June 30, 2013
	(in millions)
Revenues
Gathering services and other fees		$148.1
Natural gas and condensate sales		12.6
Amortization of favorable and unfavorable contracts(1)		(1.5)

Total revenues		$159.2
Costs and Expenses
Operations and maintenance		48.7
General and administrative		20.8
Depreciation and amortization		32.6

Total costs and expenses		102.1
Interest expense		9.3
Income tax expense(2)		0.6

Net Income		47.2
Adjustments to reconcile net income to Estimated Adjusted EBITDA:
Add:
Depreciation and amortization expense		32.6
Amortization of favorable and unfavorable contracts(1)		1.5
Interest expense		9.3
Income tax expense		0.6
Other non-cash expenses(3)		1.6

Estimated Adjusted EBITDA(4)		92.8
Adjustments to reconcile Estimated Adjusted EBITDA to Estimated Cash Available for Distribution:
Less:
Cash interest expense		7.8
Expansion capital expenditures		45.6
Maintenance capital expenditures		4.8
Add:
Borrowings to fund expansion capital expenditures		45.6

Estimated Cash Available for Distribution		$80.2
Distributions to public common unitholders	$
Distributions to Summit Investments—common units
Distributions to Summit Investments—subordinated units
Distributions to our general partner
Total annualized minimum quarterly distributions	$
Excess of cash available for distribution over aggregate annualized minimum annual cash distributions	$

(1)
The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market on September 3, 2009, the date of the acquisition of the DFW Midstream system, which are amortized on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

(2)
Represents the Texas franchise tax (applicable to income apportioned to Texas beginning January 1, 2007), which is classified as an income tax for reporting purposes.

(3)
Represents $1.6 million in non-cash compensation expense expected to occur during the twelve months ending June 30, 2013.

(4)
For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure."

Assumptions and Considerations

        Set forth below are the material assumptions that we have made in order to demonstrate our ability to generate sufficient cash available for distribution to pay the total annualized minimum quarterly distribution to all unitholders for the twelve months ending June 30, 2013.

  General Considerations

        As discussed further below, a significant portion of the increase in cash available for distribution for the twelve months ending June 30, 2013 as compared to the year ended December 31, 2011 is attributable to additional revenues that we expect to generate under gas gathering agreements related to our Grand River system. Because we acquired the Grand River system in October 2011, revenues from these gas gathering agreements are not included in our historical results prior to November 2011.

  Revenue

        We estimate that we will generate revenue of $159.2 million for the twelve months ending June 30, 2013, compared to $103.6 million for the year ended December 31, 2011. Our forecast assumes that we recognize revenue of $13.9 million during the forecast period as a result of projected volumes being less than the minimum volume commitments for certain of our customers. The significant increase in revenue between the year ended December 31, 2011 and the twelve months ending June 30, 2013 is primarily attributable to the inclusion of our Grand River system for the entire forecast period as compared to just two months for the year ended December 31, 2011. Approximately 51% of our projected revenue is expected to be generated from our Grand River system and approximately 49% is expected to be generated from our DFW Midstream system for the twelve month period ending June 30, 2013. Approximately 87% of our revenue is associated with fee-based gathering services that we provide to our customers. Approximately 8% of our revenue is associated with (i) the sale of physical natural gas that we retain from our DFW Midstream customers to offset our power expense associated with the operation of our electric-drive compression and (ii) the sale of condensate volumes that we collect on our Grand River system. We generate the remainder of our revenue by charging certain customers with respect to costs we incur on their behalf to deliver pipeline quality natural gas to third-party pipelines and costs we incur to operate electric-drive compression on the Grand River system.

  •
  Volumes.  We estimate that we will gather an average of 885 MMcf/d for the twelve months ending June 30, 2013. This compares to our average daily throughput in March 2012 of approximately 890 MMcf/d and an average of 428 MMcf/d for the year ended December 31, 2011. This expected increase in volumes in the forecast period as compared to the year ended December 31, 2011 is primarily due to our acquisition of the Grand River system in October 2011 and is partially offset by natural declines in production from existing wells on both of our gathering systems.

  •
  Grand River volumes. Our average daily throughput on the Grand River system in March 2012 was approximately 575 MMcf/d. We expect throughput will be approximately

      563 MMcf/d for the twelve months ending June 30, 2013, primarily based on (i) production schedules provided by certain of our customers and (ii) our assumption that our other customers will drill and connect new wells to offset the natural decline of existing wells connected to the Grand River system, thereby keeping throughput in the forecast period relatively flat with current throughput. Projected throughput for the twelve months ending June 30, 2013 compares to aggregate minimum volume commitments of 469 MMcf/d from our Grand River customers over the same time period.

    •
    DFW Midstream volumes. Our average daily throughput on the DFW Midstream system in March 2012 was approximately 315 MMcf/d. We expect throughput on the DFW Midstream system will be approximately 322 MMcf/d for the twelve months ending June 30, 2013, primarily based on our assumption that in the aggregate, our customers' production will be sufficient to offset the natural decline of existing wells connected to the DFW Midstream system, thereby keeping throughput in the forecast period relatively flat with current throughput. Projected throughput for the twelve months ending June 30, 2013 compares to aggregate minimum volume commitments of 183 Mmcf/d from our DFW Midstream customers over the same time period.

  •
  Fees.  We estimate that we will receive an average gathering fee of $0.43 per Mcf for the twelve months ending June 30, 2013, compared to $0.53 per Mcf for the year ended December 31, 2011. Our calculation of the average gathering fee is based on an analysis of the projected volumes and fixed contractual fees (subject to contractual escalation in certain cases) under each of our gas gathering agreements. We expect our average gathering fee to be lower in the forecast period as compared to the year ended December 31, 2011 primarily as a result of the inclusion of our Grand River system, which generates a lower average gathering fee per Mcf than our DFW Midstream system, in the forecast period. All of our gathering fees are fixed and subject to the terms of the gas gathering agreements we have with each of our customers.

  •
  Natural Gas and Condensate Sales.  Approximately 8% of our projected revenue in the twelve months ending June 30, 2013 is associated with (i) the sale of physical natural gas that we retain from our DFW Midstream customers to offset our power expense and (ii) the sale of condensate volumes that we collect on our Grand River system. We assume that we will sell the retained natural gas at Henry Hub pricing as of May 9, 2012, less a basis differential consistent with historical differentials, less contracted transportation costs. We assume that we will sell the condensate at the NYMEX crude oil strip price as of May 9, 2012 less a basis differential consistent with historical differentials. Fuel retainage volumes are projected according to specific terms embedded within all of the gas gathering agreements for our DFW Midstream customers. Condensate is projected according to historical condensate yields based primarily on projected volume from our Mamm Creek and South Parachute fields.

  •
  Sensitivity Analysis.  The actual volume of natural gas that we gather on our systems will influence whether the amount of cash available for distribution for the twelve months ending June 30, 2013 is above or below our forecast. If the actual volume of natural gas we gather on our systems is below our forecast, we may not have sufficient cash available to pay the aggregate annualized minimum quarterly distribution to all of our unitholders for the forecast period. If the actual volume of natural gas we gather on our systems for the twelve months ending June 30, 2013 was 10% lower than our forecast, we would have sufficient cash available to pay the full distribution to holders of our common units and only        % of the aggregate annualized minimum quarterly distribution to the holders of our subordinated units.

  Operating and Maintenance Expenses

        Our primary operating and maintenance expenses include labor costs, compression costs, ad valorem and property taxes, utilities and contract services. We estimate that we will incur operating and maintenance expenses of $48.7 million for the twelve months ending June 30, 2013, compared to operating and maintenance expenses of $29.9 million for the year ended December 31, 2011. Included in these amounts is compression expense that we incur to operate our electric-drive compression assets on our DFW Midstream system, which varies with (i) our power consumption, which is correlated to the actual throughput on our DFW Midstream system, and (ii) the cost of power. Under our gas gathering agreements with our DFW Midstream customers, we physically retain a certain percentage of each customer's throughput that we then sell to offset the power costs we incur. Under our gas gathering agreements with our Grand River customers, we either (i) consume physical gas on the system to operate our gas-fired compression assets or (ii) charge our customers for the power costs we incur to operate our electric-drive compression assets. Excluding our total compression costs, we estimate that we will incur operating and maintenance expenses of $35.9 million, or $0.11 per Mcf, for the twelve months ending June 30, 2013, compared to operating and maintenance expenses of $16.5 million, or $0.11 per Mcf, for the year ended December 31, 2011. Increased aggregate operating and maintenance expenses for the twelve months ending June 30, 2013 are primarily related to the acquisition of the Grand River system in October 2011 and the additional DFW Midstream operations personnel that were hired during the year ended December 31, 2011.

        We expect that operating and maintenance expenses will increase in the aggregate, primarily as a result of higher compression expenses, as throughput increases across our gathering systems. However, we expect operating and maintenance expenses net of compression costs on a dollar per Mcf basis to decline as throughput on our systems increases at a higher rate than our non-compression operating and maintenance expenses and our compression costs are passed on to our customers or offset by our sale of physical natural gas that we retain from our DFW Midstream customers, as applicable.

  General and Administrative Expenses

        Our general and administrative expenses will primarily consist of general and administrative expenses that we incur and payments that we make to our general partner in exchange for the provision of general and administrative services, including approximately $2.5 million of expenses we expect to incur as a result of becoming a publicly traded partnership. General and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the New York Stock Exchange, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance costs and director compensation.

        We expect our general and administrative expenses to total approximately $20.8 million for the twelve months ending June 30, 2013, compared to general and administrative expenses of $17.5 million for the year ended December 31, 2011. The primary drivers of our anticipated increase in general and administrative expenses are our acquisition of the Grand River system in October 2011 and $2.5 million of incremental expenses related to being a publicly traded partnership, partially offset by an approximately $1.6 million reduction in non-cash compensation expenses.

  Depreciation and Amortization Expense

        We estimate that depreciation and amortization expense for the twelve months ending June 30, 2013 will be $32.6 million, compared to $11.9 million for the year ended December 31, 2011. Estimated depreciation and amortization expense reflects management's estimates, which are based on consistent average depreciable asset lives and depreciation methodologies. The increase in depreciation and amortization expense is primarily attributable to the inclusion of a full year of depreciation on our Grand River assets and expected capital investments on both the DFW Midstream system and the Grand River system.

  Capital Expenditures

        We estimate that total capital expenditures for the twelve months ending June 30, 2013 will be $50.4 million, compared to $667.7 million for the year ended December 31, 2011. Approximately $590.0 million of our capital expenditures for the year ended December 31, 2011 were related to the acquisition of the Grand River system in October 2011. Capital expenditures attributable to the DFW Midstream system and Grand River system in November and December 2011 accounted for the remainder. Substantially all of our projected capital expenditures are associated with expanding our existing Grand River and DFW Midstream systems. We estimate that total capital expenditures on our Grand River system will be approximately $29.2 million for the twelve months ending June 30, 2013, which will account for approximately 58% of our total capital expenditures during the forecast period, with the DFW Midstream system accounting for the remainder.

  •
  Maintenance Capital Expenditures.  Historically, we did not make a distinction between maintenance and expansion capital expenditures. We estimate that we will spend $4.8 million for maintenance capital expenditures for the twelve months ending June 30, 2013. The types of maintenance capital expenditures that we expect to incur include expenditures to connect additional pad sites to maintain current volumes and expenditures to replace system components and equipment that have suffered significant wear and tear, become obsolete or approached the end of their useful lives. It has been customary in the regions in which we operate for producers to bear the cost of connecting individual wells to our pad site meters or central receipt points. In areas where multiple wells are located on a single pad site, such as on the DFW Midstream system, individual wells are connected to our measurement meter on the pad site, which is in turn connected to our gathering pipeline system. In other areas without multiple well pad sites, such as parts of the Grand River system, individual wells are connected to our nearest central receipt point meter, which in turn is connected to our pipeline gathering system.

  •
  Expansion Capital Expenditures.  We estimate that our expansion capital expenditures for the twelve months ending June 30, 2013 will total $45.6 million, of which approximately $26.5 million are attributable to the Grand River system and approximately $19.1 million are attributable to the DFW Midstream system. Although we expect that these expenditures will increase throughput over time, we have not assumed any additional volumes during the forecast period related to these expenditures.

  •
  Grand River system. The majority of our projected expansion capital expenditures on the Grand River system are associated with looping certain sections of pipeline in order to increase system capacity, optimize throughput hydraulics and operating pressures and increase our pad site connections for ongoing low-pressure Mesaverde formation drilling activities.

  •
  DFW Midstream system. The substantial majority of the expansion capital expenditures associated with the DFW Midstream system will be to construct new low-pressure pipeline laterals to connect additional identified pad sites for our existing customers, install additional compression assets and complete the construction of several looping pipelines on the DFW Midstream system to increase system capacity to over 450 MMcf/d and optimize throughput hydraulics and operating pressures.

  Financing

  •
  Cash and Liquidity.  At the closing of this offering, we expect to have $             million of capacity under our amended and restated revolving credit facility after using a portion of the net proceeds of this offering to repay approximately $             million currently outstanding under our amended and restated revolving credit facility. Please read "Use of Proceeds." At the closing of this offering, we expect to have outstanding indebtedness of approximately $             million and a total leverage ratio of approximately 2.0x, which we believe will provide us with sufficient liquidity to fund our anticipated expansion capital expenditures during the forecast period. We intend to fund our forecasted maintenance capital expenditures with operating cash flow.

  •
  Interest Expense.  We estimate that our interest expense excluding the effects of amortization of deferred loan costs for the twelve months ending June 30, 2013 will be approximately $7.8 million, compared to $2.5 million for the year ended December 31, 2011. Our projected interest expense is based on an assumed average outstanding debt balance of $200.7 million under our amended and restated revolving credit facility during the forecasted period, including borrowings to finance our projected expansion capital expenditures, with an assumed weighted average interest rate of        % and a commitment fee of         % that we expect to pay on the undrawn portion of the revolving credit facility. We have assumed no interest income with respect to the cash that we maintain on our balance sheet during the forecast period.

  Regulatory, Industry and Economic Factors

        Our forecast for the twelve months ending June 30, 2013 is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  There will not be any new federal, state or local regulation of the midstream energy sector, or any new interpretation of existing regulations, that will be materially adverse to our business.

  •
  There will not be any major adverse change in the midstream energy sector, commodity prices or in market, insurance or general economic conditions.

  •
  There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

  •
  We will not make any acquisitions or other significant expansion capital expenditures (other than as described above).

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

  General

        Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending                         , 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through                        , 2012 based on the actual length of the period.

  Definition of Available Cash

        Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

  •
  less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

  •
  provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future credit needs);

  •
  comply with applicable law, any of our debt instruments or other agreements; and

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for common and subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter and the next four quarters);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

  Intent to Distribute the Minimum Quarterly Distribution

        We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $            per unit, or $            on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Amended and Restated Revolving Credit Facility" for a discussion of the restrictions included in our amended and restated revolving credit facility that may restrict our ability to make distributions.

  General Partner Interest and Incentive Distribution Rights

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 2.0% interest in our distributions will be reduced if we issue additional limited partner units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $            per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on any limited partner units that it owns. Please read "—General Partner Interest and Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders will be characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

  Operating Surplus

        We define operating surplus as:

  •
  $             million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below); plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $             million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of ordinary course asset retirements or replacements, (iv) the termination of commodity hedge contracts or interest rate hedge contracts prior to the termination date specified therein (provided that cash receipts from any such termination will be included in operating surplus in equal quarterly installments over the remaining scheduled life of the contract), (v) capital contributions received and (vi) corporate reorganizations or restructurings.

        We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses to our general partner, interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), director and officer compensation, repayment of working capital borrowings and non-pro rata repurchases of our units; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

  •
  distributions to our partners; or

  •
  non-pro rata purchases of any class of our units made with the proceeds of an interim capital transaction.

  Capital Surplus

        Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

  Characterization of Cash Distributions

        Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our operating income or operating capacity over the long term. We expect that a primary component of maintenance capital expenditures will include expenditures to connect additional wells to our gathering systems to offset natural declines in production over time and for routine equipment and pipeline maintenance or replacement due to obsolescence. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction of such capital improvement and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand, for more than the short term, our operating capacity or operating income.

        Capital expenditures that are made in part for maintenance capital purposes, expansion capital purposes and/or investment capital purposes will be allocated as maintenance capital expenditures, expansion capital expenditures or investment capital expenditures by our general partner (with the concurrence of the Conflicts Committee).

Subordination Period

  General

        Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $            per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

  Subordination Period

        Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day of any quarter beginning after                        , 2015, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded $            (the annualized minimum quarterly distribution) for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or

    exceeded (i) the sum of $            (the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and (ii) the corresponding distribution on our 2.0% general partner interest; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early Termination of Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day of any quarter beginning after                        , 2013, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $            (150.0% of the annualized minimum quarterly distribution), plus the corresponding distribution on our general partner's 2.0% interest and related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $            (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted weighted average basis and (ii) the distributions made on our 2.0% general partner interest and the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

  Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately and automatically convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

  Definition of Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the third bullet point above; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Unit Target Amount." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution		$98.0%	2.0%
First Target Distribution	up to $	98.0%	2.0%
Second Target Distribution	above $up to $	85.0%	15.0%
Third Target Distribution	above $up to $	75.0%	25.0%
Thereafter	above $	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the Conflicts Committee, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four consecutive fiscal quarters immediately preceding such time. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner's interest in us immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

		Marginal Percentage Interest In Distributions
	Quarterly Distribution per Unit Prior to Reset	Unitholders	2% General Partner Interest	Incentive Distribution Rights	Quarterly Distributions per Unit Following Hypothetical Reset
Minimum Quarterly Distribution		$98.0%	2.0%		$
First Target Distribution	up to $	98.0%	2.0%		up to $ (1)
Second Target Distribution	above $up to $	85.0%	2.0%	13.0%	above $ (1), up to $ (2)
Third Target Distribution	above $up to $	75.0%	2.0%	23.0%	above $ (2), up to $ (3)
Thereafter	above $	50.0%	2.0%	48.0%	above $ (3)

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be                                    common units outstanding, our general partner has maintained its 2.0% general partner interest and the average distribution to each common unit would be $             for the two quarters prior to the reset.

Cash Distribution To General Partner Prior To Reset
Cash Distributions to Common Unitholders Prior to Reset
	Quarterly Distribution per Unit Prior to Reset		2% General Partner Interest	Incentive Distribution Rights	Total	Total Distributions
Minimum Quarterly Distribution	$
First Target Distribution	up to $
Second Target Distribution	above $up to $
Third Target Distribution	above $up to $
Thereafter	above $

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be                        common units outstanding, our general partner's 2.0% interest has been maintained, and the average distribution to each common unit would be $            . The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $            , by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $            .

Cash Distribution To General Partner After Reset
Cash Distributions to Common Unitholders After Reset
	Quarterly Distribution per Unit After Reset		2% General Partner Interest	Incentive Distribution Rights	Total	Total Distributions
Minimum Quarterly Distribution	$
First Target Distribution	up to $
Second Target Distribution	above $up to $
Third Target Distribution	above $up to $
Thereafter	above $

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

  How Distributions from Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, as if they were from operating surplus.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

  Effect of a Distribution from Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50.0% being paid to the unitholders, pro rata, and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume that our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the number of common units into which a subordinated unit is convertible;

  •
  target distribution levels;

  •
  the unrecovered initial unit price; and

  •
  the number of general partner units comprising the general partner interest.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence;

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

  Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

  •
  first, 98.0% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents as of the dates and for the periods indicated the selected historical consolidated financial and operating data of our Predecessor. On September 3, 2009, we acquired a controlling interest in DFW Midstream Services LLC, which we refer to as our Initial Predecessor for the period prior to such date. We use the term Summit Midstream Predecessor to describe our Predecessor's operations after September 3, 2009. We acquired the Grand River system on October 27, 2011 and we have included its financial results in the financial statements of Summit Midstream Predecessor since the date of acquisition.

        The selected historical financial data for the period from January 1, 2009 to September 3, 2009 are derived from the audited historical financial statements of our Initial Predecessor included elsewhere in this prospectus. The selected historical balance sheet data as of December 31, 2009 are derived from the audited historical financial statements of Summit Midstream Predecessor that are not included in this prospectus. The selected historical consolidated financial data presented as of December 31, 2010 and December 31, 2011 and for the period from September 3, 2009 to December 31, 2009 and for the years ended December 31, 2010 and December 31, 2011 have been derived from the audited historical consolidated financial statements of Summit Midstream Predecessor included elsewhere in this prospectus. We acquired our initial assets from Energy Future Holdings Corp. effective as of September 3, 2009.

        For a detailed discussion of the information presented in the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with the historical audited consolidated financial statements and related notes of our Predecessor's audited consolidated financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the information below.

        The following table presents the non-GAAP financial measure of Adjusted EBITDA, which we use in our business as a measure of performance and liquidity. We define Adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation and amortization expense, certain non-cash charges such as non-cash equity compensation and selected charges and transaction costs that are unusual or non-recurring, less interest income, income tax benefit and selected gains that are unusual or non-recurring. For a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measure" on page 85.

	Initial Predecessor	Summit Midstream Predecessor
		Period from September 3, 2009 to December 31, 2009
	Period from January 1, 2009 to September 3, 2009		Year Ended December 31,
			2010	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Gathering services and other fees	$1,910	$1,714	$29,358	$91,421
Natural gas and condensate sales	—	—	2,533	12,439
Amortization of favorable and unfavorable contracts(1)	—	19	(215)	(308)

Total revenue	$1,910	$1,733	$31,676	$103,552
Costs and expenses:
Operations and maintenance	1,010	1,147	9,503	29,855
General and administrative	600	2,939	10,035	17,476
Transaction costs	—	3,921	—	3,166
Depreciation and amortization	882	343	3,874	11,915

Total costs and expenses	2,492	8,350	23,412	62,412

Interest (expense) income, net	(247)	18	32	(3,042)
Income tax expense	(8)	(7)	(124)	(695)

Net income (loss)	$(837)	$(6,606)	$8,172	$37,403

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$595	$(6,232)	$9,553	$39,942
Investing activities	(40,777)	(64,415)	(153,719)	(667,710)
Financing activities	40,182	110,102	114,132	633,809
Balance Sheet Data (at period end):
Cash and cash equivalents		$39,455	$9,421	$15,462
Trade accounts receivable		1,373	10,238	27,476
Property, plant, and equipment, net		140,704	277,765	642,552
Total assets		215,982	340,095	1,026,498
Total debt		—	—	349,893 (2)
Other Financial Data:
Adjusted EBITDA	$300	$(2,372)	$14,153	$59,969
Capital expenditures	40,777	19,519	153,719	78,248
Acquisition expenditures(3)	—	44,896	—	589,462
Operating data:
Average throughput (MMcf/d)	15.7	15.4	134.3	428.0

(1)
The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market on September 3, 2009, the date of the acquisition of the DFW Midstream system, which are amortized on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

(2)
Includes $202.9 million of debt outstanding under our promissory notes payable to our sponsors. As of May 11, 2012, the outstanding balance under the notes was approximately $48.7 million. We intend to use a portion of the net proceeds of this offering to repay the remaining amount outstanding under the promissory notes. Please read "Use of Proceeds."

(3)
Reflects the acquisition of certain assets of the DFW Midstream system from Chesapeake in September 2009 and the acquisition of the Grand River system in October 2011.

Non-GAAP Financial Measure

        We include in this prospectus the non-GAAP financial measure Adjusted EBITDA. We provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measures as calculated and presented in accordance with GAAP.

  Adjusted EBITDA

        We define Adjusted EBITDA as net income (loss):

  •
  Plus:

  •
  Interest expense;

  •
  Income tax expense;

  •
  Depreciation and amortization expense;

  •
  Certain non-cash charges such as non-cash equity compensation; and

  •
  Selected charges / transaction costs that are unusual or non-recurring.

  •
  Less:

  •
  Interest income;

  •
  Income tax benefit; and

  •
  Selected gains that are unusual or non-recurring.

        Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

        The GAAP measures most directly comparable to Adjusted EBITDA are net cash flows provided by operating activities and net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, performance measures calculated in accordance with GAAP. Some of these limitations are:

  •
  certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure;

  •
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

        Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management's decision-making process.

        The following table presents a reconciliation of Adjusted EBITDA to net cash flows provided by operating activities and net income for each of the periods indicated:

	Initial Predecessor	Summit Midstream Predecessor
	Period from January 1, 2009 to September 3, 2009	Period from September 3, 2009 to December 31, 2009	Year Ended December 31,
			2010	2011
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Cash Flows Provided by Operating Activities and Net Income (Loss)
Net Income (Loss)	$(837)	$(6,606)	$8,172	$37,403

Add:
Interest expense	247	—	—	3,054
Income tax expense	8	7	124	695
Depreciation and amortization expense	882	343	3,874	11,915
Transaction costs	—	3,921	—	3,166
Amortization of favorable and unfavorable contracts	—	(19)	215	308
Non-cash compensation expense	—	—	—	3,440
Other non-recurring expenses	—	—	1,800	—
Less:
Interest income	—	18	32	12

Adjusted EBITDA	$300	$(2,372)	$14,153	$59,969

	Initial Predecessor	Summit Midstream Predecessor
	Period from January 1, 2009 to September 3, 2009	Period from September 3, 2009 to December 31, 2009	Year Ended December 31,
			2010	2011
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Cash Flows Provided by Operating Activities and Net Income (Loss)
Net Cash Flows Provided by (used in) Operating Activities	$595	$(6,232)	$9,553	$39,942
Add:
Interest expense(1)	247	—	—	469
Income tax expense	8	7	124	695
Transaction costs	—	3,921	—	3,166
Changes in operating assets and liabilites	(550)	(50)	2,708	15,709
Other non-recurring expenses	—	—	1,800	—
Less:
Interest income	—	18	32	12

Adjusted EBITDA	$300	$(2,372)	$14,153	$59,969

(1)
Interest expense presented excludes $0.6 million in amortization of deferred loan costs and $2.0 million in pay in kind interest on promissory notes payable to our sponsors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of operations of Summit Midstream Partners, LP and its subsidiaries in conjunction with the historical consolidated financial statements and related notes of Summit Midstream Partners, LLC, which we refer to as Summit Midstream Predecessor, included elsewhere in this prospectus. We sometimes refer to DFW Midstream Services LLC, or our Initial Predecessor, and Summit Midstream Predecessor collectively as our Predecessor. Among other things, those financial statements and the related notes include more detailed information regarding the basis of presentation for the following information.

Overview

        We are a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure that is strategically located in the core producing areas of unconventional resource basins in North America. We currently provide fee-based natural gas gathering and compression services in two unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde, Mancos and Niobrara Shale formations in western Colorado; and (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas. As of March 31, 2012, our gathering systems had approximately 380 miles of pipeline and 146,300 horsepower of compression. During March 2012, our systems gathered an average of approximately 890 MMcf/d of natural gas, of which approximately 65% was processed by third parties in order to extract natural gas liquids, or NGLs.

        We generate a substantial majority of our revenue under long-term, fee-based natural gas gathering agreements. Our customers include some of the largest natural gas producers in North America, such as Encana Corporation, Chesapeake Energy Corporation, TOTAL, S.A., Carrizo Oil & Gas, Inc., WPX Energy, Inc., Bill Barrett Corporation, Exxon Mobil Corporation and EOG Resources, Inc.

        Substantially all of our gas gathering agreements are underpinned by minimum volume commitments and areas of mutual interest, or AMIs. Our AMIs cover approximately 250,000 acres in the aggregate, have terms that range from 10 years to 25 years, and provide that any natural gas producing wells drilled by our customers within the AMIs are connected to our gathering systems. The minimum volume commitments, which totaled 2.6 Tcf at December 31, 2011 and, through 2020, average approximately 637 MMcf/d, are designed to ensure that we will generate a certain amount of revenue from each customer over the life of the respective gas gathering agreement, whether by collecting gathering fees on actual throughput or from cash payments to cover any minimum volume commitment shortfall. Our minimum volume commitments have terms that range from 7 years to 15 years and, as of December 31, 2011, had a weighted average remaining life of 12.3 years assuming minimum throughput volumes for the remainder of the term. The fee-based nature of these agreements enhances the stability of our cash flows by limiting our direct commodity price exposure.

Our Operations

        Our results are driven primarily by the volumes of natural gas that we gather across our systems. For the year ended December 31, 2011, approximately 80% of our revenue was associated with fee-based gathering services that we provided to our customers. Approximately 12% of our revenue was associated with (i) the sale of physical natural gas that we retained from our DFW Midstream customers to offset our power expense associated with the operation of our electric-drive compression and (ii) the sale of condensate volumes that we collected on our Grand River system. We generated the remainder of our revenue by charging certain customers with respect to costs we incur on their behalf to deliver pipeline quality natural gas to third-party pipelines and costs we incur to operate electric-drive compression on the Grand River system.

        We contract with producers to gather natural gas from pad sites and central receipt points connected to the Grand River system and our gathering system in the Barnett Shale, which we refer to as the DFW Midstream system. These receipt points are connected to our gathering pipelines through which we compress natural gas and deliver it to third-party processing plants or downstream pipelines for ultimate delivery to end users.

        We currently provide substantially all of our gathering services under long-term, fee-based gas gathering agreements, which limit our direct commodity price exposure, and we do not take title to the natural gas we gather on behalf of our customers. Under these agreements, we are paid a fixed fee based on the volume and thermal content of the natural gas we gather. We are party to six, long-term gas gathering agreements with producers in the Barnett Shale and, in connection with our acquisition of the Grand River system from a subsidiary of Encana in October 2011, we entered into three, long-term gas gathering agreements with Encana and assumed six gas gathering agreements with five other producers, three of which are long-term agreements.

        These agreements provide us with a revenue stream that is not subject to direct commodity price risk, with the exception of the natural gas that we retain in-kind to offset the power costs we incur to operate our electric-drive compression assets on the DFW Midstream system. On the Grand River system, we either (i) consume physical gas on the system to operate our gas-fired compression assets or (ii) charge our customers for the power costs we incur to operate our electric-drive compression assets.

        We also have indirect exposure to changes in commodity prices in that persistent low commodity prices may cause our customers to delay drilling or temporarily shut in production, which would reduce the volumes of natural gas that we gather. If our customers delay drilling or temporarily shut-in production due to persistently low commodity prices, our minimum volume commitments assure us that we will receive a certain amount of revenue from our customers. Please read below and "Risk Factors—Significant prolonged changes in natural gas prices could affect supply and demand, reducing throughput on our systems and adversely affecting our revenues and cash available to make distributions to you over the long-term" for additional information regarding the recent decline in natural gas prices and the impact it has had on our customers and our operations.

        We have exposure to both liquids-rich and "dry" gas regions, and we believe our gathering systems are well positioned to capture additional volumes from increased producer activity in the future. Dry gas regions contain natural gas reserves that are primarily comprised of methane, as compared to liquids-rich regions that contain NGLs in addition to methane.

        In the Piceance Basin, our Grand River system benefits from its exposure to liquids-rich gas production from the Mesaverde formation. The attractive economics associated with the production from this formation, combined with our minimum volume commitments from major producers in the area, provide us with stable cash flows and visible growth in the future. In addition, certain of our customers have joint venture agreements in place that provide for the development of portions of the Piceance Basin in our AMIs utilizing third-party funds. We believe the drilling activity from these partnerships will benefit our Grand River system. The Grand River system also serves the emerging Mancos and Niobrara formations, which we expect will become more active to the extent that natural gas prices increase.

        Our DFW Midstream system benefits from its AMIs that cover the most prolific dry gas area of the Barnett Shale. We believe that this area offers our customers a compelling opportunity to maximize drilling economics due to the high estimated ultimate recovery of natural gas per well and relatively low drilling costs when compared to other dry gas resource basins. While recent market prices for natural gas have resulted in reduced drilling activity in the Barnett Shale, there remains a significant number of wells in various stages of completion in our AMIs that have already been connected to pad sites on the DFW Midstream system. These wells represent an opportunity to increase throughput on the DFW Midstream system at minimal incremental capital costs. In addition, because of the urban environment in which the DFW Midstream system is located, we expect that this area will continue to be developed by our customers using a high density pad site drilling strategy that is designed to support multiple wells from a single location. Instead of constructing pipelines to multiple wells, we connect to an individual pad site, some of which can accommodate up to 30 wells, and gather all of the natural gas produced at that site, thus minimizing our future capital expenditures. This pad site strategy substantially increases the efficiency of both the producers' drilling activities as well as our gathering activities and economics.

How We Evaluate Our Operations

        Our management uses a variety of financial and operational metrics to analyze our performance. We view these metrics as important factors in evaluating our profitability and review these measurements on at least a monthly basis for consistency and trend analysis. These metrics include (i) throughput volume, (ii) operations and maintenance expenses, (iii) Adjusted EBITDA and (iv) distributable cash flow. We manage our business and analyze our results of operations as a single business segment.

  Throughput Volume

        The volume of natural gas that we gather depends on the level of production from natural gas wells connected to the Grand River and DFW Midstream systems. Aggregate production volumes are impacted by the overall amount of drilling and completion activity, as production must be maintained or increased by new drilling or other activity, because the production rate of a natural gas well declines over time. Producers' willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of natural gas and NGLs, the cost to drill and operate a well, the availability and cost of capital and environmental and government regulations. We generally expect the level of drilling to positively correlate with long-term trends in commodity prices. Similarly, production levels nationally and regionally generally tend to positively correlate with drilling activity.

        We must continually obtain new supplies of natural gas to maintain or increase the throughput volume on our systems. Our ability to maintain or increase existing throughput volumes and obtain new supplies of natural gas is impacted by:

  •
  successful drilling activity within our AMIs;

  •
  the level of work-overs and recompletions of wells on existing pad sites to which our gathering systems are connected;

  •
  the number of new pad sites in our AMIs awaiting lateral connections;

  •
  our ability to compete for volumes from successful new wells in the areas in which we operate outside of our existing AMIs; and

  •
  our ability to gather natural gas that has been released from commitments with our competitors.

        We actively monitor producer activity in the areas served by our gathering systems to pursue new supply opportunities.

  Operations and Maintenance Expenses

        We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, compression costs, insurance costs, ad valorem and property taxes, repair and non-capitalized maintenance costs, integrity management costs, utilities and contract services comprise the most significant portion of our operations and maintenance expense. Other than utilities expense, these expenses are relatively stable and largely independent of volumes delivered through our gathering systems, but may fluctuate depending on the activities performed during a specific period. Our compressors in the Barnett Shale are electric driven and power costs are directly correlated to the run-time of compressors, which depends directly on the volume of natural gas gathered. As part of our contracts with our Barnett Shale customers, we physically retain a percentage of throughput volumes that we subsequently sell to offset the power costs we incur. In addition, we pass along the fees associated with costs we incur on behalf of certain Barnett Shale customers to deliver pipeline quality natural gas to third-party pipelines. In the Piceance Basin, we either (i) consume physical gas on the system to operate our gas-fired compressors or (ii) charge our customers for the power costs we incur to operate our electric-drive compression assets.

  Adjusted EBITDA and Distributable Cash Flow

        We define Adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation and amortization expense, certain non-cash charges such as non-cash equity compensation and selected charges and transaction costs that are unusual or non-recurring, less interest income, income tax benefit and selected gains that are unusual or non-recurring. Please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure." Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as Adjusted EBITDA plus interest income, less cash paid for interest expense and maintenance capital expenditures, to analyze our performance and liquidity. Distributable cash flow will not reflect changes in working capital balances.

        Adjusted EBITDA and distributable cash flow are used as supplemental measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  (Adjusted EBITDA)

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders;

  •
  our operating performance compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

  (Distributable Cash Flow)

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and

  •
  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

  Note Regarding Non-GAAP Financial Measures

        Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Net income and net cash flows provided by operating activities are the GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure."

General Trends and Outlook

        Our business has been, and we expect our future business to continue to be, affected by the key trends discussed below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

  Natural gas supply and demand dynamics

        Natural gas continues to be a critical component of energy supply and demand in the United States. Recently, the price of natural gas has been at historically low levels, with the prompt month NYMEX natural gas futures price reaching $2.13 per MMBtu as of March 31, 2012, compared to a high of $13.58 per MMBtu in July 2008. The lower price of natural gas is due in part to increased production, especially from unconventional sources, such as natural gas shale plays, high levels of natural gas in storage, warm winter weather and the effects of the economic downturn starting in 2008. According to the U.S. Energy Information Administration ("EIA"), average annual natural gas production in the United States increased 14.1% from 55.3 Bcf/d to 63.0 Bcf/d from 2008 to 2011. Over the same time period, natural gas consumption increased only 4.7% to 66.8 Bcf/d. Furthermore, the amount of natural gas in storage in the continental United States has increased from approximately 1.6 Tcf as of March 31, 2011 to approximately 2.5 Tcf as of March 31, 2012 due to the unseasonably warm winter of 2011-2012 and to the decisions of many producers to store natural gas in the expectation of higher prices in the future. In response to lower natural gas prices, the number of natural gas drilling rigs has declined from approximately 1,403 as of December 31, 2008 to approximately 635 as of March 31, 2012 according to Smith Bits (a unit of Schlumberger), as a number of producers have curtailed their exploration and production activities. We believe that over the short term, until the supply overhang has been reduced and the economy sees more robust growth, natural gas pricing is likely to be constrained.

        Over the long term, we believe that the prospects for continued natural gas demand are favorable and will be driven by population and economic growth, as well as the continued displacement of coal-fired electricity generation by natural gas-fired electricity generation due to the low prices of natural gas and stricter government environmental regulations on the mining and burning of coal. For example, according to the EIA, in December 2008, 50% of the electricity in the United States was generated by coal-fired power plants and in December 2011, 41% of the electricity in the United States was generated by coal-fired power plants. In January 2012, the EIA projected total annual domestic consumption of natural gas to increase from approximately 22.9 Tcf in 2009 to approximately 26.5 Tcf in 2035. Consistent with the rise in consumption, the EIA projects that total domestic natural gas production will continue to grow through 2035 to 27.8 Tcf. We believe that increasing consumption of natural gas will continue to drive natural gas drilling and production over the long-term throughout the United States.

  Growth in production from U.S. shale plays

        Over the past several years, a fundamental shift in production has emerged with the contribution of natural gas from unconventional resources. While the EIA expects total domestic natural gas production to grow from 20.6 Tcf in 2009 to 27.8 Tcf in 2035, it expects shale gas production to grow to 13.6 Tcf in 2035, or 49% of total U.S. dry gas production. Most of this increase is due to the emergence of unconventional natural gas plays and advances in technology that have allowed producers to extract significant volumes of natural gas from these plays at cost-advantaged per unit economics as compared to most conventional plays.

        In recent years, well-capitalized producers have leased large acreage positions in the Piceance Basin, the Barnett Shale and other unconventional resource plays. To help fund their drilling program in many of these areas, including in the Piceance Basin and the Barnett Shale, a number of producers have also entered into joint venture arrangements with large international operators and private equity sponsors. These producers and their joint venture partners have committed significant capital to the development of the Piceance Basin, the Barnett Shale and other unconventional resource plays, which we believe will result in sustained drilling activity.

        As a result of the current low natural gas price environment, some natural gas producers have cut back or suspended their drilling operations in certain dry gas regions where the economics of natural gas production are less favorable. Drilling activities focused in liquids-rich regions have continued and, in some cases, have increased, as the high BTU content associated with liquids-rich production enhances overall drilling economics, even in a low natural gas price environment.

  Interest rate environment

        The credit markets recently have experienced near-record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten, resulting in higher interest rates to counter possible inflation. This could affect our ability to access the debt capital markets to the extent we may need to in the future to fund our growth. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Although this could limit our ability to raise funds in the debt capital markets, we expect to remain competitive with respect to acquisitions and capital projects, as our competitors would face similar circumstances.

  Rising operating costs and inflation

        The current high level of natural gas exploration, development and production activities across the United States has resulted in increased competition for personnel and equipment. This is causing increases in the prices we pay for labor, supplies and property, plant and equipment. An increase in the general level of prices in the economy could have a similar effect. We attempt to recover increased costs from our customers, but there may be a delay in doing so or we may be unable to recover all of these costs. To the extent we are unable to procure necessary supplies or recover higher costs, our operating results will be negatively impacted.

Results of Operations—Combined Overview

        The following table and discussion presents certain historical consolidated financial data of our Predecessor for the periods indicated.

	Initial Predecessor	Summit Midstream Predecessor
	Period from January 1, 2009 to September 3, 2009	Period from September 3, 2009 to December 31, 2009
			Year Ended December 31,
			2010	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Gathering services and other fees	$1,910	$1,714	$29,358	$91,421
Natural gas and condensate sales	—	—	2,533	12,439
Amortization of favorable and unfavorable contracts(1)	—	19	(215)	(308)

Total revenue	$1,910	$1,733	$31,676	$103,552
Costs and expenses:
Operations and maintenance	1,010	1,147	9,503	29,855
General and administrative	600	2,939	10,035	17,476
Transaction costs	—	3,921	—	3,166
Depreciation and amortization	882	343	3,874	11,915

Total costs and expenses	2,492	8,350	23,412	62,412

Interest (expense) income, net	(247)	18	32	(3,042)
Income tax expense	(8)	(7)	(124)	(695)

Net income (loss)	$(837)	$(6,606)	$8,172	$37,403

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$595	$(6,232)	$9,553	$39,942
Investing activities	(40,777)	(64,415)	(153,719)	(667,710)
Financing activities	40,182	110,102	114,132	633,809
Balance Sheet Data (at period end):
Cash and cash equivalents		$39,455	$9,421	$15,462
Trade accounts receivable		1,373	10,238	27,476
Property, plant, and equipment, net		140,704	277,765	642,552
Total assets		215,982	340,095	1,026,498
Total debt		—	—	349,893 (3)
Other Financial Data:
Adjusted EBITDA(2)	$300	$(2,372)	$14,153	$59,969
Capital expenditures	40,777	19,519	153,719	78,248
Acquisition expenditures(4)	—	44,896	—	589,462
Operating data:
Average throughput (MMcf/d)	15.7	15.4	134.3	428.0

(1)
The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market on September 3, 2009, the date of the acquisition of the DFW Midstream system, which are amortized on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

(2)
For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure," and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "—How We Evaluate Our Operations."

(3)
Includes $202.9 million of debt outstanding under our promissory notes payable to our sponsors. As of May 11, 2012, the outstanding balance under the notes was approximately $48.7 million. We intend to use a portion of the net proceeds of this offering to repay the remaining amount outstanding under the promissory notes. Please read "Use of Proceeds."

(4)
Reflects the acquisition of certain assets of the DFW Midstream system from Chesapeake in September 2009 and the acqusition of the Grand River system in October 2011.

  Items Affecting the Comparability of Our Financial Results

        The historical results of operations of our Predecessor may not be comparable to our future results of operations for the reasons described below:

  •
  Because we acquired our initial interest in the DFW Midstream system from Texas Competitive Electric Holdings Company, LLC ("TCEH"), an indirect subsidiary of Energy Future Holdings Corp., effective as of September 3, 2009, the financial and operational data for 2009 that is presented and discussed in this prospectus is generally bifurcated between the period that our Initial Predecessor owned those assets and the period from the acquisition of those assets by Summit Midstream Predecessor through December 31, 2009.

  •
  The historical consolidated financial statements and related notes of our Initial Predecessor:

  •
  have been carved out of the accounting records maintained by Energy Future Holdings and its subsidiaries. Certain accounts such as trade accounts receivables, accounts payable, pre-paid expenses and certain accrued liabilities relating to the activities of our Initial Predecessor were recorded on the books of other Energy Future Holdings entities and estimates of those accounts have been included in the consolidated financial statements;

  •
  include an estimate for general and administrative ("G&A") expenses, as Energy Future Holdings did not allocate any of the central finance and administrative costs to this operating entity;

  •
  reflect the operation of the DFW Midstream system with different business strategies and as part of a larger business rather than the stand-alone fashion in which we operate it. Please read "Business—Business Strategies;" and

  •
  do not include any results from certain natural gas gathering assets that we acquired from Chesapeake Energy Corporation on September 3, 2009 that are included in the DFW Midstream system.

  •
  The historical consolidated financial statements and related notes of Summit Midstream Predecessor:

  •
  reflect a 75% ownership interest in the entity we acquired from TCEH from September 4, 2009 to June 18, 2010, the date on which Summit Midstream Predecessor purchased the remaining 25% membership interest from TCEH for $90.7 million;

  •
  include transaction expenses of $3.9 million in 2009 that we incurred in connection with our formation and our initial acquisition of assets. These expenses include an aggregate of $2.2 million paid to Energy Capital Partners and $1.7 million paid to third parties for strategic, advisory, management, legal, and consulting services;

    •
    include charges associated with a transition services agreement that we entered into with Energy Future Holdings effective September 3, 2009. Under the terms of the transition services agreement, we paid Energy Future Holdings $38,700, $0.1 million and $0.1 million for the years ended December 31, 2011 and 2010 and the period from September 3, 2009 through December 31, 2009, respectively; and

    •
    do not include any results from the acquisition of the Grand River system prior to November 2011.

  •
  We anticipate incurring approximately $2.5 million of G&A expense attributable to operating as a publicly traded partnership, such as expenses associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance costs, and director compensation. These incremental G&A expenses are not reflected in the historical consolidated financial statements of our Initial Predecessor or Summit Midstream Predecessor.

  •
  Following the closing of this offering, we intend to make cash distributions to our unitholders equal to our minimum quarterly distribution of $             per unit per quarter ($             per unit on an annualized basis). Based on the terms of our partnership agreement, we expect that we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect to fund future capital expenditures from cash and cash equivalents on hand, cash flow generated from our operations, borrowings under our amended and restated revolving credit facility and future issuances of equity and debt securities. Historically, Summit Midstream Predecessor largely relied on internally generated cash flows and capital contributions from Energy Capital Partners and GE Energy Financial Services to satisfy its capital expenditure requirements.

  Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

        Volume.    Our revenues are primarily attributable to the volume of natural gas that we gather and the rates we charge to gather that natural gas. Throughput volumes increased 293.7 MMcf/d, or 219%, from 134.3 MMcf/d for the year ended December 31, 2010 to 428.0 MMcf/d for the year ended December 31, 2011. This increase was due to the continued development of the DFW Midstream system. There were 275 wells and 58 drilling pad sites and 160 wells and 33 drilling pad sites connected to the DFW Midstream system as of December 31, 2011 and 2010, respectively. The DFW Midstream system included 104 and 83 miles of pipeline as of December 31, 2011 and December 31, 2010, respectively. Throughput volumes for the DFW Midstream system averaged 329.0 MMcf/d for the year ended December 31, 2011. We acquired the Grand River system in October 2011. Throughput volumes for the Grand River system averaged 605.9 MMcf/d for the two months that are included in our financial results for the year ended December 31, 2011.

        Revenue.    Total revenue increased $71.9 million, or 227%, from $31.7 million for the year ended December 31, 2010 to $103.6 million for the year ended December 31, 2011. Gas gathering revenue increased $62.1 million, or 211%, from $29.4 million for the year ended December 31, 2010 to $91.4 million for the year ended December 31, 2011. This increase was primarily the result of increased throughput volumes on the DFW Midstream system, offset by a decrease of $0.04 per Mcf, or 7%, in the average throughput rates from $0.57 per Mcf for the year ended December 31, 2010 to $0.53 per Mcf for the year ended December 31, 2011. This decrease is primarily due to the fact that the Grand River system generates a lower average gathering fee per Mcf than our DFW Midstream system. Gas gathering revenue for the Grand River system was $11.0 million for the two months that are included in our financial results for the year ended December 31, 2011. Natural gas and condensate sales increased $9.9 million, or 391%, from $2.5 million for the year ended December 31, 2010 to $12.4 million for the year ended December 31, 2011. The increase in revenue attributable to natural gas and condensate sales is primarily the result of increased sales of natural gas that we retain from our DFW Midstream customers to offset the costs we incur to operate our electric-drive compression assets in the Barnett Shale. Revenue associated with condensate sales for the Grand River system was $0.6 million for the two months ended December 31, 2011.

        Operations and maintenance expense.    Operations and maintenance expense increased $20.4 million, or 214%, from $9.5 million for the year ended December 31, 2010 to $29.9 million for the year ended December 31, 2011. This increase was primarily the result of increased throughput volumes on the DFW Midstream system. Utility expense for our electric drive compressors increased $9.1 million, or 206%, from $4.4 million for the year ended December 31, 2010 to $13.5 million for the year ended December 31, 2011 due to increased volumes and the associated increased power cost to operate the compression. Operations and maintenance expenses for the Grand River system were $3.9 million for the two months that are included in our financial results for the year ended December 31, 2011.

        General and administrative ("G&A") expenses.    G&A expenses increased $7.4 million, or 74%, from $10.0 million for the year ended December 31, 2010 to $17.5 million for the year ended December 31, 2011. We recorded non-cash compensation expense of $3.4 million for the year ended December 31, 2011 relative to profits interests held by certain members of management. We did not record non-cash compensation expense for the year ended December 31, 2010. Salary and benefit expenses increased $2.0 million, or 45%, from $4.3 million for the year ended December 31, 2010 to $6.3 million for the year ended December 31, 2011 due to increased headcount to support our growth. We did not have these expenses for the year ended December 31, 2010. Due diligence costs relative to potential asset acquisitions were $1.3 million in 2011 compared to insignificant due diligence costs in 2010. The increase in G&A expenses was offset by decreases in legal expenses for the year ended December 31, 2011 compared to the year ended December 31, 2010. Legal expenses decreased $2.0 million in 2011 primarily as the result of decreased legal activities relative to relationships with contractors and sub-contractors associated with the DFW Midstream system. We had $1.8 million in settlement expenses in 2010 related to a dispute with a contractor at the DFW Midstream system.

        Transaction costs.    Transaction costs were $3.2 million for the year ended December 31, 2011. These transaction costs were primarily related to the acquisition of the Grand River system. We did not have transaction costs for the year ended December 31, 2010.

        Depreciation and amortization expense.    Depreciation and amortization expense increased $8.1 million, or 208%, from $3.9 million for the year ended December 31, 2010 to $12.0 million for the year ended December 31, 2011. This increase was primarily the result of the depreciation associated with additional assets placed into service in connection with the development of the DFW Midstream system in 2011. Depreciation and amortization expense for the Grand River system was $3.8 million for the two months that are included in our financial results for the ended December 31, 2011.

        Interest expense and affiliated interest expense.    Interest expense increased $3.1 million for the year ended December 31, 2011. This increase was primarily the result of entering into our revolving credit facility in May 2011 and related amortization of deferred loan costs of $0.6 million and issuing $200 million of promissory notes to our sponsors in connection with the acquisition of the Grand River system. We did not have a revolving credit facility or promissory notes in 2010 and, therefore, we had no interest expense for the year ended December 31, 2010.

  Year Ended December 31, 2010 Compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period

        Volume.    Throughput volumes increased 118.6 MMcf/d, or 755%, from 15.7 MMcf/d for the 2009 Initial Predecessor Period to 134.3 MMcf/d for the year ended December 31, 2010. Throughput volumes increased 118.9 MMcf/d, or 772%, from 15.4 MMcf/d for the 2009 Summit Midstream Predecessor Period to 134.3 MMcf/d for the year ended December 31, 2010. Throughput volumes increased significantly for the year ended December 31, 2010 compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period due to the continued development of the DFW Midstream system. There were 160 wells and 33 drilling pad sites and 20 wells and 4 drilling pad sites connected to the DFW Midstream system as of December 31, 2010 and December 31, 2009, respectively. The DFW Midstream system included 83 miles and 12 miles of pipeline as of December 31, 2010 and December 31, 2009, respectively.

        Revenue.    Revenue increased $28.0 million, or 770%, from $1.9 million for the 2009 Initial Predecessor Period and $1.7 million for the 2009 Summit Midstream Predecessor Period to $31.7 million for the year ended December 31, 2010. Gas gathering revenue increased $25.8 million, or 710%, from $1.9 million for the 2009 Initial Predecessor Period and $1.7 million for the 2009 Summit Midstream Predecessor Period to $29.4 million for the year ended December 31, 2010. This increase was primarily the result of increased throughput volumes on the DFW Midstream system. Average throughput rates decreased $0.01 per Mcf, or 2%, from $0.58 per Mcf for the 2009 Summit Midstream Predecessor Period to $0.57 per Mcf for the year ended December 31, 2010. Natural gas and condensate sales were $2.5 million for the year ended December 31, 2010. Revenue for the year ended December 31, 2010 included sales of natural gas that we retain from DFW Midstream customers to offset the costs we incur to operate our electric-drive compression assets in the Barnett Shale.

        Operations and maintenance expense.    Operations and maintenance expense increased $7.3 million, or 341%, from $1.0 million for the 2009 Initial Predecessor Period and $1.1 million for the 2009 Summit Midstream Predecessor Period to $9.5 million for the year ended December 31, 2010. This increase was primarily the result of increased throughput volumes on the DFW Midstream system. Utility expense for our electric drive compressors were $4.4 million for the year ended December 31, 2010. Utility expense for the 2009 Initial Predecessor Period and for the 2009 Summit Midstream Predecessor Period was insignificant. The remaining increase in operations and maintenance expense for the year ended December 31, 2010 compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period was primarily the result of additional throughput on the DFW Midstream system and additional compression being placed into service.

        General and administrative expenses.    G&A expenses increased $6.5 million, or 184%, from $0.6 million for the 2009 Initial Predecessor Period and $2.9 million for the 2009 Summit Midstream Predecessor Period to $10.0 million for the year ended December 31, 2010. Legal expenses increased $2.0 million for the year ended December 31, 2010 compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period primarily as the result of legal activities relative to relationships with contractors and sub-contractors associated with the DFW Midstream system. The remaining increase in G&A expenses for the year ended December 31, 2010 compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period is the result of our ownership of the DFW Midstream system for the full year 2010. We acquired our initial assets of our DFW Midstream system effective as of September 3, 2009. Additionally, we increased our headcount in 2010 compared to 2009 as we continued construction and development of the DFW Midstream system.

        Transaction costs.    Transaction costs were $3.9 million for the 2009 Summit Midstream Predecessor Period. These transaction costs were primarily related to the acquisition of the DFW Midstream system in September 2009. We did not have transaction costs for the 2009 Initial Predecessor Period or the year ended December 31, 2010.

        Depreciation and amortization expense.    Depreciation and amortization expense increased $2.6 million, or 216%, from $0.9 million for the 2009 Initial Predecessor Period and $0.3 million for the 2009 Summit Midstream Predecessor Period to $3.9 million for the year ended December 31, 2010. This increase was primarily the result of the depreciation associated with assets placed into service in connection with the expansion and development of the DFW Midstream system in 2010.

        Interest expense.    Interest expense decreased $0.2 million for the year ended December 31, 2010 compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period. Interest expense for the 2009 Initial Predecessor Period included $0.2 million related to an intercompany capital allocation charge during the ownership of the DFW Midstream system by our Initial Predecessor. We did not have an intercompany capital allocation charge for the year ended December 31, 2010.

Liquidity and Capital Resources

        Since the acquisition of our initial assets in September 2009, our sources of liquidity have included cash generated from operations, equity investments by our sponsors, Energy Capital Partners and GE Energy Financial Services, and borrowings under our revolving credit facility.

        Following the closing of this offering we expect our sources of liquidity to include:

  •
  cash generated from operations;

  •
  borrowings under our amended and restated revolving credit facility; and

  •
  issuances of debt and equity securities.

        We believe that the cash generated from these sources will be sufficient to allow us to distribute the minimum quarterly distribution to all of our unitholders and the corresponding distribution on our 2.0% general partner interest and to meet our requirements for working capital and capital expenditures for the foreseeable future.

  Cash Flows

        The following table reflects cash flows for the applicable periods:

	Initial Predecessor	Summit Midstream Predecessor
		Period from September 3, 2009 (Inception) to December 31, 2009
	Period from January 1, 2009 to September 3, 2009
			Year Ended December 31,
			2010	2011
	(in thousands)
Operating activities	$595	$(6,232)	$9,553	$39,942
Investing activities	(40,777)	(64,415)	(153,719)	(667,710)
Financing activities	40,182	110,102	114,132	633,809

  Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

        Operating activities.    Cash flows from operating activities increased by $30.4 million, or 318%, from $9.6 million for the year ended December 31, 2010 to $40.0 million for the year ended December 31, 2011. The increase in cash flows from operating activities is a direct result of the significant increase in volumes on the DFW Midstream system during 2011 compared to 2010 and the inclusion of two months of operations on the Grand River system for the year ended December 31, 2011.

        Investing activities.    Cash flows used for investing activities increased by $514.0 million, or 334%, from $153.7 million for the year ended December 31, 2010 to $667.7 million for the year ended December 31, 2011. The increase in cash flows used for investing activities is primarily due to the acquisition of the Grand River system for $590.0 million. Capital expenditures decreased by $79.2 million, or 49%, from $154.0 million for the year ended December 31, 2010 to $74.8 million for the year ended December 31, 2011. Capital expenditures in 2010 were higher due to the installation and commissioning of compressor stations on the DFW Midstream system.

        Financing activities.    Cash flows from financing activities increased by $519.7 million, or 455%, from $114.1 million for the year ended December 31, 2010 to $633.8 million for the year ended December 31, 2011. The increase in cash flows from financing activities is primarily due to the acquisition of the Grand River system. Summit Midstream Predecessor received equity contributions of $410 million and a $200.0 million non-recourse loan from Energy Capital Partners and GE Energy Financial Services to acquire the Grand River system. Summit Midstream Predecessor closed on our revolving credit facility in May 2011. Upon closing the revolving credit facility, Summit Midstream Predecessor made a distribution to our sponsors of $132.9 million of the $142.0 million drawn at closing.

  Year Ended December 31, 2010 Compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period

        Operating activities.    Cash flows from operating activities increased by $15.2 million from $0.6 million for the 2009 Initial Predecessor Period and $(6.2) million for the 2009 Summit Midstream Predecessor Period to $9.6 million for the year ended December 31, 2010. The increase in cash flows from operating activities is related to the increased volumes on the DFW Midstream system during 2010 compared to the 2009 Initial Predecessor Period and the 2009 Summit Midstream Predecessor Period. The increase in volumes resulted in an increase of net income by $15.6 million, from $(0.8) million for the 2009 Initial Predecessor Period and $(6.6) million for the 2009 Summit Midstream Predecessor Period to $8.2 million for the year ended December 31, 2010.

        Investing activities.    Cash flows used for investing activities increased by $48.5 million, or 46%, from $40.8 million for the 2009 Initial Predecessor Period and $64.4 million for the 2009 Summit Midstream Predecessor Period to $153.7 million for the year ended December 31, 2010. The cash used for investing activities increased due to the installation and commissioning of the compressor stations on the DFW Midstream system during 2010.

        Financing activities.    The cash flows from financing activities during the 2009 Initial Predecessor Period, the 2009 Summit Midstream Predecessor Period and the year ended December 31, 2010 were capital contributions from Energy Capital Partners. During the 2009 Summit Midstream Predecessor Period, Energy Capital Partners contributed $107.0 million at formation and then contributed an additional $27.9 million to support capital needs related to the construction of the DFW Midstream system. In the year ended December 31, 2010, Energy Capital Partners contributed $194.1 million in support of the continued growth and construction of the DFW Midstream system. In June 2010, we purchased the remainder of Energy Future Holdings' membership interests related to the DFW Midstream system for $90.7 million, which was funded with the capital contributed by Energy Capital Partners.

  Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements.

  Capital Requirements

        The natural gas gathering segment of the midstream energy business is capital-intensive, requiring significant investment for the maintenance of existing gathering systems and the acquisition or construction and development of new gathering systems and other midstream assets and facilities. Our partnership agreement will require that we categorize our capital expenditures as either:

  •
  maintenance capital expenditures, which are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity; or

  •
  expansion capital expenditures, which are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long-term.

        For the year ended December 31, 2011, our total capital expenditures were $667.7 million. Approximately $590.0 million of the capital expenditures in 2011 were related to our acquisition of the Grand River system in October 2011. The remainder were primarily associated with the construction of new pipeline infrastructure to connect new pad sites on our DFW Midstream system and to connect new pad sites and central receipt points on Grand River system. Historically, we did not make a distinction between maintenance and expansion capital expenditures. We have estimated, however, that approximately $3.1 million of these capital expenditures were maintenance capital expenditures.

        We are forecasting $67.2 million in capital expenditures for the year ending December 31, 2012, of which $61.6 million represents expansion capital expenditures and $5.6 million represents maintenance capital expenditures. Our 2012 forecasted expansion capital expenditures include:

  •
  $15.7 million to construct pipeline laterals and tie in additional pad sites for customers on the DFW Midstream system;

  •
  $11.6 million related to the installation of additional compression assets and construction of several looping pipelines on the DFW Midstream system in order to increase system capacity to over 450 MMcf/d and optimize throughput hydraulics and operating pressures;

  •
  $10.4 million to expand and improve hydraulic efficiency of the Mamm Creek field in the Grand River system;

  •
  $9.9 million related to the construction of medium-pressure pipelines and the installation of additional compression-related assets in the Orchard field on the Grand River system; and

  •
  $10.0 million associated with the procurement and installation of pad site meter equipment at approximately 400 existing pad sites on the Grand River system.

        As of March 31, 2012, we have spent approximately $14.5 million of our 2012 expansion capital budget.

        We anticipate that we will continue to make significant expansion capital expenditures in the future. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives. We expect that our future expansion capital expenditures will be funded by borrowings under our amended and restated revolving credit facility and the issuance of debt and equity securities.

  Distributions

        We intend to pay a quarterly distribution at an initial rate of $            per unit, which equates to an aggregate distribution of $             million per quarter, or $             million on an annualized basis, based on the number of common and subordinated units anticipated to be outstanding immediately after the closing of this offering and the related distributions on our 2.0% general partner interest. We do not have a legal obligation to make distributions except as provided in our partnership agreement.

  Our Amended and Restated Revolving Credit Facility

        Effective May 7, 2012, we amended and restated our revolving credit facility with a syndicate of lenders to increase our borrowing capacity from $285 million to $550 million. Substantially all of our assets are pledged as collateral under our amended and restated revolving credit facility. The amended and restated revolving credit facility matures in May 2016 and, at our option, borrowings thereunder bear interest at a variable rate per annum equal to either LIBOR, plus the applicable margins ranging from 2.5% to 3.5%, or at a base rate, plus the applicable margins ranging from 1.5% to 2.5%. The events that constitute an event of default under our amended and restated revolving credit facility are customary for credit facilities of this size and nature.

        Our amended and restated credit agreement contains affirmative and negative covenants customary for credit facilities of this size and nature, that, among other things, limit or restrict our ability (as well as the ability of our subsidiaries) to:

  •
  permit the ratio of our trailing 12-month EBITDA to our consolidated cash interest charges as of the end of any fiscal quarter to be less than 2.50 to 1.00;

  •
  permit the ratio of our consolidated net debt to trailing 12-month EBITDA on the last day of any quarter to be above either 5.00 to 1.00 (or 5.50 to 1.00 if we have made certain business acquisitions);

  •
  incur any additional debt, subject to customary exceptions for certain permitted additional debt, or incur liens on assets, subject to customary exceptions for permitted liens;

  •
  make any investments, subject to customary exceptions for certain permitted investments;

  •
  engage in certain mergers, consolidations, sales of assets or acquisitions, subject to customary exceptions for permitted transactions of such types;

  •
  pay dividends or make cash distributions, provided that we may make quarterly distributions, subject to customary exceptions with respect thereto (including the right to pay dividends or make distributions) so long as no default or event of default under the amended and restated credit agreement then exists or would result therefrom, and subject to compliance (on both a pro forma basis and after giving effect to the making of such distribution) with our financial performance covenants under the amended and restated credit agreement;

  •
  enter into swap agreements and power purchase power agreements, subject to customary exceptions, such as the allowance of swap agreements and power purchase agreements in the ordinary course of business; and

  •
  enter into leases that would cumulatively obligate payments in excess of $30.0 million over any 12-month period.

        As of May 11, 2012, we were in compliance with the financial and other covenants in our amended and restated revolving credit facility.

        In addition to the uses described in "Use of Proceeds," we expect borrowings under our amended and restated revolving credit facility to be used for (i) the refinancing and repayment of certain existing indebtedness, (ii) working capital and other general partnership purposes and (iii) capital expenditures. There was approximately $307.0 million drawn under our amended and restated revolving credit facility at May 11, 2012.

  Promissory Notes Payable to Sponsors

        In connection with our acquisition of the Grand River system, Summit Investments executed promissory notes, on an unsecured basis, with our sponsors. The notes totaled $200 million, have an 8% interest rate and mature on October 27, 2013. Summit Investments has the option to elect to pay the interest in kind and it made this election for all interest due as of December 31, 2011. The amount of interest paid in kind and accrued to the balance of the notes as December 31, 2011 is $2.9 million, resulting in $202.9 million as the amount outstanding on the notes as of December 31, 2011. During 2011, Summit Investments capitalized $0.9 million of the $2.9 million interest expense related to costs incurred on capital projects under construction. As of December 31, 2011, the aggregate carrying value of these notes approximated the fair value.

        The promissory notes payable to our sponsors will be repaid in full using a portion of the expected net proceeds from this offering. As of May 11, 2012, the balance under the promissory notes was $48.7 million.

  Credit Risk and Customer Concentration

        We examine the creditworthiness of third-party customers to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. A significant percentage of our revenue is attributable to three producer customers and one natural gas marketer. Chesapeake, Carrizo Oil & Gas, Inc., TOTAL and Energy Transfer Fuels each accounted for more than 10% of our $103.6 million in consolidated revenue for the year ended December 31, 2011, accounting for 34%, 17%, 10% and 12%, respectively, of our consolidated revenue for that year. Although we have contractual arrangements with each of these counterparties of varying duration, if one or more of these customers were to default on their contractual obligations or if we were unable to renew our contract with one or more of these customers on favorable terms, we may not be able to replace any of these customers in a timely fashion, on favorable terms or at all. In any of these situations, our cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively small number of customers for a substantial portion of our revenue.

  Contractual Obligations

        The table below summarizes our contractual obligations and other commitments as of December 31, 2011:

Contractual Obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt and interest payments(1)	$147,000	$4,381	$15,420	$149,781	$—
Promissory notes payable to sponsors(2)	202,893	—	234,614	—	—
Operating leases	2,118	532	996	590	—

Total	$352,011	$4,913	$251,030	$150,371	$—

(1)
On May 7, 2012, we amended and restated our revolving credit facility. On May 8, 2012, we borrowed $163.0 million under this facility and used $160.0 million of those borrowings to repay amounts outstanding under the promissory notes payable to our sponsors. As of May 11, 2012, the outstanding balance under our amended and restated revolving credit facility was approximately $307.0 million.

(2)
The promissory notes payable to our sponsors will be repaid in full using a portion of the expected net proceeds from this offering. As of May 11, 2012, the balance under the promissory notes was $48.7 million.

Quantitative and Qualitative Disclosures about Market Risk

  Interest Rate Risk

        We have exposure to changes in interest rates on our indebtedness associated with our amended and restated revolving credit facility. The credit markets have recently experienced historical lows in interest rates. As the overall economy strengthens, it is possible that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on floating rate credit facilities and future debt offerings could be higher than current levels, causing our financing costs to increase accordingly.

        Summit Midstream Predecessor entered into our revolving credit facility in May 2011, which was amended and restated on May 7, 2012. A hypothetical increase or decrease in interest rates of 1.0% would have increased or decreased, respectively, our interest expense by $1.5 million for the year ended December 31, 2011.

  Commodity Price Risk

        Because we currently generate a substantial majority of our revenues pursuant to long-term, fixed-fee gas gathering agreements that include minimum volume commitments and AMIs, our only direct commodity price exposure relates to (i) our sale of physical natural gas we retain from our DFW Midstream customers, (ii) our procurement of electricity to operate our electric-drive compression assets on the DFW Midstream system and (iii) the sale of condensate volumes that we collect on the Grand River system. Our gas gathering agreements with our Barnett Shale customers permit us to retain a certain quantity of natural gas that is intended to offset the power costs we incur to operate our electric-drive compression assets. Our gas gathering agreements with our Grand River customers permit us to retain condensate volumes from the Grand River gathering lines. We manage our direct exposure to natural gas and power prices through the use of forward power purchase contracts with wholesale power providers that require us to purchase a fixed quantity of power at a fixed heat rate based on prevailing natural gas prices at the Waha Hub Index. Because we also sell our retainage gas at prices that are based on the Waha Hub Index, we have effectively fixed the relationship between our compression electricity expense and natural gas sales. We do not enter into risk management contracts for speculative purposes.

Impact of Seasonality

        Our results of operations on our gathering systems are not materially affected by seasonality.

Critical Accounting Policies and Estimates

        In our financial reporting process, we employ methods, estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date of our financial statements. These methods, estimates and assumptions also affect the reported amounts of revenues and expenses, including fair value measurements and disclosure of contingencies, during the reporting period. Our actual results could differ from these estimates if the underlying assumptions prove to be incorrect. The following describes the accounting policies currently underlying our most significant financial statement items:

  Contingencies

        The financial results of the Company may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events, and estimates of the financial impacts of such events.

  Depreciation

        Depreciation of property, plant, and equipment is recorded on a straight-line basis over the estimated useful lives. We assign asset lives based on reasonable estimates when an asset is placed into service. We periodically evaluate the estimated useful lives of our property, plant and equipment and revise our estimates. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. If any of these assumptions subsequently change, the estimated useful life of the asset could change and result in an increase or decrease in depreciation expense. Subsequent events could cause us to change our estimates, which would impact the future calculation of depreciation expense.

  Property, Plant and Equipment

        Property, plant, and equipment is recorded at historical cost of construction or, upon acquisition, the fair value of the assets acquired. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Sales or retirement of assets, along with the related accumulated depreciation, are removed from the accounts and any gain or loss on disposition is included in the statement of operations. Costs related to projects during construction, including interest on funds borrowed to finance the construction of facilities, are capitalized as construction in progress.

  Impairment of Long-Lived Assets

        Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value. Assets are tested for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the long-lived asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized. Fair value is determined using an income approach whereby the expected future cash flows are discounted using a rate management believes a market participant would assume is reflective of the risk associated with achieving the underlying cash flows.

  Compensatory Awards

        Certain of our current and former employees received Class B membership interests, which are net profits interests, in DFW Midstream Management, LLC or Summit Midstream Management, LLC. The Class B units participate in distributions upon time vesting and the achievement of certain distribution targets to Class A members or higher priority vested Class B members. The Class B units are accounted for as compensatory awards. The grants vest ratably over four to five years. We determined the fair value of the Class B units as of the respective grant dates. The Class B units were valued utilizing an option pricing method, which models the Class A and Class B units as call options on the underlying equity value considering the rights and preferences of each class of equity to allocate a fair value to each class. The significant inputs used in the option pricing method are the length of holding period restriction, the discount for lack of marketability and volatility.

  Revenue Recognition

        We earn revenue from natural gas gathering services provided to natural gas producers and record such revenue as gathering services and other fees. We also earn revenue from the sale of physical natural gas retained from our customers to offset power expenses associated with electric-driven compression on the DFW Midstream system. We record this revenue as fuel retainage revenue. We record costs incurred which are reimbursed by our customers, on a gross basis in the consolidated statement of operations. Revenue is recognized when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

INDUSTRY OVERVIEW

General

        The midstream natural gas industry is the link between the exploration and production of natural gas from the wellhead or lease and the delivery of the natural gas and its other components to end-use markets. Companies within this industry create value at various stages along the natural gas value chain by gathering natural gas from producers at the wellhead, separating the hydrocarbons into dry gas (primarily methane) and natural gas liquids, or NGLs, and then routing the separated dry gas and NGL streams for delivery to end-markets or to the next intermediate stage of the value chain.

        The following diagram illustrates the groups of assets commonly found along the natural gas value chain:

Midstream Services

        The range of services utilized by midstream natural gas service providers are generally divided into the following categories:

  Gathering

        At the initial stages of the midstream value chain, a network of typically small diameter pipelines known as gathering systems directly connect to wellheads, pad sites or other receipt points in the production area. These gathering systems transport natural gas from the wellhead to downstream pipelines or a central location for treating and processing. A large gathering system may involve thousands of miles of gathering lines connected to thousands of wells. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures.

  Compression

        Gathering systems are operated at design pressures that enable the maximum amount of production to be gathered from connected wells. Through a mechanical process known as compression,

volumes of natural gas at a given pressure are compressed to a sufficiently higher pressure, thereby allowing those volumes to be delivered into a higher pressure downstream pipeline to be brought to market. Since wells produce at progressively lower field pressures as they age, it becomes necessary to add additional compression over time to maintain throughput across the gathering system.

  Treating and Dehydration

        Another process in the midstream value chain is treating and dehydration, a step that involves the removal of impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide that may be present when natural gas is produced at the wellhead. These impurities must be removed for the natural gas to meet the specifications for transportation on long-haul intrastate and interstate pipelines. Moreover, end users will not purchase natural gas with a high level of these impurities. To meet downstream pipeline and end user natural gas quality standards, the natural gas is dehydrated to remove the saturated water and is chemically treated to separate the impurities from the natural gas stream.

  Processing

        The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of other NGLs, which are heavier hydrocarbons that are found in some natural gas streams. Even after treating and dehydration, most natural gas is not suitable for long-haul intrastate and interstate pipeline transportation or commercial use because it contains NGLs, as well as natural gas condensate. This natural gas, referred to as liquids-rich natural gas, must be processed to remove these heavier hydrocarbon components, as well as natural gas condensate. NGLs not only interfere with pipeline transportation, but are also valuable commodities once removed from the natural gas stream. The removal and separation of NGLs usually takes place in a processing plant using industrial processes that exploit differences in the weights, boiling points, vapor pressures and other physical characteristics of NGL components.

  Fractionation

        The mixture of NGLs that results from natural gas processing is generally comprised of the following five components: ethane, propane, normal butane, iso-butane and natural gasoline. This mixture is often referred to as y-grade or raw make NGL. Fractionation is the process by which this mixture is separated into the NGL components prior to their sale to various petrochemical and industrial end users.

  Transportation and Storage

        Once the raw natural gas has been treated or processed and the raw NGL mix fractionated into individual NGL components, the natural gas and NGL components are stored, transported and marketed to end-use markets. Each pipeline system typically has storage capacity located both throughout the pipeline network and at major market centers to help temper seasonal demand and daily supply-demand shifts.

Contractual Arrangements

        Midstream natural gas services, other than transportation and storage, are usually provided under contractual arrangements that vary in the amount of commodity price risk they carry. Three typical types of contracts are described below.

  Fee-Based

        Under fee-based arrangements, the service provider typically receives a fee for each unit of natural gas gathered and compressed at the wellhead and an additional fee per unit of natural gas treated or processed at its facility. As a result, the service provider bears no direct commodity price risk exposure.

  Percent-of-Proceeds

        Under these arrangements, the service provider typically remits to the producers either a percentage of the proceeds from the sale of residue gas and/or NGLs or a percentage of the actual residue gas and/or NGLs at the tailgate. These types of arrangements expose the gatherer/processor to commodity price risk, as the revenues from the contracts directly correlate with the fluctuating price of natural gas and NGLs.

  Keep-Whole

        Under these arrangements, the service provider keeps 100% of the NGLs produced, and the processed natural gas, or value of the natural gas, is returned to the producer. Since some of the natural gas is used and removed during processing, the processor compensates the producer for the amount of natural gas used and removed in processing by supplying additional natural gas or by paying an agreed-upon value for the natural gas utilized. These arrangements have the highest commodity price exposure for the processor because the costs are dependent on the price of natural gas and the revenues are based on the price of NGLs.

        There are two forms of contracts utilized in the transportation and storage of natural gas:

  Firm

        Firm service requires the reservation of pipeline capacity by a customer between certain receipt and delivery points. Firm customers generally pay a "demand" or "capacity reservation" fee based on the amount of capacity being reserved, regardless of whether the capacity is used, plus a usage fee based on the amount of natural gas gathered. Firm storage contracts involve the reservation of a specific amount of storage capacity, including injection and withdrawal rights, and generally include a capacity reservation charge based on the amount of capacity being reserved plus an injection and/or withdrawal fee.

  Interruptible

        Interruptible service is typically short-term in nature and is generally used by customers that either do not need firm service or have been unable to contract for firm service. These customers pay only for the volume of gas actually transported or stored. The obligation to provide this service is limited to available capacity not otherwise used by firm customers, and as such, customers receiving services under interruptible contracts are not assured capacity on the pipeline or at the storage facility.

Market Fundamentals

  Natural Gas Demand

        Natural gas is a significant component of energy consumption in the United States. According to the EIA, natural gas consumption accounted for approximately 25% of all energy used in the United States in 2010, representing 24 Tcf of natural gas. The EIA estimates that over the next 25 years, total domestic energy consumption will increase by over 10%, with natural gas consumption directly benefiting from population growth, growth in cleaner-burning natural gas-fired electric generation and natural gas vehicles. The following charts show the allocation of natural gas usage by end user as well as the relative position of natural gas as a power generation fuel source as of 2010.

Natural Gas Usage by End User	Power Generation Fuel Sources

Source: EIA, Annual Energy Outlook 2012 Early Release (January 2012).

        According to the EIA, as shown in the chart below, during the period from 2001 through 2010, natural gas consumption increased by 9.6% overall from an average of approximately 60.9 Bcf/d in 2001 to an average of approximately 66.8 Bcf/d in 2011. Although the change in consumption levels during this period was variable on a year-to-year basis, growth was highest in the seasonal and weather-sensitive electric power generation and commercial/residential sectors, where consumption grew by approximately 42.3% and 1.3%, respectively. The growth in these sectors was partially offset by an approximate 7.6% decline in natural gas consumption in the less seasonal industrial sector.

U.S. Annual & Average Daily Natural Gas Consumption

Source: EIA, U.S. Natural Gas Consumption by End Use (April 2012).

        Forecasts published by the EIA and other industry sources anticipate that long-term domestic demand for natural gas will continue to grow, and that the historical trend of growth in natural gas demand from seasonal and weather-sensitive consumption sectors will continue. These forecasts are supported by various factors, including (i) expectations of continued growth in the U.S. gross domestic product, which has a significant influence on long-term growth in natural gas demand; (ii) an increased likelihood that regulatory and legislative initiatives regarding domestic carbon policy will drive greater demand for cleaner burning fuels like natural gas; (iii) increased acceptance of the view that natural gas is a clean and abundant domestic fuel source that can lead to greater energy independence for the United States by reducing its dependence on imported petroleum; (iv) the emergence of low-cost natural gas shale developments, which suggest ample supplies and which are expected to keep natural gas prices low relative to crude oil prices, making the commodity attractive as a feedstock; and (v) continued growth in electricity generation from intermittent renewable energy sources, primarily wind and solar energy, for which natural-gas fired generation is a logical back-up power supply source. According to the EIA, natural gas consumption is expected to rise from 24.3 Tcf in 2010 to 26.5 Tcf in 2035.

  Natural Gas Supply

        Domestic natural gas consumption is currently satisfied primarily by production from conventional onshore and offshore production in the lower 48 states, as supplemented by production from historically declining pipeline imports from Canada, imports of LNG from foreign sources, and some Alaska production. In order to maintain current levels of U.S. natural gas supply and to meet the projected increase in demand, new sources of domestic natural gas must continue to be developed to offset depletion associated with mature, conventional production as well as the uncertainty of future LNG imports and infrastructure challenges associated with sourcing additional production from Alaska. Over the past several years, a fundamental shift in production has emerged with the contribution of natural gas from unconventional resources (defined by the EIA as natural gas produced from shale formations and coalbeds) increasing from 9.5% of total U.S. natural gas supply in 2000 to 32.4% in 2010. According to EIA data, during the three-year period from January 2007 through December 2010 domestic production of natural gas increased by an average of approximately 3.8% per annum, largely due to continued development of shale resources. The emergence of shale plays has resulted primarily from advances in horizontal drilling and hydraulic fracturing technologies, which have allowed producers to extract significant volumes of natural gas from these plays at cost-advantaged per unit economics versus most conventional plays.

        In 2011, the EIA estimated that the United States held 827 Tcf of technically recoverable shale gas resource. As the depletion of onshore conventional and offshore resources continues, natural gas from unconventional resource plays is forecasted to fill the void and continue to gain market share from higher-cost sources of natural gas. As shown in the graph below, natural gas production from the major shale formations is forecast to provide the majority of the growth in domestically produced natural gas supply, increasing to approximately 49% in 2035 as compared with 23% in 2010.

Natural Gas Production by Source, 1990-2035

Source: EIA, Annual Energy Outlook 2012 Early Release (January 2012).

BUSINESS

Overview

        We are a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure that is strategically located in the core producing areas of unconventional resource basins in North America. We currently provide fee-based natural gas gathering and compression services in two unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde, Mancos and Niobrara Shale formations in western Colorado; and (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas. As of March 31, 2012, our gathering systems had approximately 380 miles of pipeline and 146,300 horsepower of compression. During March 2012, our systems gathered an average of approximately 890 MMcf/d of natural gas, of which approximately 65% was processed by third parties in order to extract NGLs. We believe that we are positioned to grow through the increased utilization and further development of our existing assets. In addition, we intend to grow our business through strategic partnerships with large producers to provide midstream services for their upstream development projects, as well as through acquisitions in our existing areas of operation and in new areas.

        We generate a substantial majority of our revenue under long-term fee-based, natural gas gathering agreements. Our customers include some of the largest natural gas producers in North America, such as Encana Corporation, Chesapeake Energy Corporation, TOTAL, S.A., Carrizo Oil & Gas, Inc., WPX Energy, Inc., Bill Barrett Corporation, Exxon Mobil Corporation and EOG Resources, Inc.

        Substantially all of our gas gathering agreements are underpinned by minimum volume commitments and areas of mutual interest, or AMIs. Our AMIs cover approximately 250,000 acres in the aggregate, have terms that range from 10 years to 25 years, and provide that any natural gas producing wells drilled by our customers within the AMIs are connected to our gathering systems. The minimum volume commitments, which totaled 2.6 Tcf at December 31, 2011 and, through 2020, average approximately 637 MMcf/d, are designed to ensure that we will generate a certain amount of revenue from each customer over the life of the respective gas gathering agreement, whether by collecting gathering fees on actual throughput or from cash payments to cover any minimum volume commitment shortfall. Our minimum volume commitments have terms that range from 7 years to 15 years and, as of December 31, 2011, had a weighted average remaining life of 12.3 years assuming minimum throughput volume for the remainder of the term. The fee-based nature of these agreements enhances the stability of our cash flows by limiting our direct commodity price exposure.

        We were formed in 2009 by members of our management team and Energy Capital Partners, which together with its affiliated funds, is a private equity firm with over $7.0 billion in capital commitments that is focused on investing in North America's energy infrastructure. We are currently owned by Energy Capital Partners, GE Energy Financial Services, a global investor in essential, long-lived and capital intensive energy assets with over $20 billion in energy investments worldwide, and certain members of our management team.

        For the year ended December 31, 2011, we generated $103.6 million of revenue, $37.4 million of net income and $60.0 million of Adjusted EBITDA. These amounts reflect only two months of operations from our Grand River system, which we acquired in October 2011. Please read "—Our Assets—Grand River System." For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated in accordance with GAAP, please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measure."

        Our assets currently consist of two natural gas gathering systems, the Grand River system in western Colorado and the DFW Midstream system in north-central Texas. These systems are summarized below.

  Grand River System

        In October 2011, we acquired certain natural gas gathering pipeline, dehydration and compression assets in the Piceance Basin of western Colorado, which we refer to as the Grand River system, from Encana for $590 million. The Grand River system comprises approximately 270 miles of low-pressure pipeline and 97,500 horsepower of compression and is primarily located in Garfield County, Colorado, the largest natural gas producing county in Colorado. All of the natural gas gathered on the Grand River system is discharged to Enterprise Products Partners L.P.'s pipeline serving its 1.7 Bcf/d processing facility located in Meeker, Colorado. For the month ended March 31, 2012, the Grand River system gathered an average of approximately 575 MMcf/d from six producers, including Encana as the anchor customer.

        The Grand River system primarily gathers natural gas produced by our customers from the liquids-rich Mesaverde formation within the Piceance Basin. The Mesaverde is a shallow, tight sands geologic formation that producers have targeted with directional drilling activities for several decades. The Grand River system also gathers natural gas produced from our customers' wells targeting the deeper Mancos and Niobrara Shale formations, which have higher initial production rates and lower Btu gas content than Mesaverde wells. Over the last two years, our customers have completed numerous horizontal wells targeting the emerging Mancos and Niobrara Shale formations. Based on our customers' current drilling expectations, we anticipate the majority of our near-term throughput on the Grand River system will continue to be comprised of Mesaverde formation production.

        We intend to expand the Grand River system by connecting additional pad sites within our AMIs, adding new customers and acquiring nearby gathering systems. We expect that, to the extent natural gas prices increase from current levels, our customers will accelerate drilling activities targeting the Mancos and Niobrara shale formations, which will provide us with an opportunity to construct a new medium pressure pipeline system to gather the resulting production and increase throughput on the Grand River system.

  DFW Midstream System

        In September 2009, we acquired approximately 17 miles of pipeline and 2,500 horsepower of electric-drive compression in north-central Texas, which we refer to as the DFW Midstream system, from Energy Future Holdings and Chesapeake. Since the initial acquisition, we have expanded the DFW Midstream system by adding approximately 93 miles of pipeline to connect 62 of 68 currently identified pad sites and installing an incremental 46,300 horsepower of electric-drive compression. The DFW Midstream system currently has five primary interconnections with third-party, intrastate pipelines that enable us to connect our customers, directly or indirectly, with downstream pipelines serving the major natural gas market hubs of Waha, Carthage, and Katy in Texas, and Perryville and Henry Hub in Louisiana. For the month ended March 31, 2012, the DFW Midstream system gathered an average of approximately 315 MMcf/d from six producers.

        Our DFW Midstream system benefits from its location within the primarily urban environment of southeastern Tarrant County, Texas, which resides within the Fort Worth Basin and includes the Barnett Shale formation. This area is commonly referred to as the core of the Barnett Shale and contains the most prolific wells drilled to date. Construction of the DFW Midstream system is substantially complete and enables our customers to efficiently produce natural gas by utilizing horizontal drilling techniques throughout the vast majority of our AMIs from pad sites already connected to the DFW Midstream system. Given the urban nature of our area of operations, in what we consider to be the "core of the core" of the Barnett Shale, we expect that the majority of future natural gas drilling in this area will occur from these existing connected pad sites, which should enable us to increase throughput and cash flows with minimal additional capital expenditures.

Business Strategies

        Our principal business strategy is to increase the amount of cash distributions we make to our unitholders over time. Our plan for executing this strategy includes the following key components:

  •
  Increasing capacity of and throughput volumes on our existing systems.  We intend to continue to focus on maximizing the utilization of our assets by increasing volume throughput from existing customers and connecting new customers to our systems. The DFW Midstream system is designed to benefit from incremental volumes arising from high-density, infill drilling on existing pad sites that are already connected to the DFW Midstream system and do not require significant additional capital expenditures. In addition, we seek to optimize our existing systems by adding third-party volumes that in general would not otherwise be pursued by large upstream producers who are primarily focused on gathering their own production volumes.

  •
  Capitalizing on organic growth opportunities.  Our existing gathering systems provide us with significant organic expansion opportunities. We intend to leverage our management team's expertise in constructing, developing and optimizing midstream infrastructure assets to grow our business through organic development projects that are designed to extend our geographic reach, diversify our customer base, increase the number of our natural gas receipt points and maximize volume throughput. Our expansion of the DFW Midstream system is expected to increase the system to approximately 120 miles of 8 inch to 30 inch pipeline and 54,800 horsepower of electric-drive compression. This expansion includes installing additional electric-drive compression that we expect will increase throughput capacity on the DFW Midstream system from 410 MMcf/d to over 450 MMcf/d. We expect that this incremental throughput capacity will be utilized by our existing customers who we expect to drill on previously connected pad sites and new pad sites that we will connect to our system. We expect pad site connections to increase from 62 as of April 2012 to 68 as of June 2013. Additional projects that we expect to undertake during 2012 include:

  •
  Continuing the construction of a new medium-pressure gathering system alongside portions of our existing low-pressure system in the Piceance Basin. In connection with our acquisition of the Grand River system, we entered into a contractual arrangement with Encana related to the development of midstream infrastructure to support Encana's emerging Mancos and Niobrara Shale development.

  •
  Pursuing new customers currently operating in close proximity to our existing gathering infrastructure in the Barnett Shale and the Piceance Basin in order to maximize system capacity utilization. We have successfully pursued this strategy since acquiring the DFW Midstream system in 2009 and it is highlighted by our addition of EOG and Vantage Energy as new customers in 2009 and 2010, respectively. We will continue to pursue this strategy in the Barnett Shale and the Piceance Basin and are currently in discussions with multiple producers to expand our asset footprint and increase our natural gas receipt points.

  •
  Maintaining our focus on fee-based revenue with minimal direct commodity price exposure.  As we expand our business, we intend to maintain our focus on providing midstream energy services under fee-based arrangements. Our midstream services are almost exclusively provided under long-term, fee-based contracts with terms ranging from 10 years to 25 years. We do not take title to the natural gas that we gather for our customers and, as a result, our business is not directly exposed to commodity price fluctuations. In addition, we have secured AMIs from certain of our customers covering all of their natural gas production from approximately 150,000 acres in the Piceance Basin and 100,000 acres in the Barnett Shale. We believe that our focus on fee-based revenues with minimal direct commodity exposure is essential to maintaining stable cash flows and increasing our quarterly distributions over time.

  •
  Partnering with large natural gas producers to provide midstream services for their development projects in high-growth, unconventional resource plays. We pursue opportunities to partner with established producers in unconventional resource basins to develop new infrastructure that we believe will complement our existing midstream assets or enhance our overall business by facilitating our entry into new basins. These opportunities generally consist of a strategic acreage position in an unconventional resource play and represent assets that are well-positioned for accelerated production growth but have minimal existing midstream energy infrastructure to support such growth. We have been successful with this strategy and will continue to pursue similar opportunities that utilize our management team's experience in constructing, developing and operating large scale midstream infrastructure. We seek to promote commercial relationships with established producers, such as Encana on the Grand River system and Chesapeake on the DFW Midstream system, who are willing to serve as an anchor customer and are willing to commit to long-term volume and AMIs.

  •
  Diversifying our asset base by exploring acquisition and development opportunities in various geographical areas and other sectors of the midstream industry. While our natural gas gathering operations in the Piceance Basin and the Barnett Shale currently represent our core business, we intend to diversify our business into other sectors of the midstream industry such as crude oil gathering, storage and transportation, through both greenfield development projects and acquisitions, and into other geographic regions. We and our sponsors are frequently involved in discussions with third parties regarding the purchase of natural gas and crude oil midstream energy infrastructure assets. Working together with our sponsors, we intend to continue to evaluate opportunities to acquire or develop other midstream energy infrastructure assets that complement our existing business and allow us to leverage our asset base and our management team's development and industry expertise.

Competitive Strengths

        We believe that we will be able to execute the components of our principal business strategy successfully because of the following competitive strengths:

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  Strategically located assets in core areas of prolific unconventional basins supported by existing partnerships with large producers to provide midstream services for their development projects.  Our midstream energy infrastructure assets are strategically positioned within the core areas of two established unconventional resource plays. The formations in the basins served by our assets have relatively low drilling and completion costs. We believe that producers will continue their drilling and completion activities in the core areas of unconventional natural gas shale basins even if natural gas prices do not increase significantly from current levels because the return economics associated with core-area wells remain favorable in lower pricing environments compared to more marginal areas of production. We believe that continued drilling activity in these basins positions us to pursue attractive growth opportunities by further developing and optimizing our systems and by developing or acquiring complementary systems within our geographic areas of operation.

  •
  Grand River system. The Grand River system is located in the Piceance Basin and currently serves the established liquids-rich Mesaverde formation and is optimally located for expansion to serve the emerging Mancos and Niobrara Shale formations. In the Piceance Basin, production from the emerging Mancos and Niobrara Shale formations has only recently begun, as producers have started drilling wells in these formations in the last two years. We are constructing a new medium-pressure gathering system to service anticipated higher pressure gas production from the emerging Mancos and Niobrara Shale formations.

  •
  DFW Midstream system. The DFW Midstream system is primarily located in southeastern Tarrant County, Texas, currently the largest natural gas producing county in the state. We consider this area to be the "core of the core" of the Barnett Shale because of the quality of the geology and the high production profile of the wells drilled to date. We believe that the AMIs underpinning our system are substantially undeveloped compared to other areas in the Barnett Shale due to the lack of historical gathering infrastructure in this area and limited associated drilling activity. We believe that our AMIs and our system footprint provide us with a competitive advantage to add additional producers and incremental volumes in this growing area of the Barnett Shale at a competitive capital cost.

  •
  Fee-based revenues underpinned by long-term contracts.  A substantial majority of our revenue for the year ended December 31, 2011 was generated under long-term, fee-based gas gathering agreements. Several of our customers are among the largest producers in each of our areas of operation. In the Piceance Basin, we have a 25-year AMI covering approximately 111,000 acres and a 15-year minimum volume commitment with Encana for approximately 1.5 Tcf. Together with our other gas gathering agreements with producers in the Piceance Basin, we have AMIs covering approximately 150,000 acres, average minimum volume commitments of 496 MMcf/d through 2020 and total volume commitments of almost 2.1 Tcf in the Piceance Basin through 2026. Our gas gathering agreements with our Barnett Shale customers have AMIs covering approximately 100,000 acres in the high-growth core area of the Barnett Shale and minimum volume commitments of approximately 492 Bcf through 2020. We believe that having long-term, fee based gas gathering agreements with minimal direct commodity price exposure enhances the predictability of our performance.

  •
  Capital structure and financial flexibility.  At the closing of this offering, we expect to have approximately $     million of borrowing capacity available to us under our amended and restated revolving credit facility. We believe our borrowing capacity and our ability to access private and public debt and equity capital will provide us with the requisite financial flexibility to execute our growth and expansion strategy.

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  Experienced management team with proven record of asset acquisition, construction, development, operation and integration expertise. Our executive management team has an average of 16 years of energy experience and a proven track record of identifying and consummating significant acquisitions in addition to partnering with major producers to construct and develop midstream infrastructure. As demonstrated by our current business, our management team has demonstrated particular expertise in constructing new—and developing and optimizing underutilized—midstream assets, which are key elements of our growth strategy. We employ engineering, construction and operations teams that have significant experience in designing, constructing and operating large midstream energy projects.

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  Relationships with large and committed financial sponsors.  Our sponsors, Energy Capital Partners and GE Energy Financial Services, are experienced energy investors with proven track records of making substantial, long-term investments in high-quality midstream energy assets. Energy Capital Partners has indicated that it intends to use us as its primary platform for the acquisition, construction and development of future midstream infrastructure assets; however, it is not obligated to do so. We believe our relationship with both of our sponsors will be a competitive advantage, as they both bring not only significant financial and management experience, but also numerous relationships throughout the energy industry that we believe will benefit us as we seek to grow our business. In addition, we believe that Energy Capital Partners and GE Energy Financial Services, as the indirect owners of our general partner interest, all of our incentive distribution rights and a        % limited partner interest in us, will be motivated to promote and support the successful execution of our business strategies.

Our Sponsors

        We were formed in 2009 by members of our management and Energy Capital Partners, which together with its affiliated funds, is a private equity firm with over $7.0 billion in capital commitments that is focused on investing in North America's energy infrastructure. Energy Capital Partners has significant energy and financial expertise to complement its investment in us. To date, Energy Capital Partners has formed 21 investment platforms across its funds with investments in the power generation, electric transmission, midstream natural gas and renewable sectors of the energy industry. In August 2011, Energy Capital Partners sold an interest in Summit Investments to GE Energy Financial Services. GE Energy Financial Services invests globally in essential, long-lived and capital-intensive energy assets. To date, GE Energy Financial Services has invested over $20 billion in energy investments worldwide, of which approximately $2.4 billion has been committed to midstream-related portfolio companies.
Our Assets

        Our assets currently consist of two natural gas gathering systems, the Grand River system in western Colorado and the DFW Midstream system in north-central Texas. These systems are discussed in more detail below.

  Grand River System

        The following table provides information regarding our Grand River system as of March 31, 2012.

Formation(s) Served	Approximate Length (Miles)	Approximate Number of Wells Serviced		Compression (Horsepower)	AMI (Acres)	Remaining Volume Commitment (Bcf)(1)	Daily Throughput Capacity (MMcf/d)	Average Daily Throughput (MMcf/d)(2)
Mesaverde, Mancos and Niobrara	270	1,700	(3)	97,500	150,000	2,144	770	575

(1)
As of December 31, 2011.

(2)
Represents average daily throughput during March 2012.

(3)
Excludes wells connected to nine central receipt points that represent an aggregate of 240 MMcf/d.

[Piceance Basin asset map]

        In October 2011, we acquired the Grand River system from Encana for $590 million. The Grand River system is primarily located in Garfield County, Colorado, the largest natural gas producing county in Colorado, and comprises approximately 270 miles of 3 inch to 24 inch diameter pipeline and approximately 97,500 horsepower of compression. The Grand River system gathers natural gas from the Mesaverde, Mancos and Niobrara Shale formations located within the Piceance Basin. All of the natural gas volumes gathered on the Grand River system are discharged to third-party pipelines that deliver to Enterprise Products Partners L.P.'s 1.7 Bcf/d processing facility located in Meeker, Colorado.

        The Grand River system has total throughput capacity of 770 MMcf/d and for the month ended March 31, 2012 gathered an average of approximately 575 MMcf/d. The system gathers production from the Mamm Creek, South Parachute and Orchard fields in the area around Rifle, Colorado. The Grand River system is underpinned by long-term, fee-based gas gathering agreements with Encana, WPX Energy, Bill Barrett Corporation and Antero Resources that include annual minimum volume commitments with terms ranging from 10 to 15 years and AMIs with terms ranging from 10 years to 25 years. As of December 31, 2011, these gas gathering agreements had remaining minimum volume commitments totaling approximately 2.1 Tcf over the next 15 years, an average of approximately 496 MMcf/d through 2020, and AMIs covering approximately 150,000 acres for terms of up to 25 years.

Our customers do not have leases that currently cover our entire AMIs in the Piceance Basin but, to the extent our customers lease additional acreage in the future within those AMIs, natural gas produced by our customers from that leased acreage will be gathered by the Grand River system. For a more detailed description of these gas gathering agreements, please read "—Gas Gathering Agreements."

        The Grand River system is currently a low-pressure gathering system that was originally designed to gather natural gas produced from traditional vertical wells focused on the shallower, higher-BTU Mesaverde formation. Our largest Grand River customer, Encana, currently has more than 1,700 wells on approximately 400 pad sites connected to our existing low-pressure gathering system. We also receive natural gas from other producer customers at nine central receipt points on the Grand River system. We expect to continue to pursue additional volumes on the low-pressure system to more fully utilize the existing available throughput capacity.

        In connection with our acquisition of the Grand River system, we entered into a contractual relationship with Encana related to the development of midstream infrastructure to support Encana's emerging Mancos and Niobrara Shale development.

  DFW Midstream System

        The following table provides information regarding our DFW Midstream system as of March 31, 2012.

Formation(s) Served	Approximate Length (Miles)	Approximate Number of Wells Serviced	Compression (Horsepower)	AMI (Acres)	Remaining Volume Commitment (Bcf)(1)	Daily Throughput Capacity (MMcf/d)	Average Daily Throughput (MMcf/d)(2)
Barnett	110	300	48,800	100,000	492	410	315

(1)
As of December 31, 2011.

(2)
Represents average daily throughput during March 2012.

[DFW Midstream asset map]

        The DFW Midstream system is located within the primarily urban environment of southeastern Tarrant County, Texas, which resides within the Fort Worth Basin and includes the Barnett Shale geologic formation. We consider this area to be the core of the Barnett, which contains the most prolific wells, including the two largest wells drilled to date, in the Barnett Shale. The DFW Midstream system, which has been under construction since 2008, includes gathering lines ranging from 8 inches to 30 inches in diameter and is located along existing electric transmission corridors and under both private and municipal property. The system currently has five primary interconnections with third-party, intrastate pipelines that enable us to connect our customers with downstream pipelines serving the established Waha, Carthage and Perryville natural gas market hubs in Texas and Louisiana.

        Our development of the DFW Midstream system is underpinned by six long-term, fee-based gas gathering agreements with Chesapeake, TOTAL, Carrizo, EOG, Exxon Mobil and Vantage. As of December 31, 2011, these gas gathering agreements have remaining minimum volume commitments totaling approximately 492 Bcf and average, through 2020, approximately 141 MMcf/d. In addition, these gas gathering agreements have AMIs that cover approximately 100,000 acres through 2030. Our customers do not have leases that currently cover our entire AMIs in the Barnett Shale but, to the extent our customers lease additional acreage in the future within those AMIs, natural gas produced by our customers from that leased acreage will be gathered by the DFW Midstream system. For a more detailed description of these gas gathering agreements, please read "—Gas Gathering Agreements."

        We have owned and operated the DFW Midstream system since 2009, when we acquired it from Energy Future Holdings and concurrently acquired certain complimentary pipeline and other related gathering system assets from Chesapeake. We simultaneously entered into a long-term gas gathering agreement with Chesapeake as our anchor customer that included a 20-year AMI covering approximately 95,000 acres and a 10-year minimum volume commitment totaling approximately 450 Bcf. At the time of the acquisition, the DFW Midstream system had average throughput of approximately 10 MMcf/d and had approximately 17 miles of pipeline and 2,500 horsepower of installed electric-drive compression in service.

        Since the acquisition, we have expanded the DFW Midstream system by adding approximately 93 miles of additional pipeline and 46,300 horsepower of electric-drive compression. For the month ended March 31, 2012, the DFW Midstream system had average throughput of approximately 315 MMcf/d. We continue to develop the DFW Midstream system to extend our gathering reach, diversify our customer base, increase our receipt points and maximize throughput on the system. In 2012, we intend to continue to connect additional pad sites located within our AMIs and expand the throughput capacity from 410 MMcf/d to over 450 MMcf/d by installing additional electric-drive compression. The system will include approximately 120 miles of low- and high-pressure gathering lines and 54,800 horsepower of electric-drive compression. As of December 31, 2011, 276 wells on 58 pad sites were connected to the DFW Midstream system and 64 additional wells were in various stages of completion, 45 of which are on existing pad sites that we currently serve and 19 of which are on pad sites to which we intend to connect.

        While there has been substantial development of the broader 24-county Barnett Shale over the past decade, southeastern Tarrant County, which is located in the core area of the Barnett Shale, has been largely undeveloped due to the urban landscape and the absence of natural gas gathering infrastructure. The DFW Midstream system, which is primarily located in southeast Tarrant County, has addressed the historical lack of gathering infrastructure and currently provides producers in the area with a safe, efficient and reliable solution to deliver their natural gas to market. Tarrant County, which is currently the largest natural gas producing county in Texas, experienced an increase in natural gas production from 1.6 Bcf/d in October 2009 to 2.0 Bcf/d in October 2011. Over this same period, throughput on the DFW Midstream system increased from approximately 10 MMcf/d to approximately 380 MMcf/d, which accounted for approximately 90% of Tarrant County's increased natural gas production.

        We believe the production profile of wells drilled within our AMIs, which includes the two largest wells ever drilled in the Barnett Shale, will continue to attract drilling activity over the long term as producers become more selective in their drilling locations in order to maximize their returns. We also believe that the acreage dedicated to the DFW Midstream system is substantially undeveloped as evidenced by our 100,000 acre gathering footprint and our customers' desire to reduce well spacing below 50 acres to maximize recoverable reserves. We believe our strategic location in the core of the core of the Barnett Shale provides us with a competitive advantage to add incremental throughput with limited additional investment capital due to the anticipated future, high-density, infill drilling from our customers on connected pad sites and nearby pad sites that have yet to be connected. This high-density, infill drilling, is magnified in our area given the urban landscape and the desire of our producer customers to minimize their surface footprint.

Gas Gathering Agreements

        We derive revenue primarily from long-term, fee-based, gas gathering agreements, or GGAs, with some of the largest and most active producers in our areas of operation. The following describes the material provisions included in the majority of our firm gas gathering agreements with our significant customers, including our natural gas gathering agreements with Chesapeake, Encana, Carrizo Oil and Gas and WPX Energy.

  AMIs and Contract Terms

        Our gas gathering agreements contain AMIs. The AMIs generally have terms that range from 10 years to 25 years and require that any production by our customers within the AMIs flow through our gathering systems. Under certain of our GGAs, we have agreed to construct pipeline laterals to connect our gathering systems to pad sites located within the AMI. If we choose to forego a discretionary opportunity presented by the customer, such as constructing a lateral to an additional pad site, or constructing additional pipeline infrastructure or related assets in connection with a customer's expansion of its drilling operations, the customer may, in certain circumstances, construct the additional infrastructure and sell it to us at a price equal to their cost plus an applicable margin, or, in some cases, release the relevant acreage dedication from the AMI.

  Minimum Volume Commitments

        Our gas gathering agreements contain minimum volume commitments, or MVCs, pursuant to which our customers guarantee to ship a minimum volume of natural gas on our gathering systems, or, in some cases, to pay a minimum monetary amount, over certain periods during the term of the MVC. The original terms of the MVCs range from 7 to 15 years. In addition, certain of our customers have an aggregate MVC, which is a total amount of natural gas that the customer must transport on our gathering systems (or an equivalent monetary amount) over the MVC term. In these cases, once a customer achieves its aggregate MVC, any remaining future MVCs will terminate and the customer will then simply pay the applicable gathering rate multiplied by the actual throughput volumes shipped.

        If a customer's actual throughput volumes are less than its MVC for the applicable period, it must make a shortfall payment to us at the end of that contract month or year, as applicable. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped for the applicable period and the MVC for the applicable period, multiplied by the applicable gathering fee. To the extent that a customer's actual throughput volumes are above or below its MVC for the applicable period, however, many of our GGAs contain provisions that can operate to reduce or delay the cash flows that we expect to receive from our MVCs. These provisions include the following:

  •
  To the extent that a customer's throughput volumes are less than its MVC for the applicable period and the customer makes a shortfall payment, it is entitled to an offset in one or more subsequent periods in which the customer's actual throughput volumes exceed its MVC. This mechanism allows the customer to forego paying gathering fees in excess of its MVC for the applicable period to the extent that it has made a shortfall payment with respect to one or more preceding periods.

  •
  To the extent that a customer's throughput volumes exceed its MVC in the applicable period, it is entitled to apply the excess throughput against its aggregate MVC, thereby reducing the period for which its annual MVC applies. For example, one of our DFW Midstream customers has a contracted MVC term from October 2010 through September 2017. However, this customer has regularly shipped excess natural gas on our DFW Midstream system relative to its MVC. Assuming its throughput rate remains at this level, we estimate that it will satisfy the requirements of its aggregate MVC by the end of 2012, thereby reducing the period for which its MVC applies from eight years to less than three years. As a result of this mechanism, the weighted average remaining period for which our MVCs apply is less than the weighted average of the original stated terms of our MVCs.

  •
  To the extent that a customer's throughput volumes exceed its MVC for the applicable period, there is a crediting mechanism that allows the customer to build a "bank" of credits that it can utilize in the future to reduce shortfall payments owed in subsequent periods, subject to expiration if there is no shortfall payment owed in subsequent periods. The period over which this credit bank can be applied to future shortfall payments varies, depending on the particular GGA.

  Fuel Retainage Fees and Cost Pass-Throughs

        Our GGAs on our DFW Midstream system allow us to retain a small fixed percentage of the natural gas that we receive at the receipt points to offset the costs we incur to operate our electric-drive compressors. On average, we retain nominal amounts of the natural gas received at the receipt points on the DFW Midstream system. Our GGAs on our Grand River system allow us to (i) charge our customers for the electricity costs we incur to operate our electric-drive compressors and (ii) utilize physical gas on the Grand River system to operate our gas-fired compressors.

  Pressure Variance Penalties

        Our GGAs require us to maintain certain specified operating pressures on our gathering systems, both on a system-wide basis and with respect to each receipt point. We are also required to maintain certain minimum operating pressures at certain of our compressor stations. If we fail to maintain our required system and receipt point operating pressures, we can be subject to penalties in the form of substantial reductions in our gathering fees (subject, in certain circumstances, to force majeure relief). These reductions generally range from 25% to 75%, depending on the duration of the pressure variance. With respect to compressor station pressure variances, we are subject to penalties in the form of loss of our fuel retainage fees and our ability to pass our electricity costs on to the customer for a period of time, depending on the duration of the pressure variance. With respect to system and receipt point pressure variances that persist for extended periods of time (generally exceeding four months in any consecutive twelve month period), our customers are entitled to additional remedies, including:

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  a 100% reduction in gathering fees applicable to future shipments until the end of the first month following the resolution of the pressure variance; and

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  the ability to release all or a portion of the customer's future gas production from the GGA.

Competition

        The natural gas gathering, compression and transportation business is very competitive. Our competitors include other midstream companies, producers and intrastate and interstate pipelines. Competition for natural gas volumes is primarily based on reputation, commercial terms, reliability, service levels, flexibility, access to end-use markets, location, available capacity, capital expenditures and fuel efficiencies.

        In the future, we may face competition for production drilled outside of our AMIs and on attracting third-party volumes to our systems. Additionally, to the extent we make acquisitions from third parties we could face incremental competition.

Safety and Maintenance

        We are subject to regulation by DOT under the Natural Gas Pipeline Safety Act of 1968, as amended, also known as the NGPSA, which establishes federal safety standards for the design, construction, operation and maintenance of natural gas pipeline facilities. In the Pipeline Safety Act of 1992, also known as the PSA, Congress expanded DOT's regulatory authority to include "regulated gathering lines" that had previously been exempt from federal jurisdiction. The Pipeline Safety Improvement Act of 2002, also known as the PSIA, and the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, also known as the PIPES Act, established mandatory inspections for certain U.S. oil and natural gas transmission pipelines in high consequence areas, and the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 reauthorizes funding for federal pipeline safety programs through 2015, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines.

        DOT has delegated the implementation of safety requirements to PHMSA, which has adopted and enforces safety standards and procedures applicable to our pipelines. In addition, many states, including the states in which we operate, have adopted regulations, similar to existing DOT regulations for intrastate pipelines. Among the regulations applicable to us, PHMSA requires pipeline operators to develop integrity management programs for certain pipelines located in high consequence areas, which include high population areas such as the Dallas-Fort Worth greater metropolitan area where our DFW gathering system is located, areas that are sources of drinking water, ecological resource areas that are unusually sensitive to environmental damage from a pipeline release and commercially navigable waterways. While the majority of our pipelines meet the DOT definition of gathering lines and are thus exempt from PHMSA's integrity management requirements, we also operate three pipelines in the Dallas-Fort Worth area that are subject to the integrity management requirements. The regulations require operators, including us, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

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  maintain processes for data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

        While repairs, remediation or preventative or mitigation measures resulting from integrity management inspections could obligate us to make material expenditures, we do not anticipate such an outcome because our pipelines are relatively new.

        Recently enacted pipeline safety legislation, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, reauthorizes funding for federal pipeline safety programs through 2015, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. PHMSA has also published an advanced notice of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to revise the integrity management requirements and extend the integrity management requirements to certain gathering lines. Extending the integrity management requirements to our gathering lines would impose additional obligations on us and could add material costs to our operations.

        We believe that we are in compliance with existing safety laws and regulations and we cannot predict the outcome of new regulatory initiatives; however, increased penalties for safety violations and potential regulatory changes could have a material effect on our operations, operating and maintenance expenses, and revenues.

        We are also subject to a number of federal and state laws and regulations, including the Federal Occupational Safety and Health Act, or the OSHA, and comparable state statutes, the purposes of which are to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the OSHA hazard communication standard, EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that such information be provided to employees, state and local government authorities and citizens. We are also subject to the OSHA Process Safety Management regulations that are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above the specified thresholds or any process which involves flammable liquid or gas, pressurized tanks, caverns and wells in excess of 10,000 pounds at various locations. Flammable liquids stored in atmospheric tanks below their normal boiling points without the benefit of chilling or refrigeration are exempt. We are also subject to EPA Chemical Accident Prevention Provisions, also known as the Risk Management Plan requirements, which are designed to prevent the accidental release of toxic, reactive, flammable or explosive materials. We have an internal program of inspection designed to monitor and enforce compliance with all of these requirements. We believe that we are in material compliance with all applicable laws and regulations relating to worker health and safety, community right to know laws, and the security of our facilities.

Regulation of the Oil and Natural Gas Industries

  General

        Sales by producers of natural gas, crude oil, condensate, and NGLs are currently made at uncontrolled market prices; however, regulation of gathering and transportation services may affect certain aspects of our business and the market for our services. FERC regulates the transportation of natural gas in interstate commerce and the interstate transportation of crude oil, petroleum products and NGLs. FERC regulation includes reviewing and accepting or approving rates and other terms and conditions for such transportation services. FERC and FTC are also authorized to prevent and sanction market manipulation in natural gas markets and petroleum markets, respectively. State and municipal regulations may apply to the production and gathering of natural gas, the construction and operation of natural gas and crude oil facilities, and the rates and practices of gathering systems and intrastate pipelines.

  Regulation of Oil and Natural Gas Exploration, Production and Sales

        Sales of crude oil and NGLs are not currently regulated and are transacted at market prices. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993. FERC, which has the authority under the NGA to regulate the prices and other terms and conditions of the sale of natural gas for resale in interstate commerce, has issued blanket authorizations for all gas resellers subject to FERC regulation, except interstate pipelines, to resell natural gas at market prices. Either Congress or FERC (with respect to the resale of gas in interstate commerce), however, could re-impose price controls in the future.

        Exploration and production operations are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits, bonds and pollution liability insurance for the drilling of wells, regulating the location of wells, the method of drilling, casing, operating, plugging and abandoning wells, and governing the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation of resources, including provisions for the unitization or pooling of producing properties, the establishment of maximum rates of production from wells, and the regulation of spacing of wells. These state and municipal regulations do not directly apply to our business, but may nonetheless affect the availability of natural gas for gathering by us.

  Regulation of the Gathering and Transportation of Natural Gas

        We believe that our gas pipeline facilities qualify as gathering facilities that are exempt from the jurisdiction of FERC under the NGA and the NGPA, although we are subject to FERC's anti-market manipulation regulations (see Anti-Market Manipulation Rules below). The distinction between federally unregulated gathering facilities and FERC-regulated transmission pipelines has been the subject of extensive litigation and may be determined by FERC on a case-by-case basis, although FERC has made no determinations as to the status of our facilities. Consequently, the classification and regulation of some of our pipelines could change based on future determinations by FERC or the courts. If our gas gathering operations become subject to FERC jurisdiction, the result may adversely affect the rates we are able to charge and the services we currently provide, and may include the potential for a termination of our gathering agreements with our customers.

        Our gathering of natural gas is also affected by the availability, terms and cost of downstream transportation services. The rates and terms for access to pipeline transportation services are subject to extensive regulation. In recent years, FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of these initiatives, interstate natural gas transportation and marketing systems have been substantially restructured to remove barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from competing effectively with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. FERC's regulations require, among other things, that interstate pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas suppliers, provide internet access to current information about available pipeline capacity and other relevant information, and permit pipeline shippers to release contracted transportation and storage capacity to other shippers, thereby creating secondary markets for such services. The result of FERC's initiatives has been to eliminate the interstate pipelines' traditional role of providing bundled sales service of natural gas and to require pipelines to offer unbundled storage and transportation services on a non-discriminatory basis. The rates for such transportation and storage services are subject to FERC ratemaking authority, and FERC exercises its authority by applying cost-of-service principles, allowing for the negotiation of rates where there is a cost-based alternative rate or granting market-based rates in certain circumstances, typically with respect to storage services.

        Natural gas production, gathering and transportation may be subject to state and local regulations that may change from time to time. Our construction of new gathering facilities and expansion of existing gathering facilities may be subject to state and local regulation, including approval and permit requirements. Regulation of our operations may cause us to incur additional operating costs or limit the quantities of gas we may gather. In addition, state ratable take statutes and regulations generally require us to take natural gas production that may be tendered to us for handling without undue discrimination. These statutes are designed to prohibit discrimination in favor of one source of supply over another source of supply and they restrict our right to decide whose production we gather.

        Gathering systems and pipelines that operate only in a single state may be subject to regulation by state regulatory authorities with respect to safety (under a federal certification) and rates and practices, including requirements for ratable takes or non-discriminatory access to pipeline services. The basis for state regulation and the degree of regulatory oversight of gathering systems and intrastate pipelines varies from state to state. In Texas, we have filed a tariff with the Texas Railroad Commission to establish rates and terms of service for our DFW operations. We have not been required to file a tariff in Colorado for our Grand River assets. Both of these states have adopted complaint-based regulation that allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve access issues and rate grievances, among other matters. State authorities generally have not initiated investigations of the rates or practices of gathering systems or intrastate pipelines in the absence of a complaint.

        Intrastate pipelines that provide interstate transportation service are regulated by FERC under Section 311 of the NGPA as to rates and other terms and conditions of service with respect to interstate gas shipments, unless an exemption from such regulation applies (such as for gathering lines). We believe that our pipelines are gathering systems that are therefore exempt from Section 311 requirements.

        Changes in federal, state, or local law or policy may affect us either directly or indirectly. While we cannot predict what further action legislators or regulators will take, we do not believe that any such action taken will affect us differently, in any material way, than other midstream companies with which we compete.

  Regulation of Crude Oil and NGL Transportation Rates

        In a number of instances the ability to transport and sell crude oil and NGLs is dependent on pipelines whose rates and other terms and conditions of service are subject to FERC jurisdiction under the Interstate Commerce Act and the Energy Policy Act of 1992, state regulatory jurisdiction under state statutes, or both. Interstate transportation rates for crude oil and NGLs, among other liquid commodities, are regulated by FERC, and, in general, these rates must be cost-based or based on rates in effect in 1992, although FERC has established an indexing system for such transportation rates which allows pipelines to take an annual inflation-based rate increase. Shippers may, however, contest rates that do not reflect costs of service. FERC has also established market-based rates and settlement rates as alternative forms of ratemaking in certain circumstances.

        In other instances involving intrastate-only transportation of crude oil, NGLs and other products, the ability to transport and sell such commodities is dependent on transportation by pipelines at rates, and on other terms and conditions of service that are subject to regulation by state regulatory authorities. Such pipelines may be subject to state regulation with respect to safety (under a federal certification) and rates and other practices, including requirements for ratable takes or non-discriminatory access to pipeline services. The basis for state regulation and the degree of regulatory oversight of intrastate liquids pipelines varies from state to state. Many states operate on a complaint-based system and state authorities have generally not initiated investigations of the rates or practices of liquids pipelines in the absence of a complaint.

  Anti-Market Manipulation Rules

        We are subject to the anti-market manipulation provisions in the NGA, as amended by EPAct 2005, which authorize FERC to impose fines of up to one million dollars ($1,000,000) per day per violation of the NGA or its implementing regulations. In addition, FTC holds statutory authority under the EISA to prevent market manipulation in petroleum markets, including the authority to request that a court impose fines of up to one million dollars ($1,000,000) per day per violation. These agencies have promulgated broad rules and regulations prohibiting fraud and manipulation in oil and gas markets. The CFTC is directed under the CEA to prevent price manipulations for the commodity and futures markets, including the energy futures markets. Pursuant to the Dodd-Frank Act and other authority, CFTC has adopted anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity and futures markets. CFTC also has statutory authority to seek civil penalties of up to the greater of one million dollars ($1,000,000) or triple the monetary gain to the violator for violations of the anti-market manipulation sections of CEA. We are also subject to various reporting requirements that are designed to facilitate transparency and prevent market manipulation. Failure to comply with such market rules, regulations and requirements could have a material adverse effect on our business, results of operations, and financial condition.

Environmental Matters

  General

        Our operation of pipelines and other facilities for the gathering, compressing and transporting of natural gas and other products is subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

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  requiring the installation of pollution-control equipment or otherwise restricting the way we operate or imposing additional costs on our operations;

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  limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species;

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  delaying system modification or upgrades during permit reviews;

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  requiring investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and

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  enjoining the operations of facilities deemed to be in non-compliance with permits or permit requirements issued pursuant to or imposed by such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where substances, hydrocarbons or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. We also actively participate in industry groups that help formulate recommendations for addressing existing or future regulations.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations or cash flows. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability to gather, compress and transport natural gas. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business. We believe that we are in substantial compliance with all of these environmental laws and regulations.

  Hazardous Substances and Waste

        Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as CERCLA or the Superfund law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. We may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

        We also generate industrial wastes that are subject to the requirements of the Resource Conservation and Recovery Act, referred to as RCRA, and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. We generate little hazardous waste; however, it is possible that non-hazardous wastes, which could include wastes currently generated during our operations, will in the future be designated as "hazardous wastes" and, therefore, be subject to more rigorous and costly disposal requirements. Moreover, from time to time, the EPA and state regulatory agencies have considered the adoption of stricter disposal standards for non-hazardous wastes, including natural gas wastes. Any such changes in the laws and regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses or otherwise impose limits or restrictions on our operations or those of our customers.

        We currently own or lease properties where hydrocarbons are being or have been handled for many years. Although previous operators have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under the other locations where these hydrocarbons and wastes have been transported for treatment or disposal. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination. We are not currently aware of any facts, events or conditions relating to such requirements that could materially impact our operations or financial condition.

  Oil Pollution Act (OPA)

        In 1991, the EPA adopted regulations under the OPA. These oil pollution prevention regulations, as amended several times since their original adoption, require the preparation of a Spill Prevention Control and Countermeasure Plan, or SPCC, for facilities engaged in drilling, producing, gathering, storing, processing, refining, transferring, distributing, using, or consuming oil and oil products, and which due to their location, could reasonably be expected to discharge oil in harmful quantities into or upon the navigable waters of the United States. The owner or operator of an SPCC-regulated facility is required to prepare a written, site-specific spill prevention plan, which details how a facility's operations comply with the requirements. To be in compliance, the facility's SPCC plan must satisfy all of the applicable requirements for drainage, bulk storage tanks, tank car and truck loading and unloading, transfer operations (intrafacility piping), inspections and records, security, and training. Most importantly, the facility must fully implement the SPCC plan and train personnel in its execution. We believe that none of our facilities is materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

  Air Emissions

        Our operations are subject to the federal Clean Air Act and comparable state and local laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions. We believe that we are in substantial compliance with these requirements. We may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that our operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

        Increased obligations of operators to reduce air emissions of nitrogen oxides and other pollutants from internal combustion engines in transmission service have been enacted by governmental authorities. For example, on August 20, 2010, the EPA published new regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocating internal combustion engines. The rule may require us to undertake certain expenditures and activities, likely including purchasing and installing emissions control equipment, such as oxidation catalysts or non-selective catalytic reduction equipment, on all our engines following prescribed maintenance practices for engines (which are consistent with our existing practices), and implementing additional emissions testing and monitoring. On March 9, 2011, the EPA issued a new proposed rule and a direct final rule effective on May 9, 2011 to clarify compliance requirements related to operation and maintenance procedures for continuous parametric monitoring systems. Compliance with the final rule currently is required by October 2013. We are continuing our evaluation of the cost impacts of the final rule.

        On June 28, 2011, the EPA issued a final rule, effective August 29, 2011 modifying existing regulations under the CAA that established new source performance standards for manufacturers, owners and operators of new, modified and reconstructed stationary internal combustion engines. The final rule may require us to undertake significant expenditures, including expenditures for purchasing, installing, monitoring and maintaining emissions control equipment. Compliance with the final rule would not be required until at least 2013. We are currently evaluating the impact that this final rule will have on our operations.

        On April 17, 2012, the EPA finalized rules that establish new air emission control requirements for oil and natural gas production and natural gas processing operations. Specifically, the EPA's rule package includes New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules establish specific new requirements regarding emissions from compressors and controllers at natural gas processing plants, dehydrators, storage tanks and other production equipment. In addition, the rules establish new leak detection requirements for natural gas processing plants at 500 ppm. These rules will require a number of modifications to our operations, including the installation of new equipment to control emissions from our compressors at initial startup, or 60 days after the final rule is published in the Federal Register. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business. In addition, the EPA rules include NSPS standards for completions of hydraulically fractured natural gas wells, which may impact our customers. Before January 1, 2015, these standards require owners/operators to reduce VOC emissions from natural gas not sent to the gathering line during well completion either by flaring using a completion combustion device or by capturing the gas using green completions with a completion combustion device. Beginning January 1, 2015, operators must capture the gas and make it available for use or sale, which can be done through the use of green completions. The standards are applicable to newly fractured wells as well as existing wells that are refractured. These requirements may result in increased operating costs for producers who drill near our pipelines, which could reduce the volumes of natural gas available to move through our gathering systems, which could materially adversely affect our revenue and results of operations. For additional information about hydraulic fracturing and related environmental matters, please read "Business—Environmental Matters—Hydraulic Fracturing."

        These new regulations and proposals, when finalized, and any other new regulations requiring the installation of more sophisticated pollution control equipment could have a material adverse impact on our business, results of operations, financial condition and ability to make cash distributions to our unit holders.

  Water Discharges

        The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters as well as waters of the United States and impose requirements affecting our ability to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of pollutants and chemicals. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. These permits may require us to monitor and sample the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. We believe that compliance with existing permits and compliance with foreseeable new permit requirements under the Clean Water Act and state counterparts will not have a material adverse effect on our financial condition, results of operations or cash flow.

Hydraulic Fracturing

        The underground injection of oil and natural gas wastes are regulated by the Underground Injection Control program authorized by the Safe Drinking Water Act. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. We do not conduct any hydraulic fracturing activities, and we believe that our facilities will not be materially adversely affected by such requirements. However, a portion of our customers' natural gas production is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. We do not engage in any hydraulic fracturing activities although many of our customers do. Legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act to subject hydraulic fracturing operations to regulation under the Act's Underground Injection Control Program to require disclosure of chemicals used in the hydraulic fracturing process. Scrutiny of hydraulic fracturing activities continues in other ways. The federal government is currently undertaking several studies of hydraulic fracturing's potential impacts, the results of which are expected between the latter part of 2012 and 2014. In addition, on October 21, 2011, the EPA announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other natural gas production activities. On May 4, 2012, the BLM issued a proposed rule to regulate hydraulic fracturing on public and Indian land. The rule would require companies to publicly disclose the chemicals used in hydraulic fracturing operations to the BLM after fracturing operations have been completed and includes provisions addressing well-bore integrity and flowback water management plans.

        Several states, including states in which our customers do business, such as Texas and Colorado, have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing, through additional permit requirements, public disclosure of fracturing fluid contents, operational restrictions, and temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as watersheds. We cannot predict whether any other legislation will be enacted in the future and if so, what its provisions would be. If additional levels of regulation and permits are required through the adoption of new laws and regulations at the federal or state level, it could lead to delays, increased operating costs and process prohibitions that could reduce the volumes of natural gas that move through our gathering systems which would materially adversely affect our revenue and results of operations. For additional information about hydraulic fracturing and related environmental matters, please read "Risk Factors—Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas production by our customers, which could adversely impact our revenues."

  Endangered Species

        The Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. While some of our pipelines may be located in areas that are designated as habitats for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans or limit future development activity in the affected areas.

  National Environmental Policy Act

        The National Environmental Policy Act, or NEPA, establishes a national environmental policy and goals for the protection, maintenance and enhancement of the environment and provides a process for implementing these goals within federal agencies. A major federal agency action having the potential to significantly impact the environment requires review under NEPA and, as a result, many activities requiring FERC approval must undergo NEPA review. Many of our activities are covered under categorical exclusions which results in a shorter NEPA review process. The Council on Environmental Quality has announced an intention to reinvigorate NEPA reviews and on March 12, 2012, issued final guidance that may result in longer review processes that could lead to delays and increased costs that could materially adversely affect our revenues and results of operations.

  Climate Change

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" and including carbon dioxide and methane, may be contributing to warming of the Earth's atmosphere. In response to the scientific studies, international negotiations to address climate change have occurred. The United Nations Framework Convention on Climate Change, also known as the "Kyoto Protocol," became effective on February 16, 2005 as a result of these negotiations, but the United States did not ratify the Kyoto Protocol. At the end of 2009, an international conference to develop a successor to the Kyoto Protocol issued a document known as the Copenhagen Accord. Pursuant to the Copenhagen Accord, the United States submitted a greenhouse gas emission reduction target of 17 percent by 2020 compared to 2005 levels. We continue to monitor the international efforts to address climate change. Their effect on our operations cannot be determined with any certainty at this time.

        In the United States, legislative and regulatory initiatives are underway to limit GHG emissions. The U.S. Congress has considered legislation that would control GHG emissions through a "cap and trade" program and several states have already implemented programs to reduce GHG emissions. The U.S. Supreme Court determined that GHG emissions fall within the federal Clean Air Act, or the CAA, definition of an "air pollutant," and in response the EPA promulgated an endangerment finding paving the way for regulation of GHG emissions under the CAA. In 2010, the EPA issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for greenhouse gas emissions under the Clean Air Act.

        In addition, in September 2009, the EPA issued a final rule requiring the reporting of GHGs from specified large GHG emission sources in the United States beginning in 2011 for emissions in 2010. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting to include onshore and offshore oil and natural gas systems beginning in 2012. We are required to report under these rules for certain of our assets. The EPA continues to consider additional climate change requirements, such as the March 2011 proposed rules regarding future coal-fired power plants. Because regulation of GHG emissions is relatively new, further regulatory, legislative and judicial developments are likely to occur. Such developments may affect how these GHG initiatives will impact us. However, due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact that related developments will have on us.

        Legislation or regulations that may be adopted to address climate change could also affect the markets for our products by making our products more or less desirable than competing sources of energy. To the extent that our products are competing with higher greenhouse gas emitting energy sources, our products would become more desirable in the market with more stringent limitations on greenhouse gas emissions. Conversely, to the extent that our products are competing with lower greenhouse gas emitting energy sources such as solar and wind, our products would become less desirable in the market with more stringent limitations on greenhouse gas emissions. We cannot predict with any certainty at this time how these possibilities may affect our operations.

        The majority of scientific studies on climate change suggest that stronger storms may occur in the future in the areas where we operate, although the scientific studies are not unanimous. We are taking steps to mitigate physical risks from storms, but no assurance can be given that future storms will not have a material adverse effect on our business.

  Anti-terrorism Measures

        The Department of Homeland Security Appropriation Act of 2007 requires the Department of Homeland Security, or DHS, to issue regulations establishing risk-based performance standards for the security of chemical and industrial facilities, including oil and gas facilities that are deemed to present "high levels of security risk." The DHS issued an interim final rule in April 2007 regarding risk-based performance standards to be attained pursuant to this act and, on November 20, 2007, further issued an Appendix A to the interim rules that establish chemicals of interest and their respective threshold quantities that will trigger compliance with these interim rules. Covered facilities that are determined by DHS to pose a high level of security risk will be required to prepare and submit Security Vulnerability Assessments and Site Security Plans as well as comply with other regulatory requirements, including those regarding inspections, audits, recordkeeping, and protection of chemical-terrorism vulnerability information.

Title to Properties and Rights-of-Way

        Our real property falls into two categories: (1) parcels that we own in fee and (2) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our gathering systems and other major facilities are located are owned by us in fee title, and we believe that we have satisfactory title to these lands. The remainder of the land on which our major facilities are located are held by us pursuant to perpetual easements between us and the underlying fee owner, or permits with governmental authorities. Our Predecessor leased or owned these lands for many years without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory leasehold estates or fee ownership in such lands or valid permits with governmental authorities. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses with the exception of certain permits with governmental entities that have been applied for, but not yet issued.

Employees

        We do not have any employees. The officers of our general partner will manage our operations and activities. As of March 31, 2012, Summit Midstream Partners, LLC employed 73 people who provide direct, full-time support to our operations, including 19 field-level employees we hired from Encana in connection with our acquisition of the Grand River system. Subsequent to the closing of this offering, all of the employees required to conduct and support our operations will be employed by our general partner or its affiliates. None of these employees are covered by collective bargaining agreements, and our general partner considers its employee relations to be good.

Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

MANAGEMENT

Management of Summit Midstream Partners, LP

        We are managed by the directors and executive officers of our general partner, Summit Midstream GP, LLC. Our general partner is not elected by our unitholders and will not be subject to re-election in the future. Summit Investments owns all of the membership interests in our general partner. Our general partner has a board of directors, and our unitholders are not entitled to elect the directors or directly or indirectly to participate in our management or operations. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

Director Independence

        Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a listed limited partnership like us to have, and we do not intend to have, a majority of independent directors on the board of directors of our general partner.

Committees of the Board of Directors

        The board of directors of our general partner will have an audit committee, or the Audit Committee, and a conflicts committee, or the Conflicts Committee, and may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors will have the composition and responsibilities described below.

  Audit Committee

        Our general partner will have an Audit Committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. Our general partner will rely on the phase-in rules of the SEC and the NYSE with respect to the independence of the Audit Committee. Those rules permit our general partner to have an audit committee that has one independent member upon the effectiveness of the registration statement of which this prospectus forms a part, a majority of independent members within 90 days thereafter and all independent members within one year thereafter. The Audit Committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The Audit Committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the Audit Committee.

  Conflicts Committee

        At least two members of the board of directors of our general partner will serve on our Conflicts Committee to review specific matters that may involve conflicts of interest in accordance with the terms of our partnership agreement. The Conflicts Committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the Conflicts Committee may not be officers or employees of our general partner or directors, officers, employees of any of its affiliates, may not hold any ownership interest in our general partner or us and our subsidiaries other than common units and other awards that are granted under our incentive plans in place from time to time, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the Conflicts Committee in good faith will be conclusively deemed to be approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Directors and Executive Officers

        Directors are appointed for a term of one year and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the board. The following table shows information for the directors and executive officers of our general partner.

Name	Age	Position with Summit Midstream GP, LLC
Steven J. Newby	39	President, Chief Executive Officer and Director
Matthew S. Harrison	42	Senior Vice President and Chief Financial Officer
Brad N. Graves	45	Senior Vice President, Corporate Development
Rene L. Casadaban	43	Senior Vice President, Engineering, Construction and Operations
Brock M. Degeyter	35	Senior Vice President and General Counsel
Thomas K. Lane	55	Director
Andrew F. Makk	42	Director
Curtis A. Morgan	51	Director
Tyson R. Yates	43	Director

        Steven J. Newby has been the President and Chief Executive Officer of our general partner since May 2012. Mr. Newby was a founding member of Summit Midstream Partners, LLC and has been the President and Chief Executive Officer of Summit Midstream Partners, LLC since its formation in September 2009. Mr. Newby's background includes over 15 years of oil and gas experience with a focus on the midstream sector of the energy industry. Mr. Newby was a founding member of SunTrust Bank's Corporate Energy industry specialty group and ultimately became a Managing Director and Head of the Project Finance Group within SunTrust's Capital Markets division. In 2007, Mr. Newby joined ING Investment Management to manage a $300 million proprietary fund focused on the private and public investment in the energy infrastructure space. Mr. Newby is a graduate of the University of North Carolina at Chapel Hill with a B.S. in Business Administration with a concentration in Finance.

        Matthew S. Harrison has been the Senior Vice President and Chief Financial Officer of our general partner since May 2012. Prior to joining our general partner, Mr. Harrison was the Senior Vice President and Chief Financial Officer of Summit Midstream Partners, LLC since September 2011. Mr. Harrison's background includes over 12 years of energy and finance experience. Mr. Harrison joined Summit Midstream Partners, LLC from Hiland Partners, LP, where he served as Executive Vice President and Chief Financial Officer, Secretary and Director from February 2008 to September 2011. Prior to joining Hiland, Mr. Harrison was a Director in the Energy & Power Merger & Acquisitions group at Wachovia Capital Markets from October 2007 to February 2008 and a Director in the Mergers & Acquisitions group at A.G. Edwards & Sons, Inc. from July 1999 to October 2007. Mr. Harrison is a Certified Public Accountant and was a Senior Accountant for PricewaterhouseCoopers for five years. Mr. Harrison received an MBA from Northwestern University—Kellogg Graduate School of Management in 1999 and a B.S. in Accounting from the University of Tennessee in 1992.

        Brad N. Graves has been the Senior Vice President of Corporate Development of our general partner since May 2012. Prior to joining our general partner, Mr. Graves was the Senior Vice President of Corporate Development of Summit Midstream Partners, LLC since April 2010. He was previously a Partner with Crestwood Midstream Partners, LLC from February 2008 until March 2010. Mr. Graves has served as Executive Vice President—Business Development of Genesis Energy, LP (AMEX: GEL) from August 2006 until November 2007. He also served as Vice President—Offshore Commercial for Enterprise Products Partners L.P. (NYSE: EPD) from 2004 until August 2006. Prior to 2004, Mr. Graves served in a variety of commercial roles at EPD and GulfTerra Energy Partners, LP (NYSE: GTM), prior to its merger with EPD. In his roles with EPD and GTM, Mr. Graves participated in numerous greenfield projects developed in the Gulf of Mexico. Mr. Graves earned a B.B.A. in Accounting from Texas A&M University in 1989 and an MBA in Marketing and Finance from the University of Saint Thomas in 1994.

        Rene L. Casadaban has been the Senior Vice President of Engineering, Construction, and Operations of our general partner since May 2012. Prior to joining our general partner, Mr. Casadaban was the Senior Vice President of Engineering, Construction and Operations of Summit Midstream Partners, LLC from November 2010 to April 2012. Mr. Casadaban has 20 years of project management experience for onshore, offshore and deepwater pipeline systems. Prior to joining Summit Midstream Partners, LLC, Mr. Casadaban worked for Enterprise Products Partners L.P. from 2006 to 2010 as the Director for Deepwater Development of floating production platforms and offshore pipelines. Mr. Casadaban has also served as an independent consultant to ExxonMobil and GulfTerra for Gulf of Mexico and international pipeline projects. At Land & Marine, Mr. Casadaban was responsible for managing domestic and international pipeline river crossings and beach approaches by horizontal directional drilling. Mr. Casadaban is a graduate of Auburn University with a B.S. in Building Construction.

        Brock M. Degeyter has been the Senior Vice President and General Counsel of our general partner since May 2012. Mr. Degeyter joined Summit Midstream Partners, LLC in January 2012 as Senior Vice President and General Counsel. Mr. Degeyter's background includes over ten years of energy, finance and business law experience. Prior to joining our general partner, Mr. Degeyter worked in the corporate legal department for Energy Future Holdings (formerly TXU Corp.) from January 2007 through December 2011 where he served as Director of Corporate Governance and Senior Counsel. Prior to joining Energy Future Holdings, Mr. Degeyter was engaged in private practice with the firm of Correro Fishman Haygood Phelps Walmsley & Casteix LLP from May 2002 through December 2006. Mr. Degeyter is licensed to practice law in the states of Texas and Louisiana. Mr. Degeyter received a B.A. in Political Science from Louisiana State University and a J.D. from Loyola University College of Law in New Orleans.

        Thomas K. Lane has served as a director of our general partner since May 2012 and was appointed to the board in connection with his affiliation with Energy Capital Partners, which controls our general partner. Mr. Lane has been a partner of Energy Capital Partners since 2005. Prior to joining Energy Capital Partners, Mr. Lane worked for 17 years in the Investment Banking Division at Goldman Sachs. As a Managing Director at Goldman Sachs, Mr. Lane had senior-level coverage responsibility for electric and gas utilities, independent power companies and merchant energy companies throughout the United States. Mr. Lane received a B.A. in economics from Wheaton College and an MBA from the University of Chicago. Mr. Lane was selected to serve as a director on the board due to his affiliation with Energy Capital Partners, his knowledge of the energy industry and his financial and business expertise.

        Andrew F. Makk has served as a director of our general partner since May 2012 and was appointed to the board in connection with his affiliation with Energy Capital Partners, which controls our general partner. Mr. Makk has been a Principal at Energy Capital Partners since 2005. Prior to joining Energy Capital Partners, he was a co-founder of a privately held energy company from 2002 to 2005, which built a portfolio of energy projects in Europe on behalf of a private equity fund through the acquisition of existing projects and development of new projects. Prior to 2002, Mr. Makk spent nine years with Enron International in various power and LNG asset development roles and became Head of Asset Development for Enron Europe in London. He received a B.S.M. in Finance from Tulane University and an MBA from the Fuqua School of Business at Duke University. Mr. Makk was selected to serve as a director on the board due to his affiliation with Energy Capital Partners, his knowledge of the energy industry and his financial and business expertise.

        Curtis A. Morgan has served as a director of our general partner since May 2012 and was appointed to the board in connection with his affiliation with Energy Capital Partners, which controls our general partner. Mr. Morgan has served as the President and Chief Executive Officer of EquiPower Resources Corp. since May 2010. Prior to joining EquiPower Resources Corp., he served as an Operating Partner of Energy Capital Partners from May 2009 to May 2010. Prior to joining Energy Capital Partners, he served as President and Chief Executive Officer of FirstLight Power Enterprises from November 2006 to April 2009. Mr. Morgan has also held leadership positions at NRG Energy, Mirant Corporation and Reliant Energy. Mr. Morgan received a B.A. in Accounting from Western Illinois University and an MBA in Finance and Economics from the University of Chicago. He is a Certified Public Accountant. We believe that Mr. Morgan's extensive executive, financial and operational experience bring important and necessary skills to the board of directors.

        Tyson R. Yates has served as a director of our general partner since May 2012 and was appointed to the board in connection with his affiliation with GE Energy Financial Services, Inc. Mr. Yates currently serves as Managing Director of the Midstream portfolio group at GE Energy Financial Services, a position he assumed in March 2007. Over the past 12 years, Mr. Yates has held a variety of positions at GE Energy Financial Services, including Senior Vice President in the Midstream sector investment group. In his current position, Mr. Yates serves on a number of boards that currently include Southern Star Central Corp., a regulated interstate natural gas pipeline system headquartered in Kentucky, SourceGas Holdings Inc., a local gas distribution company headquartered in Colorado, and Phoenix Park Gas Processors Ltd., a natural gas processing plant in Trinidad. Prior to joining GE Energy Financial Services, Mr. Yates held the position of Senior Manager in the Special Acquisition Services and Audit practice at Deloitte & Touche LLP. Mr. Yates has a B.S. in Accounting from the University of Florida and is a Certified Public Accountant. We believe that Mr. Yates's extensive executive and financial experience bring important and necessary skills to the board of directors.

Executive Compensation

        The following describes the material components of our compensation policies with respect to the following individuals, who are our general partner's executive officers and referred to as the "named executive officers":

  •
  Steven J. Newby, President and Chief Executive Officer;

  •
  Matthew S. Harrison, Senior Vice President and Chief Financial Officer; and

  •
  Rene L. Casadaban, Senior Vice President, Engineering, Construction and Operations.

Summary Compensation Table for 2011

        The following table sets forth certain information with respect to the compensation paid to our named executive officers for the year ended December 31, 2011.

Name and Principal Position	Salary ($)		Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Unit Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven J. Newby President and Chief Executive Officer	295,500		250,000	—	—	8,865	554,365
Matthew S. Harrison Senior Vice President and Chief Financial Officer	87,176	(5)	235,000	—	911,000	—	1,233,176
Rene L. Casadaban Senior Vice President, Engineering, Construction and Operations	200,000		—	155,000	1,185,826	6,000	1,546,826

(1)
Represents discretionary bonuses to Messrs. Newby and Harrison with respect to 2011 company and individual performance (described under "—Elements of Compensation—Annual Incentive Compensation" below), and also includes Mr. Harrison's $25,000 signing bonus.

(2)
Represents Mr. Casadaban's incentive bonus earned under our annual incentive bonus program for the year ended December 31, 2011. For a discussion of the determination of these amounts, please read "—Elements of Compensation——Annual Incentive Compensation" below.

(3)
Amounts shown in this column for Messrs. Harrison and Casadaban reflect the grant date fair value of the Pre-IPO Equity Awards in accordance with FASB ASC Topic 718. See Note 10 to our Consolidated Financial Statements for the assumptions made in valuing these awards. For additional information regarding the Pre-IPO Equity Awards, please read "—Long-Term Equity-Based Compensation Awards." Mr. Newby's Pre-IPO Equity Awards were granted prior to 2011. For information regarding Mr. Newby's outstanding Pre-IPO Equity Awards, see the Outstanding Equity Awards at December 31, 2011 Table below.

(4)
Represents employer contributions under the 401(k) Plan for all named executive officers other than Mr. Harrison, who did not receive any such contributions in 2011.

(5)
Mr. Harrison commenced employment with us on September 15, 2011. Amount shown represents the base salary earned by Mr. Harrison for his partial year of employment in 2011.

  Narrative Disclosure to Summary Compensation Table

  Elements of Compensation

        The primary elements of compensation for the named executive officers are base salary, annual incentive compensation and long-term equity-based compensation awards. The named executive officers also receive certain retirement, health, welfare and additional benefits as described below.

        Base Salary.    Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. None of our named executive officers received any base salary adjustments or increases during 2011, other than cost of living increases provided to all of our employees. However, effective March 2012, generally in preparation for this offering, base salary increases were approved for each named executive officer other than

Mr. Harrison, whose base salary was set in September 2011 upon his commencement of employment with us. The base salaries of our named executive officers before and after the increase, as applicable, are set forth in the following table:

Name and Principal Position	Base Salary before increase ($)	Base Salary after increase ($)
Steven J. Newby President and Chief Executive Officer	297,000	400,000
Matthew S. Harrison Senior Vice President and Chief Financial Officer	295,000	295,000
Rene L. Casadaban Senior Vice President, Engineering, Construction and Operations	200,000	250,000

        Annual Incentive Compensation.    For 2011, Messrs. Newby and Harrison had target bonuses of $223,500 and $221,250, respectively, or 75% of their base salaries. Our board of directors used its discretion to award both executives bonuses slightly in excess of their targets because, although we underperformed on our Adjusted EBITDA targets, we successfully completed our acquisition of the Grand River system under their leadership. Pursuant to Mr. Harrison's employment agreement, his bonus was not prorated, despite his September hire date.

        Mr. Casadaban's target incentive compensation was 75% of his base salary, or $150,000. Quantitative factors determined 70% of Mr. Casadaban's incentive compensation and qualitative factors determined 30%. Quantitative factors considered in determining the bonus included achievement of certain Adjusted EBITDA thresholds, construction goals and operational and safety goals. Although we underperformed on our Adjusted EBITDA targets, we achieved near target on our construction goals and significantly above target on our operational goals. As a result, Mr. Casadaban was awarded $79,800 or 76% of target for the portion of his bonus based on quantitative factors, and $75,200 or 167% of target for the portion of his bonus based on qualitative factors, primarily due to his significant contributions to the closing of the acquisition of the Grand River system. In total, Mr. Casadaban was awarded approximately 103% of his target incentive compensation for 2011.

        Long-Term Equity-Based Compensation Awards.    The named executive officers were each granted equity-based compensation awards in the form of interests ("upstairs profits interests") in a collective partnership vehicle, referred to in this prospectus as Summit Management, through which our named executive officers indirectly hold Class B percentage interests in Summit Investments ("downstairs profits interests"). The downstairs profits interests represent indirect interests in Summit Investments' future profits, and allow Summit Management to share in distributions by Summit Investments only after Summit Investments' Class A Members have received distributions in an amount equal to the sum of the fair market value of the downstairs profits interests at the time of grant plus any capital contributions made subsequent to the date of grant. The upstairs profits interests entitle the named executive officers to receive from Summit Management the proceeds of any distributions received by Summit Management from Summit Investments in respect of the corresponding downstairs profits interests, subject to the terms set forth in the partnership agreement of Summit Management. The upstairs profits interests are referred to in this prospectus as the Pre-IPO Equity Awards.

        The Pre-IPO Equity Awards were granted subject to a five-year time-based vesting schedule, subject to the named executive officer's continued employment through the applicable vesting date. The Pre-IPO Equity Awards are eligible for an additional one year of vesting in the event the named executive officer's employment is involuntarily terminated by the applicable employer without cause, or is terminated due to the named executive officer's death or disability, or, in the case of Mr. Newby, is terminated by him due to his resignation with good reason (as defined in the employment agreements, described below). The Pre-IPO Equity Awards are eligible for full 100% accelerated vesting if the named executive officer's employment is involuntarily terminated without cause or, in the case of Mr. Newby, is terminated by the named executive officer due to his resignation with good reason, within the 12 months after a change in control of Summit Investments. In the event of a named executive officer's termination of employment for any other reason, the named executive officer's Pre-IPO Equity Awards will be forfeited.

        Pursuant to the applicable partnership agreements, the vested downstairs profits interests may be repurchased by the applicable employer or Energy Capital Partners in certain circumstances. In the event of the termination of a named executive officer's employment due to death, disability, termination by the applicable employer without cause or, in the case of Mr. Newby, resignation with good reason or non-extension of the term of the employment agreement, the repurchase price will be equal to the value of the downstairs profits interests in a hypothetical liquidation of the applicable employer pursuant to the rights and preferences set forth in the partnership agreement, assuming all assets were sold for their fair market value. In the event of termination for cause, resignation (in the case of Mr. Newby, without good reason) or a purported transfer by the named executive officer or the management company in violation of the partnership agreement, the repurchase price will equal $0. In the event of a repurchase of the downstairs profits interests, the corresponding upstairs profits interests will be repurchased from the named executive officer by Summit Management for the same repurchase price.

        Going forward, we expect that equity-based incentive awards will be made more regularly and that equity-based awards will become more prominent in our annual compensation decision-making process. In anticipation of this offering, we intend to adopt a new long-term equity incentive plan, which is discussed in more detail under "2012 Long-Term Incentive Plan" below.

        Retirement, Health and Welfare and Additional Benefits.    The named executive officers are eligible to participate in such employee benefit plans and programs as we may from time to time offer to our employees, subject to the terms and eligibility requirements of those plans. The named executive officers are eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other employees. In 2011, we made a fully vested contribution on behalf of each of the 401(k) plan's participants equal to 3% of such participant's salary for the year.

Outstanding Equity Awards at December 31, 2011

        The following table provides information regarding the Pre-IPO Equity Awards held by the named executive officers as of December 31, 2011.

	Vesting Commencement Date	Number of Units That Have Not Vested (#)		Market Value of Units That Have Not Vested ($)(2)
Steven J. Newby	May 1, 2010	1.05	%(1)	3,845,947
	March 1, 2011	.056	%(1)	195,861
Matthew S. Harrison	September 15, 2012	.85	%(1)	1,346,400
Rene L. Casadaban	October 1, 2011	.52	%(1)	1,177,008

(1)
Represents the upstairs profits interests in Summit Management attributable to the unvested Pre-IPO Equity Awards held by each of our named executive officers. The Pre-IPO Equity Awards vest in five equal annual installments beginning on the first anniversary of the vesting commencement date.

(2)
There is no public market for the Pre-IPO Equity Awards. We valued the Pre-IPO Equity Awards with the assistance of a third-party valuation expert for purposes of this disclosure. The amount reported above under the heading "Market Value of Units That Have Not Vested" reflects the fair market value of our Pre-IPO Equity Awards as of December 31, 2011.

  Employment and Severance Arrangements

        We have entered into employment agreements with Steven J. Newby (dated September 3, 2009), and Matthew S. Harrison (dated September 15, 2011). Rene Casadaban is not a party to an employment agreement.

        The current term of Mr. Newby's employment agreement expires on August 31, 2012. Mr. Harrison's employment agreement has an initial term of two years, and is then automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable term. Each employment agreement provided for the named executive officer's initial base salary and a performance-based bonus ranging from 0% to 150% of base salary, with a target of 75% of base salary. Mr. Harrison's employment agreement also provides for a $25,000 cash signing bonus, reimbursement for up to $60,000 in relocation expenses incurred in relocating to Atlanta, Georgia, and reimbursement for tax preparation expenses in the amount of $10,000 per year. No such reimbursements were yet paid to Mr. Harrison in 2011.

        Each employment agreement provides for a cash severance payment upon a termination by us without cause or by the named executive officer for good reason, which is defined generally as the named executive officer's termination of employment within two years after the occurrence of (i) a material diminution in the named executive officer's authority, duties or responsibilities, (ii) a material diminution in the named executive officer's base compensation, (iii) a material change in the geographic location at which the named executive officer must perform his services under the agreement or (iv) any other action or inaction that constitutes a material breach of the employment agreement by us. Each employment agreement provides that the named executive officer's severance payment will be equal to the sum of his annual base salary and the annual bonus payable in respect of the preceding year, multiplied by a fraction, the numerator of which is equal to the number of days in the period beginning on the date of termination and ending on the later of (a) the last day of the then-applicable term of the employment agreement and (b) the first anniversary of the date of termination (the "severance period") and the denominator of which is 365. The severance payment is payable in equal installments during the severance period.

        Following any termination of employment other than one resulting from non-extension of the term, each of Messrs. Newby and Harrison will be subject to a post-termination non-competition covenant through the severance period. Following any termination of employment, each of Messrs. Newby and Harrison will be subject to a one-year post-termination non-solicitation covenant.

        In the case of Messrs. Newby and Harrison, if the named executive officer's employment is terminated due to non-extension of the term by us or by the named executive officer, we may choose to subject him to a non-competition covenant for up to one year post-termination. If we exercise this "noncompete option", then the named executive officer will be entitled to a severance payment in an amount equal to the sum of his annual base salary and annual bonus payable in respect of the preceding year, multiplied by a fraction, the numerator of which is equal to the number of days from the date of termination through the expiration of the restricted period (as elected by us) and the denominator of which is 365. In this case, the severance payment will be payable in equal installments over the restricted period.

        Any severance payment payable to a named executive officer pursuant to his employment agreement will be subject to his execution and non-revocation of a release of claims in favor of us.

        As described above, the Pre-IPO Equity Awards provide for certain acceleration in the event of certain terminations of employment, including certain terminations in connection with a change in control of Summit Investments.

2012 Long-Term Incentive Plan

        Prior to the consummation of this offering, our general partner intends to adopt a 2012 Long-Term Incentive Plan, or LTIP, pursuant to which our, our subsidiaries' and our general partner's eligible officers (including the named executive officers), employees, consultants and directors will be eligible to receive awards with respect to our equity interests, thereby linking the recipients' compensation directly to our performance. The description of the LTIP set forth below is a summary of the anticipated material features of the LTIP. This summary, however, does not purport to be a complete description of all of the anticipated provisions of the LTIP. In addition, our general partner is still in the process of implementing the LTIP and, accordingly, this summary is subject to change prior to the effectiveness of the registration statement of which this prospectus is a part.

        The LTIP will provide for the grant, from time to time at the discretion of the board of directors or compensation committee of our general partner, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of                        common units may be delivered pursuant to awards under the LTIP. Units that are cancelled or forfeited will be available for delivery pursuant to other awards. We expect that the LTIP will be administered by our general partner's board of directors, though such administration function may be delegated to a committee (including the compensation committee) that may be appointed by the board to administer the LTIP. The LTIP will be designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees, consultants and directors of us, our subsidiaries and our general partner for delivering desired performance results, as well as by strengthening our and our general partner's ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

  Restricted Units and Phantom Units

        A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. The administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The administrator of the LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

        Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

  Distribution Equivalent Rights

        The administrator of the LTIP, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

  Unit Options and Unit Appreciation Rights

        The LTIP may also permit the grant of options covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the administrator of the LTIP may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

  Unit Awards

        Awards covering common units may be granted under the LTIP with such terms and conditions, including restrictions on transferability, as the administrator of the LTIP may establish.

  Profits Interest Units

        Awards granted to grantees who are partners, or granted to grantees in anticipation of the grantee becoming a partner or granted as otherwise determined by the administrator, may consist of profits interest units. The administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

  Other Unit-Based Awards

        The LTIP may also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant's continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), or any combination thereof as the administrator of the LTIP may determine.

  Source of Common Units; Cost

        Common units to be delivered with respect to awards may be newly-issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing.

  Amendment or Termination of Long-Term Incentive Plan

        The administrator of the LTIP, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP will automatically terminate on the 10th anniversary of the date it was initially adopted by our general partner. The administrator of the LTIP will also have the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the rights of the participant without the consent of the affected participant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of units following the closing of this offering and the related transactions by:

  •
  each person who is known to us to beneficially own 5% or more of such units to be outstanding;

  •
  our general partner;

  •
  each of the directors and named executive officers of our general partner; and

  •
  all of the directors and executive officers of our general partner as a group.

        All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be.

        The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of                        , 2012, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

        The percentage of units beneficially owned is based on a total of                        common units and                        subordinated units outstanding immediately following this offering.

Name Of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned		Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned		Percentage of Total Common and Subordinated Units to be Beneficially Owned
Summit Midstream Partners LLC(1) (2)			%			%		%
Energy Capital Partners II, LP(3) (5)			%			%		%
Energy Capital Partners II-A, LP(3) (5)			%			%		%
Energy Capital Partners II-B IP, LP(3) (5)			%			%		%
Energy Capital Partners II-C (Summit IP), LP(3) (5)			%			%		%
Energy Capital Partners II (Summit Co-Invest), LP(3) (5)			%			%		%
EFS-S LLC(6) (7)			%			%		%
Steven J. Newby(1)			%			%		%
Matthew S. Harrison(1)			%			%		%
Brad N. Graves(1)			%			%		%
Rene L. Casadaban(1)			%			%		%
Brock M. Degeyter(1)			%			%		%
Thomas K. Lane(3)			%			%		%
Andrew F. Makk(3)			%			%		%
Curtis A. Morgan(4)			%			%		%
Tyson R. Yates(6)			%			%		%
All directors and executive officers as a group (consisting of persons)			%			%		%

(1)
The address for this person or entity is 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201.

(2)
Steven J. Newby, Matthew S. Harrison, Brad N. Graves, Rene L. Casadaban and Brock M. Degeyter, each of whom are executive officers of our general partner, own Class B profits interests of Summit Midstream Management, LLC.

(3)
The address for this person or entity is 51 John F. Kennedy Parkway, Suite 200, Short Hills, New Jersey 07078.

(4)
The address for Mr. Morgan is 100 Constitution Plaza, 10th Floor, Hartford, Connecticut 06103.

(5)
Energy Capital Partners II, LP and the other limited partnerships listed in the table above (collectively, the "ECP Funds") are members of Summit Midstream Partners, LLC and may therefore be deemed to beneficially own the                  common units and                        subordinated units held by Summit Midstream Partners, LLC. As holders of an 88.75% ownership interest of Summit Midstream Partners, LLC, the ECP Funds are entitled to elect four directors of Summit Midstream Partners, LLC. Thomas Lane and Andrew Makk are each a director of our general partner. In addition, Mr. Lane is a partner, and Mr. Makk is a principal at Energy Capital

  Partners II, LLC, the managing member of the general partner of the ECP Funds. They disclaim beneficial interest in our common and subordinated units except to their pecuniary interest therein.

(6)
The address for this person or entity is 800 Long Ridge Road, Stamford, Connecticut 06927.

(7)
EFS-S LLC, a wholly owned subsidiary of GE Energy Financial Services, Inc., is a member of Summit Midstream Partners, LLC and may therefore be deemed to beneficially own the                                    common units and                        subordinated units held by Summit Midstream Partners, LLC. As holders of an 11.25% ownership interest of Summit Midstream Partners, LLC, EFS-S LLC is entitled to elect one director of Summit Midstream Partners, LLC. Tyson R. Yates, a director of our general partner, is a Vice President at EFS-S LLC. He disclaims beneficial interest in our common and subordinated units except to his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Immediately following the closing of this offering, Summit Investments will own                        common units and                         subordinated units, representing a combined        % limited partner interest in us (or                        common units and                        subordinated units, representing a combined         % limited partner interest in us, if the underwriters exercise their option to purchase additional common units in full). In addition, Summit Investments will own and control our general partner, which will own a 2.0% general partner interest in us and all of our incentive distribution rights.

Distributions and Payments to our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation of Summit Midstream Partners, LP These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

  Formation Stage

The consideration received by our general partner and its affiliates prior to or in connection with this offering

•

                common units;

•

                subordinated units;

•

all of our incentive distribution rights;

•

2.0% general partner interest;

•

a $                cash payment from the proceeds of the offering; and

•

the right to have up to                common units redeemed with the proceeds of any exercise of the underwriters' option to purchase additional common units.

  Operational Stage

Distributions of available cash to our general partner and its affiliates	We will initially make cash distributions 98.0% to our unitholders pro rata, including Summit Investments, as the holder of an aggregate of common units and subordinated units, and 2.0% to our general partner, assuming it makes any capital contributions necessary to maintain its 2.0% general partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by our general partner will entitle our general partner to increasing percentages of the distributions, up to 48.0% of the distributions above the highest target distribution level.

Assuming we have sufficient cash available to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $ million on its 2.0% general partner interest and Summit Investments would receive an annual distribution of approximately $ million on its common units and subordinated units.

Payments to our general partner and its affiliates	Our general partner will not receive a management fee or other compensation for its management of us. However, we will reimburse our general partner and its affiliates for all expenses incurred on our behalf. Our partnership agreement provides that our general partner will determine the amount of these reimbursed expenses.
Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."

  Liquidation Stage

Liquidation	Upon our liquidation, our partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements with Affiliates

        We have various agreements with certain of our affiliates, as described below. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm's-length negotiations.

  Promissory Notes

        In conjunction with the purchase of the Grand River system, we executed promissory notes, on an unsecured basis, with Energy Capital Partners and GE Energy Financial Services. The notes totaled $200 million, have an 8% interest rate and mature on October 27, 2013. We have the option to elect to pay the interest in kind and we made this election for all interest due as of December 31, 2011. The amount of interest paid in kind and accrued to the balance of the note as of December 31, 2011 is $2.9 million resulting in $202.9 million as the amount outstanding on the notes as of December 31, 2011. As of December 31, 2011, the aggregate carrying value of these notes approximated the fair value.

  EquiPower Electricity Management Services Agreement

        In December 2011, we entered into a consulting arrangement with EquiPower Resources Corp., or EquiPower, an affiliate of Energy Capital Partners, whereby EquiPower assists us with managing our electricity price risk. During the year ended December 31, 2011, we paid EquiPower $11,000 for such services. Curtis A. Morgan, a member of the board of directors of our general partner, is the President and Chief Executive Officer of EquiPower.

Procedures for Review, Approval and Ratification of Related-Person Transactions

        The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related-person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related-person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

        The code of business conduct and ethics will provide that, in determining whether to recommend the initial approval or ratification of a related-person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on director independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

        The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Summit Investments), on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of its fiduciary duty.

        Our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the Conflicts Committee, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        If the resolution or course of action taken with respect to the conflict of interest satisfies any of the standards set forth in the first, third or fourth bullet points above, then such resolution or course of action will be deemed to be approved by all of our unitholders and, in the case of all four bullet points above, will not constitute a breach of our partnership agreement or of any duties our general partner may owe us or our unitholders.

        Our general partner may, but is not required to, seek approval from the Conflicts Committee of a resolution of a conflict of interest with our general partner or affiliates. Any matters approved by the Conflicts Committee will be presumed to have been approved in good faith. If our general partner does not seek approval from the Conflicts Committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and, in each case, in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the Conflicts Committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he or she is acting in our best interest.

        Conflicts of interest could arise in the situations described below, among others.

  Affiliates of our general partner may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner of another company of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, certain affiliates of our general partner, including Energy Capital Partners and GE Energy Financial Services, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Additionally, Energy Capital Partners and GE Energy Financial Services, through their investment funds and managed accounts, make investments and purchase entities in various areas of the energy sector, including the midstream natural gas industry. These investments and acquisitions may include entities or assets that we would have been interested in acquiring.

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including its executive officers, directors, Energy Capital Partners and GE Energy Financial Services. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, Energy Capital Partners and GE Energy Financial Services may compete with us for investment opportunities and may own an interest in entities that compete with us.

  Our general partner is allowed to take into account the interests of parties other than us, such as Energy Capital Partners, in resolving conflicts.

        Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of our general partner's limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

  Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without those limitations, might constitute breaches of its fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. For example, our partnership agreement:

  •
  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as such decisions are made in good faith, which means the honest belief that the decision is in our best interest;

  •
  provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the Conflicts Committee and not involving a vote of unitholders must either be (1) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (2)"fair and reasonable" to us, as determined by our general partner in good faith, provided that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

  •
  provides that our general partner and its executive officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its executive officers or directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was criminal.

  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought Conflicts Committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

  •
  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

  •
  the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

  •
  the negotiation, execution and performance of any contracts, conveyances or other instruments;

  •
  the distribution of our cash;

  •
  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

  •
  the maintenance of insurance for our benefit and the benefit of our partners;

  •
  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

  •
  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

  •
  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

  •
  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

  •
  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Our partnership agreement provides that our general partner must act in "good faith" when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in "good faith," our general partner must have an honest belief that the determination is in our best interests. Please read "The Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

  Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

  •
  the amount and timing of asset purchases and sales;

  •
  cash expenditures and the amount of estimated reserve replacement expenditures;

  •
  borrowings;

  •
  the issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

        In addition, our general partner may use an amount, initially equal to $             million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

  •
  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, or our operating company and its operating subsidiaries.

  We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith, and it will charge on a fully allocated cost basis for services provided to us. The fully allocated basis charged by our general partner does not include a profit component. Please read "Certain Relationships and Related Party Transactions."

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the Conflicts Committee may make a determination on our behalf with respect to such arrangements.

        Our general partner will determine, in good faith, the terms of any of these transactions entered into after the close of this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have to sell his common units at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

  Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the Conflicts Committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the Conflicts Committee or our unitholders. This election may result in lower distributions to our public common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distribution of Available Cash—General Partner Interest and Incentive Distribution Rights."

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify or eliminate, except for the contractual covenant of good faith and fair dealing, the fiduciary duties owed by the general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of our general partner's state-law fiduciary duty standards. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owners, as well as to our unitholders. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration the interests of all parties involved, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or our unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Special Provisions Regarding Affiliated Transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of unitholders or by the Conflicts Committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the Conflicts Committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Any matter approved by the Conflicts Committee will be presumed to have been approved in good faith. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These legal actions include actions against a general partner for breach of fiduciary duty or the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF OUR COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

                                 will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by our unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

  •
  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties";

  •
  with regard to the transfer of common units, please read "Description of Our Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        We were organized in Delaware in May 2012 and have a perpetual existence.

Purpose

        Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, compressing and transporting natural gas, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read "—Issuance of Additional Securities."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the outstanding common units.

        By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment that requires a unit majority.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."
Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to . Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights
Except for transfers to an affiliate or to another person as part of our general partner's merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to . Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

  •
  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business primarily in three states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership securities (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon the closing of this offering, affiliates of our general partner will own approximately        % of the outstanding common and subordinated units.

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  a change in our fiscal year or taxable year and related changes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  an amendment that our general partner determines to be necessary or appropriate in connection with the authorization of issuance of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

  •
  mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

  •
  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

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  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the units are or will be listed for trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries' assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries' assets without that approval. Our general partner may also sell all or substantially all of our and our subsidiaries' assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20.0% of our outstanding partnership securities immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following the approval and admission of a successor general partner;

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

        Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to                        , 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after                        , 2022 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days' advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest and incentive distribution rights in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of all outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, and a majority of the outstanding subordinated units, voting as a single class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own        % of the outstanding common and subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to                         , 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder may transfer any or all of its incentive distribution rights without unitholder approval.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from our general partner or its affiliates or any transferee of that person or group that is approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

        Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

        In the event any rates that we charge our customers become regulated by the Federal Energy Regulatory Commission, to avoid any adverse effect on the maximum applicable rates chargeable to customers by us, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Indemnification

        Under our partnership agreement, we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving at the request of the general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

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  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.

        We will furnish or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

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  a current list of the name and last known business, residence or mailing address of each partner;

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  a copy of our federal, state and local income tax returns;

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  true and full information as to the amount of cash, and a description and statement of the net agreed value of any other capital contribution by each partner and that each partner has agreed to contribute in the future, and the date on which each became a partner;

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  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years and for so long thereafter as is required for the holder to sell its partnership securities following any withdrawal or removal of Summit Midstream GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, Summit Investments will hold an aggregate of                        common units and                        subordinated units (or                        common units and                        subordinated units if the underwriters exercise their option to purchase additional units in full). All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1.0% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell common units under Rule 144 without regard to the rule's public information requirements, volume limitations, manner of sale provisions and notice requirements.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates, excluding any individual who is an affiliate of our general partner, have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following the withdrawal or removal of our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

        Summit Investments, our general partner, each of our general partner's directors and officers and other owners have agreed that for a period of 180 days from the date of this prospectus they will not, without the prior written consent of Barclays Capital Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Summit Midstream Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

(iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than        % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  We will be classified as a partnership for federal income tax purposes; and

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  Each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  Neither we nor any of the operating subsidiaries has elected or will elect to be treated as a corporation; and

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  For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of Summit Midstream Partners, LP will be treated as partners of Summit Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Summit Midstream Partners, LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Summit Midstream Partners, LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Summit Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending                                    , 2014, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

        The actual ratio of allocable taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012, and, further, are subject to change by new legislation at any time.

        The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties.

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred.

Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  •
  a person that is not a U.S. person;

  •
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties.

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions.

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any such legislation could potentially affect us and may, if enacted, be applied retroactively. We are unable to predict whether any such legislation will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property and do business in Texas and Colorado. Colorado imposes a personal income tax on individuals, and both Texas and Colorado impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN SUMMIT MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, "Similar Laws." For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, collectively, "Employee Benefit Plans." Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors"; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving "plan assets" with parties that, with respect to the Employee Benefit Plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed "plan assets." Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  (a) the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  •
  (b) the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  •
  (c) there is no significant investment by "benefit plan investors," which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and some other persons, is held generally by Employee Benefit Plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

        Barclays Capital Inc. is acting as representative of the underwriters and as book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.

Total

        The underwriting agreement provides that the underwriters' obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

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  the representations and warranties made by us to the underwriters are true;

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  there is no material change in our business or the financial markets; and

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  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay a structuring fee equal to        % of the gross proceeds from this offering (including any proceeds from the exercise of the option to purchase additional common units) to Barclays Capital Inc. for the evaluation, analysis and structuring of our partnership.

        The representative of the underwriters has advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per common unit. After the offering, the representative may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters.

        We estimate that the expenses of this offering incurred by us will be $             million (excluding underwriting discounts and commissions and a structuring fee).

Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of                                    additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than                                    common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, our general partner and its affiliates, including Summit Investments, and the directors and executive officers of our general partner have agreed that, without the prior written consent of Barclays Capital Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event unless such extension is waived in writing by Barclays Capital Inc.

        Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

        Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated among the representative and us. In determining the initial public offering price of our common units, the representative will consider:

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  the history and prospects for the industry in which we compete;

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  our financial information;

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  the ability of our management and our business potential and earning prospects;

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  the prevailing securities markets at the time of this offering; and

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  the recent market prices of, and the demand for, publicly traded common units of generally comparable companies.

Indemnification

        We and certain of our affiliates, including Summit Investments, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        We intend to apply to list our common units on the New York Stock Exchange under the symbol "SMLP." The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the New York Stock Exchange distribution requirements for trading.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

        If you purchase common units offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        The underwriters and their affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for us and our respective affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        An affiliate of Barclays Capital Inc. is a lender under our amended and restated revolving credit facility and, in that respect, will receive a portion of the net proceeds from this offering.

FINRA

        Because the Financial Industry Regulatory Authority, Inc., or FINRA, is expected to view the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

  European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "relevant member state"), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

  United Kingdom

        We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000, or FSMA, that is not a "recognized collective investment scheme" for the purposes of FSMA, or CIS, and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

            (i)  if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended, or the CIS Promotion Order, or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

           (ii)  otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Financial Promotion Order, or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

          (iii)  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

  Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006, or the CISA. Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

  Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

  Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

VALIDITY OF THE COMMON UNITS

        The validity of the common units offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Summit Midstream Partners, LLC and subsidiaries as of December 31, 2011 and 2010 (Successor), and the related consolidated statements of operations, membership interests, and cash flows for the years ended December 31, 2011 and 2010 (Successor), for the period from September 3, 2009 (Inception) through December 31, 2009 (Successor) and for the period from January 1, 2009 through September 3, 2009 (Predecessor) included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph related to Summit Midstream Partners, LLC's acquisition of (1) the Grand River system from Encana Corporation on October 27, 2011 and (2) DFW Midstream Services LLC from Energy Future Holdings Corp., effective September 3, 2009). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheet of Summit Midstream Partners, LP included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

        As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website is located at                                    and will be activated in connection with the closing of this offering. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "will," "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of financial condition or of results of operations, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

Page
Summit Midstream Partners, LLC and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of December 31, 2011 and 2010 (Successor)	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010 (Successor), for the Period from September 3, 2009 (Inception) through December 31, 2009 (Successor) and for the Period from January 1, 2009 through September 3, 2009 (Predecessor)

F-4

Consolidated Statements of Membership Interests for the Years Ended December 31, 2011 and 2010 (Successor), for the Period from September 3, 2009 (Inception) through December 31, 2009 (Successor) and for the Period from January 1, 2009 through September 3, 2009 (Predecessor)

F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010 (Successor), for the Period from September 3, 2009 (Inception) through December 31, 2009 (Successor) and for the Period from January 1, 2009 through September 3, 2009 (Predecessor)

F-6

Notes to Consolidated Financial Statements as of December 31, 2011 and 2010 (Successor) and for the Years Ended December 31, 2011 and 2010 (Successor), for the Period from September 3, 2009 (Inception) through December 31, 2009 (Successor), and for the Period from January 1, 2009 through September 3, 2009 (Predecessor)

F-8
Summit Midstream Partners, LP
Report of Independent Registered Public Accounting Firm	F-27
Balance Sheet as of May 10, 2012	F-28
Notes to Balance Sheet	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of Summit Midstream Partners, LLC
Dallas, Texas

        We have audited the accompanying consolidated balance sheets of Summit Midstream Partners, LLC and subsidiaries (the "Company") as of December 31, 2011 and 2010 (Successor), and the related consolidated statements of operations, membership interests, and cash flows for the years ended December 31, 2011 and 2010 (Successor), for the period from September 3, 2009 (Inception) through December 31, 2009 (Successor) and for the period from January 1, 2009 through September 3, 2009 (Predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, (Successor) and for the years ended December 31, 2011 and 2010 (Successor), for the period from September 3, 2009 (Inception) through December 31, 2009 (Successor), and for the period from January 1, 2009 through September 3, 2009 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 4 to the consolidated financial statements, the Company acquired Grand River Gathering Company, LLC on October 27, 2011. Also, as discussed in Note 3 to the consolidated financial statements, the Company acquired a controlling interest in DFW Midstream Services LLC on September 3, 2009.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 11, 2012

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR)

Dollars in Thousands

	2011 (Successor)	2010 (Successor)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,462	$9,421
Accounts receivable	27,476	10,238
Other assets	1,966	217

Total current assets	44,904	19,876
PROPERTY, PLANT, AND EQUIPMENT—Net (Note 6)	642,552	277,765
OTHER NONCURRENT ASSETS	4,979	175
INTANGIBLE ASSETS—Net (Note 5)
Favorable contract	21,673	23,391
Contracts	279,588	—
Rights-of-way	32,802	18,888

TOTAL ASSETS	$1,026,498	$340,095

LIABILITIES AND MEMBERSHIP INTERESTS
CURRENT LIABILITIES:
Accounts payable—trade	$22,420	$18,168
Other current liabilities	4,971	4,203

Total current liabilities	27,391	22,371
PROMISSORY NOTES PAYABLE TO SPONSORS (Note 8)	202,893	—
REVOLVING CREDIT FACILITY (Note 7)	147,000	—
NONCURRENT LIABILITIES—Net (Note 5)	8,944	10,354

Total liabilities	386,228	32,725

COMMITMENTS AND CONTINGENCIES (Note 11)
MEMBERSHIP INTERESTS (Note 10):
Summit membership interests	640,270	307,370
Noncontrolling interest in subsidiary	—	—

Total membership interests	640,270	307,370

TOTAL LIABILITIES AND MEMBERSHIP INTERESTS	$1,026,498	$340,095

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

Dollars in Thousands

	2011 (Successor)	2010 (Successor)	Period from September 3, 2009 (Inception) through December 31, 2009 (Successor)	Period from January 1, 2009 through September 3, 2009 (Predecessor)
REVENUES:
Gathering services and other fees	$91,421	$29,358	$1,714	$1,910
Natural gas and condensate sales	12,439	2,533	—	—
Amortization of favorable and unfavorable contracts	(308)	(215)	19	—

Total revenues	103,552	31,676	1,733	1,910

COSTS AND EXPENSES:
Operation and maintenance	29,855	9,503	1,147	1,010
General and administrative	17,476	10,035	2,939	600
Transaction costs	3,166	—	3,921	—
Depreciation and amortization	11,915	3,874	343	882

Total costs and expenses	62,412	23,412	8,350	2,492
OTHER INCOME	12	32	18	—
INTEREST EXPENSE	(1,029)	—	—	—
AFFILIATED INTEREST EXPENSE	(2,025)	—	—	(247)

INCOME (LOSS) BEFORE INCOME TAXES	38,098	8,296	(6,599)	(829)
INCOME TAX EXPENSE	(695)	(124)	(7)	(8)

NET INCOME (LOSS)	37,403	8,172	(6,606)	(837)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	78	(400)	—

NET INCOME (LOSS) ATTRIBUTABLE TO SUMMIT MIDSTREAM PARTNERS, LLC	$37,403	$8,094	$(6,206)	$(837)

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERSHIP INTERESTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

Dollars in Thousands

Predecessor	Membership Interest
BALANCE—January 1, 2009	$135
Conversion of TCEH advances to membership interest	64,870
Net loss	(837)

BALANCE—September 3, 2009	$64,168

Successor	Summit Midstream Member Interests	Noncontrolling Interest	Total
BALANCE—September 3, 2009 (inception)	$—	$—	$—
Contribution from Sponsor at formation	107,000	—	107,000
Contributions	27,871	15,417	43,288
Noncash contribution	1,603	—	1,603
Distribution of cash to TCEH at DFW Transaction	—	(40,186)	(40,186)
Fair value of property contributed by TCEH at DFW Transaction	—	79,967	79,967
Net loss	(6,206)	(400)	(6,606)

BALANCE—December 31, 2009	130,268	54,798	185,066
Contributions	194,134	10,720	204,854
Purchase of interest in subsidiary from noncontrolling interest	(25,126)	(65,596)	(90,722)
Net income	8,094	78	8,172

BALANCE—December 31, 2010	307,370	—	307,370
Contributions from Sponsors	425,000	—	425,000
Distribution of cash to Sponsor	(132,943)	—	(132,943)
Class B unit based compensation	3,440	—	3,440
Net income	37,403	—	37,403

BALANCE—December 31, 2011	$640,270	$—	$640,270

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

Dollars in Thousands

	2011 (Successor)	2010 (Successor)	Period from September 3, 2009 (Inception) through December 31, 2009 (Successor)	Period from January 1, 2009 through September 3, 2009 (Predecessor)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$37,403	$8,172	$(6,606)	$(837)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	11,915	3,875	343	882
Amortization of favorable and unfavorable contracts	308	215	(19)	—
Amortization of deferred loan costs	560	—	—	—
Pay in kind interest on promissory notes payable to Sponsors	2,025
Unit based compensation expense	3,440	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(17,238)	(8,865)	(1,373)	550
Accounts payable—trade	2,468	4,209	2,440	—
Other assets	(1,707)	125	(517)	—
Other current liabilities	768	1,822	(500)	—

Cash provided by (used in) operating activities	39,942	9,553	(6,232)	595

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Chesapeake assets	—	—	(44,896)	—
Acquisition of Grand River Gathering	(589,462)	—	—	—
Capital expenditures	(78,248)	(153,719)	(19,519)	(40,777)

Cash used in investing activities	(667,710)	(153,719)	(64,415)	(40,777)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from Sponsor at formation	—	—	107,000	—
Contributions from Sponsors	425,000	194,134	27,871	—
Distribution to Sponsor	(132,943)	—	—	—
Contributions from noncontrolling interest	—	10,720	15,417
Distribution to noncontrolling interest at DFW Transaction	—	—	(40,186)	—
Promissory notes payable to Sponsors	200,000	—	—	—
Borrowings under revolving credit facility	147,000	—	—	—
Purchase of interest in subsidiary from noncontrolling interest	—	(90,722)	—	—
Deferred loan costs and initial public offering costs	(5,248)	—	—	—
Advances from TCEH	—	—	—	40,182

Cash provided by financing activities	633,809	114,132	110,102	40,182

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,041	(30,034)	39,455	—
CASH AND CASH EQUIVALENTS—Beginning of period	9,421	39,455	—	—

CASH AND CASH EQUIVALENTS—End of period	$15,462	$9,421	$39,455	$—

SUPPLEMENTAL SCHEDULE OF INVESTING AND FINANCING ACTIVITIES:
Cash interest paid	$2,463	$—	$—	$—
Capitalized interest	(3,362)	—	—	—

Interest paid (net of capitalized interest)	$(899)	$—	$—	$—

Cash paid for taxes	$223	$10	$—	$—

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

Dollars in Thousands

	2011 (Successor)	2010 (Successor)	Period from September 3, 2009 (Inception) through December 31, 2009 (Successor)	Period from January 1, 2009 through September 3, 2009 (Predecessor)
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures in accounts payable (period end accruals)	$11,332	$12,958	$16,631	$2,252

Pay in kind interest	$2,893	$—	$—	$—

Contribution from ECP	$—	$—	$1,603	$—

Conversion of TCEH advances to member interest	$—	$—	$—	$64,870

The accompanying notes are an integral part of these consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

1. ORGANIZATION AND BUSINESS OPERATIONS

        Organization—Summit Midstream Partners, LLC (the "Company" or "Summit Midstream"), a Delaware limited liability company, was formed and began operations on September 3, 2009 (inception). The Company's business strategy is to own and operate a portfolio of midstream energy infrastructure assets that are strategically located in the core areas of unconventional resource basins in North America. Through August 17, 2011, the Company was wholly-owned by Energy Capital Partners II, LP and its parallel and co-investment funds (collectively, "Energy Capital Partners" or "Sponsor"). On August 17, 2011, Energy Capital Partners sold an 11.25% membership interest in the Company to a subsidiary of GE Energy Financial Services, Inc. ("GE Energy Financial Services" or "Sponsor", collectively with Energy Capital Partners, "Sponsors"). Subsequent to the sale of this noncontrolling interest to GE Energy Financial Services, Energy Capital Partners continues to control the activities of Summit Midstream through its representation on the Company's board of managers. Certain members of the Summit Midstream management hold ownership interests in the form of Class B Units in Summit Midstream through their ownership in Summit Midstream Management, LLC.

        Concurrent with the Company's formation on September 3, 2009, the Company acquired a controlling interest in DFW Midstream Services LLC ("DFW Midstream"), and accordingly, the DFW Midstream Limited Liability Company Agreement was amended and restated to effect among other things (i) the continuation of Texas Competitive Electric Holdings Company LLC ("TCEH") as a Class A Member, (ii) the admission of Summit Midstream as a Class A Member, (iii) the admission of DFW Midstream Management LLC as the Class B Member, and (iv) the continuation of DFW Midstream as a Delaware limited liability company. The acquisition of a controlling interest in DFW Midstream by Summit Midstream was accounted for under the acquisition method of accounting. Summit Midstream's consolidated financial statements reflect DFW Midstream's operations for all periods presented.

        On June 2, 2010, Summit Midstream purchased all of TCEH's remaining membership interests in DFW Midstream. The transaction was completed on June 18, 2010. The purchase of the remaining noncontrolling interest in DFW Midstream was accounted for as an equity transaction (see Note 10).

        On October 4, 2011 the Company entered into a purchase and sale agreement with Encana Oil & Gas (USA) Inc., a subsidiary of Encana Corporation ("Encana"), to acquire certain natural gas gathering pipeline, dehydration and compression assets in western Colorado for $590 million. These assets gather production from the Mamm Creek, Orchard, and South Parachute fields in the area around Rifle, Colorado. The assets gather natural gas under long-term contracts ranging from 10-25 years. In addition to the purchase, the Company has a contractual relationship with Encana related to the development of midstream infrastructure to support Encana's emerging Mancos Shale and Niobrara development. The transaction closed on October 27, 2011 with an effective date of October 1, 2011. The assets are owned by Grand River Gathering, LLC, a wholly owned subsidiary of the Company ("Grand River Gathering"). The transaction was funded through an equity contribution and an aggregate of $200 million in promissory notes from the Sponsors.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

1. ORGANIZATION AND BUSINESS OPERATIONS (Continued)

        Business Operations—Summit Midstream's two operating subsidiaries are DFW Midstream and Grand River Gathering. Both are midstream energy companies focused on the development, construction and operation of natural gas gathering systems. DFW Midstream's gathering system is located in the core of the Barnett Shale located in the Fort Worth basin in Texas. Grand River Gathering's gathering system is located in the Piceance Basin, which includes the Mesaverde, Mancos and Niobrara Shale formations in western Colorado.

        Basis of Presentation—The consolidated financial statements include the assets, liabilities, and results of operations of the Company and its wholly-owned subsidiaries Summit Midstream Holdings, LLC ("Holdings"), Grand River Gathering and DFW Midstream, and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements for the years ended December 31, 2011 and 2010, and for the period from September 3, 2009 (inception) through December 31, 2009, reflect the application of purchase accounting related to the acquisition of a controlling interest in DFW Midstream by Summit Midstream on September 3, 2009. The consolidated financial statements also include the operations of Grand River Gathering upon the closing of the transaction on October 27, 2011.

        The consolidated financial statements provided for the period from January 1, 2009 through September 3, 2009, include only the operations of DFW Midstream which is the predecessor of Summit Midstream. These financial statements represent the results of operations, changes in membership interest and cash flows of DFW Midstream and have been carved out of the accounting records maintained by Energy Future Holdings Corp. and its subsidiaries ("Energy Future Holdings"). Historically, Energy Future Holdings did not allocate general and administrative ("G&A") expenses to DFW Midstream for any centralized finance and administrative costs. Accordingly, the financial statements for the period from January 1, 2009 through September 3, 2009 (inception) include an estimate of G&A for the period of $588 based on the level of significance of DFW Midstream to Energy Future Holdings, the number of employees directly involved in DFW Midstream and considering the capital intensive nature of the activities of DFW Midstream during this period. The estimate of G&A expenses was predominantly related to rent, insurance and other employee related expenses. Because of the nature of these carved-out financial statements, the intercompany advances from Energy Future Holdings were reported within an intercompany advances account, and immediately prior to the acquisition, were converted to membership interest.

        All intercompany transactions have been eliminated upon consolidation. Subsequent events have been evaluated through May 11, 2012, the date these financial statements were available to be issued.

        The Company's operations are organized into a single business segment, the assets of which consist of natural gas gathering systems and related plant and equipment.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Use of Estimates—The consolidated financial statements have been prepared in conformity with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, the reported amounts of revenue and expense, including fair value measurements, and disclosure of contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.

        Cash and Cash Equivalents—Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

        Accounts Receivable—Accounts receivable relate to gathering and other services provided to independent natural gas producer customers. Accounts receivable included in the balance sheets are net of an allowance for doubtful accounts. At December 31, 2011 and 2010, the Company recorded no allowance for doubtful accounts. The Company did not experience non-payment for services during any period presented.

        Intangible Assets and Liabilities—Intangible assets and unfavorable contracts consisting of favorable and unfavorable gas gathering contracts are amortized on a units-of-production basis over the life of the contract, which is the period over which the contracts are expected to contribute directly or indirectly to the Company's future cash flows. The favorable and unfavorable contracts relate to gas gathering contracts that were deemed to be above or below market at the acquisition of DFW Midstream. The contract lengths range from 10 years to 20 years.

        Intangible assets consisting of contract values related to the Grand River Gathering gas gathering agreements are amortized over the period of economic benefit based upon the expected revenues over the life of the contract, which range from 10 years to 25 years.

        Right-of-way intangible assets associated with city easements and easements granted within existing rights-of-way are amortized over the shorter of the contractual term of the rights-of-way, ranging from 20 years to 30 years, or the estimated useful life of the gathering system, which is 30 years.

        Property, Plant, and Equipment—Property, plant, and equipment are recorded at historical cost of construction or, upon acquisition, the fair value of the assets acquired. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Sales or retirements of assets, along with the related accumulated depreciation, are removed from the accounts and any gain or loss on disposition is included in statement of operations. Costs related to projects during construction, including interest on funds borrowed to finance the construction of facilities, are capitalized as construction in progress.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Depreciation of property, plant, and equipment is recorded on a straight-line basis over the estimated useful lives. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

        Impairment of Long-Lived Assets—Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value. Assets are tested for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized. Fair value is determined using an income approach whereby the expected future cash flows are discounted using a rate management believes a market participant would assume is reflective of the risk associated with achieving the underlying cash flows. The Company did not recognize any impairment of long-lived assets during any period presented.

        Other Noncurrent Assets—Other noncurrent assets primarily consist of external costs incurred in connection with the closing of the Company's revolving credit facility and costs incurred related to the Company's contemplated initial public offering. Deferred loan costs are capitalized and amortized over the life of the related agreement. Amortization of deferred loan costs is included in interest expense in the statement of operations.

        Asset Retirement Obligations—Accounting standards related to asset retirement obligations require the Company to evaluate whether any future asset retirement obligations exist as of December 31, 2011 and 2010, and whether the expected retirement date of the related costs of retirement can be estimated. In the Company's judgment, the timing and cost of any future asset retirement obligation cannot be determined as of December 31, 2011 and 2010.

        Revenue Recognition—The Company earns revenue from natural gas gathering services provided to natural gas producers and records such revenue as gathering services and other fees. The Company also earns revenue from the sale of physical natural gas retained from its customers to offset power expenses associated with electric-driven compression on the DFW Midstream system and condensate retained from gathering services. The Company records this revenue as natural gas and condensate sales. The Company records costs incurred which are reimbursed by its customers, on a gross basis in the consolidated statements of operations. Revenue is recognized when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

        Commitments and Contingencies—The consolidated financial results of the Company may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events, and estimates of the financial impacts of such events. See Note 8 for a discussion of commitments and contingencies.

        Environmental Matters—The operations of the Company and the Predecessor are subject to various federal, state and local laws and regulations relating to the protection of the environment. Although the Company believes that it is in compliance with applicable environmental regulations, the risk of costs and liabilities are inherent in pipeline ownership and operation, and there can be no assurances that significant costs and liabilities will not be incurred by the Company. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.

        Income Taxes—Provision for income taxes is attributable to the Company's state tax obligations under the gross margin tax enacted by the State of Texas. Since the Company is structured as a partnership for federal income tax purposes, the Company is not subject to federal income taxes. As a result, the Company's members are individually responsible for paying federal income taxes on their share of the Company's taxable income. See Note 9 for additional information regarding the Company's income taxes.

        Fair Value of Financial Instruments—The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value due to their short-term maturities.

        Comprehensive Income (Loss)—Comprehensive income (loss) is the same as net income (loss) for all periods presented.

        Earnings Per Unit—Earnings per unit has not been presented because the Company's members hold interests and not units.

        Recent Accounting Pronouncements—Accounting standard-setting organizations frequently issue new or revised accounting rules. The Company regularly reviews all new pronouncements to determine their impact, if any, on its consolidated financial statements. There are currently no recent pronouncements that have been issued that the Company believes will materially affect its consolidated financial statements.

        Unit Based Compensation—Certain of our current and former employees received Class B membership interests, which are net profits interests, in DFW Midstream Management, LLC or Summit Midstream Management, LLC. The Class B units participate in distributions upon time vesting and the achievement of certain distribution targets to Class A members or higher priority vested Class B members. The Class B units are accounted for as compensatory awards. The grants vest ratably over four to five years. We determined the fair value of the Class B units as of the respective grant dates. The Class B units were valued utilizing an option pricing method, which models the Class A and Class B units as call options on the underlying equity value considering the rights and preferences of

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

each class of equity to allocate a fair value to each class. The significant inputs used in the option pricing method are the length of holding period restriction, the discount for lack of marketability and volatility.

3. PURCHASE OF CONTROLLING INTEREST IN DFW MIDSTREAM

        On September 3, 2009, the Company acquired a controlling interest in DFW Midstream from TCEH (the "DFW Transaction"). At the date of the DFW Transaction, the Company received a capital contribution from Energy Capital Partners of $107,000 and contributed $85,082 to DFW Midstream in exchange for a 75% membership interest. Concurrently, DFW Midstream purchased certain natural gas gathering assets under construction located in the Barnett Shale from a division of Chesapeake Energy Corporation for $44,896, and a distribution of $40,186 was made by DFW Midstream to TCEH.

        The Company accounted for the DFW Transaction under the acquisition method of accounting, whereby the total purchase price of the DFW Transaction was allocated to DFW Midstream's identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values as of September 3, 2009. The intangible assets acquired were right-of-way easements (weighted average life of 28.6 years) and favorable gas gathering agreements (weighted average life of 18.7 years). The intangible liabilities acquired were unfavorable gas gathering agreements. The fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete DFW Midstream's gathering system. The purchase price was estimated by imputing the value of 100% of the membership interests in DFW Midstream based upon $85,082 in cash contributed by Summit Midstream in exchange for an economic interest in DFW Midstream equal to 70.5% of future distributions and the obligation to contribute 75% of the project completion budget. The purchase price was equal to the fair value of the net assets of DFW Midstream; thus, no goodwill was recorded.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

3. PURCHASE OF CONTROLLING INTEREST IN DFW MIDSTREAM (Continued)

        Fair values of the assets acquired and liabilities assumed as of September 3, 2009 are as follows:

Purchase price assigned to DFW Midstream		$124,863

Property, plant, and equipment	$108,879
Favorable contracts	24,195
Rights-of-way	5,640
Other assets	793

Total assets acquired	139,507

Unfavorable contract	10,962
Other liabilities	3,682

Total liabilities assumed	$14,644

Net identifiable assets acquired		124,863

Goodwill		$—

        The fair value of the noncontrolling interest in DFW Midstream held by TCEH at September 3, 2009, was estimated based on TCEH's economic interest in DFW Midstream equal to 29.5% of future distributions and the obligation to contribute 25% of the project completion budget, with adjustments because of the lack of control and lack of marketability that market participants would be expected to consider when estimating the fair value of the noncontrolling interest in DFW Midstream.

        In connection with the DFW Transaction, the Company incurred $3,921 in transaction costs, which were expensed as incurred and are reported within transaction costs. Such costs include $1,075 paid to Energy Capital Partners Management II, LP, a related party; $1,103 paid to Energy Capital Partners Management LP, a related party; and $1,743 paid to third parties (of which $1,603 was paid by Energy Capital Partners on behalf of the Company) for strategic, advisory, management, legal, and consulting services. Transaction costs paid by Energy Capital Partners are presented as a noncash capital contribution.

4. ACQUISITION OF GRAND RIVER GATHERING

        The Company completed the acquisition of Grand River Gathering from Encana for $590 million, effective October 1, 2011 (the "Grand River Transaction"). The Grand River Gathering natural gas midstream assets are located in the Piceance Basin. The acquired assets include approximately 260 miles of pipeline and 90,000 horsepower of compression facilities. These assets gather production from the Mamm Creek, Orchard, and South Parachute fields in the area around Rifle, Colorado. The assets gather natural gas under long-term contracts ranging from 10 years to 25 years (weighted average life of 12.8 years). In addition to the purchase, the Company has a contractual relationship with Encana

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

4. ACQUISITION OF GRAND RIVER GATHERING (Continued)

related to the development of midstream infrastructure to support Encana's emerging Mancos Shale and Niobrara development.

        The Grand River Transaction closed on October 27, 2011 with an effective date of October 1, 2011. The assets are owned by Grand River Gathering, LLC, a wholly-owned subsidiary of the Company. The Grand River Transaction was funded through an equity contribution of $410 million and promissory notes from the Sponsors totaling $200 million. For the period ended December 31, 2011, the Company recorded $12,824 of revenue and $2,111 of net income related to Grand River Gathering.

        The Company accounted for the Grand River Transaction under the acquisition method of accounting, whereby the total purchase price of the Grand River Transaction was allocated to Grand River Gathering's identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values as of October 27, 2011. The intangible assets that were acquired are comprised gas gathering agreement contract values and right-of-way easements. The fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete Grand River Gathering's gathering system. The Company has not completed the final purchase price allocation to the assets acquired and liabilities assumed as of December 31, 2011, because the Company is waiting to receive certain information in order to complete its determination of the values of acquired assets under construction, the related impacts on the valuation of the customer contract intangible assets and the final settlement of the purchase price.

        Fair values of the assets acquired and liabilities assumed as of October 27, 2011 are as follows:

Purchase price assigned to Grand River Gathering		$590,000

Property, plant, and equipment	$300,000
Gas gathering agreement contract intangibles	282,000
Rights-of-way	8,000

Total assets acquired	590,000

Noncurrent liabilities	—
Other liabilities	—

Total liabilities assumed	$—

Net identifiable assets acquired		590,000

Goodwill		$—

        The Company determined that the purchase price was equal to the fair value of the net assets acquired; thus, no goodwill was recorded.

        Unaudited Pro Forma Financial Information—The following unaudited pro forma financial information assumes that the Grand River Gathering acquisition occurred on January 1, 2010 and the

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

4. ACQUISITION OF GRAND RIVER GATHERING (Continued)

DFW Midstream acquisition (see Note 3) occurred on January 1, 2009. Transaction costs of $3,160 related to the acquisition of Grand River Gathering have been adjusted and recorded in 2010 for the proforma information below. The unaudited pro forma information is not necessarily indicative of what the Company's financial position or results of operation would have been if the transactions had occurred on those dates, or what the Company's financial position or results from operations will be for any future periods.

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Revenue	$167,671	$108,619	$3,679
Net income (loss)	$52,173	$17,599	$(1,338)

        Pro forma adjustments for the year ended December 31, 2011 consist of $64,119 of revenue and $11,610 of net income for January through October of 2011 and $76,943 of revenue and $12,665 for the year ended December 31, 2010 related to Grand River Gathering assuming the acquisition date was January 1, 2010. These pro forma adjustments were derived by annualizing the actual operating results for Grand River Gathering that we recorded for the two month period from November 1, 2011 through December 31, 2011. The transaction costs of $3,160 have been removed from the year ended December 31, 2011 and reflected in the year ended December 31, 2010. Pro forma adjustments for the year ended December 31, 2009 represent $39 of revenue and $654 of depreciation related to DFW Midstream assuming the DFW Transaction was effective January 1, 2009.

5. IDENTIFIABLE INTANGIBLE ASSETS AND NONCURRENT LIABILITY

        The Company accounted for the DFW Transaction and the Grand River Transaction under the acquisition method of accounting and identified separately identifiable intangible assets and a noncurrent liability. Identifiable intangible assets and a noncurrent liability, which are subject to amortization as of December 31, 2011 and 2010, are composed of the following:

2011	Useful Lives (in Years)	Gross Carrying Amount	Accumulated Amortization	Net
Favorable gas gathering contracts	18.7	$24,195	$(2,522)	$21,673
Contract intangibles	12.4	282,000	(2,412)	279,588
Rights-of-way	28.3	34,343	(1,541)	32,802

Total amortizable intangible assets		$340,538	$(6,475)	$334,063

Unfavorable contract	10	$10,962	$(2,018)	$8,944

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

5. IDENTIFIABLE INTANGIBLE ASSETS AND NONCURRENT LIABILITY (Continued)

2010	Useful Lives (in Years)	Gross Carrying Amount	Accumulated Amortization	Net
Favorable gas gathering contracts	18.7	$24,195	$(804)	$23,391
Rights-of-way—city easements	28.3	19,521	(633)	18,888

Total amortizable intangible assets		$43,716	$(1,437)	$42,279

Total amortizable noncurrent liability	10	$10,962	$(608)	$10,354

        Amortization expense of $1,718, $764, $40, and $0 for the years ended December 31, 2011 and 2010, the period from September 3, 2009 (inception) through December 31, 2009, and the period from January 1, 2009 through September 3, 2009, respectively, related to the favorable gas gathering contract intangible assets was recorded within revenue. The favorable contract relates to a gas gathering contract that was deemed to be above market upon the acquisition of DFW Midstream. The favorable contract intangible assets are amortized on a units-of-production basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to the Company's future cash flows.

        Amortization expense of $2,412 for the year ended December 31, 2011 related to the intangible contract values of the gas gathering agreements at Grand River Gathering was recorded and is included in the depreciation and amortization expense in the statement of operations. The intangible asset contract values are amortized over the period of economic benefit based upon the expected revenues over the life of the contract.

        Amortization expense of $908, $519, $114, and $0 for the years ended December 31, 2011 and 2010, the period from September 3, 2009 (inception) through December 31, 2009, and the period from January 1, 2009 through September 3, 2009, respectively, related to rights-of-way associated with city easements and easements granted within existing rights-of-way was recorded within depreciation and amortization expense over the shorter of the contractual term of the rights-of-way, ranging from 20 to 30 years, or the estimated useful life of the gathering system, which is 30 years.

        The unfavorable contract included within noncurrent liability relates to an unfavorable gas gathering contract that was deemed to be below market upon the acquisition of DFW Midstream. Amortization related to the unfavorable gas gathering contract was $1,410, $549, $60, and $0 for the years ended December 31, 2011 and 2010, the period from September 3, 2009 (inception) through December 31, 2009, and the period from January 1, 2009 through September 3, 2009, respectively, and was recorded within revenue. The unfavorable contract is amortized on a units-of-production basis over its estimated useful life, which is the period over which the liability is expected to contribute directly or indirectly to the Company's future cash flows.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

5. IDENTIFIABLE INTANGIBLE ASSETS AND NONCURRENT LIABILITY (Continued)

        The estimated aggregate amortization of intangible assets and a noncurrent liability for each of the five succeeding fiscal years from December 31, 2011 is as follows:

Years Ending December 31,	Intangible Assets	Unfavorable Liability
2012	$18,373	$1,333
2013	21,465	1,441
2014	24,705	1,549
2015	28,102	1,650
2016	29,690	1,571

        There are no indefinite-lived intangible assets recorded as of December 31, 2011 or 2010.

6. PROPERTY, PLANT, AND EQUIPMENT—NET

        Net property, plant, and equipment as of December 31, 2011 and 2010, is composed of the following:

	Useful lives (in years)	2011 (Successor)	2010 (Successor)
Gas gathering system	30	$335,083	$107,229
Compressor stations and compression equipment	30	165,600	55,436
Other	4-15	2,071	624

Total		502,754	163,289
Less accumulated depreciation		(12,180)	(3,585)

Net of accumulated depreciation		490,574	159,705
Construction in progress		151,978	118,061

Property, plant, and equipment—net		$642,552	$277,765

        Depreciation expense related to property, plant, and equipment was $8,595, $3,355, $230, and $882 for the years ended December 31, 2011 and 2010, the period from September 3, 2009 (inception) through December 31, 2009, and the period from January 1, 2009 through September 3, 2009, respectively. The Company capitalized interest totaling $3,362 during the year ended December 31, 2011 and zero in any other period.

7. REVOLVING CREDIT FACILITY

        On May 26, 2011, Holdings closed a senior secured revolving credit facility with total commitments of $285 million. The revolving credit facility, which matures in May 2016, contains a $150 million accordion provision that enables Holdings to increase the total size of the facility any time prior to

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

7. REVOLVING CREDIT FACILITY (Continued)

maturity. The revolving credit facility allows for revolving loans, letters of credit and swingline loans. The revolving credit facility is secured by the membership interests of Holdings and DFW Midstream and substantially all of Holdings' and DFW Midstream's assets and is guaranteed by Holdings' subsidiaries. Borrowings under the revolving credit facility bear interest at London Interbank Offered Rate ("LIBOR") plus an applicable margin or a base rate, as defined in the credit agreement. Under the terms of the revolving credit facility, the applicable margin under LIBOR borrowings was 2.50% at December 31, 2011. As of December 31, 2011, availability under the revolving credit facility totaled $138 million. The unused portion of the revolving credit facility is subject to a commitment fee of 0.50%. The weighted-average interest rate as of December 31, 2011 was 2.88%.

        The revolving credit facility requires Holdings to maintain a ratio of consolidated trailing 12-month EBITDA to net interest expense of not less than 2.5 to 1.0 (as defined in the credit agreement) and a ratio of total indebtedness to consolidated trailing 12-month EBITDA of not more than 5.0 to 1.0, or not more than 5.5 to 1.0 for up to six months following certain acquisitions (as defined in the credit agreement). As of December 31, 2011, Holdings was in compliance with all applicable covenants.

        The revolving credit facility contains restrictive covenants that prohibit the declaration or payment of distributions by Holdings if a default then exists or would result therefrom, and otherwise limits the amount of distributions Holdings can make. An event of default may result in the acceleration of Holdings' repayment of outstanding borrowings under the revolving credit facility, the termination of the revolving credit facility and foreclosure on collateral. Upon closing of the facility, the Company made a distribution of $132.9 million to Energy Capital Partners. As of December 31, 2011, there was $147 million outstanding under the facility.

        On May 7, 2012, Holdings closed on an amendment and restatement of its revolving credit facility, which expanded its borrowing capacity to $550 million from $285 million. Upon closing of the senior secured amended and restated revolving credit facility, the Company contributed its assets and membership interests in Grand River Gathering to Holdings and Holdings borrowed $163 million under the facility. As of May 11, 2012, we had $307 million of indebtedness under our revolving credit facility. Holdings utilized $160 million of the borrowings at closing to partially repay the promissory notes payable to Sponsors. The amended and restated credit facility is secured by the membership interests of Holdings, DFW Midstream and Grand River Gathering and substantially all of Holdings', DFW Midstream's and Grand River Gathering's assets and is guaranteed by Holdings' subsidiaries. The amended and restated revolving credit facility contains affirmative and negative covenants customary for credit facilities of this size and nature, that, among other things, limit or restrict the ability to incur additional debt, make investments, engage in certain mergers, consolidations, acquisitions or sales of assets, enter into swap agreements and power purchase agreements and enter into leases that would cumulatively obligate payments in excess of $30 million over any 12-month period. The interest costs, other fees and financial covenants of the amended and restated revolving credit facility are consistent with the May 2011 revolving credit facility. The amended and restated revolving credit facility matures in May 2016.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

8. PROMISSORY NOTES PAYABLE TO SPONSORS

        In conjunction with the purchase of Grand River Gathering, the Company executed promissory notes, on an unsecured basis, with its Sponsors. The notes totaled $200 million, mature on October 27, 2013 and have an 8% interest rate. The Company has the option to elect to pay the interest in kind and the Company made this election for all interest due as of December 31, 2011. The amount of interest paid in kind and accrued to the balance of the notes as December 31, 2011 is $2,893, resulting in $202,893 as the amount outstanding on the note as of December 31, 2011. During 2011, the Company capitalized $868 of the $2,893 interest expense related to costs incurred on capital projects under construction. As of December 31, 2011, the aggregate carrying value of these notes approximated the fair value. On May 7, 2012, the Company amended and restated its revolving credit facility. On May 8, 2012, the Company borrowed $163 million under the amended and restated revolving credit facility and used the same borrowings to prepay $160 million of the promissory notes payable to Sponsors. As of May 11, 2012, the balance under the promissory notes payable to Sponsors was $48,695.

9. INCOME TAXES

        In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax (i.e., the Texas Margin Tax), including nontaxable entities such as limited liability companies, limited partnerships, and limited liability partnerships. The tax is assessed on the Texas-sourced taxable margin, which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits. Although the bill states that the Texas Margin Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. The income tax provision recorded in operations associated with the Texas Margin Tax was $695, $124, $7, and $8, for the years ended December 31, 2011 and 2010, and for the period from September 3, 2009 (inception) through December 31, 2009, and the period from January 1, 2009 through September 3, 2009, respectively.

10. MEMBERSHIP INTERESTS

        As described in Note 1, Summit Midstream is controlled by Energy Capital Partners through Energy Capital Partners' ownership of Class A membership interests in the Company. On August 17, 2011, Energy Capital Partners sold an 11.25% membership interest in the Company to GE Energy Financial Services, therefore as of December 31, 2011 Energy Capital Partners holds an 88.75% interest and GE Energy Financial Services holds an 11.25% interest in Summit Midstream. As of December 31, 2010 and 2009, Energy Capital Partners held all of the Company's membership interests. Such membership interests gives the Sponsors the right to participate in distributions and to exercise the other rights or privileges available to each entity under the Company's Amended and Restated Limited Liability Operating Agreement (the "Summit LLC Agreement").

        In accordance with the Summit LLC Agreement, capital accounts are maintained for the Company's members. The capital account provisions of the Summit LLC Agreement incorporate

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

10. MEMBERSHIP INTERESTS (Continued)

principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in the Company's consolidated financial statements.

        The Summit LLC Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that its membership interest holders will receive. Capital contributions required under the Summit LLC Agreement are in proportion to the members' respective percentage ownership interests.

        In addition, contemporaneously with the formation of Summit Midstream and the execution of the Summit LLC Agreement at September 3, 2009, and on April 1, 2010, April 1, 2011 and October 18, 2011 certain members of Summit Midstream Management, LLC, who are employees of the Company, received Class B membership interests (or "Net Profits Interests"), which participate in distributions upon time vesting and the achievement of certain distribution targets to Class A members or higher priority vested Class B members. The Class B units are accounted for as compensatory awards. The grants vest ratably over 5 years.

        During the year ended December 31, 2011, the Company determined the fair value of the Class B units as of the respective grant dates. The Class B units were valued utilizing an option pricing method, which models the Class A and Class B units as call options on the underlying equity value considering the rights and preferences of each class of equity to allocate a fair value to each class. The significant inputs used in the option pricing method for the Summit Midstream Class B units are as follows for the three years in the period ended December 31, 2011:

Average
Length of holding period restriction (in years)	4
Discount for lack of marketability	32.3%
Volatility	48.7%

        The Company recorded non-cash compensation expense (recorded in general and administrative expense) in 2011 of $1,269 which included $463 related to years prior to 2011. Incremental unit based compensation will be recorded over the remaining expected weighted average vesting period of 3.2 years. As of December 31, 2011, the unrecognized compensation expense for the remaining vesting period is $3,971.

        The Summit LLC Agreement also contains provisions for the allocation of net earnings and losses to members. For purposes of maintaining partner capital accounts, the Summit LLC Agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests described above.

        In connection with the Company's formation and acquisition of DFW Midstream on September 3, 2009, Energy Capital Partners contributed $107,000 to the Company in order to initially capitalize the Company and fund the Company's investment in DFW Midstream. Energy Capital Partners contributed

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

10. MEMBERSHIP INTERESTS (Continued)

an additional $27,871 of capital to Summit Midstream through December 31, 2009. Energy Capital Partners made cash contributions of $194,134 to the Company for the year ended December 31, 2010, which were primarily used to fund ongoing capital expenditures of DFW Midstream and purchase the remaining noncontrolling interest in DFW Midstream from TCEH on June 18, 2010, as discussed below.

        In connection with the closing of the Company's revolving credit facility in May 2011, the Company distributed $132,943 to Energy Capital Partners.

        Noncontrolling Interest in DFW Midstream—During the three years ended December 31, 2011, the Company has had several changes in membership interests related to the ownership of its consolidated subsidiary DFW Midstream as discussed further below. At December 31, 2011 and 2010, 100% of the Class A membership interests of DFW Midstream were held by Summit Midstream or its direct subsidiary, Holdings. Summit Midstream, through its subsidiary Holdings, as the sole Class A Member, holds units that represent membership interests, which give the holders thereof the right to participate in distributions and to exercise the other rights or privileges available to them under the DFW Midstream Amended and Restated Limited Liability Company Agreement and Contribution Agreement (collectively the "LLC Agreement"). The LLC Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that Class A Members will receive.

        In accordance with the LLC Agreement, capital accounts are maintained for the members. The capital account provisions of the LLC Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in the Company's consolidated financial statements.

        The LLC Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that Class A Members will receive. Prior to Summit's purchase of TCEH's remaining interest in DFW Midstream on June 18, 2010 (as discussed immediately below), Summit held a 75% interest and TCEH held a 25% Class A membership interest; however, distributions and allocations of income and loss are based on a sharing percentage as defined in the LLC Agreement resulting in an allocation or distribution on a basis of 70.5% and 29.5% for Summit and TCEH, respectively. Capital contributions required under the LLC Agreement are in proportion to the owners' respective percentage ownership interests.

        In 2010, Summit Midstream and TCEH entered into a Membership Interest Purchase Agreement whereby Summit Midstream purchased all of TCEH's membership interests in DFW Midstream for cash consideration of $90,722. Amounts reported as noncontrolling interest relate to TCEH's ownership interests in DFW Midstream prior to June 18, 2010. The change in Summit Midstream's ownership interest in DFW Midstream resulted in a decrease in membership interest of $25,126 for the year ended December 31, 2010, as the cash consideration paid exceeded the carrying value of the noncontrolling interest at June 18, 2010.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

10. MEMBERSHIP INTERESTS (Continued)

        Distributions and allocations of income and loss for the periods presented prior to June 18, 2010, are based upon a sharing percentage as defined in the Amended and Restated LLC Agreement of DFW Midstream resulting in an allocation or distribution on a basis of 70.5% and 29.5% for Summit Midstream and TCEH, respectively. Net income (loss) of $78 and $(400) was allocated to TCEH, as the noncontrolling interest holder, based upon its ownership interests and profits and losses allocation for the year ended December 31, 2010, and for the period from September 3, 2009 (inception) through December 31, 2009, respectively.

        TCEH funded capital contributions in the amount of $10,720 and $15,417 for the year ended December 31, 2010, and for the period from September 3, 2009 (inception) through December 31, 2009, respectively. Additionally, in connection with the Company's acquisition of DFW Midstream on September 3, 2009, DFW Midstream distributed $40,186 to TCEH as a return of capital.

        In addition, contemporaneously with the execution of the LLC Agreement on September 3, 2009 and on April 1, 2010, and July 28, 2010, certain current and former members of DFW Midstream Management LLC received Class B membership units totaling up to 5% membership interests, which participate in distributions upon vesting and the achievement of certain distribution targets to Class A members or higher priority vested Class B members. The Class B membership units are accounted for as compensatory awards. The grants vest ratably over 4 years.

        During the year ended December 31, 2011, the Company determined the fair values of the Class B units as of the respective grant dates on the respective grant dates. The Class B units were valued utilizing an option pricing method, which models the Class A and Class B units as call options on the underlying equity value considering the rights and preferences of each class of equity to allocate a fair value to each class. The significant inputs used in the option pricing method for the DFW Midstream Class B units are as follows for the three years in the period ended December 31, 2011:

Average
Length of holding period restriction (in years)	3.8
Discount for lack of marketability	34.0%
Volatility	52.0%

        The Company recorded non-cash compensation expense (recorded in general and administrative expense) in 2011 of $2,171 which included $582 related to years prior to 2011. During the year ended December 31, 2011, the Company modified the awards to remove a rate of return payout hurdle and as a result of the modification; the Company valued the Class B Units immediately prior to and following the modification to determine incremental compensation expense. The modification resulted in the immediate expense of $1,358 attributed to the previously vested Class B Units which is included in the $1,589 of compensation expense recorded during the year ended December 31, 2011. Incremental unit based compensation will be recorded over the remaining expected weighted average vesting period of

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

10. MEMBERSHIP INTERESTS (Continued)

2.1 years. As of December 31, 2011, the unrecognized compensation expense for the remaining vesting period is $1,321.

        Predecessor Membership Interests—Prior to the DFW Transaction, TCEH funded the Company's construction activities and working capital needs through intercompany loans or advances that accrued interest at an average rate of 4.29% for the predecessor period. Immediately prior to the DFW Transaction, the advances were converted to a membership interest.

11. COMMITMENTS AND CONTINGENCIES

        Contractual Commitments—The Company leases office space for its headquarters in Dallas, Texas and for other offices in Atlanta, Georgia, Houston, Texas and Grand Prairie, Texas, and has determined that its leases are classified as operating leases. A schedule of future minimum lease payments for operating leases that had initial or remaining noncancelable lease terms in excess of one year as of December 31, 2011 is as follows:

Operating Leases
2012	$532
2013	534
2014	462
2015	338
2016	252

        Total rent expense related to operating leases was $489, $212, $28, and $0 for the years ended December 31, 2011 and 2010, and for the period from September 3, 2009 (inception) to December 31, 2009, the period from January 1, 2009 through September 3, 2009, respectively, and was recorded within general and administrative.

        Legal Proceedings—The Company is involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect on the Company's financial condition, results of operations, or liquidity.

12. RELATED-PARTY TRANSACTIONS

        Transaction Costs—As discussed in Note 3, during 2009 the Company paid transaction costs of $1,075 and $1,103 to Energy Capital Partners Management II, LP and Energy Capital Partners Management, LP, respectively.

        Diligence Expenses—The Sponsors agreed to reimburse the Company for previous transactional due diligence expenses related to proposed transactions that were not completed. As of December 31, 2011, the Company had a receivable from the Sponsors of $1,309 related to this previous agreement.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

12. RELATED-PARTY TRANSACTIONS (Continued)

        Transition Services Agreement—The Company executed a transition services agreement with TCEH effective September 3, 2009. The services provided to the Company by TCEH included the temporary use of TCEH office space; ongoing utilization of accounting and financial reporting services support; general support regarding any administration of Consolidated Omnibus Budget Reconciliation Act (COBRA) health benefits; general information technology support to manage data files, addresses, network connectivity, etc.; and use of computers, right-of-way services, and public relation services. The costs and rates charged to the Company by TCEH related to each service were negotiated and mutually agreed to by both parties. The termination date related to each service provided under the agreement varies with the option to extend certain services if deemed necessary and agreed to by both parties. The extension periods are in three-month intervals beginning January 1, 2010, and are limited to 18 months in total. As of December 31, 2011, the only services provided under the agreement that remain relate to the right-of-way services. The amounts charged to the Company through the transition services agreement for the years ended December 31, 2011 and 2010 and for the period from September 3, 2009 (inception) through December 31, 2009, were $39, $137 and $100, respectively.

        Promissory Notes—The Company has entered into promissory note agreements with its owners in conjunction with the acquisition of Grand River Gathering. (See Note 8)

        Electricity Management Services Agreement—The Company entered into a consulting arrangement with EquiPower Resources Corp. ("EquiPower"), an affiliate of Energy Capital Partners, whereby EquiPower assists the Company with managing its electricity price risk. During the years ended December 31, 2011 and 2010, the Company paid EquiPower $11 and zero for such services, respectively.

13. CONCENTRATIONS OF RISK

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk.

        Accounts receivable are primarily from natural gas producers shipping natural gas and from natural gas marketers' purchase and sale of natural gas. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that the Company's customers may be similarly affected by changes in economic, industry or other conditions. The Company monitors the creditworthiness of all of its counterparties. The Company generally requires letters of credit for receivables from customers that are judged to have sub-standard credit, unless the credit risk can otherwise be mitigated.

        For the years ended December 31, 2011 and 2010, the Company had four customers (each comprising over 10% of total revenue) that accounted for approximately 73% and 88% of total gas

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010 (SUCCESSOR), FOR THE PERIOD FROM SEPTEMBER 3, 2009 (INCEPTION) THROUGH DECEMBER 31, 2009 (SUCCESSOR), AND FOR THE PERIOD FROM JANUARY 1, 2009 THROUGH SEPTEMBER 3, 2009 (PREDECESSOR)

DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED

13. CONCENTRATIONS OF RISK (Continued)

revenue, respectively. The total accounts receivable from these customers accounted for approximately 66% and 95% of accounts receivable for the years ended December 31, 2011 and 2010, respectively.

        The following tables summarize concentrations of revenue and accounts receivable in excess of 10% of total revenue and accounts receivable as of and for the years ended December 31, 2011 and 2010, for the period from September 3, 2009 (inception) through December 31, 2009 and for the period from January 1, 2009 through September 3, 2009, respectively:

Natural Gas Producers	2011 (Successor)	2010 (Successor)	Period from September 3, 2009 (Inception) through December 31, 2009 (Successor)	Period from January 1, 2009 through September 3, 2009 (Predecessor)
Revenue
Customer A	34%	50%	57%	36%
Customer B	10%	11%	37%	60%
Customer C	17%	20%
Customer D	12%	7%
Accounts Receivable
Customer A	43%	53%
Customer B	9%	16%
Customer C	8%	14%
Customer D	6%	12%

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of Summit Midstream Partners, LLC as general partner of Summit Midstream Partners, LP
Dallas, Texas

        We have audited the accompanying balance sheet of Summit Midstream Partners, LP (the "Partnership") as of May 10, 2012. The balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Partnership as of May 10, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 11, 2012

SUMMIT MIDSTREAM PARTNERS, LP

BALANCE SHEET

MAY 10, 2012

ASSETS
Current Assets
Cash	$1,000

Total assets	$1,000

LIABILITIES AND PARTNERS' EQUITY
COMMITMENTS AND CONTINGENCIES (Note 3)
Limited partner's interest	$980
General partner's interest	20

TOTAL LIABILITIES AND PARTNERS' EQUITY	$1,000

SUMMIT MIDSTREAM PARTNERS, LP

NOTE TO BALANCE SHEET

1. Nature of Operations

        Summit Midstream Partners, LP (the "Partnership") is a Delaware limited partnership formed on May 1, 2012 to acquire certain assets and related contracts and agreements from the operating subsidiaries of Summit Midstream Partners, LLC. In order to simplify the Partnership's obligations under the laws of selected jurisdictions in which the Partnership will conduct business, the Partnership's activities will be conducted through a wholly owned limited liability company.

        Summit Midstream GP, LLC, as general partner, contributed $20 and Summit Midstream Partners, LLC, as the organizational limited partner, contributed $980 to the Partnership on May 10, 2012.

2. Summary of Significant Accounting Policies

  Basis of Presentation

        This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, membership interests, and cash flows have not been presented because the entity has had no business transactions or activities to date.

  Subsequent Events

        Subsequent events have been evaluated through May 11, 2012, the date these financial statements were available to be issued.

3. Commitments and Contingencies

        As of the date of these financial statements, Summit Midstream Partners, LP had no outstanding commitments and contingencies.

APPENDIX A
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
SUMMIT MIDSTREAM PARTNERS, LP

To be filed by amendment.

A-1

APPENDIX B
GLOSSARY OF TERMS

        condensate:    A natural gas liquid with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

        dry gas:    A gas primarily composed of methane and ethane where heavy hydrocarbons and water either do not exist or have been removed through processing.

        end users:    The ultimate users and consumers of transported energy products.

        Mcf:    One thousand cubic feet.

        MMBtu:    One million British Thermal Units.

        MMBtu/d:    One million British Thermal Units per day.

        MMcf:    One million cubic feet.

        MMcf/d:    One million cubic feet per day.

        NGLs:    Natural gas liquids. The combination of ethane, propane, normal butane, iso-butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

        NYMEX:    New York Mercantile Exchange.

        play:    A proven geological formation that contains commercial amounts of hydrocarbons.

        receipt point:    The point where production is received by or into a gathering system or transportation pipeline.

        residue gas:    The natural gas remaining after being processed or treated.

        tailgate:    Refers to the point at which processed natural gas and natural gas liquids leave a processing facility for end-use markets.

        Tcf:    One trillion cubic feet.

        throughput volume:    The volume of natural gas transported or passing through a pipeline, plant, terminal or other facility during a particular period.

        wellhead:    The equipment at the surface of a well used to control the well's pressure; also, the point at which the hydrocarbons and water exit the ground.

B-1

Summit Midstream Partners, LP

Common Units
Representing Limited Partner Interests

Prospectus

                         , 2012

Barclays

        Until                    , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts, commissions and structuring fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$	*
FINRA filing fee		23,500
NYSE listing fee		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Printing expenses		*
Miscellaneous		*

Total		*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

Summit Midstream Partners, LP

        Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

        The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of Summit Midstream Partners, LP and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.

Summit Midstream GP, LLC

        Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

  •
  any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

  •
  any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

  •
  any person designated by our general partner.

        Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15.    Recent Sales of Unregistered Securities.

        On May 10, 2012, in connection with the formation of Summit Midstream Partners LP, we issued (i) the 2.0% general partner interest in us to Summit Midstream GP, LLC for $20, and (ii) a 98% limited partner interest in us to Summit Midstream Partners, LLC for $980, in each case in an offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 16.    Exhibits and Financial Schedules.

        The following documents are filed as exhibits to this registration statement:

Number		Description
1.1	*	Form of Underwriting Agreement
3.1		Certificate of Limited Partnership of Summit Midstream Partners, LP
3.2		Agreement of Limited Partnership of Summit Midstream Partners, LP
3.3	*	Form of Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP
5.1	*	Form of opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1	*	Form of opinion of Latham & Watkins LLP relating to tax matters
10.1		Amendment and Restatement Agreement
10.2		Form of Amended and Restated Revolving Credit Agreement (included in Exhibit 10.1)
10.3	*	Form of Contribution, Conveyance and Assumption Agreement
10.4	*†	Amended and Restated Natural Gas Gathering Agreement, dated August 1, 2010, by and between DFW Midstream Services LLC, Chesapeake Energy Marketing, Inc., and Chesapeake Exploration, LLC.
10.5	*†	Second Amended and Restated Individual Transaction Sheet No. 1, dated April 1, 2011, by and between DFW Midstream Services LLC, Chesapeake Energy Marketing, Inc., and Chesapeake Exploration, LLC.
10.6	*†	Amended and Restated Natural Gas Gathering Agreement, dated December 1, 2011, by and between DFW Midstream Services LLC and Carrizo Oil & Gas, Inc.
10.7	*†	Second Amended and Restated Gas Gathering Agreement, dated November 1, 2010, by and between Willams Production RMT Company LLC and Encana Oil & Gas (USA) Inc.
10.8	*†	Gas Gathering Agreement, dated October 1, 2011, by and between Encana Oil & Gas (USA) Inc., Grand River Gathering, LLC, and Summit Midstream Partners, LLC.
10.9	*	Employment Agreement, dated September 3, 2009, by and between Summit Midstream Partners, LLC and Steven J. Newby.
10.10	*	Employment Agreement, dated September 15, 2011, by and between Summit Midstream Partners, LLC and Matthew S. Harrison.
21.1		List of Subsidiaries of Summit Midstream Partners, LP
23.1		Consent of Deloitte & Touche LLP.

Number		Description
23.2	*	Form of consent of Latham & Watkins LLP (contained in Exhibit 5.1).
23.3	*	Form of consent of Latham & Watkins LLP (contained in Exhibit 8.1).
24.1		Powers of Attorney (contained on the signature page to this Registration Statement).

*
To be filed by amendment.

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

            (iii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iv)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

             (v)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Summit Midstream GP, LLC our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Summit Midstream GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The undersigned registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

SIGNATURES

        Pursuant to the to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on [    •    ], 2012.

Summit Midstream Partners, LP
By:	Summit Midstream GP, LLC its general partner
	By:	/s/ Name: Title:

        Each person whose signature appears below appoints Steven J. Newby and Brock M. Degeyter, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/s/	Chief Executive Officer and President (Principal Executive Officer) and Director	[•], 2012
/s/	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	[•], 2012
/s/	Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer)	[•], 2012
/s/	Director	[•], 2012
/s/	Director	[•], 2012
/s/	Director	[•], 2012
/s/	Director	[•], 2012

EXHIBIT INDEX

        The following documents are filed as exhibits to this registration statement:

Number		Description
1.1	*	Form of Underwriting Agreement
3.1		Certificate of Limited Partnership of Summit Midstream Partners, LP
3.2		Agreement of Limited Partnership of Summit Midstream Partners, LP
3.3	*	Form of Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP
5.1	*	Form of opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1	*	Form of opinion of Latham & Watkins LLP relating to tax matters
10.1		Amendment and Restatement Agreement
10.2		Amended and Restated Revolving Credit Agreement (included in Exhibit 10.1)
10.3	*	Form of Contribution, Conveyance and Assumption Agreement
10.4	*†	Amended and Restated Natural Gas Gathering Agreement, dated August 1, 2010, by and between DFW Midstream Services LLC, Chesapeake Energy Marketing, Inc., and Chesapeake Exploration, LLC.
10.5	*†	Second Amended and Restated Individual Transaction Sheet No. 1, dated April 1, 2011, by and between DFW Midstream Services LLC, Chesapeake Energy Marketing, Inc., and Chesapeake Exploration, LLC.
10.6	*†	Amended and Restated Natural Gas Gathering Agreement, dated December 1, 2011, by and between DFW Midstream Services LLC and Carrizo Oil & Gas, Inc.
10.7	*†	Second Amended and Restated Gas Gathering Agreement, dated November 1, 2010, by and between Willams Production RMT Company LLC and Encana Oil & Gas (USA) Inc.
10.8	*†	Gas Gathering Agreement, dated October 1, 2011, by and between Encana Oil & Gas (USA) Inc., Grand River Gathering, LLC, and Summit Midstream Partners, LLC.
10.9	*	Employment Agreement, dated September 3, 2009, by and between Summit Midstream Partners, LLC and Steven J. Newby.
10.10	*	Employment Agreement, dated September 15, 2011, by and between Summit Midstream Partners, LLC and Matthew S. Harrison.
21.1		List of Subsidiaries of Summit Midstream Partners, LP
23.1		Consent of Deloitte & Touche LLP.
23.2	*	Form of consent of Latham & Watkins LLP (contained in Exhibit 5.1).
23.3	*	Form of consent of Latham & Watkins LLP (contained in Exhibit 8.1).
24.1		Powers of Attorney (contained on the signature page to this Registration Statement).

*
To be filed by amendment.

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SUMMIT MIDSTREAM PARTNERS, LP

This Certificate of Limited Partnership, dated April 30, 2012 has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

1.              Name.  The name of the limited partnership is Summit Midstream Partners, LP.

2.              Registered Office; Registered Agent.  The address of the registered office required to be maintained by Section 17-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are as follows:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3.              General Partner.  The name and the business, residence or mailing address of the general partner are as follows:

Summit Midstream GP, LLC

2100 McKinney Avenue

Suite 1250

Dallas, Texas 75201

EXECUTED as of the date first written above.

By:	/s/ Brock M. Degeyter
Brock M. Degeyter
Authorized Person, Signing on Behalf of Summit Midstream GP, LLC,
General Partner

Exhibit 3.2

LIMITED PARTNERSHIP AGREEMENT

OF

SUMMIT MIDSTREAM PARTNERS, LP

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”), dated May 7, 2012, of SUMMIT MIDSTREAM PARTNERS, LP (the “Partnership”) is entered into by and between Summit Midstream GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”), and Summit Midstream Partners, LLC, a Delaware limited liability company, as  limited partner of the Partnership (the “Limited Partner”).

ARTICLE I
DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of
Section 2.4, as amended or restated from time to time.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“Partner” means the General Partner or any Limited Partner.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

“Person” means any natural person, corporation, company, partnership, limited liability company, joint venture, trust, organization, association, sole proprietorship or other entity.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1          Formation.  Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2          Name.  The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Summit Midstream Partners, LP”.

2.3          Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Partnership in the State of Delaware shall be the initial registered office designated in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law.  The registered agent of the Partnership in the State of Delaware shall be the initial registered agent designated in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.  The registered office of the Partnership in the United States shall be at the place specified in the Certificate of Limited Partnership, or such other place(s) as the General Partner may designate from time to time.  The Partnership may have such other offices as the General Partner may determine appropriate.

2.4          Organizational Certificate.  The Partnership was organized as a Delaware limited partnership by the filing of a certificate of limited partnership in the office of the Secretary of State of the State of Delaware on May 1, 2012.  The General Partner shall file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership under the laws of the State of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.5          Partnership Interests.  Effective as of the date hereof, the General Partner shall have a 2.0% Percentage Interest, in the form of a general partner interest, and the Limited Partner shall have a 98.0% Percentage Interest, in the form of a limited partner interest.

ARTICLE III
PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Simultaneously herewith, and as consideration for the issuance of partnership interests described in Section 2.5, the Limited Partner has contributed to the Partnership $980.00 in cash and the General Partner has contributed to the Partnership $20.00 in cash.

ARTICLE V
CAPITAL ACCOUNTS; ALLOCATIONS

5.1           Capital Accounts.  The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

5.2           Allocations.  For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such

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other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

5.3           Distributions.  From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate.  The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership.  In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities.  All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI
MANAGEMENT AND OPERATION OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall have no liability under this Agreement.

ARTICLE VIII
TAXES

8.1           Tax Returns.  The General Partner shall cause to be prepared and timely filed (on behalf of the Partnership) all federal, state and local tax returns required to be filed by the Partnership, including making all elections on such tax returns.  The Partnership shall bear the costs of the preparation and filing of its returns.

8.2           Tax Characterization.  The Partnership and the Partners acknowledge that, for federal income tax purposes, the Partnership will be disregarded as an entity separate from the Limited Partner pursuant to Treasury Regulation §301.7701-3.

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ARTICLE IX
DISSOLUTION AND LIQUIDATION

9.1          Dissolution.  The Partnership shall terminate and be dissolved only upon (i) the written consent of the Partners, (ii) upon the sale of all or substantially all of the assets of the Partnership outside the ordinary course of the Partnership’s business, or (iii) the happening of any other event causing the dissolution or termination of the Partnership as a limited partnership under the laws of the State of Delaware.  Dissolution of the Partnership shall be effective on the day on which the event giving rise to the dissolution occurs.  A certificate of cancellation shall be filed under the Delaware Act upon the dissolution and the completion of winding up of the Partnership, provided, however, that the Partnership shall not terminate until the assets of the Partnership have been distributed as provided in Article V.

9.2          Liquidation.  As soon as practical after the dissolution of the Partnership, the General Partner shall prepare a plan as to whether and in what manner the assets of the Partnership shall be liquidated.

ARTICLE X
AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE XI
GENERAL PROVISIONS

11.1         Addresses and Notices.  Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3.

11.2         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

11.3         Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

11.4         Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

11.5         Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first set forth above.

GENERAL PARTNER:

Summit Midstream GP, LLC

By:	/s/ Steven J. Newby
Steven J. Newby
President and Chief Executive Officer

LIMITED PARTNER:

Summit Midstream Partners, LLC

By:	/s/ Steven J. Newby
Steven J. Newby
President and Chief Executive Officer

Signature Page to Limited Partnership Agreement of Summit Midstream Partners, LP

Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT dated as of May 7, 2012 (this “Agreement”), to the Credit Agreement dated as of May 26, 2011, as amended by that certain First Amendment and Waiver to the Credit Agreement dated as of August 12, 2011 (as in effect immediately prior to the Restatement Effective Date (as defined below), the “Existing Credit Agreement”), among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), and the other Loan Parties signatories hereto, the lenders from time to time party thereto (the “Existing Lenders”) and THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), as Collateral Agent (in such capacity, the “Collateral Agent”), and together with Bank of America, National Association, each as an Issuing Bank (each as an “Issuing Bank”, and together, the “Issuing Banks”).

WHEREAS, pursuant to the Existing Credit Agreement, the Existing Lenders have extended credit to the Borrower.

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in the form attached hereto as Exhibit A (the “Credit Agreement”) (a) to allow Bank of America, N.A., Morgan Stanley Bank, N.A., Deutsche Bank Trust Company Americas, Royal Bank of Canada, Comerica Bank, Capital One, N.A., Compass Bank, Amegy Bank National Association, Goldman Sachs Bank USA, and MidFirst Bank, collectively, the “New Lenders”, and each individually a “New Lender”, and collectively with the Existing Lenders the “Lenders”, and each individually, a “Lender”) to become “Lenders” party to the Credit Agreement, and (b) to modify certain other provisions of the Credit Agreement as provided therein;

WHEREAS, on October 27, 2011, Summit Midstream Partners, LLC, a Delaware limited liability company (the “Sponsor”), acquired 100% of the ownership interests in Grand River Gathering, LLC, a Delaware limited liability company (“GRG”), and such company is engaged in certain midstream activities related to the oil and natural gas markets;

WHEREAS, on the Restatement Effective Date, the Sponsor will contribute 100% of the ownership interests in GRG to the Borrower, such that GRG will become, as of the Restatement Effective Date, a Subsidiary Loan Party under and as defined in the Credit Agreement, and in connection therewith, has entered into this Agreement; and

WHEREAS, each of the Borrower, GRG, the Administrative Agent, the Lenders comprising at least the Required Lenders party to the Existing Credit Agreement immediately prior to the effectiveness of this Agreement, and the New Lenders are willing to amend and restate the Existing Credit Agreement on the terms and conditions hereinafter set forth, and each New Lender whose signature appears below has entered into this Agreement to join the Credit Agreement.

NOW, THEREFORE, in consideration of the above recitals and the covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

SECTION 1.   Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2.   Amendment and Restatement of the Existing Credit Agreement.  Effective on the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated to read in its entirety in the form of the Amended and Restated Credit Agreement attached as Exhibit A hereto. From and after the Restatement Effective Date, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Credit Agreement, shall, unless the context otherwise requires, refer to the Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Credit Agreement.

SECTION 3.   New Lenders.

(a)                                      Upon the effectiveness of this Agreement and by its execution and delivery hereof, each of the New Lenders shall be deemed automatically to have become a party to the Credit Agreement, shall have all the rights and obligations, severally and not jointly, of a “Lender” under the Credit Agreement and the other Loan Documents as of the Restatement Effective Date (as defined below), and shall agree, and does hereby agree, severally and not jointly, to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents to which the Lenders are a party, in each case, in accordance with the terms and conditions thereof.

(b)                                      Each of the New Lenders severally and not jointly, (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.04 thereof and most recently delivered pursuant to Section 4.02 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and the Credit Agreement; (ii) agrees that it has independently and without reliance upon the assignor or the Administrative Agent , the Joint Lead Arrangers or any of their affiliates and based on such information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Credit Agreement (and that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement); (iii) represents and warrants that (1) its name set forth herein is its legal name, (2) it has the full power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Agreement, and any and all other documents delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, the Credit Agreement and the Loan Documents, (3) no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection herewith or therewith, and (4) this Agreement constitutes its legal, valid and binding obligation; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) appoints and authorizes each of the Issuing Banks to take such action as letter of credit issuing bank on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the applicable Issuing Bank by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with

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their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) represents and warrants that under applicable laws no tax will be required to be withheld by the Administrative Agent or the Borrower with respect to any payments to be made to such New Lender hereunder or under any Loan Document, and no tax forms described in Section 3.12 of the Credit Agreement are required to be delivered by such New Lender (or if required, such tax forms have been delivered to the Administrative Agent as required under Section 3.12 of the Credit Agreement).

(c)                                       Each of the New Lenders hereby advises each other party hereto that its respective address for notices and its respective lending office shall be as set forth below its name on Schedule 9.01 to the Credit Agreement.

SECTION 4.   Representations and Warranties.  To induce the other parties hereto to enter into this Agreement, each Loan Party hereby represents and warrants to each of the other parties hereto, that:

(a)                                      This Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)                                      Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Restatement Effective Date as if made on the Restatement Effective Date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be so true and correct in all material respects as of such earlier date.

(c)                                       No Default or Event of Default has occurred and is continuing on the Restatement Effective Date or would result from the consummation of the transactions anticipated to take place on the Restatement Effective Date.

SECTION 5.   Conditions Precedent.  This Agreement and the Credit Agreement shall become effective as of the date (the “Restatement Effective Date”) on which each of the following conditions precedent shall have been satisfied or waived:

(a)                                      The Administrative Agent (or its counsel) shall have received from each of the Loan Parties, the Issuing Banks, the Required Lenders and each New Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                      The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and the authorization of this Agreement and the

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Credit Agreement and the transactions contemplated hereby and thereby, all in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                       The Administrative Agent shall have received all fees and, to the extent invoiced, other amounts due and payable hereunder or under the Credit Agreement on or prior to the Restatement Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees, charges and disbursements of Mayer Brown LLP, counsel for the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(d)                                      Each of the conditions set forth in Sections 4.01 and 4.02 of the Credit Agreement shall be satisfied as of the Restatement Effective Date, and the Administrative Agent shall have received a certification of a Responsible Officer of the Borrower to that effect.

(f)                                        Each of the representations set forth in Section 4 hereof shall be true and correct in all material respects as of the Restatement Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the effectiveness of the Credit Agreement, and such notice shall be conclusive and binding.

SECTION 6.   GOVERNING LAW.  (a)                               This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01 of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)                                      Each of the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by

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law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.   WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

SECTION 8.   Consent and Reaffirmation.  Each of the Sponsor, DFW Management and each Loan Party (other than the Borrower) hereby consents to this Agreement and the Credit Agreement and the transactions contemplated hereby and thereby, and each of the Sponsor, DFW Management and each Loan Party (other than the Borrower) hereby (a) agrees that, notwithstanding the effectiveness of this Agreement and the Credit Agreement, the Collateral Agreement and each of the other Collateral Documents to which it is a party continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (b) to the extent it is a Guarantor, confirms its guarantee of the Obligations (as defined in the Collateral Agreement) and, to the extent it is a Pledgor or Grantor, confirms its grant of a security interest, in each case pursuant to the Collateral Documents to which it is a party, all as provided in the Loan Documents as in effect immediately prior to the Restatement Effective Date and (c) acknowledges that such guarantee and/or grant, as applicable, continues in full force and effect in respect of, and to secure, the Obligations under the Credit Agreement and the other Loan Documents.

SECTION 9.   No Novation.  Neither this Agreement nor the effectiveness of the Credit Agreement shall extinguish the Obligations (as defined in the Existing Credit Agreement) for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Lien or priority of any Loan Document or any other security therefor or any guarantee thereof, and the liens and security interests in favor of the Collateral Agent for the benefit of the Intercreditor Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations. Nothing herein contained shall be construed as a substitution or novation, or a payment and reborrowing, or a termination, of the Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement, the Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower under the Existing Credit Agreement or the Borrower or any other Loan Party under any Loan Document from any of its obligations and liabilities thereunder, and such obligations are in all respects continuing with only the terms thereof being modified as provided in this

5

Agreement and in the Credit Agreement. The Existing Credit Agreement and each of the other Loan Documents (as defined in the Existing Credit Agreement) shall remain in full force and effect, until and except as modified hereby. This Agreement shall constitute a Loan Document for all purposes of the Existing Credit Agreement and the Credit Agreement.

SECTION 10.   Miscellaneous.  Sections 9.01, 9.04, 9.07, 9.08, 9.11, 9.12, 9.13 and 9.14 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 11.   Counterparts.  This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, each of which shall constitute an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 12.   Headings.  The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LOAN PARTIES:

SUMMIT MIDSTREAM HOLDINGS, LLC,
a Delaware limited liability company,
as Borrower

By:	Summit Midstream Partners, LLC,
its sole member

By:	/s/ Brock Degeyter
Name:	Brock Degeyter
Title:	Senior Vice President, General Counsel and Secretary

SUMMIT MIDSTREAM PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ Brock Degeyter
Name:	Brock Degeyter
Title:	Senior Vice President, General Counsel and Secretary

DFW MIDSTREAM SERVICES LLC,
a Delaware limited liability company

By:	Summit Midstream Partners, LLC,
its Managing Member

By:	/s/ Brock Degeyter
Name:	Brock Degeyter
Title:	Senior Vice President, General Counsel and Secretary

Amendment and Restatement Agreement

Signature Page

DFW MIDSTREAM MANAGEMENT, LLC,
a Delaware limited liability company

By:	Summit Midstream Partners, LLC,
its Managing Member

By:	/s/ Brock Degeyter
Name:	Brock Degeyter
Title:	Senior Vice President, General Counsel and Secretary

GRAND RIVER GATHERING, LLC,
a Delaware limited liability company

By:	/s/ Brock Degeyter
Name:	Brock Degeyter
Title:	Senior Vice President, General Counsel and Secretary

Amendment and Restatement Agreement

Signature Page

S-2

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent, Collateral Agent, as an Issuing Bank, and as a Lender

By:	/s/ Stuart Gibson
Name:	Stuart Gibson
Title:	Authorised Signatory

Amendment and Restatement Agreement

Signature Page

BANK OF AMERICA, N.A.,
as an Issuing Bank and as a Lender

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Director

Amendment and Restatement Agreement

Signature Page

BMO HARRIS FINANCING, INC.,
as a Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

Amendment and Restatement Agreement
Signature Page

REGIONS BANK,
as a Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Vice President

Amendment and Restatement Agreement
Signature Page

ING CAPITAL LLC,
as a Lender

By:	/s/ Cheryl LaBelle
Name:	Cheryl LaBelle
Title:	Managing Director

Amendment and Restatement Agreement
Signature Page

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Michael Mozer
Name:	Michael Mozer
Title:	Vice President

Amendment and Restatement Agreement
Signature Page

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Gayer D. Bellamy Jr
Name:	Gayer D. Bellamy Jr
Title:	Managing Director

By:	/s/ Deborah Kross
Name:	Deborah Kross
Title:	Director

Amendment and Restatement Agreement
Signature Page

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

Amendment and Restatement Agreement
Signature Page

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Amendment and Restatement Agreement
Signature Page

S-11

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender

By:	/s/ Michael Getz
Name:	Michael Getz
Title:	Vice President

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

Amendment and Restatement Agreement
Signature Page

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

Amendment and Restatement Agreement
Signature Page

COMERICA BANK,
as a Lender

By:	/s/ John S. Lesikar
Name:	John S. Lesikar
Title:	Assistant Vice President

Amendment and Restatement Agreement
Signature Page

COMPASS BANK,
as a Lender

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

Amendment and Restatement Agreement
Signature Page

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ Matthew L. Molero
Name:	Matthew L. Molero
Title:	Vice President

Amendment and Restatement Agreement
Signature Page

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jill McSorley
Name:	Jill McSorley
Title:	Vice President

Amendment and Restatement Agreement
Signature Page

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Amendment and Restatement Agreement
Signature Page

MIDFIRST BANK,
as a Lender

By:	/s/ Chad Dayton
Name:	Chad Dayton
Title:	Assistant Vice President

By:	/s/ James P. Boggs
Name:	James P. Boggs
Title:	Senior Vice President

Amendment and Restatement Agreement
Signature Page

EXHIBIT A

(please see attached)

Exhibit A to Amendment and Restatement Agreement

U.S.$550,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 7, 2012

among

SUMMIT MIDSTREAM HOLDINGS, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

THE ROYAL BANK OF SCOTLAND plc

and

BANK OF AMERICA, N.A.,

as Issuing Banks,

THE ROYAL BANK OF SCOTLAND plc,

as Administrative Agent and Collateral Agent,

RBS SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BMO CAPITAL MARKETS,

and

REGIONS BANK,

as Joint Lead Arrangers,

RBS SECURITIES INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Bookrunners,

BARCLAYS BANK PLC

and

ING CAPITAL LLC,

as Co-Documentation Agents,

BANK OF AMERICA, N.A.,

BANK OF MONTREAL,

and

REGIONS BANK,

as Co-Syndication Agents

i

(continued)

(continued)

(continued)

(continued)

Page

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Prepayment Notice
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Intentionally Omitted
Exhibit G	Form of Revolving Note
Exhibit H	Form of Non-U.S. Lender Tax Certificate
Exhibit I	Form of Administrative Questionnaire
Exhibit J	Form of Intercreditor Agreement

Schedule 1.01	Exception to Collateral and Guarantee Requirement
Schedule 2.01	Existing Credit Agreement Commitments; Restatement Date Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.07(d)	Subsidiaries
Schedule 3.07(e)	Subscriptions
Schedule 3.08	Litigation
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.17(a)	Real Property
Schedule 3.17(b)	Gathering System Liens
Schedule 3.17(d)	Deeds
Schedule 3.20	Insurance
Schedule 3.22	Material Contracts
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Addresses of Borrower, Administrative Agent, Issuing Banks and Lenders

Annex A	MLP Conversion
Annex B	Perfection Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 7, 2012 (as further amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”), among Summit Midstream Holdings, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b)(vi), the “Borrower”), the LENDERS party hereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”), BANK OF AMERICA, N.A. (“BAML”), and RBS, each as an Issuing Bank (each as an “Issuing Bank”), RBS, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”), BARCLAYS BANK PLC and ING CAPITAL LLC, as Co-Documentation Agents, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as joint lead arrangers (in such capacity, the “Joint Lead Arrangers”), and RBSSI and MERRILL, as Joint Lead Bookrunners.

W I T N E S S E T H :

WHEREAS, the Borrower, the Administrative Agent, RBS, as the Collateral Agent and the Issuing Bank, the lenders party thereto, and the other agents party thereto, have entered into that certain Credit Agreement, dated as of May 26, 2011, as amended by that certain First Amendment and Waiver to the Credit Agreement, dated as of August 12, 2011 (as so amended, the “Existing Credit Agreement”);

WHEREAS, on or about October 27, 2011, Sponsor acquired 100% of the ownership interests in Grand River Gathering, LLC, a Delaware limited liability company (“GRG”), that is engaged in certain Midstream Activities;

WHEREAS, on the Restatement Date, Sponsor will contribute 100% of the ownership interests in GRG to Borrower, such that GRG will become, as of the Restatement Date, a Subsidiary Loan Party, and, in connection therewith, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders party thereto have entered into that certain Amendment and Restatement Agreement, dated as of the date hereof (the “Amendment and Restatement Agreement”), pursuant to which the Existing Credit Agreement has been amended and restated on the terms and conditions set forth herein;

WHEREAS, the Borrower desires to amend and restate the Existing Credit Agreement in its entirety in order to provide for (a) certain dividends or other distributions by the Borrower to the Sponsor, including reimbursement of invested capital, (b) capital expenditures of the Borrower and the Restricted Subsidiaries to construct, expand, acquire and maintain their respective Properties, to the extent permitted by this Agreement, (c) asset acquisitions, to the extent permitted by this Agreement, and (d) the ongoing working capital requirements and other general corporate purposes of the Borrower and the Restricted Subsidiaries, including the issuance of Letters of Credit and the payment of transaction costs and expenses in connection with the Amended and Restated Credit Agreement, the Borrower has requested that (i) the Lenders provide Commitments to make Loans and participate in Letters of Credit from time to time during the Availability Period and (ii) the Issuing Banks commit to issue Letters of Credit

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from time to time during the Availability Period, in each case, subject to the terms and conditions hereinafter set forth; and

WHEREAS, the Lenders and each Issuing Bank are willing, subject to the terms and conditions hereinafter set forth, to extend Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit, the Administrative Agent is willing to serve as administrative agent for the Lenders and as the Issuing Bank, and the Borrower and the Existing Required Lenders under the Existing Credit Agreement have, on or prior to the Restatement Date, entered into an agreement to amend and restate the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan (including any Swingline Loan) bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Period” shall mean a period elected by the Borrower, such election to be exercised by the Borrower delivering written notice thereof to the Administrative Agent (who shall thereafter promptly notify the Lenders), commencing with the funding of the purchase price for any Permitted Business Acquisition hereunder and ending on the earlier of (a) the date that is 180 days after the date of such funding, and (b) the Borrower’s election to terminate such Acquisition Period, such election to be exercised by the Borrower delivering notice thereof to the Administrative Agent (who shall thereafter promptly notify the Lenders); provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) after giving effect to the termination of such Acquisition Period in effect, the Borrower shall be in compliance with the Financial Performance Covenants and no Event of Default shall have occurred and be continuing.

“Additional Equity Contribution” shall mean an amount equal to the cash received by the Borrower from the Sponsor or any Sponsor Affiliate in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower after the Restatement Date; provided, that the Borrower shall deliver written notice to the Administrative Agent concurrently with the receipt of such cash that it has elected to treat such equity contribution as an Additional Equity Contribution and clearly setting forth the amount of such Additional Equity Contribution; provided, further, that any such Equity Interests issued in connection with an Additional Equity Contribution shall be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement; provided, further, that Additional Equity Contributions shall be disregarded for the purpose of determining compliance with the Financial Performance Covenants and for all other purposes for which EBITDA is calculated under this Agreement; and

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provided, further, that Additional Equity Contributions shall be disregarded for purposes of determining Available Cash and may not be included in Available Cash.

“Adjusted Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit I or any other form approved by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee” shall have the meaning assigned to such term in Section 2.12(d).

“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent is a Defaulting Lender and is not performing its role as such Agent hereunder and under the other Loan Documents.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Security Principles” shall mean any grant of a Lien or provision of a guarantee by any Person that could, in the reasonable determination of the Lenders:

(a)                                 result in a Lien being granted over assets of such Person, the acquisition of which Person was financed from a subsidy or payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral but only to the extent such financing is permitted by this Agreement;

(b)                                 include any lease, license, contract or agreement to which such Person is a party, or any of such Person’s rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of a term, provision or condition of any such lease, license, contract or agreement, in each case solely to the extent that the applicable Loan Parties or Benefited Subsidiaries have previously used commercially reasonable efforts to remove such prohibition or limitation or to obtain any required consents to eliminate or have waived any such prohibition or limitation (unless such term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity); provided, that Agreed Security Principles shall not prohibit the

3

grant of a Lien or a provision of a guarantee at such time as the contractual prohibition shall no longer be applicable and, to the extent severable, which Lien shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified above; and provided, further, that the Agreed Securities Principles shall not exclude any “proceeds” (as defined in the UCC) of any such lease, license, contract or agreement;

(c)                                  result in the contravention of applicable law, unless such applicable law would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided, that Agreed Security Principles shall not prohibit the grant of a Lien or a provision of a guarantee at such time as the legal prohibition shall no longer be applicable and to the extent severable (which Lien shall attach immediately to any portion not subject to the prohibitions specified above); or

(d)                                 result in a breach of a Material Contract existing on the Restatement Date and binding on such Person that may not be amended, supplemented, waived, restated or otherwise modified using commercially reasonable efforts to avoid such breach; provided, that this clause (d) shall only apply to the granting of Liens and not to the provision of any guarantee.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean the greatest of (a) the rate of interest per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (b) the Federal Funds Effective Rate plus 0.50% per annum, and (c) the Adjusted Eurodollar Rate as of such date for a one-month Interest Period plus 1.00% per annum.  The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging to any corporate customer.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively. Notwithstanding anything to the contrary above in this definition or in any other provision of this Agreement, the Alternate Base Rate in respect of any Reimbursement Revolving Loan shall, if such Reimbursement Revolving Loan would otherwise have the same rate of interest as any Revolving Facility Loan that is not a Reimbursement Revolving Loan hereunder, be one basis point higher than the Alternate Base Rate, that otherwise would apply to such Reimbursement Revolving Loan for all purposes under this Agreement.

“Amendment and Restatement Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Applicable Margin” shall mean for any day (a) for any Incremental Revolving Loan, the applicable margin per annum set forth in the joinder agreement and (b) with respect to any Revolving Facility Loan or Swingline Loan then outstanding, as applicable, the applicable per annum percentage set forth below under the caption “Revolving Facility ABR Loans”, “Revolving

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Facility Eurodollar Loans” or “Swingline Loans”, as applicable, based upon the Leverage Ratio as of the last date of the most recent fiscal quarter of the Borrower:

Leverage Ratio	Revolving Facility ABR Loans / Swingline Loans	Revolving Facility Eurodollar Loans
Category 1: Greater than 4.50 to 1.00	2.50%	3.50%
Category 2: Less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00	2.25%	3.25%
Category 3: Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	2.00%	3.00%
Category 4: Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	1.75%	2.75%
Category 5: Less than or equal to 3.00 to 1.00	1.50%	2.50%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial information of the Borrower and the Restricted Subsidiaries delivered pursuant to Section 5.04(a) or Section 5.04(b) (and for the period commencing on the Restatement Date and continuing until the compliance certificate for the quarter ended June 30, 2012 is delivered pursuant to Section 5.04(c)(i)(B), the Applicable Margin in effect for Eurodollar Loans shall be 2.50% and for ABR Loans shall be 1.50%), and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Required Lenders, at any time during which the Borrower fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or Section 5.04(b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the computation of the Leverage Ratio set forth in a certificate executed by a Responsible Officer of the Borrower delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such certificate of a Responsible Officer of the Borrower shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Leverage Ratio for such period, and any shortfall in the interest or fees theretofor paid by the Borrower for the relevant period pursuant to Section 2.12 and Section 2.13 as a result of the miscalculation of the Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.12 or Section 2.13, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement; provided, that, notwithstanding the

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foregoing, so long as an Event of Default described in Section 7.01(h) or (i) has not occurred with respect to the Borrower, such shortfall shall be due and payable five Business Days following the determination described above.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any acquisition of all or substantially all of the assets of, or all of the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or a Restricted Subsidiary to the extent otherwise permitted hereunder of any material asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions.  For the avoidance of doubt, the consummation of the MLP Conversion in accordance herewith shall not be considered an Asset Disposition.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the earlier of the Stated Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Cash” shall mean, with respect to any fiscal quarter:

(a) the sum of (i) all cash and cash equivalents of the Borrower and the Restricted Subsidiaries (or the Borrower’s and the Restricted Subsidiaries’ proportionate share of cash and cash equivalents in the case of Restricted Subsidiaries that are not wholly-owned) on hand at the end of such fiscal quarter (without duplication), including any cash proceeds from sales of Property by the Borrower or any Restricted Subsidiary (to the extent such sales are made in accordance with the Loan Documents), (ii) if the Borrower so determines, all or any portion of any additional cash and cash equivalents of the Borrower and the Restricted Subsidiaries (or the Borrower’s and the Restricted Subsidiaries’ proportionate share of cash and cash equivalents in the case of Restricted Subsidiaries that are not wholly-owned) on hand on the date of determination (without duplication) of Available Cash with respect to such fiscal quarter resulting from Working Capital Borrowings made subsequent to the end of such fiscal quarter and (iii) if the Borrower so determines, all or any portion of Available Working Capital Borrowings on the date of determination of Available Cash with respect to such fiscal quarter, less;

(b) the amount of any cash reserves established by the Borrower and the Restricted Subsidiaries (or the Borrower’s and the Restricted Subsidiaries’ proportionate share of cash reserves in the case of Restricted Subsidiaries that are not

6

wholly owned) (without duplication) (i) necessary to provide for the proper conduct of the business of the Borrower and the Restricted Subsidiaries (including reserves for future Capital Expenditures and for future credit needs of the Borrower and the Restricted Subsidiaries) subsequent to such fiscal quarter, (ii) necessary to comply with applicable law or the Loan Documents or other obligation of any Loan Party or (iii) in the event that any MLP Conversion shall occur, and so long as the resulting Master Limited Partnership shall continue to exist, to provide funds for distributions in respect of any one or more of the next four fiscal quarters as provided in the partnership agreement of the Master Limited Partnership.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time of determination, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Available Working Capital Borrowings” shall mean any amounts available to be borrowed as Working Capital Borrowings on the applicable date of determination.

“BAML” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Benefited Subsidiary” shall mean each direct or indirect Subsidiary of the Borrower (a) that is Controlled by a Loan Party and the ownership by such Loan Party of the Equity Interests of which is not less than that required by clause (b)(ii) of the definition of “Change in Control” and (b) that has received or is receiving any portion of the proceeds of one or more Loans or on whose behalf a Letter of Credit has been issued; provided, that if (i) (A) any Subsidiary that is a Benefited Subsidiary has paid a dividend or made a distribution to any Loan Party, and/or on behalf of which an Additional Equity Contribution has been made (and which has not otherwise been applied), in an aggregate amount equal to or greater than the total amount of Investments it has received from all Loan Parties pursuant to Section 6.04(a)(ii) during the period from the Closing Date to the applicable date of determination, or (B) has received a portion of the proceeds of a Loan and (x) at the time such Subsidiary is being designated as an Unrestricted Subsidiary the Borrower or any of its Restricted Subsidiaries are permitted to make Investments pursuant to the terms of Section 6.04(a)(i), 6.04(i) or 6.04(k), as applicable, in an amount equal to the Investments previously received by the Subsidiary that were not paid as dividends to any Loan Party, and (y) the amount of such Investments received by such Subsidiary during the period from the Closing Date to the applicable date of determination, and not paid via dividend or distribution pursuant to clause (i) of this definition, shall be included in the calculation of the aggregate amount of Investments permitted under Section 6.04(a)(i), 6.04(i) and 6.04(k), (ii) any Letters of Credit issued on behalf of such Subsidiary have been cancelled or have expired as of the applicable date of determination (and no Revolving L/C Disbursement in respect of any such Letter of Credit remains unreimbursed), (iii) the Borrower provides written notice to the Administrative Agent of its intent to change the designation of such Subsidiary and (iv) the proceeds of any such dividend, distribution and/or Additional Equity Contribution described in clause (i) above, if any, are applied as required by Section 2.11(f), then such Subsidiary shall no longer be a Benefited Subsidiary for purposes of the Loan Documents, unless and until such Subsidiary subsequently meets the criteria described in this definition;

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provided, further, for clarification, a direct or indirect Subsidiary of the Borrower that has been designated to no longer be a Benefited Subsidiary that is subsequently to again become a Benefited Subsidiary may not receive proceeds of Loans or have a Letter of Credit issued on its behalf unless all actions or entering into of documents required by the Collateral and Guarantee Requirement with respect to the pledge of the direct or indirect Equity Interests by the Loan Parties of a Benefited Subsidiary have again been satisfied.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Borrowing” shall mean a group of Loans of a single Type made on a single date to the Borrower and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Revolving Facility Borrowing comprised entirely of Eurodollar Loans, U.S.$1,000,000, (b) in the case of a Revolving Facility Borrowing comprised entirely of ABR Loans, U.S.$1,000,000 and (c) in the case of a Swingline Borrowing, U.S.$500,000.

“Borrowing Multiple” shall mean (a) in the case of a Revolving Facility Borrowing comprised entirely of Eurodollar Loans, U.S.$500,000, (b) in the case of a Revolving Facility Borrowing comprised entirely of ABR Loans, U.S.$100,000 and (c) in the case of a Swingline Borrowing, U.S.$100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York or Houston, Texas, and, where used in the context of Eurodollar Loans, is also a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures of the Loan Parties for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

8

“Cash Interest Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less, for each of clauses (a), (b), (c) and (e) below, to the extent included in the calculation of such Interest Expense, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower or any of the Restricted Subsidiaries, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrower and the Restricted Subsidiaries for such period and (e) all nonrecurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided, that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual agency fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfers of funds and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Agent, or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger, in its capacity as a party to such Cash Management Agreement.

“Change in Control” shall mean the occurrence of any of the following: (a) the Sponsor shall cease to directly or indirectly own and Control, of record and beneficially, more than 50% of the outstanding Equity Interests of the Borrower, (b) except as permitted by Section 6.05(b), (i) the Borrower shall cease to directly or indirectly own and Control 100% of the outstanding Equity Interests of DFW (other than the Equity Interests held as of the Restatement Date by DFW Management), GRG or any other Loan Party or (ii) a Loan Party shall cease to own at least 45% of the Equity Interests in any Benefited Subsidiary or shall cease to Control such Benefited Subsidiary, except that a “Change in Control” shall not occur if a Loan Party ceases to own at least 45% of the Equity Interests in any Benefited Subsidiary that, together with each other Benefited Subsidiary in which a Loan Party owns less than 45% of the Equity Interests, accounts for less than 5.0% of the Consolidated Total Assets in the aggregate at any time during the Availability Period unless such Loan Party ceases to retain Control over such Benefited Subsidiary, (c) a “Change in Control”, as defined in any document pursuant to which Permitted Junior Debt that is Material Indebtedness has been issued, shall have occurred or (d) a “Change in Control”, as defined in any document pursuant to which secured Indebtedness under Section 6.01(k) that is Material Indebtedness has been issued, shall have occurred; provided, that, at any time after any MLP Conversion, the term “Change in Control” shall mean the occurrence of clauses (b), (c) or (d) above or any of the following: (i) a majority of the seats (other than vacant seats) on the board of directors of the General Partner shall at any time be occupied by Persons who were not appointed by the Sponsor or a Permitted Holder, (ii) any

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Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Restatement Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Restatement Date), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group, (iii) the Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Restatement Date), directly or indirectly, in the aggregate Equity Interests representing more than 50% of (A) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner or (B) the economic interest represented by the issued and outstanding Equity Interests of the General Partner, or (iv) (1) the Permitted Holders shall cease to directly or indirectly own and control, of record and beneficially more than 50% of the issued and outstanding general partner interests in the Borrower or (2) the Sponsor shall cease to be the General Partner.

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean May 26, 2011, and “Closing” shall mean the making of the initial Loans on the Closing Date hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in the Collateral Agreement, all “Mortgaged Property” as defined in the Mortgages and “Collateral” as defined in any other Collateral Document.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit E, executed pursuant to the Collateral and Guarantee Requirement, and any other guarantee and collateral agreement (as amended, supplemented or otherwise modified from time to time) that may be executed after the Restatement Date in favor of, and in form and substance acceptable to, the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Restatement Date, the Collateral Agent shall have received from each entity that is a Loan Party on the Restatement Date a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Loan Party and pursuant to which (i) each such Loan Party shall unconditionally guarantee, on a joint and several basis, all Obligations; (ii) each such Loan Party shall grant a first priority lien on and security interest in all of its personal property (except as specified therein); and (iii) each of the Sponsor, DFW Management, GRG and each Loan Party shall have granted a first priority lien on and security interest in, among other property, all Equity Interests in any Loan Party or Benefited Subsidiary held or owned by it on the Restatement Date;

(b) on the Restatement Date, the Collateral Agent shall be the beneficiary of a pledge of (i) all the issued and outstanding Equity Interests of each Loan Party, and (ii) all of the issued and outstanding Equity Interests of each Benefited Subsidiary to the extent directly owned by any Loan Party (except, in each case, to the extent that a pledge of such Equity Interests is not permitted under Section 9.21), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, or shall have otherwise received a security interest over such Equity Interests satisfactory to the Collateral Agent;

(c) in the case of any Person that becomes a Loan Party after the Restatement Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(d) with respect to any Equity Interests in any Loan Party or any Benefited Subsidiary (to the extent owned by any Loan Party) that are acquired by the Sponsor, DFW Management, GRG or any Loan Party, after the Restatement Date, all such Equity Interests shall have been pledged (or shall be pledged concurrently with the actions making such Equity Interest subject to this provision) in accordance with the Collateral Agreement (except, in each case, to the extent that a pledge of such Equity Interests is not permitted under Section 9.21), and the Collateral Agent shall have received (or shall receive concurrently with the actions making such Equity Interest subject to this provision) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, or shall have otherwise received a security interest over such Equity Interests satisfactory to the Collateral Agent;

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(e) on or prior to the Restatement Date and on each date thereafter during the Availability Period, (i) all Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to any Loan Party shall have been pledged in accordance with the Collateral Agreement, (ii) all Indebtedness of the Borrower and each Subsidiary of the Borrower having an aggregate principal amount in excess of U.S.$5.0 million that is owing to any Loan Party shall be evidenced by a promissory note or an instrument (other than global intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries) and (iii) the Collateral Agent shall have, in respect of all such Indebtedness described in clause (ii), received originals of all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f) on or prior to the Restatement Date and concurrently with, or promptly following, the execution and delivery of any Collateral Document delivered at any time thereafter, all documents and instruments, required by law or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create, evidence or perfect the Liens intended to be created by the Collateral Documents, including UCC financing statements and UCC transmitting utility filings, to the extent required by, and with the priority required by, the Collateral Documents or reasonably requested by the Collateral Agent, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(g) on or prior to the Restatement Date and concurrently with the execution and delivery of any Collateral Document delivered at any time thereafter, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of each Collateral Document to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder;

(h) the Collateral Agent shall have received the following documents and instruments from the applicable Loan Parties on or before the Restatement Date, with respect to the Restatement Date Gathering Station Real Property:

(1)                     except as set forth in Schedule 1.01, one or more Mortgages duly authorized, executed and notarized (with sufficient counterparts thereof to file an original in each applicable jurisdiction), in form for recording in the recording office of each jurisdiction where such Gathering Station Real Property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Gathering Station Real Property, subject to no Liens other than Permitted Real Property Liens applicable to such Gathering Station Real Property;

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(2)                     policies or certificates of insurance of the type required by Section 5.02 (to the extent customary and obtainable after the use of commercially reasonable efforts);

(3)                     evidence of flood insurance with respect to each Gathering Station Real Property required by Section 5.02, if any, in form and substance reasonably satisfactory to Administrative Agent, shall be delivered as required in Section 5.02 and also on any day on which a Mortgage (or counterpart thereof, supplement or other modification thereto) is delivered pursuant to subclause (1) above; and

(4)                     except as set forth in Schedule 1.01, all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Restatement Date Gathering Station Real Property, subject only to Permitted Real Property Liens.  Without limiting the generality of the foregoing, the Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders, and each Issuing Bank, opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(5)                     On or prior to the Restatement Date and each other date on which one or more Mortgages is delivered pursuant hereto, title diligence information of the type described in Section 5.10(c);

(i) the Collateral Agent shall have received from the applicable Loan Parties on or before the Restatement Date, one or more Mortgages duly authorized, executed and notarized (with sufficient counterparts thereof to file an original in each applicable jurisdiction), in form for recording in the recording office of each jurisdiction where such GRG Pipeline Systems Real Property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on at least 70% of the GRG Pipeline Systems Real Property (calculated based upon the length of the Pipeline System owned by GRG) on the Restatement Date, subject to no Liens other than Permitted Real Property Liens applicable to such GRG Pipeline Systems Real Property;

(j) to the extent required by Section 5.10, the Collateral Agent shall receive, with respect to any Material Gathering Station Real Property and GRG Pipeline Systems Real Property acquired after the Restatement Date, such documents and instruments required to be delivered pursuant to Section 5.10 at the times described in Section 5.10; and

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(k) with respect to each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Restatement Date, the Administrative Agent, in each case, may but shall not be obligated to (in its sole discretion without obtaining the consent of the Lenders) extend any such date on two separate occasions by up to 30 days on each such occasion.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” (i) shall be subject to exceptions and limitations set forth in the Collateral Documents and (ii) shall not contravene the Agreed Security Principles or Section 9.21, (b) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts or securities accounts, (c) in no event shall the Administrative Agent or the Lenders require the Pipeline Systems (and, for the avoidance of doubt, the Real Property on which any portion of the Pipeline System is located) to be subject to a Mortgage, except as required by clause (i) and (j) above or Section 5.10(d), (d) in no event shall Borrower or any Subsidiary thereof be required to take any action with respect to the perfection of security interests in motor vehicles (it being understood that compression units, whether or not skid-mounted, shall not be deemed to be motor vehicles), and (e) in no event shall the Collateral include any Excluded Assets.  If the Administrative Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any of the Properties described in this definition materially and substantially exceeds the value to the Secured Parties of obtaining such security interest, then the Loan Parties shall not be required to take such actions to the extent of such determination provided, however that no such determination may be made by the Administrative Agent with respect to Properties described in clauses (d) or (h).

“Collateral Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or Section 5.10 and each amendment, supplement or modification to any of the foregoing.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment (including any Incremental Commitment), (b) with respect to any Lender that is a Swingline Lender, its Swingline Commitment, and (c) with respect to each Issuing Bank, its Revolving L/C Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit and performance bonds to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries determined on a consolidated basis on such date.

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“Consolidated First Lien Net Debt” at any date shall mean, Consolidated Net Debt on such date minus, to the extent included therein, (a) all Indebtedness under any Permitted Junior Debt (or any Permitted Refinancing Indebtedness thereof) or any other unsecured indebtedness of the Borrower and the Restricted Subsidiaries and (b) any Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens expressly subordinated to the Liens securing the Obligations.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Borrower and the Restricted Subsidiaries on such date minus cash and Permitted Investments of the Borrower and the Restricted Subsidiaries on such date, to the extent the same (a) is not being held as cash collateral (other than as Collateral), (b) does not constitute escrowed funds for any purpose, (c) does not represent a minimum balance requirement and (d) is not subject to other restrictions on withdrawal.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis; provided, that

(a)                                 any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, mobilization expenses that are not reimbursed and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Borrower or any Restricted Subsidiaries, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transaction), in each case, shall be excluded; provided, that, with respect to each unusual or nonrecurring item, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer specifying and quantifying such item and stating that such item is an unusual or nonrecurring item,

(b)                                 any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c)                                  any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) shall be excluded,

(d)                                 any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness (including any net after-tax income or loss attributable to obligations under Swap Agreements) shall be excluded,

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(e)                                  the Net Income for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included to the extent of the amount of cash dividends or cash distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(f)                                   the Net Income for such period of any Restricted Subsidiary that is not a Loan Party shall be an amount equal to the ratio of the Net Income of the Restricted Subsidiary to the Borrower’s percentage of ownership of the total outstanding Equity Interest of such Restricted Subsidiary; provided, that the net loss of any such Restricted Subsidiary that is not a Loan Party also shall be included in the determination of “Consolidated Net Income” to the extent funds are disbursed by such Restricted Subsidiary or by any Restricted Subsidiary thereof in respect of such loss,

(g)                                  Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(h)                                 any noncash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,

(i)                                     accruals and reserves that are established within twelve months after the Restatement Date and that are so required to be established in accordance with GAAP shall be excluded, and

(j)                                    any noncash expenses (including, without limitation, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets), any noncash gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its consolidated Restricted Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“deeds” shall have the meaning assigned to such term in Section 3.17(d).

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“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22(e), any Lender that (a) has failed to perform any of its funding obligations under this Agreement, including with respect to Loans, within two Business Days of the date such obligations were required to be funded, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, and participations in Letters of Credit or Swingline Loans within two Business Days of the date when due, unless the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to such effect with respect to its funding obligations under this Agreement (and such notice or public statement has not been withdrawn), unless the subject of a good faith dispute or such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable written request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in writing to the Administrative Agent that it will comply with its funding obligations, unless the subject of a good faith dispute, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) has, or has a direct or indirect parent company that, other than via an Undisclosed Administration, has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its direct or indirect parent company or the exercise of control over a Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof. Any determination that a Lender is a Defaulting Lender hereunder shall be made by the Administrative Agent acting reasonably, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice to the Borrower, each Issuing Bank and each Lender until such time as Section 2.22(e) is satisfied.

“DFW” shall mean DFW Midstream Services LLC, a Delaware limited liability company, which as of the Restatement Date is a Subsidiary Loan Party.

“DFW Management” shall mean DFW Midstream Management, LLC, a Delaware limited liability company.

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“DFW Operating Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement, dated as of April 1, 2011, by and among the Sponsor, DFW Management and DFW.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (but excluding any noncash item to the extent it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash item that was paid in a prior period)):

(i)                         provision for Taxes based on income, profits, losses or capital of the Borrower and the Restricted Subsidiaries for such period (adjusted for the tax effect of all adjustments made to Consolidated Net Income),

(ii)                      Interest Expense of the Borrower and the Restricted Subsidiaries for such period (net of interest income of the Borrower and such Restricted Subsidiaries for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities,

(iii)                   depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other noncash expenses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on the Borrower and the Restricted Subsidiaries for such period),

(iv)                  the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges); provided, that with respect to each such restructuring charge, the Borrower shall have delivered to the Administrative Agent a Responsible Officer’s certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,

(v)                     any other noncash charges,

(vi)                  equity earnings or losses in Affiliates unless funds have been disbursed to such Affiliates by the Borrower or any Restricted Subsidiary,

(vii)               other nonoperating expenses,

(viii)            the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any Subsidiary of the Borrower that is not a Subsidiary Loan Party in such period or any prior period,

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except to the extent of dividends declared or paid on Equity Interests held by third parties,

(ix)                  costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 and under similar legislation of any other jurisdiction;

(x)                     accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction,

(xi)                  extraordinary losses and unusual or nonrecurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(xii)               restructuring costs related to (A) acquisitions after the date hereof permitted under the terms hereof and (B) closure or consolidation of facilities, and

(xiii)            to the extent applicable and solely for the purpose of determining compliance with the Financial Performance Covenants and not for any other purpose for which EBITDA is calculated under this Agreement, any Specified Equity Contribution solely to the extent permitted to be included in this calculation pursuant to the definition of “Specified Equity Contribution”;

minus (b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, noncash items increasing Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required).

“Engagement Letter” shall mean that certain Engagement Letter dated March 29, 2012, by and among the Borrower and each of the Joint Lead Arrangers.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Material.

“Environmental Event” shall have the meaning assigned to such term in Section 7.01(m).

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or

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other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or any lien shall arise with respect to any Plan on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (d) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the withdrawal or partial withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan which could reasonably be expected to result in liability to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (h) the receipt by the Borrower, any

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Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or a Subsidiary of the Borrower; (j) the filing of an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan; or (k) the Borrower or any Subsidiary of the Borrower incurs any liability or contingent liability for providing, under any employee benefit plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan:

(a)                                 the rate per annum equal to the rate (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent to be the offered rate that appears on Reuters or such other commercially available source as may be designated by the Administrative Agent from time to time (or any successor thereto) that displays the British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (c) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (c)); or

(b)                                 if the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (c) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (c)).

Notwithstanding anything to the contrary above in this definition or in any other provision of this Agreement, the Eurodollar Rate in respect of any Reimbursement

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Revolving Loan shall, if such Reimbursement Revolving Loan would otherwise have the same rate of interest as any Revolving Facility Loan that is not a Reimbursement Revolving Loan hereunder, be one basis point higher than the Eurodollar Rate, that otherwise would apply to such Reimbursement Revolving Loan for all purposes under this Agreement.

“Eurodollar Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) Equity Interests in any Person (other than (i) the Borrower or any Subsidiary Loan Party, (ii) any Benefited Subsidiary, to the extent owned by a Loan Party and in existence on the Restatement Date or (iii) any Subsidiary that is or becomes a Benefited Subsidiary after the Restatement Date) to the extent not permitted to be pledged by the terms of such Person’s constitutional or joint venture documents, in each case solely to the extent that the applicable Person has previously used commercially reasonable efforts to obtain any required consents to eliminate or have waived any such restrictions contained in such constitutional or joint venture documents (and, to the extent any such prohibition or limitation is removed, or such consent is acquired, such Equity Interests shall cease to be Excluded Assets), (b) Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interest in “controlled foreign corporations” under Section 957 of the Code, (c) Equity Interests or other assets that are held directly by a Foreign Subsidiary and (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, solely to the extent that such a grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such “intent to use” application.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes, in either case imposed on (or measured by) net income, net profits or capital by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from the Loan Documents and the transactions herein) or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction in which the Borrower is located, (c) other than in the case of an assignee pursuant to a request by a Loan Party under Section 2.19(b), (i) any federal withholding tax imposed by the United States or (ii) a withholding tax imposed by the jurisdiction under the laws of which such Lender

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is organized or in which its principal office or applicable lending office (or other place of business) is located, in the case of each of clause (i) and (ii), pursuant to applicable requirements of law in effect at the time such Agent, Lender, Issuing Bank or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or Issuing Bank or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.17(e), and (e) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning assigned to such term in the first recital of this Agreement.

“Existing Lenders” shall mean the Lenders under the Existing Credit Agreement, immediately prior to the Restatement Date.

“Existing Obligations” shall mean the obligations under and as defined in the Existing Credit Agreement outstanding on the Restatement Date.

“Existing Required Lenders” shall mean “Required Lenders” as defined in the Existing Credit Agreement immediately prior to the Restatement Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with)  and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Revolving L/C Participation Fees, the Issuing Bank Fees, the Agency Fee and any other fees payable under the Engagement Letter and, to the extent that an additional letter regarding fees payable to Incremental Lenders is entered into upon an increase of the Commitments pursuant to Section 2.20, such fees payable under such additional fee letter.

“FERC” shall mean the Federal Energy Regulatory Commission, and any successor agency thereto.

“Finance Co” shall mean a Wholly-Owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower with the Borrower of Permitted Junior Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times:  (a) the provisions of Section 5.10 have been complied with in respect of such

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Subsidiary, and such Subsidiary is a Subsidiary Loan Party, (b) such Subsidiary shall be a corporation, (c) such Subsidiary shall not own or Control any portion of the Equity Interests of any other Person, including the Equity Interests of any other Subsidiary Loan Party or other Subsidiary of the Borrower and (d) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Officer” of any Person shall mean the sole member or sole manager of such Person, the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person and, to the extent the Borrower is a limited partnership after the occurrence of an MLP Conversion, the “Financial Officer” of the Borrower shall be the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of the General Partner.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.10 and 6.11.

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 5.02(c).

“Foreign Subsidiary” shall mean any Subsidiary that is (a) incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia (other than an entity that is disregarded for U.S. federal tax purposes and is a direct Subsidiary of an entity organized in the United States of America, any State thereof or the District of Columbia), or (b) any Subsidiary of a Foreign Subsidiary.

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“Gathering Agreements” shall mean each contract pertaining to the provision of gathering and compression services by DFW, GRG or any other Subsidiary Loan Party, the Borrower or a Benefited Subsidiary (including any such contracts entered into after the Restatement Date) that has a term of one year or greater and provides for annual revenues in any year in excess of U.S.$10.0 million, each as amended, restated, supplemented or otherwise modified as permitted hereunder.

“Gathering Station Real Property” shall mean, on any date of determination, any Restatement Date Gathering Station Real Property and any other Real Property on which any Gathering Station owned, held or leased by the Borrower or any other Loan Party at such time is located.

“Gathering Stations” shall mean, collectively, (a) the Arlington Gathering Station No. 1, located at 1015 West Harris Road in Arlington, Texas, (b) the Dalworthington Gathering Station

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No. 1, located at 3018 W. Pioneer Parkway in Dalworthington Gardens, Texas, (c) the East Mamm Compressor Station, located in the N1/2N1/2 of Section 36, T6S, R93W, 6th PM, Garfield County, Colorado, (d) the Hunter Mesa Compressor Station, located in the SE1/4 SE1/4 of Section 1, T7S, R93W, 6th PM, Garfield County, Colorado, (e) the Pumba Compressor Station, located in the NE1/4 of Section 10, T7S, R93W, 6th P.M., Garfield County, Colorado, (f) the Rifle Booster Compressor Station, located in the NE1/4 of Section 13, T6S, R94W, 6th P.M., Garfield County, Colorado, (g) K-28E Field Compressor Station, located in the W1/2 of Section 28, T7S, R92W, 6th P.M., Garfield County, Colorado, (h) the High Mesa Compressor Station, located in the SE1/4 NW1/4 and the SW1/4 NE1/4 of Section 36, T7S, R96W, 6th P.M., Garfield County, (i) the Orchard Compressor Station, located in the SW1/4 of Section 27, T7S, R96W, 6th P.M., Garfield County, Colorado, (j) each other location, now owned or hereafter acquired, constructed, built or otherwise obtained by DFW, GRG, the Borrower or any other Loan Party, where any such Loan Party holds, stores or maintains compression and dehydration equipment, other than any such compression and dehydration equipment that, as of the applicable date of determination, (i) has not been used by Borrower or any Restricted Subsidiary for the conduct of its Midstream Activities for a period of at least thirty (30) days, and (ii) neither Borrower nor any Restricted Subsidiary intends to use for the conduct of Midstream Activities, and (k) any other processing plants and terminals, now or hereafter owned by any Loan Party, that are connected to (or are intended to be connected to) the Pipeline Systems.

“Gathering System” shall mean, collectively, the Gathering Stations and the Pipeline Systems.

“General Partner” shall mean the general partner of the Borrower after the consummation of the MLP Conversion, if applicable.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, or central bank.

“Governing Agreement” shall mean the Limited Liability Company Agreement of the Borrower, dated as of March 30, 2011, as amended, restated, supplemented or otherwise modified as permitted hereunder, including any replacement of such company agreement with a limited partnership agreement in connection with any MLP Conversion.

“GRG” shall have the meaning assigned to such term in the recitals to this Agreement.

“GRG Operating Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Operating Agreement, dated as of May [  ], 2012, entered into by the Borrower.

“GRG Pipeline Systems Real Property” shall mean, on any date of determination, any Real Property on which any Pipeline System owned, held or leased by GRG or any other Loan Party owned by GRG at such time is located.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner,

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whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates or breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation pursuant to, or which can give rise to liability under, any Environmental Law.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20(a).

“Increasing Lender” shall mean an Existing Lender who will provide a Commitment under this Agreement which is greater than such Existing Lender’s Commitment under the Existing Credit Agreement immediately prior to the Restatement Date.

“Incremental Commitments” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course

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of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations and Purchase Money Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of banker’s acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes which arise from the transactions contemplated in, or otherwise with respect to, this Agreement, other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Information Memorandum” shall mean the Confidential Information Memorandum as distributed to Initial Lenders on April 11, 2012, as modified or supplemented prior to the Restatement Date.

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Lenders on the Restatement Date.

“Intercreditor Agreement” shall mean an intercreditor agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit J.

“Interest Coverage Ratio” shall mean the ratio, for the applicable Test Period ended on, or if such date of determination is not the end of a fiscal quarter, most recently prior to the date on which such determination is to be made of (a) EBITDA to (b) Cash Interest Expense; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.04 or 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrence.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, in substantially the form of Exhibit D.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent

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included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Restricted Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last Business Day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Borrowing consisting of a Eurodollar Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months or shorter, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, that, (a) if any Interest Period for a Eurodollar Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (c) no Interest Period shall extend beyond the Stated Maturity Date.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean RBS, BAML and each other Issuing Bank designated pursuant to Section 2.05(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(c).

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“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lender” shall mean each financial institution listed on Schedule 2.01 (and any foreign branch of such Lender), as well as any Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person), any Person (other than a natural person) holding outstanding Revolving Facility Loans, any Person (other than a natural person) holding outstanding Swingline Loans or any Person (other than a natural person) holding outstanding Incremental Revolving Loans.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including all extensions, renewals, supplements, amendments or other modifications thereto.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the applicable Test Period of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro-Forma Basis for such occurrences.

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) any arrangement to provide priority or preference, (c) any financing statement filed in any jurisdiction or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right or way or other encumbrance on any Real Property, including any portion of or all of the Gathering System, in each of the foregoing cases described in clauses (a), (b) and (c) whether voluntary or involuntary or imposed by law, and any agreement to give any of the foregoing; (d) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (e) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean the aggregate Available Unused Commitments that would be permitted to be drawn in compliance with the Financial Performance Covenants together with cash and Permitted Investments of the Borrower.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Collateral Documents, the Intercreditor Agreement and any promissory note issued under Section 2.09(e), as amended, supplemented or otherwise modified from time to time.

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“Loan Document Obligations” shall mean all amounts owing to any of the Agents, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan or Letter of Credit, together with the due and punctual performance of all other obligations of the Borrower and each Subsidiary Loan Party under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower and any Subsidiary Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Loan Party” or “Loan Parties” shall mean the Borrower and each Subsidiary Loan Party.

“Loans” shall mean the Revolving Facility Loans, the Swingline Loans and the Incremental Revolving Loans.

“Margin Differential” shall have the meaning assigned to such term in Section 2.20(a).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Limited Partnership” shall mean a publicly traded limited partnership or limited liability company that is properly treated as a partnership for U.S. federal income tax purposes by virtue of meeting the requirements of Section 7704(c)(1) of the Code.

“Material Adverse Effect” shall mean the existence of events, circumstances, conditions and/or contingencies that have had or are reasonably likely to have, with the passage of time (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of the rights, remedies or benefits available to the Lenders, the Issuing Banks or the Agents under any Loan Document.

“Material Contracts” shall mean, collectively, (a) the Gathering Agreements, and (b) any contract or other arrangement, whether written or oral, to which the Borrower, any Subsidiary Loan Party or a Benefited Subsidiary is a party as to which, individually or in the aggregate, the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder, and whether such contract or arrangement exists as of the Restatement Date or is entered into thereafter.

“Material Gathering Station Real Property” shall mean, on the date of any determination, any Gathering Station Real Property acquired (whether acquired in a single transaction or in a series of transactions) or owned by a Loan Party having a fair market value (including the fair market value of improvements owned by any Loan Party and located thereon) on such date of determination exceeding U.S.$5.0 million.

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“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of the Borrower, any Subsidiary Loan Party or a Benefited Subsidiary in an aggregate principal amount exceeding U.S.$25.0 million, and in any event shall include all Permitted Junior Debt, regardless of the principal amount outstanding of such Permitted Junior Debt.

“Maximum Leverage Ratio” shall mean, (a) on any date of determination other than during an Acquisition Period, 5.00:1.00 and (b) on any date of determination during an Acquisition Period, 5.50:1.00.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Midstream Activities” shall mean with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, terminalling, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities; provided, that “Midstream Activities” shall in no event include the drilling, completion or servicing of oil or gas wells, including, without limitation, the ownership of drilling rigs.

“MLP Conversion” shall mean the transaction described in Annex A hereto and permitted pursuant to Section 6.05(b)(vi) and the requirements of Annex A.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean all Real Property that is subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust and assignments of leases and rents delivered pursuant to the Collateral and Guarantee Requirement and pursuant to Section 5.10, each as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Collateral Agent, including all such changes as may be required to account for local law matters.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)                                 100% of the cash proceeds actually received by the Borrower or any Restricted Subsidiary of the Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction

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or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any Person of any asset or assets of the Borrower or any such Restricted Subsidiary of the Borrower (other than those pursuant to Section 6.05(a), (b), (c), (e), (h), (i), or (j) of this Agreement) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than any obligation pursuant to this Agreement or pursuant to Permitted Junior Debt) and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, provided, that upon termination of any such reserve, Net Proceeds are increased by the amount of funds from such reserve that are released to the Borrower or its applicable Restricted Subsidiary, other customary expenses and reasonable brokerage, consultant and other customary fees actually incurred in connection therewith, and (ii) Taxes paid or payable as a result thereof, including pursuant to Section 6.06; provided, that, subject to Section 6.04, if no Event of Default exists and the Borrower has delivered a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business of the Borrower and its Restricted Subsidiaries, or make investments pursuant to Section 6.04(j), in each case within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds, except to the extent (1) not so used within such twelve-month period or (2) not contracted to be used within such twelve-month period and not thereafter used within 180 days of such receipt; provided, further, that (A) no proceeds of the type described in this clause (a) realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed U.S.$5.0 million and (B) no proceeds of the type described in this clause (a) shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed U.S.$10.0 million;

(b)                                 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c)                                  100% of the cash proceeds from the issuance or sale of Equity Interests by any Restricted Subsidiary, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Affiliates shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Sponsor.

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“New Lender” shall mean a Lender under this Agreement who is not an Existing Lender.

“New Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.01(d).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Recourse Debt” shall mean Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the Equity Interests or other Property of the Borrower or its Restricted Subsidiaries; provided, that the Borrower or any Restricted Subsidiary may pledge its Equity Interests in any Subsidiary that is not a Subsidiary Loan Party or a Benefited Subsidiary.

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.17(e).

“Obligations” shall mean all amounts owing to any of the Agents, any Issuing Bank, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document (including all Loan Document Obligations), or to any Cash Management Bank or Specified Swap Counterparty pursuant to the terms of any Secured Cash Management Agreement or Secured Swap Agreement, respectively, or pursuant to the terms of any Guarantee of this Agreement or any other Loan Document or pursuant to the terms of any Guarantee of a Secured Swap Agreement or Secured Cash Management Agreement (to the extent such Guarantee of such Secured Swap Agreement or such Secured Cash Management Agreement is otherwise permitted hereunder), together with the due and punctual performance of all other obligations of the Borrower and each Subsidiary Loan Party under or pursuant to the terms of this Agreement, the other Loan Documents, any Secured Cash Management Agreement and any Secured Swap Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any of the Borrower and any Subsidiary Loan Party of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

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“Parent Company” shall mean any Person who, directly or indirectly, owns any of the issued and outstanding Equity Interests of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Annex B hereto, or any other form approved by the Collateral Agent.

“Permitted Business Acquisition” shall mean any acquisition of the assets of or Equity Interests in (including an acquisition of all or substantially all the assets of or all the Equity Interests in) a Person or division or line of business of a Person, other than such acquisition of the assets of or Equity Interests in any Loan Party, if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer, (b) such acquired Person, division or line of business of a Person is, or is engaged in, any business or business activity conducted by the Borrower and its Subsidiaries on the Restatement Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto; provided, that no such activity or expansion shall in any event include the drilling, completion or servicing of oil or gas wells, including the ownership of drilling rigs, (c) all transactions related to such acquisition shall be consummated in accordance with applicable laws, (d) both immediately before and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition with the Interest Coverage Ratio recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries, and (B) both immediately before and immediately after giving effect to such acquisition, the Maximum Leverage Ratio shall not be more than 4.50:1.00 if such date of determination is not during an Acquisition Period, or not more than 5.00:1.00 if such date of determination is during an Acquisition Period, and (iii) Liquidity shall be equal to or greater than U.S.$30.0 million, (e) all actions (if any) required, necessary or appropriate to comply with the Collateral and Guarantee Requirement with respect to such acquired assets, or Equity Interests shall have been taken on or prior to the consummation of such acquisition, (f) to the extent required by Section 5.04(e), the Borrower shall have delivered to the Administrative Agent the relevant certification, documentation and financial information for such Restricted Subsidiary or assets and (g) any acquired Person shall not be liable for any Indebtedness (except for Excluded Indebtedness).

“Permitted Encumbrances” shall mean with respect to each Real Property, Pipeline System and Gathering Station, those Liens and other encumbrances permitted by paragraphs (a), (b), (c), (d), (e), (h), (i), (j), (k), (l), (m), (v), (w), (x), (aa), (bb) or (cc) of Section 6.02.

“Permitted Holder” shall mean each of the Sponsor and the Sponsor Affiliates.

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“Permitted Investments” shall mean:

(a)                                 direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)                                 time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of U.S.$250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)                                  repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)                                 commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)                                  securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)                                   shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)                                  money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million; and

(h)                                 time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower or the Borrower and Finance Co, as co-borrowers, and (b) unsecured senior Indebtedness issued by the Borrower or the Borrower and Finance Co, as co-borrowers, the terms of which, in the case of each of clauses (a) and (b), (i) (A) do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory redemption

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or sinking fund obligation prior to the date that is 91 days after the Stated Maturity Date (provided, that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (B) do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, (C) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt and (D) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (ii) in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor; provided, that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of Permitted Junior Debt, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower would be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed fiscal quarter for which financial statements are available; and provided, further, that Permitted Junior Debt shall not be issued by Finance Co unless the applicable lenders or note purchasers of such Indebtedness recommend the issuance thereof to be by a corporation.

“Permitted Real Property Liens” shall mean with respect to any Real Property, those Liens and other encumbrances permitted by paragraphs (b), (c), (d), (e), (h), (i), (j), (k), (l), (m), (v), (w), (x), (aa), (bb) or (cc) of Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Permitted Refinancing Indebtedness, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries, (b) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon), (c) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

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“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Pipeline Systems” shall mean, collectively, (a) the natural gas gathering pipelines and other appurtenant facilities such as meters and valve yard facilities located in the States of Texas and Colorado owned by one or more Loan Parties or Restricted Subsidiaries in connection with its or their Midstream Activities and (b) any other pipelines and other appurtenant facilities such as meters and valve yard facilities, located in Texas, Colorado or any other state, now or hereafter owned by one or more Loan Parties or Restricted Subsidiaries in connection with its or their Midstream Activities.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Agreement applicable to such Collateral.

“Power Purchase Agreements” shall mean those one or more agreements entered into for the purpose of (a) minimizing exposure to the volatility in power prices associated with operating electric-drive compression in the ordinary course of business and not for speculative purposes, and/or (b) purchasing power for use in the ordinary course of business, in each case, along with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prior Liens” shall mean those Liens and other encumbrances permitted by paragraphs (a), (c), (d), (e), (f), (i), (j), (l), (n), (o), (p), (q), (r), (dd) or (ee) of Section 6.02; provided, that licenses permitted under paragraphs (q) or (ee) of Section 6.02 shall be deemed “Prior Liens” solely to the extent that such licenses are nonexclusive.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.04 and otherwise reasonably satisfactory to the Administrative Agent.  Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Asset Acquisition or Asset Disposition, in each case, consummated at any time on or after the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event thereof (the “Reference Period”) as if the Transactions, such Asset Acquisition or Asset Disposition had been consummated on the first day of such Reference Period:

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(a)                                 in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition or Asset Disposition is consummated); and

(b)                                 in making any determination on a Pro Forma Basis, (i) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (ii) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (i), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) with respect to distributions made pursuant to Section 6.06(e), pro forma effect shall be given to the decrease in cash and Permitted Investments resulting from such distributions.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (A) a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (B) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Projections” shall mean the projections of the Borrower and its Restricted Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Restricted Subsidiaries prior to the Restatement Date.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, that (a) such Indebtedness is incurred prior to, contemporaneously

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with or within 270 days after such acquisition, installation, construction or improvement and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related transaction costs, fees and expenses.

“RBS” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“RBSSI” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by, or subject to any rights of way, easements, servitudes, permits, licenses or other instruments in favor of, the Borrower or any Restricted Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease, occupancy, use or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Revolving Loan” shall mean a Revolving Facility Loan, or any portion of a Revolving Facility Loan, that is distributed pursuant to Section 6.06 for the repayment of Indebtedness previously incurred by Sponsor or any Affiliate thereof (other than Borrower and any Subsidiary thereof) in respect of Borrower or any Restricted Subsidiary.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

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“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of all (i) Loans (other than Swingline Loans) outstanding, (ii) Revolving L/C Exposures, (iii) Swingline Exposures, and (iv) the total Available Unused Commitments at such time; provided, that the Loans, Revolving L/C Exposures, Swingline Exposures and Commitments of, held by or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restatement Date” shall mean May 7, 2012.

“Restatement Date Gathering Station Real Property” shall mean all Real Property on which the Gathering Stations owned, held or leased by the Borrower or any Subsidiary Loan Party on the Restatement Date are located.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Eurodollar Loans and ABR Loans pursuant to Section 2.01 representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20, (c) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04 and (d) otherwise modified as permitted by this Agreement.  The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The

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aggregate amount of the Revolving Facility Commitments on the date hereof is U.S.$550.0 million.  To the extent applicable, Revolving Facility Commitments shall include the Incremental Commitments of any Incremental Lender.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans (including any Incremental Lender).

“Revolving Facility Loan” shall mean a Loan made to the Borrower by a Revolving Facility Lender pursuant to Section 2.01 or an Incremental Lender pursuant to Section 2.20.  Each Revolving Facility Loan shall be a Eurodollar Loan or an ABR Loan.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05, as such commitment may be (a) ratably reduced from time to time upon any reduction in the Revolving Facility Commitments pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank under Section 9.04 and (c) otherwise modified as permitted by this Agreement.  The amount of each Issuing Bank’s Revolving L/C Commitment as of the Restatement Date is set forth in Schedule 2.01, or in the Assignment and Acceptance pursuant to which any Lender that becomes an Issuing Bank shall have assumed its Revolving L/C Commitment, as applicable.  The aggregate amount of the Revolving L/C Commitment of the Issuing Banks on the date hereof is U.S.$40.0 million.

“Revolving L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

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“Revolving L/C Participation Fees” shall have the meaning set forth in Section 2.12(b).

“Revolving L/C Reimbursement Obligation” shall mean the Borrower’s obligation to repay Revolving L/C Disbursements as provided in Sections 2.05(e) and (f).

“rights of way” shall have the meaning assigned to such term in Section 3.17(c).

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, in connection with which such Cash Management Bank obtains the benefits of the Collateral Documents by virtue of the provisions hereof and of the Intercreditor Agreement.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each Issuing Bank, (e) each Specified Swap Counterparty that is a Lender or an Affiliate of a Lender, (f) each Cash Management Bank and (g) the successors and permitted assigns of each of the foregoing.

“Secured Swap Agreement” shall mean any Swap Agreement permitted by Section 6.12 that is entered into by and between the Borrower or any Loan Party and any Specified Swap Counterparty, in connection with which such Specified Swap Counterparty obtains the benefits of the Collateral Documents by virtue of the provisions hereof and of the Intercreditor Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Equity Contribution” shall mean, with respect to any fiscal quarter, an amount equal to the cash received by the Borrower from the Sponsor or any Sponsor Affiliate in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower, during the period between (and inclusive of) the first day of such fiscal quarter and the day that is ten days after the day on which financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) (provided, that with respect to the fiscal quarter in which the Restatement Date occurs, such amount shall include only any equity contribution that has been received after the Restatement Date); provided, that (a) the Borrower delivers written notice to the Administrative Agent concurrently with delivery of a timely delivered certificate required by Section 5.04(c) that it has elected to treat such equity contribution as a Specified Equity Contribution and clearly setting forth such equity contribution in the computation required by clause (ii) of such Section 5.04(c); (b) there is at least one fiscal quarter in each four consecutive fiscal quarter period in which no Specified Equity Contribution has been made; (c) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required (in the sole discretion of the

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Administrative Agent) to cause the Borrower to be in compliance with the Financial Performance Covenants; (d) there shall be no more than four Specified Equity Contributions in the aggregate during the Availability Period; and (e) any additional Equity Interests in the Borrower issued to Sponsor or a Sponsor Affiliate in connection with an Additional Equity Contribution shall upon such issuance be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement.

“Specified Swap Counterparty” shall mean any Person that has entered into a Swap Agreement and that meets one or more of the following criteria: (a) to the extent such Swap Agreement is a natural gas Swap Agreement, such Person is engaged in the business of entering into commodity swap agreements and has a credit rating at the time of entering into such Swap Agreement (for purposes of this definition only, the “Credit Rating”) of at least Baa3 from Moody’s or BBB- from S&P, or (b) (i) such Person is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger, and (ii) to the extent of any Swap Agreement (except any natural gas Swap Agreement), such Person is a financial institution that has a Credit Rating at the time of entering into such Swap Agreement of at least A3 from Moody’s or A- from S&P (or if such Lender, Agent or Joint Lead Arranger or an Affiliate thereof is unrated, then such Lender, Agent or Joint Lead Arranger or an Affiliate thereof shall have a parent company that has a rating of at least A3 from Moody’s or A- from S&P and such rated parent guarantees the unrated Specified Swap Counterparty’s obligation); provided, that in the case of clauses (a) and (b)(ii), each such Person has executed and delivered counterparts of or supplements to the Intercreditor Agreement.  Notwithstanding the foregoing, (A) if only one of S&P and Moody’s have rated such Person, the Credit Rating shall be determined by reference to such available rating specified by S&P or Moody’s, as applicable; (B) if both S&P and Moody’s have rated such Person and the rating established by S&P and Moody’s shall fall within different levels, the Credit Rating shall be based upon the rating that is the lower of the two ratings specified by S&P or Moody’s; provided, that if the higher of such ratings is more than one level above the other of such ratings, the Credit Rating shall be determined by reference to the level that is one level above that corresponding to such lower rating; (C) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (D) if S&P or Moody’s shall change the basis on which ratings are established, each reference to a particular rating above shall refer to the then equivalent rating by S&P or Moody’s, as applicable.

“Sponsor Affiliate” shall mean each Affiliate of the Sponsor that is neither a portfolio company nor a company controlled by a portfolio company.

“Sponsor” shall mean Summit Midstream Partners, LLC, a Delaware limited liability company.

“Sponsor’s Operating Agreement” shall mean that certain Amended and Restated Limited Liability Company Operating Agreement, effective as of September 3, 2009, by and among Energy Capital Partners II, LP, Energy Capital Partners II-A, LP, Energy Capital Partners II-B IP, LP, Energy Capital Partners II-C (Summit IP), LP, Summit Midstream Management, LLC and the Sponsor, as amended by that certain First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Summit Midstream Partners, LLC,

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dated May 19, 2011, as in effect on the Restatement Date, without giving effect to any other amendments or modifications.

“Stated Maturity Date” shall mean May 26, 2016 (or if such date is not a Business Day, the next succeeding Business Day).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent, any Lender or any Issuing Bank (including any branch, Affiliate or other fronting office making or holding a Loan or issuing a Letter of Credit) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent, any Lender or any Issuing Bank under such Regulation D or any comparable regulation.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Party” or “Subsidiary Loan Parties” shall mean (a) DFW, (b) GRG and (c) each direct or indirect Wholly Owned Subsidiary of the Borrower that is not a Subsidiary whose guarantee of the Obligations is prohibited under Section 9.21; provided, that in no event shall an Unrestricted Subsidiary be a “Subsidiary Loan Party.”

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.13(a).

“Swap Agreement” shall mean (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

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or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time; provided, that in no event shall any agreement for the sale of retainage gas in the ordinary course of business be deemed to be a “Swap Agreement.”

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Restatement Date is U.S.$20 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time.  The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean RBS, in its capacity as a lender of Swingline Loans, and/or any other Revolving Facility Lender as successor or lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date; provided, that, for GRG only, for purposes of calculating EBITDA, with respect to calculating the Financial Performance Covenants, for the Test Period ending March 31, 2012, EBITDA, shall be deemed to equal EBITDA, for the period starting on November 1, 2011 and ending on March 31, 2012, multiplied by 12/5, for the Test Period ending June 30, 2012, EBITDA, shall be deemed to equal EBITDA, for the period starting on November 1, 2011 and ending on June 30, 2012, multiplied by 3/2, and so on, until a period of four fiscal quarters is achieved.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Restatement Date pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents; (b) any borrowings on the Restatement Date; and (c) the payment of all fees and expenses owing in connection with the foregoing.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is

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determined.  For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Alternate Base Rate.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.08(c).

“Undisclosed Administration” shall mean, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unrestricted Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower:

(a)                                 either (i) that has not received any portion of the proceeds of any Loan, (ii) has received a portion of the proceeds of a Loan but has paid a dividend or made a distribution to any Loan Party (who has then applied the proceeds of such dividend or distribution as required by Section 2.11(f)) in an amount equal to the total amount of Investments it has received from all Loan Parties pursuant to Section 6.04(a)(ii) during the period from the Closing Date to the applicable date of determination, or (iii) has received a portion of the proceeds of a Loan and (a) at the time such Subsidiary is being designated as an Unrestricted Subsidiary the Borrower or any of its Restricted Subsidiaries are permitted to make Investments pursuant to the terms of Section 6.04(a)(i), 6.04(i) or 6.04(k), as applicable, in an amount equal to the Investments previously received by the Subsidiary that were not paid as dividends to any Loan Party, and (b) the amount of such Investments received by such Subsidiary during the period from the Closing Date to the applicable date of determination, and not paid via dividend or distribution pursuant to clause (ii) of this definition, shall be included in the calculation of the aggregate amount of Investments permitted under Section 6.04(a)(i), 6.04(i) and 6.04(k).  At no time commencing on the date that any such Subsidiary is designated as an Unrestricted Subsidiary, shall there be any Letter of Credit issued and outstanding as of the applicable date of determination (and no Revolving L/C Disbursement in respect of any such Letter of Credit remains unreimbursed) on behalf of such Subsidiary being unrestricted pursuant to clauses (i),(ii) or (iii) of this definition,

(b)                                 that is designated by the Borrower as an Unrestricted Subsidiary in a written notice provided to the Administrative Agent, which such notice includes

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certifications by a Responsible Officer that (i) after giving effect to such designation, no Event of Default or Default shall have occurred and be continuing, and (ii) such proposed Unrestricted Subsidiary complies with all requirements set forth in this definition,

(c)                                  after giving effect to such designation, will have no Indebtedness other than Non-Recourse Debt,

(d)                                 that, except as permitted by Section 6.07, after giving effect to such designation is not party to any transaction with the Borrower or any Restricted Subsidiary,

(e)                                  after giving effect to such designation, as to which neither the Borrower nor any Restricted Subsidiary has or would have any direct or indirect obligation for any obligation or liability of such Unrestricted Subsidiary, and neither the Borrower nor any Restricted Subsidiary is required to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Person to achieve any specified levels of operating results,

(f)                                   that is subject to customary separateness covenants; provided, that no such Subsidiary shall be required to have, and such covenants shall not include, the obligation to appoint, any independent directors, and

(g)                                  after giving effect to such designation, has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiary, in the case of each of clauses (f) and (g), other than pledging such Restricted Subsidiary’s Equity Interests in such Unrestricted Subsidiary to support Non-Recourse Debt of such Unrestricted Subsidiary.

If reasonably requested by the Administrative Agent, the Borrower shall have provided appropriate evidence demonstrating its compliance with the certifications set forth in the foregoing clause (b). If, at any time, any Unrestricted Subsidiary ceases to comply with the requirements set forth in clause (a) or (c) to (g) of this definition (or if any Default or Event of Default would be cured if an Unrestricted Subsidiary was a Restricted Subsidiary), the applicable Unrestricted Subsidiary shall immediately thereupon be deemed to be a Restricted Subsidiary (and, to the extent applicable, a Benefited Subsidiary) for all purposes of this Agreement and the other Loan Documents, including that any Indebtedness of such Subsidiary will be deemed to have been incurred by a Restricted Subsidiary of the Borrower as of such date.  The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower in an amount equal to the outstanding Indebtedness of such Unrestricted Subsidiary on such date of designation and such designation will only be permitted if (i) such Indebtedness is Excluded Indebtedness and (ii) no Default or Event of Default would be in existence upon such designation.  On the date of any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary (or on the date any Subsidiary is deemed to be a Restricted Subsidiary pursuant to the first clause of this paragraph), to the extent that the Collateral and Guarantee Requirement requires such Subsidiary that has been redesignated or deemed to be a

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Restricted Subsidiary to take certain actions or enter into certain documents, such Subsidiary shall so comply.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital Borrowings” shall mean Revolving Facility Borrowings used for working capital purposes or to pay distributions to the Sponsor in accordance with the terms of the Loan Documents, provided that, when incurred, it shall be the intent of the Borrower to repay such borrowings within twelve months from one or more sources other than Working Capital Borrowings.

Section 1.02                             Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that to the extent GAAP shall change after the Restatement Date, the parties hereto agree to negotiate in good faith to modify the covenants herein so that they may be construed and interpreted in accordance with GAAP as then in effect.

Section 1.03                             Effectuation of Transfers.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04                             Existing Credit Agreement.  This Agreement restates and replaces, in its entirety, the Existing Credit Agreement. Any reference in any of the other Loan Documents to the Existing Credit Agreement (howsoever defined) shall mean this Agreement.

ARTICLE II

THE CREDITS

Section 2.01                             Revolving Facility Commitments.  (a) Subject to the terms and conditions set forth herein, each Revolving Facility Lender agrees to make Revolving Facility Loans, in

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each case from time to time during the Availability Period, comprised of Eurodollar Loans and ABR Loans to the Borrower in U.S. Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment and (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.  The Revolving Facility shall be available as ABR Loans or Eurodollar Loans.

(b)                                 As of the Restatement Date and immediately prior to giving effect to the transactions contemplated hereby, each of the Existing Lenders has such Commitments in such aggregate principal amount as set forth under the caption “Existing Credit Agreement Commitments” on Schedule 2.01.

(c)                                  Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of Borrower set forth herein, each of the Existing Lenders shall continue its Commitments in such aggregate principal amount as set forth under the “Restatement Date Commitments” caption on Schedule 2.01.

(d)                                 Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of Borrower set forth herein, each of the New Lenders shall have, on the Restatement Date, such Commitments in such aggregate principal amount as set forth under the “Restatement Date Commitments” caption on Schedule 2.01.

(e)                                  Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of Borrower set forth herein, each of the Increasing Lenders shall have, on the Restatement Date, such Commitments in such aggregate principal amount as set forth under the “Restatement Date Commitments” caption on Schedule 2.01.

Section 2.02                             Loans and Borrowings.  (a) Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans of the same Type, (i) in the event of Revolving Facility Loans made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder, (ii) in the event of Swingline Loans, made by the Swingline Lenders ratably in accordance with their respective Swingline Commitments, and (iii) in any other event, made by the Lenders ratably in accordance with their respective Commitments; provided, that the Loans to be made on the Restatement Date shall be sized such that, after giving effect thereto, each of the Revolving Lenders will have Revolving Loans outstanding proportionate to its Revolving Facility Percentage. In the event that the Borrower requests a Borrowing that, after giving effect thereto, would cause the Revolving Facility Credit Exposure to exceed the total Revolving Facility Commitments, then the request for such Borrowing shall be deemed to be reduced to an amount equal to the difference between the total Revolving Facility Commitments and the Revolving Credit Exposure.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

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(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that a Eurodollar Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments.  At the time that each ABR Borrowing by the Borrower is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Borrowing by the Borrower shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of ten (10) Interest Periods in respect of Borrowings outstanding under the Revolving Facility.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Stated Maturity Date.

Section 2.03                             Requests for Borrowings.  To request a Revolving Facility Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Borrowing consisting of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Borrowing consisting of ABR Loans, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or email of a properly executed PDF to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Borrowing consisting of a Eurodollar Loan, the initial Interest Period to be applicable thereto; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with

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this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                             Swingline Loans.  (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in U.S. Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, (ii) the outstanding Swingline Loans of such Swingline Lender exceeding such Swingline Lender’s Swingline Commitments or (iii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided, that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  All Swingline Loans shall be ABR Loans under this Agreement.

(b)                                 To request a Swingline Borrowing, the Borrower shall notify the Swingline Lenders of such request by telephone (confirmed by a Swingline Borrowing Request by facsimile a copy of which shall also be delivered to the Administrative Agent) not later than 11:00 a.m., New York City time on the day of the proposed Swingline Borrowing.  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)                                     the requested date (which shall be a Business Day),

(ii)                                  the amount of the requested Swingline Borrowing,

(iii)                               the term of such Swingline Loan, and

(iv)                              the location and number of the Borrower’s account to which funds are to be disbursed.

Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of a Revolving L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c)                                  A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Lenders) not later than 10:00 a.m., New York City time on any Business Day, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each

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Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its payment obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments by the Borrower in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)                                 Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.01 unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.01 would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

Section 2.05                             Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in U.S. Dollars for its own account or on behalf of any Restricted Subsidiary in a form, and containing terms, acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Stated Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement or instrument submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

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(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit by other electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent two Business Days in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (ii) the aggregate available amount of all Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Revolving L/C Commitment; provided, however, no Issuing Bank shall be required to make any Revolving L/C Disbursement without such Issuing Bank’s prior written approval if, after giving effect thereto, such Issuing Bank’s Revolving L/C Commitment would exceed U.S. $20,000,000.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless the applicable Issuing Bank agrees to a later expiration date, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Stated Maturity Date; provided, that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent for the account of the applicable Issuing Bank, in U.S. Dollars such Revolving Facility Lender’s Revolving Facility Percentage of each Revolving L/C Disbursement made by such Issuing Bank not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall

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not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the applicable Issuing Bank shall make any Revolving L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Revolving L/C Disbursement by paying to the Administrative Agent an amount equal to such Revolving L/C Disbursement in U.S. Dollars, not later than 3:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such Revolving L/C Disbursement; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Loan in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan or Borrowing, as applicable.  If the Borrower fails to reimburse any Revolving L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable Revolving L/C Disbursement, the payment then due from the Borrower and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in U.S. Dollars its Revolving Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in U.S. Dollars the amounts so received by it from the Revolving Facility Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any Revolving L/C Disbursement shall not constitute a Loan and (other than the funding of an ABR Loan as contemplated above) shall not relieve the Borrower of its obligation to reimburse such Revolving L/C Disbursement.

(f)                                   Obligations Absolute.  The obligation of the Borrower to reimburse Revolving L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided, that, in each case, payment by the applicable Issuing Bank shall not have constituted

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gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by the non-appealable judgment of a court having competent jurisdiction to have been caused by (A) such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (B) such Issuing Bank’s refusal to issue a Letter of Credit to the extent that all conditions to issuance have been fully satisfied in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as determined in a final, nonappealable judgment of a court of competent jurisdiction on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised reasonable care in each such determination and each refusal to issue a Letter of Credit shall not result in any liability or responsibility.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g)                                  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make a Revolving L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such Revolving L/C Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any Revolving L/C Disbursement, then, unless the Borrower shall reimburse such Revolving L/C Disbursement in full on the date such Revolving L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Revolving L/C Disbursement is made to but excluding the date that the Borrower reimburses such Revolving L/C Disbursement in full, at the rate per annum equal to the rate per annum then applicable to ABR Loans; provided, that, if such Revolving L/C Disbursement is not fully reimbursed by the Borrower when due pursuant to

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paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or 7.01(i), as provided in the following proviso or (ii) in the case of any other Event of Default or to the extent required by Section 2.11(b), on the second Business Day following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in U.S. Dollars equal to the Revolving L/C Exposure in respect of the Borrower as of such date plus any accrued and unpaid interest thereon; provided, that, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in U.S. Dollars, without demand or other notice of any kind.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Sections 2.11(b) or 2.22(b).  Each such deposit pursuant to this paragraph or pursuant to Sections 2.11(b) or 2.22(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the Borrower hereby grants to the Administrative Agent and its bailees for the benefit of the Administrative Agent, each Issuing Bank and the Lenders a security interest in such deposits (including all interest thereon and all proceeds thereof) and any deposit or securities accounts in which such deposits are held to secure the repayment of the Obligations under and in connection with the Letters of Credit and all other Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, such account.  Other than any interest earned on the investment of such deposits,

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which investments shall be made at the option and sole discretion of (A) for so long as an Event of Default shall be continuing, the Administrative Agent and (B) at any other time, the Borrower, in each case, in term deposits constituting Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for Revolving L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Revolving L/C Reimbursement Obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans to the Borrower has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Sections 2.11(b) or 2.22(b), such amount together with interest thereon (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) or Section 2.22(b), respectively, and no Default or Event of Default shall have occurred and be continuing.

(k)                                 Additional Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent designate up to four Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l)                                     Reporting.  Each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) promptly upon receipt thereof, (ii) provide the Administrative Agent with a copy of the Letter of Credit, or the amendment, renewal or extension of the Letter of Credit, as applicable, on the Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, (iii) on each Business Day on which such Issuing Bank makes any Revolving L/C Disbursement, advise the Administrative Agent of the date of such Revolving L/C Disbursement and the amount of such Revolving L/C Disbursement, (iv) furnish the Administrative Agent with such other information as the Administrative Agent shall reasonably request and (v) on any Business Day on which the Borrower fails to reimburse a Revolving L/C Disbursement required to be reimbursed to such Issuing Bank on such day, notify the Administrative Agent of the date of such failure and the amount of such Revolving L/C Disbursement.  If requested by any Lender, the Administrative Agent shall provide copies to such Lender of the documents referred to in clause (ii) of the preceding sentence.

(m)                             L/C Exposure Determination.  For purposes of determining availability under this Agreement, the amount of a Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated

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amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.06                             Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it to the Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in the Borrowing Request; provided, that ABR Loans made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07                             Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or email of a properly executed PDF to the Administrative Agent of a

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written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to one of its Eurodollar Loans prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period, such Eurodollar Loan shall be continued as a Eurodollar Loan with the same Interest Period as previously was applicable thereto; provided that if such continuation would result in a violation of Section 2.02(d), then such Eurodollar Loan shall instead be converted to an ABR Loan at the end of the immediately preceding Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders (unless such Event of Default is an Event of Default under Section 7.01(h) or (i), in which case no such request shall be required), so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)                                   Notwithstanding the foregoing, the interest election made by the Borrower as of the date of its last Interest Election Request pursuant to the Existing Credit Agreement, shall remain in effect until the Borrower delivers an Interest Election Request pursuant to the requirements of this Section 2.07.

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Section 2.08                             Termination and Reduction of Commitments.  (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Stated Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided, that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of U.S.$500,000 and not less than U.S.$2.0 million (or, if less, the remaining amount of the Revolving Facility Commitments), and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans by the Borrower in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Facility Commitments shall be permanent.

(d)                                 Each reduction of the Revolving Facility Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Facility Commitments.

Section 2.09                             Promise to Repay Loan; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Stated Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Stated Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least seven Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Facility Borrowing (other than a Borrowing that is required to finance the reimbursement of a Revolving L/C Disbursement contemplated by Section 2.05(e)) is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or

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to become due and payable to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit G.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10                             Repayment of Loans.  (a) All Loans shall be due and payable as set forth in Section 2.09(a).

(b)                                 (i) all Net Proceeds pursuant to Section 2.11(c) and repayments of Loans pursuant to Section 2.11(f) shall be (A) first, applied ratably among the Swingline Lenders to prepay any outstanding Swingline Loans and (B) second, if any excess remains after prepaying all Swingline Loans then outstanding, applied ratably among the Revolving Facility Lenders to prepay any Revolving Facility Loans then outstanding; (ii) any optional prepayments of the Revolving Facility Loans pursuant to Section 2.11(a) or mandatory prepayments of the Revolving Facility Loans pursuant to Section 2.11(b) shall be applied ratably among the Revolving Facility Lenders; and (iii) any mandatory payments or prepayments pursuant to Section 2.11(e) shall be applied as set forth in Section 9.23.  For the avoidance of doubt, the phrase “ratably among the Swingline Lenders” shall mean ratably based upon the respective Swingline Exposures of the Swingline Lenders at the time of such prepayment, and the phrase “ratably among the Revolving Facility Lenders” shall mean ratably based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such prepayment.

(c)                                  Prior to any repayment of any Borrowing, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Lenders at the time of such repayment).  To the extent that Section 2.04(c) permits the Borrower to repay a

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Swingline Borrowing directly to the Swingline Lender (and the Borrower does make repayment directly to the Swingline Lender), prior to any repayment of a Swingline Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed promptly in writing) of such selection not later than 1:00 p.m., New York City time, on the scheduled date of such repayment, and to the extent that Section 2.04(c) requires the Borrower to make repayments of Swingline Borrowings directly to the Administrative Agent, the procedure and timing set forth in the immediately preceding sentence shall control.

(d)                                 All mandatory prepayments and, to the extent that the Borrower fails to make the selection required by Section 2.10(c) above, any payment, repayment, or voluntary prepayment shall be applied: first, ratably among any Revolving Facility Loans that are not Reimbursement Revolving Loans constituting ABR Loans, if any, until repaid in full, second, to any Revolving Facility Loans that are not Reimbursement Revolving Loans constituting Eurodollar Loans having the same Interest Period, beginning with such Eurodollar Loans having the shortest remaining Interest Period, until repaid in full, third, ratably among any Reimbursement Revolving Loans constituting ABR Loans, if any, until repaid in full, and fourth, to any Reimbursement Revolving Loans constituting Eurodollar Loans having the same Interest Period, beginning with such Eurodollar Loans having the shortest remaining Interest Period; provided, that to the extent amounts are being applied in accordance with Section 9.23(d), such amounts shall first be applied ratably among all Swingline Loans then proceeding as set forth above in this Section 2.10(d).

Section 2.11                             Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay Revolving Facility Loans in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in the form of Exhibit B hereto provided in accordance with Section 2.10(c).

(b)                                 If on any date, the Administrative Agent notifies the Borrower that the Revolving Facility Credit Exposure exceeds the aggregate Revolving Facility Commitments of the Lenders on such date (for any reason, including a partial reduction of the Revolving Facility Commitments), the Borrower shall, as soon as practicable and in any event within two Business Days following such date, prepay the outstanding principal amount of any Revolving Facility Loans (and, to the extent after giving effect to such prepayment, the Revolving Facility Credit Exposure still exceeds the aggregate Revolving Facility Commitments of the Lenders, deposit cash collateral in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent) pursuant to Section 2.05(j)) such that the aggregate amount so prepaid by the Borrower and cash collateral so deposited) shall be sufficient to reduce the Revolving Facility Credit Exposure to an amount not to exceed the aggregate Revolving Facility Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Facility Loans prepaid.  The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrower and the Lenders.

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(c)                                  The Borrower shall apply all Net Proceeds received by it or its Restricted Subsidiaries promptly upon (and in any event within three Business Days of) receipt thereof to prepay any outstanding Loan in accordance with paragraphs (b) and (c) of Section 2.10.

(d)                                 The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to paragraph (c) of this Section 2.11 at least five Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

(e)                                  In the event of any termination of all the Revolving Facility Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Facility Loans and all its outstanding Swingline Loans and terminate all its outstanding Letters of Credit and/or cash collateralize such Letters of Credit in accordance with Section 2.05(j).

(f)                                   The Borrower shall cause any Loan Party that receives any dividend or distribution paid to a Loan Party in accordance with, and/or any Additional Equity Contribution made in accordance with, clause (i) in the proviso of the definition of “Benefited Subsidiary” to apply the proceeds of such dividend or distribution in an amount equal to the lesser of (i) all of such proceeds received and (ii) the Loans then outstanding, promptly upon (and in any event within three Business Days of) receipt of such proceeds to prepay any outstanding Loan in accordance with paragraphs (b) and (c) of Section 2.10.

Section 2.12                             Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender), without duplication of any other amounts paid to such Lender, on the last Business Day of March, June, September and December in each year, and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter up until the last day of such quarter (or other period commencing with the Restatement Date (or the last date on which such fee was paid) and ending with the last day of such quarter or the Stated Maturity Date or the date on which the last of the Commitments of such Lender shall be terminated, as applicable) at the rate per annum equal to 0.50%.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero.  The Commitment Fee due to each Lender shall begin to accrue on the Restatement Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Facility Lender (other than any Defaulting Lender), on the last Business Day of March, June, September and December of each year and on the date on which the Revolving

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Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (a “Revolving L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding any portion thereof attributable to unreimbursed Revolving L/C Disbursements), during the preceding quarter (or shorter period commencing with the Restatement Date, or the last date on which such fee was paid and ending with the last day of the quarter in which such date occurs, the Stated Maturity Date or the date on which the Revolving Facility Commitments shall be terminated, as applicable) at the rate per annum equal to the Applicable Margin for Eurodollar Revolving Facility Borrowings effective for each day in such period.

(c)                                  The Borrower from time to time agrees to pay to each Issuing Bank, for its own account, (i) on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall terminate as provided herein, a fronting fee in an amount equal to the greater of (A) $500 and (B) 0.125% per annum of the daily average stated amount of such Letter of Credit, in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, plus (ii) in connection with the issuance, amendment or transfer of any such Letter of Credit or any Revolving L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”).  All Revolving L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)                                 The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, an agency fee of $50,000 per annum (the “Agency Fee”) on the Closing Date and each anniversary of the Closing Date thereafter during the Availability Period.

(e)                                  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13                             Interest.  (a) The Borrower shall pay interest on the unpaid principal amount of each ABR Loan at the Alternate Base Rate plus the Applicable Margin.

(b)                                 The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan at the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans in paragraph (a) of this Section; provided, that this paragraph (c) shall

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not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)                                 Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan, and upon the earlier of the Stated Maturity Date and the termination of the Revolving Facility Commitments; provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and (i) if based on the Alternate Base Rate (if based on the Prime Rate), a year of 365 days or 366 days, as the case may be; or (ii) otherwise, on the basis of a year of 360 days.

Section 2.14                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable to such Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing or shall be made as a Borrowing bearing interest at such rate as the Required Lenders shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

Section 2.15                             Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, compulsory loan, special deposit, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or Issuing Bank; or

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(ii)                                  impose on any Lender or Issuing Bank or the London interbank market any tax, costs, expenses or other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein (including a condition similar to the events described in clause (i) above in the form of a tax, cost or expense) (except in each case (A) for Indemnified Taxes indemnified pursuant to Section 2.17 and Excluded Taxes and (B) for changes in the rate of tax on the overall rate of net income of such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) (except in each case (A) for Indemnified Taxes indemnified pursuant to Section 2.17 and Excluded Taxes and (B) for changes in the rate of tax on the overall rate of net income of such Lender), then the Borrower will pay to such Lender or Issuing Bank, as applicable (for the account of such Lender or Issuing Bank, as applicable), such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered in connection therewith.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered in connection therewith.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 As promptly as possible after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this

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Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17                             Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent such withholding or deduction is required by applicable law.  If a Loan Party, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to payments hereunder shall be required to deduct Indemnified Taxes or Other Taxes from such payments by applicable law, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party, Administrative Agent or other Person acting on behalf of the Administrative Agent shall make such deductions and (iii) such Loan Party, Administrative Agent or other Person acting on behalf of the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the

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applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(b)                                 In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the Administrative Agent, such Lender or such Issuing Bank as determined in the final, nonappealable judgment of a court of competent jurisdiction) without duplication of any amounts indemnified under Section 2.17(a)) imposed or assessed on (and whether or not paid directly by) the Administrative Agent or such Lender or Issuing Bank, as applicable, with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that a certificate as to the amount of such payment, liability, imposition or assessment and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error of the Lender, an Issuing Bank or the Administrative Agent, as applicable.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Each Lender or Issuing Bank that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable income tax treaty), W-8EXP, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in

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the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender (with any other required forms attached) claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by or on behalf of the Borrower under this Agreement and the other Loan Documents.  Each Lender or Issuing Bank that is not a Non-U.S. Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed by such Lender or Issuing Bank, claiming complete exemption (or otherwise establishing an exemption) from U.S. backup withholding on all payments under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Lender or Issuing Bank, to the extent it may lawfully do so, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Lender or Issuing Bank, to the extent it may lawfully do so, shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender or Issuing Bank.  Each Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Without limiting the foregoing, any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.17 with respect to payments under any Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender or Issuing Bank is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided, that in such Lender’s or Issuing Bank’s judgment such completion, execution or submission would not materially prejudice such Lender or Issuing Bank.

(f)                                   The Administrative Agent shall deliver to the Borrower, on or before the Restatement Date, two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(g)                                  If the Administrative Agent, any Lender or any Issuing Bank determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Lender or Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by

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the Administrative Agent, Lender or Issuing Bank in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, Lender or Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Lender or Issuing Bank in the event such Administrative Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

Section 2.18                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Revolving L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to each Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of (i) principal or interest in respect of any Loan or (ii) Revolving L/C Reimbursement Obligations shall in each case be made in U.S. Dollars.  All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed Revolving L/C Disbursements, interest, fees and other amounts then due from the Borrower hereunder, such funds shall be applied first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of each Issuing Bank then due and payable pursuant to any of the Loan Documents, ratably among the Lenders and each Issuing Bank in proportion to the respective amounts of such fees and expenses payable to them; third, to interest and fees then due and payable hereunder, ratably among the Lenders

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and each Issuing Bank in proportion to the respective amounts of such interest and fees payable to them; fourth, to the principal balance of the Loans, until the same shall have been paid in full, ratably among the Lenders in proportion to such Lender’s Revolving Facility Percentage; and fifth, after the Loans have been paid in full and to the extent otherwise required under this Agreement, to cash collateralize the Letters of Credit in an amount in cash equal to the Revolving L/C Exposures as of such date plus any accrued and unpaid fees thereon.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Revolving L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Revolving L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans and participations in Revolving L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Revolving L/C Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Revolving L/C Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary (as to which the provisions of this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent

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may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19                             Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Borrower or any Subsidiary Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.15, or if the Borrower or any Subsidiary Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent and, solely in the case of an assignment of Revolving Facility Commitments and/or Revolving Facility Loans, each Issuing Bank and each Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Revolving L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and, solely in the case of an assignment of Revolving Facility Commitments and/or Revolving Facility Loans, each Issuing Bank and each Swingline Lender,

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provided, that:  (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

Section 2.20                             Increase in Revolving Facility Commitments.  (a)  From time to time following the earlier of (i) completion of the syndication of the Revolving Facility (as reasonably determined by the Administrative Agent) and (ii) the date 90 days after the Restatement Date, and in no event on more than five separate occasions, the Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (all such increases, collectively, the “Incremental Commitments”), in an aggregate principal amount not to exceed U.S.$50.0 million and, on any one such occasion, not less than U.S.$10.0 million.  Such notice shall specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments shall be made available, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent.  The Borrower shall notify the Administrative Agent in writing of the identity of each Revolving Facility Lender or other financial institution (which in any event shall not be the Borrower or an Affiliate of the Borrower) reasonably acceptable to the Administrative Agent, and in the case of any Person committing to an Incremental Commitment, reasonably acceptable to each Issuing Bank and the Swingline Lender (each, an “Incremental Lender”) to whom the Incremental Commitments have been allocated (in accordance with this Section) and the amounts of such allocations; provided, that (A) the Borrower first shall have given each Lender an opportunity, pursuant to this Section, to increase its Commitments in proportion to such Lender’s Revolving Facility Percentage and (B) to the extent that any existing Lender shall have declined to increase its Commitment ratably in proportion to such existing Lender’s Revolving Facility Percentage, the Borrower may request other Incremental Lenders (that are not Lenders at the time the Borrower makes such request) to provide the remaining portion of the proposed Incremental Commitments; provided, further, that any Lender may elect or decline, in its sole discretion, to provide an Incremental Commitment and if any Lender does not respond, such Lender shall have been deemed to have declined.  Such Incremental Commitments shall become effective as of such Increased Amount Date; provided, that (1) on such Increased Amount Date, before and after giving effect to such Incremental Commitments (a) no Default or Event of Default shall exist; (b) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; and (c) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries; (2) simultaneously with delivering such written notice to the Administrative Agent regarding such increase to the existing Revolving Facility Commitments, the Borrower shall have delivered a written certificate to the Administrative Agent as to each item specified in clause (1) of this proviso; (3) such increase in the Incremental Commitments shall be evidenced by one or more joinder agreements executed and delivered to Administrative Agent by each Incremental Lender, each such Incremental Lender shall be recorded in the register; and each such Incremental Lender shall be

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reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 2.17(e); (4) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the provisions of the Incremental Commitments; (5) the Borrower and its Affiliates shall not be permitted to commit to or participate in any Incremental Commitments; and (6) if the Applicable Margin for any Incremental Revolving Loan exceeds the then-applicable Applicable Margin for the Revolving Facility by more than 50 basis points (the excess of (A) such Applicable Margin for the Incremental Revolving Loan over (B) the Applicable Margin for the Revolving Facility plus 50 ,basis points being the relevant “Margin Differential”), then the Applicable Margin for the Revolving Facility Commitments (other than any Incremental Commitment) shall automatically be increased by the Margin Differential effective upon the date that the relevant Incremental Commitment becomes effective.  Each of the parties hereto hereby agrees that, upon the effectiveness of any joinder agreements in connection with any Incremental Commitments as described in the preceding sentence, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments without the consent of any Lender.

(b)                                 On any Increased Amount Date on which Incremental Commitments are effected, subject to the satisfaction of the terms and conditions in the foregoing clause (a), (i) each of the existing Revolving Facility Lenders shall assign to each of the Incremental Lenders, and each of the Incremental Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and Incremental Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such Incremental Commitments to the Revolving Facility Commitments, (ii) each Incremental Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) to the extent that an Incremental Lender was not already a Lender, such Incremental Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c)                                  The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of an Increased Amount Date and, in respect thereof, the Incremental Commitments and the Incremental Lenders.

(d)                                 As a condition precedent to the Borrower’s incurrence of additional Indebtedness pursuant to this Section 2.20, (i) the Borrower shall, and shall cause each Subsidiary Loan Party to, enter into, and deliver to the Administrative Agent and the Collateral Agent, reaffirmations of the guarantees and the security interests and Liens granted by such Persons under the Collateral Documents in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent and (ii) with respect to any Mortgaged Property, the Borrower shall, and shall cause each Loan Party to, enter into, and deliver to the Administrative Agent and the Collateral Agent, upon the reasonable request of the Administrative Agent or the Collateral Agent (A) mortgage modifications or new Mortgages with respect to any Mortgaged Property in

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each case in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent and (B) all other items reasonably requested by the Collateral Agent that are reasonably necessary to maintain the continuing perfection or priority of the Lien of the Mortgages as security for such Obligations.

Section 2.21                             Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.22                             Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 2.12(a).

(b)                                 If any Swingline Exposure or Revolving L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Exposure or Revolving L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages but only to the extent (A) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Facility Commitment and (B) the conditions set forth in Section 4.01 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, cash collateralize such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such Revolving L/C Exposure is outstanding;

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(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to Section 2.22(b)(ii)(B), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is cash collateralized;

(iv)                              if the Swingline Exposure or Revolving L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(b)(i), then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Facility Percentage; and

(v)                                 if any Defaulting Lender’s Revolving L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.22(b)(i) or (ii), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, but subject Section 2.22(e) below, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving L/C Commitment that was utilized by such Revolving L/C Exposure) and all Revolving L/C Participation Fees payable under Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the applicable Issuing Bank until such Revolving L/C exposure is cash collateralized and / or reallocated.

(c)                                  So long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Lenders or cash collateral has been provided by the Borrower in accordance with Section 2.22(b), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(b)(i) (and Defaulting Lenders shall not participate therein).

(d)                                 Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender, (iii) third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, if so determined by the Administrative Agent or requested by an Issuing Bank or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (v) fifth, to the payment of any amounts owing to the Lenders, an Issuing Bank or a Swingline Lender as a result of any then final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender, an Issuing Bank or such Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its

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obligations under this Agreement, (vi) sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any then final and nonappealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, that with respect to this clause (vii), that if such payment is (A) a prepayment of the principal amount of any Loans in respect of which a Defaulting Lender has funded its participation obligations and (B) made at a time when the conditions set forth in Section 2.11 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(e)                                  In the event that the Administrative Agent, the Borrower, each Issuing Bank and each Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Facility Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Facility Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders with respect to itself and each of its Restricted Subsidiaries (except as otherwise noted below), that:

Section 3.01                             Organization; Powers.  The Borrower, each Subsidiary Loan Party and each Benefited Subsidiary (a) is duly organized, and validly existing in the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is in good standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02                             Authorization.  The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of each Loan Document to which it is a party, and the Borrowings hereunder and the Transactions (a) have been duly authorized by all necessary

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corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and each Subsidiary Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clauses (i)(C) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) will not result in the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by the Borrower or any Restricted Subsidiary, other than the Liens permitted by Section 6.02.

Section 3.03                             Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04                             Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages and (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.  For the avoidance of doubt this Section 3.04 in no way limits Section 3.08(e).

Section 3.05                             Financial Statements.  There has heretofore been furnished to the Lenders the following (and the following representations and warranties are made with respect thereto):

(a)                                 The audited balance sheets as of December 31, 2011 and the related audited statements of operations and retained earnings, comprehensive income and cash flows of Borrower for the year ended December 31, 2011, were prepared in accordance with GAAP applied not only during such periods but also as compared to the periods covered by the financial statements of Borrower referred to in paragraph (b) of this Section 3.05 (except as may be

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indicated in the notes thereto) and fairly present the financial position of Borrower as of the dates thereof and its consolidated results of operations and cash flows for the period then ended.

(b)                                 The pro forma consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of March 31, 2012, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) was prepared in good faith based on assumptions that are believed by the Borrower to be reasonable as of the Restatement Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Restatement Date is subject to variation), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and its Restricted Subsidiaries as of March 31, 2012, as if the Transactions had occurred on such date.

Section 3.06                             No Material Adverse Effect.  Since December 31, 2011, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect; provided, that any event, circumstance, condition and/or contingency occurring since December 31, 2011 that was described in that certain Lenders’ Meeting $500,000,000.00 Confidential Slide Presentation dated April 10, 2012, shall not constitute a Material Adverse Effect.

Section 3.07                             Title to Properties (Other than Real Property); Possession Under Leases Other than Real Property Leases.  This Section 3.07 pertains to all Property of the Borrower and its Restricted Subsidiaries, other than Real Property (which is specifically addressed below in Section 3.17).

(a)                                 The Borrower and the Restricted Subsidiaries have good and valid title to all Property (other than Real Property), subject solely to Prior Liens and Permitted Encumbrances and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Borrower and the Restricted Subsidiaries have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Borrower or any Restricted Subsidiary that is necessary to conduct their business as it is now conducted.

(b)                                 The Borrower and the Restricted Subsidiaries have complied with all obligations under all leases to which it is a party, except where the failure to comply could not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each Restricted Subsidiary enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  The Borrower and the Restricted Subsidiaries own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights (collectively, as

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used in this paragraph, the “intellectual property”) reasonably necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The use of intellectual property by the Borrower or any Restricted Subsidiary does not infringe on the rights of any Person in any material respect.

(d)                                 Schedule 3.07(d) sets forth as of the Restatement Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary, indicating the ownership thereof, and identifies each applicable Subsidiary as a “Benefited Subsidiary” or a “Subsidiary Loan Party”.

(e)                                  All Equity Interests issued, owned, held or Controlled by the Borrower or any of its Restricted Subsidiaries are fully paid, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Restricted Subsidiaries, except as set forth on Schedule 3.07(e).  The constitutional documents of the issuers of all Equity Interests pledged or that should be pledged pursuant to the Collateral and Guarantee Requirement do not restrict or inhibit any transfer of such Equity Interests (other than restrictions imposed by applicable law and rights of first offer or first refusal or similar restrictions or limitations as may be commonly included in such constitutional documents), including both (i) pursuant to a collateral transfer of such Equity Interest and (ii) a direct transfer of such Equity Interests (for example, pursuant to enforcement of the Collateral Agreement or similar agreement).

Section 3.08                             Litigation; Compliance with Laws; Relevant Regulatory Bodies; Lack of Impact on Lenders.  (a) Except as set forth on Schedule 3.08, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) as of the Restatement Date, that involve any Loan Document or the Transactions or (ii) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the performance of any Loan Document or the Transactions.

(b)                                 To the Borrower’s knowledge, there are no outstanding judgments against the Borrower or any Restricted Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither the Borrower nor, to the Borrower’s knowledge, any Restricted Subsidiary or any Affiliate of the foregoing is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).

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(d)                                 Excluding consideration of Environmental Laws, which are separately addressed in Section 3.15, and Employee Benefit Plans, which are separately addressed in Section 3.14, (i) the Borrower and each Restricted Subsidiary have complied with all applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) none of the Borrower’s or any Restricted Subsidiary’s Properties is in violation of (nor will the continued operation of such properties and assets as currently conducted violate) any applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e)                                  Without in any way limiting Section 3.04, each of the Borrower and each Restricted Subsidiary holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                   Neither the Borrower nor any Restricted Subsidiary is subject to regulation “as a natural-gas company” under the Natural Gas Act.

(g)                                  None of the Lenders, the Agents and the Joint Lead Arrangers, solely by virtue of the execution, delivery and performance of this Agreement or the other Loan Documents, or consummation of the Transactions contemplated hereby and thereby, shall be or become:  (i) a “natural-gas company” or subject to regulation under the Natural Gas Act or (ii) subject to regulation under the laws of any state with respect to public utilities.

Section 3.09                             Federal Reserve Regulations.  (a) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

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Section 3.10                             Investment Company Act.  Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11                             Use of Proceeds.  The Borrower will use the proceeds of the Loans, and may request the issuance of Letters of Credit, solely for (a) to the extent expressly permitted by Section 6.06, dividends or other distributions by the Borrower, including reimbursement of invested capital, (b) to the extent permitted by this Agreement, Capital Expenditures of the Borrower or any Restricted Subsidiary to construct, expand, acquire and maintain its Properties, (c) to the extent permitted by this Agreement asset acquisitions, and (d) the ongoing working capital requirements and other general corporate purposes of the Borrower or any Restricted Subsidiary, including the issuance of Letters of Credit and the payment of transaction costs and expenses in connection with the Revolving Facility; provided, that, with respect to this clause (d), except as otherwise expressly permitted by Section 6.04(a) of this Agreement, in no case shall an entity that is not a Loan Party or a Restricted Subsidiary receive any portion of the proceeds of one or more Loans or have a Letter of Credit issued on its behalf or for its benefit.

Section 3.12                             Tax Returns.  Except as set forth on Schedule 3.12, each of the Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all respects and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, (A) if the failure to comply would not cause a Material Adverse Effect or (B) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.  The Borrower knows of no pending investigation of the Borrower or any Restricted Subsidiary by any taxing authority or any pending but unassessed material Tax liability of the Borrower or any Restricted Subsidiary (other than any Taxes incurred in the ordinary course of business).

Section 3.13                             No Material Misstatements.  (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning any one or more of the Borrower, its Restricted Subsidiaries, the Transactions or any other transactions contemplated hereby, included in the Information Memorandum or otherwise, prepared by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement, any other Loan Document or any transaction contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Agents, the Joint Lead Arrangers, each Issuing Bank or the Lenders and as of the Restatement Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that the parties hereto hereby acknowledge that, notwithstanding anything to the contrary set forth in the Information Memorandum, DFW Management holds certain Equity Interests in DFW, which ownership has been accurately disclosed to the Lenders subsequent to dissemination of the Information Memorandum.

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(b)                                 (i) The Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Agent, Joint Lead Arranger, Issuing Bank or Lender in connection with this Agreement, the Transactions or the other transactions contemplated hereby (A) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the Restatement Date, and (B) as of the Restatement Date, have not been modified in any material respect by the Borrower.  (ii) Any other projections (including volume projections delivered pursuant to Section 5.04(k)) prepared by or on behalf of the Borrower or any of its representatives and that will be made available to any Agent, Joint Lead Arranger, Issuing Bank or Lender in connection with this Agreement, the Transactions or the other transactions contemplated hereby shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such projections were furnished to the Agents, Joint Lead Arrangers, Issuing Banks or Lenders.  Without limiting this Section 3.13(b), the parties hereto agree and acknowledge that the assumptions reflected in the Projections and projections described in this Section 3.13(b) may or may not prove to be correct.

Section 3.14                             Employee Benefit Plans.  (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with all applicable provisions of and has been administered in compliance with all applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), (ii) the value of the assets of each Plan of the Borrower, and each Subsidiary of the Borrower and the ERISA Affiliates equals or exceeds the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation date applicable thereto, and the value of the assets of all Plans equals or exceeds the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation dates applicable thereto and (iii) no ERISA Event has occurred or is reasonably expected to occur.

(b)                                 Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries or to which Borrower or any of its Subsidiaries may have any liability are maintained in accordance with the requirements of applicable foreign law and the value of the assets of each such foreign pension scheme equals or exceeds the present value of all benefit liabilities under each such foreign pension scheme.

Section 3.15                             Environmental Matters.  Except as set forth on Schedule 3.15 or for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no Environmental Claim or penalty has been received or incurred by the Borrower or any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any of its Restricted Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Restricted Subsidiaries, (ii) the Borrower and each of its Restricted Subsidiaries have obtained, and maintains in full force and effect, all permits, registrations and licenses to the extent necessary for the conduct of its businesses and operations as currently conducted, including for the construction of all pipelines and facilities, (iii) the Borrower and

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each of its Restricted Subsidiaries is and has been in compliance with all applicable Environmental Laws, including the terms and conditions of permits, registrations and licenses required under applicable Environmental Laws, (iv) neither the Borrower nor any of its Restricted Subsidiaries is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (v) there has been no Release or threatened Release of Hazardous Materials at any property currently or, to the knowledge of any of the Borrower or any of its Restricted Subsidiaries, formerly owned, operated or leased by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Restricted Subsidiaries, and no Hazardous Material has been generated, owned or controlled by the Borrower or any of its Restricted Subsidiaries and transported for disposal to or Released at any location in a manner that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Subsidiaries, (vi) neither the Borrower nor any of its Restricted Subsidiaries has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims, and (vii) there are not currently and there have not been any underground storage tanks owned or operated by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of any of the Borrower and each Restricted Subsidiary, present or located on the Borrower’s or any such Restricted Subsidiaries’ Real Property.  The Borrower and each of its Restricted Subsidiaries have made available to the Administrative Agent prior to the date hereof all environmental audits, assessment reports and other material environmental documents in its possession or control with respect to the operations of, or any Real Property owned, operated or leased by, the Borrower and its Restricted Subsidiaries, other than such audits, assessment reports and other environmental documents not containing information that would reasonably be expected to result in any material Environmental Claims or liability to the Borrower and its Restricted Subsidiaries, taken as a whole.  Representations and warranties of the Borrower or any of its Restricted Subsidiaries with respect to environmental matters are limited to those in this Section 3.15 unless expressly stated.

Section 3.16                             Mortgages.  The Mortgages executed and delivered on or after the Restatement Date pursuant to clauses (h), (i) and (j) of the Collateral and Guarantee Requirement and Section 5.10 or otherwise shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Real Property Liens.

Section 3.17                             Real Property.  (a)  Schedule 3.17(a) lists completely and correctly as of the Restatement Date all Gathering Station Real Property owned or leased by the Borrower or any Subsidiary Loan Party and the address or location thereof, including the state in which such property is located.

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(b)                                 Except as set forth on Schedule 3.17(b), the Gathering System (including all Mortgaged Property) owned, held or leased by DFW or any Loan Party owned by DFW and the Mortgaged Property owned, held or leased by GRG or any Loan Party owned by GRG are, in each case, free and clear of Liens other than Permitted Real Property Liens.

(c)                                  The Pipeline Systems are covered by fee deeds, rights of way, easements, leases, servitudes, permits, licenses, or other instruments (collectively, “rights of way”) in favor of the applicable Loan Parties or applicable Restricted Subsidiaries, recorded or filed, as applicable and if and to the extent required in accordance with applicable law to be so recorded or filed, in the official real property records of the county where the real property covered thereby is located or with the office of the applicable Railroad Commission or the applicable Department of Transportation or other Governmental Authority, except where the failure of the Pipeline Systems to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Subject to Permitted Real Property Liens and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the rights of way granted to the Borrower, any other Loan Party or any Restricted Subsidiary that cover any Pipeline Systems establish a continuous right of way for such Pipeline Systems such that the applicable Loan Parties or applicable Restricted Subsidiaries are able to construct, operate, and maintain the Pipeline Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.

(d)                                 Subject to Permitted Real Property Liens and except as set forth in Schedule 3.17(d), the Gathering Stations are covered by fee deeds, real property leases, or other instruments (collectively “deeds”) in favor of the Loan Parties, except to the extent of Gathering Stations on Gathering Station Real Property that is not Material Gathering Station Real Property.  Subject to Permitted Real Property Liens and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the deeds do not contain any restrictions that would prevent the Loan Parties from constructing, operating and maintaining the Gathering Stations in, over, under, and across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.

(e)                                  There is no (i) breach or event of default on the part of the Borrower, any other Loan Party or any Restricted Subsidiary with respect to any right of way or deed granted to the Borrower, any other Loan Party or any Restricted Subsidiary that covers any portion of the Gathering System, (ii) to the knowledge of any of the Loan Parties, breach or event of default on the part of any other party to any right of way or deed granted to the Borrower, any other Loan Party or any Restricted Subsidiary that covers any portion of the Gathering System, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of the Borrower, any other Loan Party or any Restricted Subsidiary with respect to any right of way or deed granted to the Borrower, any other Loan Party or any Restricted Subsidiary that covers any portion of the Gathering System or, to the knowledge of any of the Loan Parties, on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, to the extent any such breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The rights of way and deeds granted to the Borrower, any other Loan Party or any Restricted Subsidiary that cover any portion of the Gathering System (to the extent applicable) are in full force and effect in all

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material respects and are valid and enforceable against the applicable Loan Party or Restricted Subsidiary party thereto in accordance with the terms of such right of way and deeds (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws effecting creditors’ rights generally and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by the applicable Loan Parties have been duly paid in accordance with the terms of the deeds and rights of way except, in each case, to the extent that a failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f)                                   The Pipeline Systems are located within the confines of the rights of way granted to the Borrower, any other Loan Party or any Restricted Subsidiary and do not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment would not reasonably be expected to have a Material Adverse Effect. The Gathering Stations are located within the boundaries of the property affected by the deeds, leases or other instruments to the Borrower, the other Loan Parties or any Restricted Subsidiaries and do not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment would not reasonably be expected to have a Material Adverse Effect. The buildings and improvements owned or leased by the Borrower, the other Loan Parties or any Restricted Subsidiary, and the operation and maintenance thereof, do not (i) contravene any applicable zoning or building law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any Governmental Rule, except to the extent the contravention or violation of which would not reasonably be expected to have a Material Adverse Effect.

(g)                                  The material Properties used or to be used in the Borrower’s and its Restricted Subsidiaries’ Midstream Activities are in good repair, working order, and condition, normal wear and tear excepted, except to the extent the failure would not reasonably be expected to have a Material Adverse Effect. Neither the Properties of the Borrower nor any Restricted Subsidiary has been affected, since December 31, 2011, in any adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Real Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy that would reasonably be expected to have a Material Adverse Effect; provided, that any event, circumstance, condition and/or contingency occurring since December 31, 2011 that was described in that certain Lenders’ Meeting $500,000,000.00 Confidential Slide Presentation dated April 10, 2012, shall not constitute a Material Adverse Effect.

(h)                                 No eminent domain proceeding or taking has been commenced or, to the knowledge of the Borrower or its Restricted Subsidiaries, is contemplated with respect to all or any material portion of the Mortgaged Property or material portion of the Gathering System, except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(i)                                     Other than Mortgaged Property with respect to which the requirements of clause (h)(3) of the definition of Collateral and Guarantee requirement have been satisfied, none of the Gathering Stations are located in a special flood hazard area as designated by any Governmental Authority.

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(j)                                    Neither the Borrower nor any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(k)                                 Neither GRG nor any Loan Party owned by GRG owns, or has rights to, any building or mobile home located on any portion of the GRG Pipeline System Real Property that constitutes Mortgaged Property.

Section 3.18                             Solvency.  (a) Immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Date.

(b)                                 The Borrower does not intend to, and does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Restricted Subsidiaries and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiaries.

Section 3.19                             Labor Matters.  There are no strikes pending or threatened against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All material payments due from the Borrower or any of its Restricted Subsidiaries or for which any claim may be made against the Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP.  Consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Restricted Subsidiaries (or any predecessor) is a party or by which the Borrower or any of its Restricted Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and its Restricted Subsidiaries, taken as a whole.

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Section 3.20                             Insurance.  Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and its Restricted Subsidiaries as of the Restatement Date.  As of such date, such insurance is in full force and effect.  The Borrower believes that the insurance maintained by or on behalf of it and its Restricted Subsidiaries is adequate.

Section 3.21                             Status as Senior Debt; Perfection of Security Interests.  The Obligations shall rank pari passu with or higher than any other senior Indebtedness or securities of the Borrower and shall constitute senior indebtedness of the Borrower and each Subsidiary Loan Party under and as defined in any documentation documenting any junior indebtedness of the Borrower and each Subsidiary Loan Party.  Each Collateral Document delivered pursuant to Section 4.02 and 5.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Subsidiary Loan Party in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations of the Borrower and each Subsidiary Loan Party.  In each case of the security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, described in the preceding sentences, such security interests are prior and superior in right to any other Person, subject, in the case of Pledged Collateral, to Liens permitted by Section 6.02(d), (e), (o), (r) and (v); in the case of Mortgaged Property, to Permitted Real Property Liens; and in the case of any other Collateral (except Pledged Collateral and Mortgaged Property), to Prior Liens.

Section 3.22                             Material Contracts.  Other than as set forth on Schedule 3.22, as of the Restatement Date there are no Material Contracts.  Each Material Contract, including each Gathering Agreement, is in full force and effect, except for such matters in respect of such Material Contract that individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each of the Borrower, each Subsidiary Loan Party and each Benefited Subsidiary has performed, in all material respects, all its or their obligations under all Material Contracts (including all Gathering Agreements), and to the knowledge of the Borrower, no other party to such Material Contracts (including Gathering Agreements) is in default thereunder, except in each case to the extent such non-performance or default would not reasonably be expected to have a Material Adverse Effect.  None of the Borrower, any Subsidiary Loan Party or any Benefited Subsidiary has (a) assigned to any Person (other than the Administrative Agent) any of its rights under any Material Contract or (b) waived any of its rights of material value under any Material Contract, except in each case to the extent such assignment or waiver would not reasonably be expected to have a Material Adverse Effect.

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ARTICLE IV

CONDITIONS TO CREDIT EVENTS

The obligations of (a) each Lender to make Loans or (b) any Issuing Bank to issue, amend, extend or renew any Letter of Credit hereunder (each of (a) and (b), a “Credit Event”) are subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.08):

Section 4.01                             All Credit Events.  On the date of each Credit Event:

(a)                                 The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)                                 The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)                                  At the time of and after giving effect to such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), no Event of Default or Default shall have occurred and be continuing.

Each Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02                             Restatement Date.  In addition to the satisfaction or waiver of each requirement set forth in Section 4.01, on the Restatement Date:

(a)                                 The Administrative Agent (or its counsel) shall have received from each party to each of the following Loan Documents either (x) an original counterpart of such Loan Document signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile copy or PDF copy of each signed signature page) that such party has signed a counterpart of each of the following:

(i)                                     the Amendment and Restatement Agreement,

(ii)                                  this Agreement,

(iii)                               each Collateral Document, and

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(iv)                              each promissory note requested pursuant to Section 2.09(e), if any.

(b)                                 The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Restatement Date, favorable written opinions of (i) Latham & Watkins LLP, counsel for the Loan Parties and (ii) Ducker, Montgomery, Lewis & Bess, P.C., special Colorado counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent (A) dated the Restatement Date, (B) addressed to each Issuing Bank, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs its counsel to deliver such opinions.

(c)                                  The Administrative Agent shall have received in the case of the Borrower, each Subsidiary Loan Party, the Sponsor and DFW Management each of the following:

(i)                                     a copy (which shall be delivered as attachments to the certificates required in the following clause (ii)) of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each such Person, (A) in the case of any such Person that is an entity registered with the state of its formation (which shall include, without limitation, each such Person that is a corporation), certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (which, in the case of each such Person that is a Texas entity, shall include both a certificate of account status and a certificate of existence) of each such Person as of a recent date from such Secretary of State (or other similar official) or (B) in the case of each such Person that is not a registered business organization, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, as applicable, of such Person; and

(ii)                                  a certificate of the Secretary, Assistant Secretary or any Responsible Officer of the Borrower and each Subsidiary Loan Party, in each case dated the Restatement Date and certifying:

(A)                               that attached thereto is a true, correct and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Person, together with any and all amendments thereto, as in effect on the Restatement Date and at the time the resolutions described in clause (B) below were adopted,

(B)                               that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Person (or its managing general partner or managing member); that such resolutions authorize (i) the execution, delivery and performance of the Loan Documents to which such Person is a party and (ii) in the case of the Borrower,

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the Borrowings hereunder; that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Restatement Date,

(C)                               that attached thereto is a true, correct and complete copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Person, certified as required in clause (i) above, and that such governing document or documents have not been amended since the date of the last amendment attached thereto,

(D)                               as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person, and

(E)                                as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Person, threatening the existence of such Person.

(d)                                 The Collateral and Guarantee Requirement with respect to items to be completed as of the Restatement Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate from each Person required to deliver one or more Collateral Documents pursuant to the Collateral and Guarantee Requirement, dated the Restatement Date and signed by a Responsible Officer of the Borrower and each Subsidiary Loan Party, as applicable, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent under other similar law) filings made with respect to such Persons in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(e)                                  The Administrative Agent shall have received evidence or assurances satisfactory to it that, after giving effect to the application of the proceeds of the initial Borrowing hereunder, the Borrower will have at least U.S.$30.0 million in Liquidity (comprised of cash or undrawn availability under the Revolving Facility that would be permitted to be drawn in compliance with the Financial Performance Covenants).

(f)                                   After giving effect to the Transactions, and the other transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Excluded Indebtedness

(g)                                  The Administrative Agent shall have received a certificate demonstrating that (i) the Leverage Ratio on the Restatement Date shall not be in excess of 4.00 to 1.00 after giving effect to the Transactions and (ii) the Borrower and its Restricted Subsidiaries are otherwise in compliance with the Financial Performance Covenants after giving effect to the Transactions.

(h)                                 There has not been any Material Adverse Effect since December 31, 2011; provided, that any event, circumstance, condition and/or contingency occurring since December

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31, 2011 that was described in that certain Lenders’ Meeting $500,000,000.00 Confidential Slide Presentation dated April 10, 2012, shall not constitute a Material Adverse Effect.

(i)                                     The Agents shall have received all fees payable thereto or to any Lender or to the Joint Lead Arrangers on or prior to the Restatement Date (including amounts payable pursuant to the Engagement Letter) and, to the extent invoiced, all other amounts due and payable pursuant to the Existing Credit Agreement and Loan Documents on or prior to the Restatement Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Existing Credit Agreement, hereunder or under any Loan Document.

(j)                                    The Administrative Agent shall have received insurance certificates, endorsements or other appropriate evidence supplied by one or more insurance brokers or insurance companies demonstrating compliance with all insurance requirements set forth in Section 5.02.

(k)                                 The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (f) and (h) of this Section 4.02 and in clauses (b) and (c) of Section 4.01

(l)                                     The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act, that has been reasonably requested by the Administrative Agent at least five Business Days in advance of the Restatement Date.

(m)                             The Administrative Agent and the Lenders shall have received true and correct copies of a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower for the twelve-month period ending December 31, 2011, prepared as described in Section 5.04(a) and (ii) a balance sheet and related statements of operations and cash flows showing the financial position of GRG as of fiscal quarter ending March 31, 2012 and the results of GRG’s operations during such fiscal quarter, prepared as described in Section 5.04(b), including a year-to-date operating report of GRG showing results of operations on a monthly basis since November 1, 2011.

(n)                                 The Administrative Agent shall have received (i) a consolidated balance sheet, prepared on a Pro Forma Basis, of the Borrower as of the Restatement Date acceptable to the Administrative Agent and an income statement showing the financial position of the Borrower for the twelve-month period ended on March 31, 2012, and (ii) an updated financial model provided by the Sponsor, which shall not be materially inconsistent with the prior financial model delivered by the Sponsor to the Administrative Agent in connection with the amendment and restatement (except to the extent of any adjustments as may have been agreed between the Borrower and the Administrative Agent).

(o)                                 The Administrative Agent shall be satisfied that, after giving effect to the initial Borrowings to be made on the Restatement Date, the matters certified to in each certificate

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are true. All legal matters in connection with this Agreement, the other Loan Documents and the consummation of the Transactions shall be approved by the Administrative Agent and its legal counsel.

(p)                                 The Administrative Agent and each Lender shall have received an updated resource analysis report of W.D. Von Gonten & Co., in form and substance satisfactory to the Administrative Agent.

(q)                                 The Administrative Agent shall have received evidence of the contribution by the Sponsor of 100% of its membership interests in GRG to the Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries (and, to the extent expressly set forth below, other applicable Subsidiaries) to:

Section 5.01                             Existence, Maintenance of Licenses, Property.  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence or form, except (i) as otherwise expressly permitted under Section 6.05, (ii) for the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiary exceed estimated liabilities and are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and (iii) to the extent required or permitted to consummate any MLP Conversion in accordance with the requirements set forth in Annex A.

(b)                                 Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02                             Insurance.  (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance, of such types, to such extent and

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against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)                                 Cause all such property and casualty insurance policies with respect to the Mortgaged Properties and personal property located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall name the Collateral Agent as loss payee (on behalf of itself, the Administrative Agent, each Issuing Bank and the Lenders) and provide that, from and after the Restatement Date, if the insurance carrier shall have received written notice from either the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or Restricted Subsidiaries under such policies directly to the Collateral Agent; cause all such policies to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than thirty days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (or ten days’ written notice in the event of nonpayment of premiums); and deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)                                  To the extent any Gathering Station is subject to the provisions of the Flood Insurance Laws (as defined below), (i) (A) concurrently with the delivery of any Mortgage in favor of the Collateral Agent in connection therewith, and (B) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Gathering Station and (ii) if any such Gathering Station is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (the “Flood Insurance Laws”).  In addition, to the extent the Borrower and the Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Gathering Station, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

(d)                                 With respect to each Mortgaged Property and any personal property located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and

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property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e)                                  Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or its Restricted Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f)                                   In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)                                     none of the Agents, the Lenders, the Issuing Banks or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and its Restricted Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii)                                  the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any of its Restricted Subsidiaries or the protection of their properties.

Section 5.03                             Taxes and Contractual Obligations.  (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent that (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary of the Borrower, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (ii) the aggregate amount of such Taxes, assessments, charges, levies or claims do not exceed U.S.$2.5 million.

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(b)                                 With respect to payment obligations in any contract or agreement, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature that by law have become or might become a Lien (other than with respect to Liens permitted pursuant to Section 6.02) imposed upon it or upon its Properties, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the affected Restricted Subsidiary of the Borrower or if the failure to pay, discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) Perform and observe in all material respects all of the covenants and agreements (other than covenants or agreements to pay covered in Section 5.03(b)) contained in each Material Contract to which any of the Borrower, a Subsidiary Loan Party or a Benefited Subsidiary is a party that are provided to be performed and observed on the part of DFW, GRG, the Borrower, any Subsidiary Loan Party or any Benefited Subsidiary (taking into account any grace period); and (ii) diligently and in good faith enforce, using appropriate procedures and proceedings, all of such Person’s material rights and remedies under (including taking all diligent actions required to collect amounts owed to such Person by any other parties thereunder) each Material Contract, except, in each case, where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 5.04                             Financial Statements, Reports, Copies of Contracts, Etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                                 within 120 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP;

(b)                                 within 60 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer, on behalf of the Borrower, to the best of the Borrower’s knowledge, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

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(c)                                  (i) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying (in the case of (b) above, to the best of the Borrower’s knowledge) that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) setting forth a computation of the Financial Performance Covenants in detail reasonably satisfactory to the Administrative Agent, and (ii) concurrently with any delivery of financial statements under (a) above, a certificate of its independent accounting firm stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default under the Financial Performance Covenants (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d)                                 promptly after the same have been filed, notice that all periodic and other available reports, proxy statements and other materials have been filed by the Borrower or any of its Restricted Subsidiaries with the SEC, or distributed to its stockholders generally, if and as applicable;

(e)                                  (i) upon the consummation of any Permitted Business Acquisition, the acquisition of any Restricted Subsidiaries or any Person becoming a Restricted Subsidiaries in each case if the aggregate consideration for such transaction exceeds U.S.$10.0 million, or the reasonable request of the Administrative Agent (but not, in the case of such request, more often than annually), an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received regarding such entity, pursuant to Section 4.02(e), this paragraph (e) or Section 5.10(f) and (ii) on or before the first day of any Acquisition Period, a certificate of a Responsible Officer certifying compliance with the requirements of the definition of “Permitted Business Acquisition”, setting forth calculations demonstrating compliance with the Financial Performance Covenants and stating the consideration paid in connection with such acquisition;

(f)                                   concurrently with the delivery of financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying compliance with Section 5.02(c) and providing evidence of such compliance, including without limitation copies of any flood hazard determination forms required to be delivered pursuant to Section 5.02(c);

(g)                                  promptly, a copy of all reports submitted to the board of directors (or any committee thereof) of the Borrower or any of its Restricted Subsidiaries in connection with any material interim or special audit made by independent accountants of the books of the Borrower or any of its Restricted Subsidiaries;

(h)                                 promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

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(i)                                     promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(j)                                    concurrently with any delivery of financial statements under (a) or (b) above, a report of gas gathering throughput with respect to the Gathering System;

(k)                                 no later than 60 days following the first day of each fiscal year of the Borrower, a copy of the annual budget for such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent;

(l)                                     promptly, and in any event within five Business Days of the Borrower obtaining knowledge of (i) any loss, destruction, casualty or other insured damage to or (ii) any taking under power of eminent domain or by condemnation or similar proceeding of any Property of the Borrower or any of its Restricted Subsidiaries, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall notify the Agents, providing reasonable details of such occurrence;

(m)                             promptly, and in any event within thirty days of the Borrower, any Subsidiary Loan Party or a Benefited Subsidiary executing any Material Contract (other than a Material Contract existing on the Restatement Date) and any material amendment, supplement or other modification to any other Material Contract, copies of such new Material Contract, amendment, supplement or other modification (it being understood that this clause (m) in no way expands or otherwise modifies the limitation set forth in Section 6.09 with respect to amendments and other modifications to Gathering Agreements or other Material Contracts); and

(n)                                 concurrently with the delivery of the financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying that as of December 31 of the preceding calendar year not less than 70% of the length of the GRG Pipeline Systems Real Property (calculated based upon the length of the Pipeline System owned by GRG) is subject to the Lien of the Mortgage;

Section 5.05                             Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower or any Restricted Subsidiary obtains actual knowledge thereof :

(a)                                 any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, or any material development in any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Restricted Subsidiary, with respect to which there

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is a reasonable probability of adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any other development specific to the Borrower or any of its Restricted Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)                                 the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06                             Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, whether now in effect or hereafter enacted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07                             Maintaining Records; Access to Properties and Inspections; Maintaining Gathering System.  (a) Maintain all financial records in accordance with GAAP and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender or any Issuing Bank, to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender or any Issuing Bank, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that, during any calendar year absent the occurrence and continuation of an Event of Default, only one visit by the Administrative Agent shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent, any Lender or any Issuing Bank may do any of the foregoing at the expense of the Borrower.

(b)                                 (i) Maintain or cause the maintenance of the interests and rights with respect to the (1) Pipeline Systems (and the related rights of way, easements or other Real Property) to the extent that, individually or in the aggregate, the failure to maintain or cause the maintenance of such interests and rights would not reasonably be expected to have a Material Adverse Effect and (2) the Gathering Stations, (ii) subject to the Permitted Real Property Liens and consistent with industry standards, maintain the Pipeline Systems within the confines of the rights of way granted to the applicable Loan Party or Restricted Subsidiary with respect thereto without material encroachment upon any adjoining property and maintain the Gathering Stations within the boundaries of the deeds and without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Loan Parties or Restricted Subsidiaries to inspect, operate, repair, and maintain the Gathering System in accordance with industry standards except to the extent that the failure to maintain or cause the

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maintenance of such interests and rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or any Restricted Subsidiary may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 5.07(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, except any such failure to maintain any thereof or make any such payments, or any such default, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08                             Use of Proceeds.  Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

Section 5.09                             Compliance with Environmental Laws.  Comply, cause all of the Restricted Subsidiaries to comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Materials as required pursuant to Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10                             Further Assurances.  (a) Execute and deliver (i) any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, transmitting utility filings, Mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be appropriate, or that otherwise may be reasonably requested by the Administrative Agent, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents and (ii) all such other documents, agreements and instruments reasonably requested by the Administrative Agent to cure any defects in, or otherwise give effect to, the Loan Documents and the Transactions contemplated hereby.

(b)                                 With respect to any Material Gathering Station Real Property that was not owned, held or leased by a Loan Party on the Restatement Date, (i) grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and Mortgages in all such Material Gathering Station Real Property and satisfy the requirements of clause (h) of the definition of Collateral and Guarantee Requirement with respect to all such Material Gathering Station Real Property within sixty days after the date such Material Gathering Station Real Property is acquired and (ii) with respect to any Real Property that becomes Material Gathering Station Real Property during a fiscal quarter of the Borrower, grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and Mortgages and otherwise satisfy the requirements of clause (h) of the definition of Collateral and Guarantee Requirement with

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respect to such Material Gathering Station Real Property within sixty days after the end of such fiscal quarter.

(c)                                  Provide to the Administrative Agent, concurrently or prior to the delivery of the Mortgages pursuant to clause (b) of this Section 5.10, title information (including without limitation deeds, permits and similar agreements) in form and substance reasonably satisfactory to the Administrative Agent evidencing the applicable Loan Party’s interests in the Gathering Station Real Property covered by such Mortgages.

(d)                                 Not later than the delivery of the financial statements under Section 5.04(a) each year, the Borrower shall cause not less than 70% of the GRG Pipeline Systems Real Property (calculated based upon the length of the Pipeline System owned by GRG) as of December 31 of the preceding calendar year, to be subject to the Lien of a Mortgage.

(e)                                  If any additional direct or indirect Subsidiary of a Borrower becomes a Subsidiary Loan Party or Benefited Subsidiary after the Restatement Date, then within five Business Days after the date such Subsidiary becomes a Subsidiary Loan Party or Benefited Subsidiary, notify the Administrative Agent and the Lenders thereof and, within sixty Business Days after the date such Subsidiary becomes a Subsidiary Loan Party or Benefited Subsidiary, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

(f)                                   In the case of the Borrower or any Restricted Subsidiary, furnish to the Collateral Agent (A) prompt written notice of any change in the Borrower’s or such Restricted Subsidiary’s corporate or organization name or organizational identification number or other change that may have an effect on the “know your customer” or U.S.A. PATRIOT ACT disclosures delivered in connection with this Agreement or any other Loan Document; and (B) prior written notice of any change in the Borrower’s or such Restricted Subsidiary’s identity or organizational structure (including prior notice, which shall not be construed to be prior consent, of any MLP Conversion); provided, that neither the Borrower nor any Restricted Subsidiary shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties.

(g)                                  The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to any assets or Equity Interests acquired after the Restatement Date in accordance with this Agreement if, and to the extent that, and for so long as doing so would violate the Agreed Security Principles or Section 9.21; provided, that, upon the reasonable request of the Collateral Agent, the Borrower shall, and shall cause any of its applicable Subsidiary Loan Parties to, use commercially reasonable efforts to have waived or eliminated any contractual obligation that causes a violation of the Agreed Security Principles, other than those set forth in a joint venture agreement to which the Borrower or any Restricted Subsidiary is a party.

Section 5.11                             Fiscal Year.  Cause its fiscal year to end on December 31.

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Section 5.12                             Post-Closing Conditions.  The Borrower shall deliver to the Administrative Agent within 180 days after the Restatement Date (which time period may be extended to 270 days after the Restatement Date with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent may be freely given by the Administrative Agent), (i) either (A) a consent of the fee owner of the Real Property underlying the Gathering Station identified on Schedule 1.01 to GRG’s encumbering of such Real Property with a Mortgage or (B) evidence of the acquisition of a fee interest in such Real Property by Encana Oil & Gas (USA) Inc., and (ii) a Mortgage or amendment to Mortgage granting to the Collateral Agent a first priority Lien in such Real Property, subject only to Permitted Real Property Liens.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries (and to the extent expressly stated below, other applicable Subsidiaries) to:

Section 6.01                             Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness existing on the Restatement Date and set forth on Schedule 6.01 (excluding Indebtedness under clause (b) of this Section 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Restricted Subsidiary of the Borrower);

(b)                                 Indebtedness created hereunder and under the other Loan Documents;

(c)                                  Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Secured Swap Agreements; provided, that (i) both before and after giving effect to the incurrence of any Indebtedness arising out of such Swap Agreements, no Default or Event of Default shall have occurred or be continuing or would result therefrom, (ii) the Borrower shall be in compliance (on a Pro Forma Basis and both before and after giving effect to the incurrence of Indebtedness under such Swap Agreement) with the Financial Performance Covenants as of the end of the immediately preceding fiscal quarter and (iii) such Swap Agreements do not contain covenants or events of default that, taken as a whole, are more restrictive than those set forth in this Agreement and the other Loan Documents;

(d)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability

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insurance to the Borrower or any Restricted Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)                                  unsecured Indebtedness of any Loan Party owing to any other Loan Party (the “Subordinated Intercompany Debt”), provided, that such unsecured Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and provided, further, that any such unsecured Indebtedness shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)                                   Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)                                 (i) Indebtedness of a Restricted Subsidiary acquired after the Restatement Date or a Person merged into, amalgamated or consolidated with the Borrower or any Restricted Subsidiary after the Restatement Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger, amalgamation or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness outstanding at any time (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets;

(i)                                     Capital Lease Obligations (including any Sale and Lease-Back Transaction that is permitted under Section 6.03) and Purchase Money Obligations to the extent that (i) the aggregate total of all Capital Lease Obligations and Purchase Money Obligations outstanding at any one time shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets, (ii) immediately prior to and after giving effect to the incurrence of any Capital Lease Obligation or Purchase Money Obligation, no Default or Event of Default shall have occurred or be continuing or would result therefrom, (iii) the Borrower shall be in compliance (on a Pro Forma Basis and both before and after giving effect to the incurrence of

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such Indebtedness) with the Financial Performance Covenants as of the end of the immediately preceding fiscal quarter and (iv) such Capital Lease Obligations or Purchase Money Obligations do not contain covenants or events of default that, taken as a whole, are more restrictive than the covenants and events of default set forth in this Agreement and the other Loan Documents;

(j)                                    other secured Indebtedness entered into by the Borrower or the Borrower and Finance Co as co-borrowers, in an aggregate principal amount at any time outstanding pursuant to this Section 6.01(j) not to exceed the greater of (i) U.S.$30.0 million and (ii) 3.0% of Consolidated Total Assets; provided, that the Indebtedness hereunder shall be at least pari passu in payment and priority with such other Indebtedness and on or prior to the incurrence or creation of such other Indebtedness, the agent and lenders under such facility shall have entered into the Intercreditor Agreement and such other intercreditor agreements as may be reasonably required or agreed by the Administrative Agent;

(k)                                 Guarantees (i) by any Loan Party of any Indebtedness of the Borrower or any other Loan Party expressly permitted to be incurred under this Agreement, (ii) by the Borrower or any Restricted Subsidiary of Indebtedness of any Restricted Subsidiary that is not a Loan Party to the extent permitted by Section 6.04, and (iii) by any Restricted Subsidiary that is not a Loan Party of Indebtedness of another Restricted Subsidiary that is not a Loan Party; provided, that Guarantees under clause (ii) of this Section 6.01(k) and any other Guarantees by any Loan Party under this Section 6.01(k) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(l)                                     Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m)                             Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(n)                                 Indebtedness consisting of Permitted Junior Debt;

(o)                                 Indebtedness assumed in connection with a Permitted Business Acquisition to the extent permitted under Section 6.04(j); and

(p)                                 all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (o) above.

Section 6.02                             Liens.  Create, incur, assume or permit to exist any Lien on any Property (including stock or other securities of any Person, including of any Restricted Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

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(a)                                 Liens on Property of the Borrower and its Restricted Subsidiaries existing on the Restatement Date and set forth on Schedule 6.02; provided, that such Liens shall secure only those obligations that they secure on the Restatement Date (and extensions, renewals and Refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other Property of the Borrower or any of its Restricted Subsidiaries;

(b)                                 any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)                                  any Lien on any Property of the Borrower or any Restricted Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien does not apply to any other Property of the Borrower or any Restricted Subsidiary not securing such Indebtedness at the date of the acquisition of such Property (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)                                 Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)                                  Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP;

(f)                                   (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(g)                                  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, costs of litigation where required by law, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business,

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including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)                                 zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, permits, special assessments, development agreements, deferred services agreements, restrictive covenants, owners’ association encumbrances, rights of way, restrictions on use of real property and other similar encumbrances that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or would not result in a Material Adverse Effect;

(i)                                     security interests in respect of Purchase Money Obligations with respect to equipment or other property or improvements thereto acquired (or, in the case of improvements, constructed) by the Borrower or any of its Restricted Subsidiaries (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof) and (ii) such security interests do not apply to any other Property of the Borrower or any Restricted Subsidiaries (other than to accessions to such equipment or other property or improvements) except to the extent that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j)                                    Liens arising out of capitalized lease transactions permitted under Section 6.03 so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property; and Liens securing other Capital Lease Obligations, to the extent such Capital Lease Obligation is permitted by Section 6.01(h) and such Liens attach only to the property being leased in such transaction and any accessions thereto or proceeds thereof;

(k)                                 Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)                                     Liens disclosed by any title insurance policies, title commitments or title reports with respect to the Mortgaged Properties and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)                             any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business;

(n)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations

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incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(o)                                 Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;

(p)                                 Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(q)                                 licenses of intellectual property granted in the ordinary course of business;

(r)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;

(s)                                   Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)                                    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u)                                 Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2.0% of Consolidated Total Assets; provided, that such Lien is limited to the applicable insurance contracts;

(v)                                 Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary;

(w)                               Liens in connection with subdivision agreements site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;

(x)                                 Liens in favor of any tenant, occupant or licensee under any lease, occupancy agreement or license with the Borrower or any Restricted Subsidiary;

(y)                                 Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;

(z)                                  Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of the Borrower or any Restricted Subsidiary under any Environmental Law to which any assets of such Person are subject;

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(aa)                          Liens consisting of minor irregularities in title, boundaries, or other minor survey defects, easements, leases, restrictions, servitudes, licenses, permits, reservations, exceptions, zoning restrictions, rights of way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Borrower or any Restricted Subsidiary, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights) that exist as of the Restatement Date or at the time the affected property is acquired, or are granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and other similar charges or encumbrances which do not secure the payment of Indebtedness by the Borrower or any Restricted Subsidiary and otherwise do not materially interfere with the occupation, use and enjoyment by the Borrower or any Restricted Subsidiary of any Mortgaged Property in the normal course of business or materially impair the value thereof;

(bb)                          contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, gathering agreements, storage and terminalling agreements, throughput agreements, equipment rental agreements and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (bb) does not materially impair (i) the use of the property covered by such Lien for the purposes for which such Property is held by the Borrower or Restricted Subsidiary, or (ii) the value of such Property subject thereto;

(cc)                            Liens that secure Indebtedness permitted to be incurred under Section 6.01(j) and Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed the greater of (i) U.S.$30.0 million and (ii) 3.0% of Consolidated Total Assets; provided, however, that no part of the Pipeline Systems that is not the subject of a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, may be the subject of a Lien permitted by this clause (cc); and provided further, that to the extent such Liens permitted under this clause (cc) secure Indebtedness incurred in connection with a Permitted Business Acquisition pursuant to Section 6.01(o), such Liens shall only be permitted to encumber the assets acquired pursuant to such Permitted Business Acquisition and shall not be permitted to encumber any other assets of the Borrower or any Restricted Subsidiary;

(dd)                          Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances issued or created for the

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account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(ee)                            licenses granted in the ordinary course of business and leases of property of the Loan Parties that are not material to the business and operations of the Loan Parties.

Notwithstanding the foregoing, (i) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than as permitted by clauses (b), (d), (e), (v) and (cc) (such clauses being the clauses that permit Liens arising by operation of law, Liens in favor of the Collateral Agent pursuant to the Loan Documents and Liens in support of Indebtedness incurred under Section 6.01(j)), (ii) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the Collateral Agent other than Liens that have priority by operation of law, (iii) no Liens shall be permitted to exist, directly or indirectly, on Collateral (other than Pledged Collateral or Mortgaged Property) that are prior and superior in right to any Liens in favor of the Collateral Agent other than Prior Liens or Permitted Real Property Liens and (iv) no Liens shall be permitted to exist, directly or indirectly, on Mortgaged Property or the Pipeline Systems, other than Liens in favor of the Collateral Agent and Permitted Real Property Liens.

Section 6.03                             Sale and Lease-back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, when aggregated with the Indebtedness referred to in Section 6.01(i), does not exceed the limitation set forth in Section 6.01(i).

Section 6.04                             Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Restricted Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries, which cash management operations shall not extend to any Person that is not a Restricted Subsidiary) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:

(a)                                 Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Restatement Date by (i) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable Investment), Loan Parties in Subsidiaries that are not Loan Parties and that are not Benefited Subsidiaries in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the sum of, without duplication, U.S.$35.0 million plus any return of capital actually received by the respective

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investors in respect of Investments previously made by them pursuant to clause (i) of this Section 6.04(a), (ii) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable Investment), Loan Parties in Subsidiaries that are Benefited Subsidiaries in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the sum of, without duplication, U.S.$150.0 million plus any return of capital actually received by the respective investors in respect of Investments previously made by them pursuant to clause (ii) of this Section 6.04(a), plus, the amount of Investments included in the calculation of Investments permitted under Section 6.04(a)(i), 6.04(i) or 6.04(k), pursuant to clause (a)(iii)(b) of the definition of Unrestricted Subsidiary to the extent such Unrestricted Subsidiary was previously a Benefited Subsidiary, and (iii) Loan Parties in other Loan Parties; provided, that notwithstanding anything to the contrary set forth in this Agreement, subject to the provisions of the definition of “Additional Equity Contributions”, the Borrower shall be entitled to make Investments in any Subsidiary, without limitation and at any time (including after the occurrence and during the continuance of a Default or Event of Default) from the proceeds of any Additional Equity Contributions made to the Borrower and not otherwise applied; and provided, further, any Investments made with such Additional Equity Contributions shall not count against any of the limitations on Investment set forth in this Section 6.04;

(b)                                 Permitted Investments and Investments that were Permitted Investments when made;

(c)                                  Investments arising out of the receipt by the Borrower or any of its Restricted Subsidiaries of noncash consideration for the sale of assets permitted under Section 6.05;

(d)                                 (i) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable loans or advances), loans and advances to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services rendered on behalf of the Loan Parties, any Parent Company in the ordinary course of business not to exceed U.S.$5.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services on behalf of the Loan Parties, any Parent Company in the ordinary course of business;

(e)                                  accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f)                                   Secured Swap Agreements;

(g)                                  Investments existing on the Restatement Date and set forth on Schedule 6.04;

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(h)                                 Investments resulting from pledges and deposits referred to in Section 6.02(f) and (g);

(i)                                     so long as immediately before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing, other Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (A) U.S.$100.0 million and (B) 10.0% of Consolidated Total Assets (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (i));

(j)                                    Investments constituting Permitted Business Acquisitions; provided, that for clarification, that with respect to any transaction that would be a Permitted Business Acquisition, but for the failure of the Borrower (or one of its Restricted Subsidiaries) to satisfy one or more of the conditions set forth in the definition of “Permitted Business Acquisition”, the Borrower (or its Restricted Subsidiary) shall be permitted to undertake such transaction to the extent such transaction is (i) expressly required by one or more Gathering Agreements or other Material Contracts or (ii) is an ordinary course Capital Expenditure reasonably required to continue the development of the Gathering System;

(k)                                 additional Investments to the extent made with proceeds of additional Equity Interests of the Borrower that are otherwise permitted to be issued pursuant to this Agreement;

(l)                                     Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Restatement Date by Restricted Subsidiaries that are not Loan Parties in any Loan Party;

(m)                             Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(n)                                 Investments of a Restricted Subsidiary of the Borrower acquired after the Restatement Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged or amalgamated into or consolidated with a Restricted Subsidiary of the Borrower in accordance with Section 6.05 after the Restatement Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(o)                                 Guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business.

Section 6.05                             Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into,

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amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any other Loan Party or other Restricted Subsidiary of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or, except as permitted by Section 5.01(a), liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that this Section shall not prohibit:

(a)                                 (i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries, (ii) the sale of any other asset in the ordinary course of business by the Borrower or any Restricted Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)                                 if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger or consolidation of any Restricted Subsidiary of the Borrower into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger or consolidation of any Restricted Subsidiary of the Borrower into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (i) and (ii), no Person other than the Borrower or a Loan Party receives any consideration, (iii) the merger, amalgamation or consolidation of any Restricted Subsidiary of the Borrower that is not a Loan Party into or with any other Restricted Subsidiary of the Borrower that is not a Loan Party, (iv) the liquidation, winding up or dissolution or change in form of entity of any Restricted Subsidiary of the Borrower if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the change in form of entity of the Borrower if the Borrower determines in good faith that such change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (vi) to the extent required or permitted to consummate any MLP Conversion in accordance with the requirements set forth in Annex A;

(c)                                  sales, transfers, leases or other dispositions to the Borrower or a Restricted Subsidiary of the Borrower (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Restricted Subsidiary to a Subsidiary of the Borrower that is not a Restricted Subsidiary shall be made in compliance with Section 6.07; and provided, further, that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Restricted Subsidiary to a Subsidiary that is not a Restricted Subsidiary in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (g) below shall not exceed, in any fiscal year of the Borrower, 5.0% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

(d)                                 Sale and Lease-Back Transactions permitted by Section 6.03;

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(e)                                  Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f)                                   the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)                                  sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of the Borrower, 5.0% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(c); and provided, further, that after giving effect thereto, no Default or Event of Default shall have occurred;

(h)                                 any merger or consolidation in connection with a Permitted Business Acquisition; provided, that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party (but not the Borrower), the surviving or resulting entity shall be a Subsidiary Loan Party and (ii) involving a Restricted Subsidiary (but not a Loan Party), the surviving or resulting entity shall be a Restricted Subsidiary;

(i)                                     licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business; and

(j)                                    abandonment, cancellation or disposition of any intellectual property of the Borrower in the ordinary course of business.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) the Borrower or any Subsidiary of the Borrower may, so long as no Event of Default shall have occurred and be continuing or would result therefrom, (A) provided the Collateral and Guarantee Requirements relating to the pledge of all of the issued and outstanding Equity Interests of the Borrower shall at all times remain satisfied, sell, grant or otherwise issue Equity Interests to members of management of the Borrower or any Subsidiary of the Borrower pursuant to stock option, stock ownership, stock incentive or similar plans, and (B) sell, transfer or otherwise dispose of the assets of, or Equity Interests in, any Unrestricted Subsidiary to any Person, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to the foregoing clause (i)(B) or paragraph (c) hereof) unless such disposition is for fair market value, (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a)(i), (a)(ii), (a)(iv) or (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iv) no sale, transfer or other disposition of assets in excess of U.S.$5.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clauses (iii) and (iv), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary of the Borrower that is not a Loan Party (as shown on the

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Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash.

Section 6.06                             Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, that:

(a)                                 any Restricted Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, directly or indirectly, the Borrower or any Restricted Subsidiary (or, with respect to any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, to each parent of such Restricted Subsidiary (including the Borrower, any other Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests);

(b)                                 the Borrower and each of its Restricted Subsidiaries may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Equity Interests of the Borrower or any of its Restricted Subsidiaries held by any current or former officer, director, consultant, or employee of the Borrower or any Subsidiary of the Borrower or, to the extent such Equity Interests were issued as compensation for services rendered on behalf of the Loan Parties, any employee of any Parent Company, pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and Restricted Subsidiaries may declare and pay dividends to the Borrower or any other Restricted Subsidiary of the Borrower the proceeds of which are used for such purposes; provided, that the aggregate amount of such purchases or redemptions in cash under this paragraph (b) shall not exceed in any fiscal year U.S.$5.0 million (plus the amount of net proceeds (i) received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any of its Affiliates in connection with permitted employee compensation and incentive arrangements and (ii) of any key-man life insurance policies received during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(c)                                  if no Default or Event of Default then exists or would result therefrom, then the Borrower may declare and pay dividends or make other distributions from the proceeds of any substantially concurrent issuance or sale of Equity Interests permitted to be made under this Agreement; provided, that the proceeds of an issuance or sale to a Restricted Subsidiary may not be used to declare or pay dividends or make other distributions; and provided, further, that any proceeds hereunder constituting Net Cash Proceeds shall be applied as set forth in Section 2.11(c);

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(d)                                 noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options;

(e)                                  if (i) no Default or Event of Default then exists or would result therefrom, (ii) the Borrower shall be in compliance (on a Pro Forma Basis and after giving effect to the making of such distribution) with the provisions of Section 6.11 as of the end of the immediately preceding fiscal quarter, (iii) the Leverage Ratio as of the end of the immediately preceding fiscal quarter and calculated on a Pro Forma Basis after giving effect to the making of such distribution, shall not exceed 4.00 to 1.00, and (iv) the Available Unused Commitment on the day of such distribution is equal to or greater than U.S.$30.0 million, then the Borrower may repay capital invested in it by the Sponsor (including the contribution of Equity Interests in any Person (including GRG), to the extent same would constitute a Permitted Business Acquisition) or may declare or make a distribution on or with respect to the Equity Interests of the Borrower during any fiscal quarter in accordance with the Governing Agreement in an amount not to exceed Available Cash as of the end of the immediately preceding fiscal quarter;

(f)                                   notwithstanding the foregoing clause (e), in the event that any MLP Conversion shall occur, and at all times after such MLP Conversion has occurred (and so long as the resulting Master Limited Partnership shall continue to exist), the Borrower may repay capital invested in it by the Sponsor or may declare or make distributions on or with respect to the Equity Interests of the Borrower, DFW or GRG with Available Cash on a quarterly basis; provided, that immediately before and after giving effect to such repayment, declaration or distribution, (i) no Default or Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance (on a Pro Forma Basis and after giving effect to the making of such distribution) with the Financial Performance Covenants as of the end of the immediately preceding fiscal quarter; and

(g)                                  the Borrower may make quarterly distributions to the Sponsor in an amount not in excess of any tax distributions permitted to be made by the Sponsor pursuant to Section 5.03 of the Sponsor’s Operating Agreement and calculated as if the Sponsor did not hold any assets other than Equity Interests of the Borrower; provided, that, (i) the Borrower may not make any such distribution after the occurrence, and during the continuance, of a Default or an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i), and (ii) unless the Secured Parties have exercised or the Required Lenders have voted to exercise any rights or remedies pursuant hereto or under the Collateral Documents, the Borrower may make only one such quarterly distribution after the occurrence, and during the continuance, of any other Event of Default.

Section 6.07                             Transactions with Affiliates.  (a) Sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that this clause (a) shall not apply to the indemnification of directors (or persons holding similar positions for non-corporate entities) of the Borrower and its Restricted Subsidiaries in accordance with customary practice.

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(b)                                 The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)                                     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of any Restricted Subsidiary, as applicable,

(ii)                                  transactions among the Borrower and the other Loan Parties and transactions among the Restricted Subsidiaries that are not Loan Parties otherwise permitted by this Agreement,

(iii)                               any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower or any of its Affiliates in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business and, to the extent such fees and indemnities are directly attributable to services rendered on behalf of the Loan Parties, any employee of any Parent Company,

(iv)                              transactions pursuant to permitted agreements in existence on the Restatement Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment would not have a Material Adverse Effect,

(v)                                 any employment agreement or employee benefit plan entered into by the Borrower or any of its Affiliates in the ordinary course of business or consistent with past practice and payments pursuant thereto,

(vi)                              transactions otherwise permitted under Section 6.06 and Investments permitted by Section 6.04; provided, that this clause (vi) shall not apply to any Investment, whether direct or indirect, in either (A) Persons that were not Loan Parties immediately prior to such Investment or (B) Persons that are not Loan Parties immediately after such Investment,

(vii)                           any purchase by the Sponsor or any Sponsor Affiliate of Equity Interests of the Borrower, so long as the Collateral and Guarantee Requirement is complied with in respect of such Equity Interests,

(viii)                        payments by the Borrower or any of its Restricted Subsidiaries to the Sponsors or any Sponsor Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by General Partner or the board of directors of any Restricted Subsidiary, as applicable, in good faith,

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(ix)                              transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(x)                                 any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xi)                              if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any such Restricted Subsidiary or (B) of Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or such Restricted Subsidiary,

(xii)                           payments by the Borrower or any of its Restricted Subsidiaries to any Affiliate in respect of compensation, expense reimbursement, or benefits to or for the benefit of current or former employees, independent contractors or directors of the Borrower or any of its Subsidiaries or, to the extent such compensation, expense reimbursement, or benefits are directly attributable to services rendered on behalf of the Loan Parties, any employee of any Parent Company and

(xiii)                        the sale, transfer or other disposition of the assets of, or Equity Interests in, any Unrestricted Subsidiary.

Section 6.08                             Business of the Borrower and the Subsidiaries.  Notwithstanding any other provisions hereof, with respect to the Borrower and each Restricted Subsidiary, engage at any time in any business or business activity other than any business or business activity conducted by it on the Restatement Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, the consummation of the Transactions.

Section 6.09                             Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc.  (a) Amend or modify or grant any waiver or release under or terminate in any manner (i) with respect to the Borrower or any Restricted Subsidiary, the articles or certificate of incorporation or the by-laws, partnership agreement or limited liability company operating agreement (including the Governing Agreement, the GRG Operating Agreement and the DFW Operating Agreement); provided, that the limitation in this subsection (a) shall not prevent the Borrower from modifying the Governing Agreement in connection with any MLP Conversion, to the extent permitted under this

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Agreement, or (ii) the Gathering Agreements or any other Material Contract, in the case of the foregoing clauses (i) and (ii), if such amendment, modification, waiver, release or termination could reasonably be expected to result in a Material Adverse Effect or affect the assignability of any such contract or agreement in a manner that would have an adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement as Collateral).  In no event shall an Unrestricted Subsidiary enter into, assume, take assignment of or otherwise obtain any rights of DFW, GRG, any other Loan Party or any Benefited Subsidiary under any Gathering Agreement now or hereinafter in effect relating to or providing for the provision of services by DFW, GRG, any other Loan Party or any Benefited Subsidiary in connection with the Gathering System. For the avoidance of doubt, amendments or modifications to any such contracts for the addition of any drill pad or any receipt and delivery point, and modifications to fees (except any decrease to fees such that the overall expected benefit to DFW, GRG or the Loan Party party thereto would be materially adversely affected) received by any Loan Party in respect thereof shall not in itself be considered to have a Material Adverse Effect;

(b)                                 (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Permitted Junior Debt or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Junior Debt, except for (to the extent permitted by the subordination provisions thereof) (A) payments of regularly scheduled interest, (B) payments made solely with the proceeds from the issuance of common Equity Interests or from equity contributions, (C) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, prepayments of any Permitted Junior Debt; provided, that, no such prepayments shall be made with the proceeds of Loans, and (D) (1) prepayments made with the proceeds of any Permitted Refinancing Indebtedness in respect thereof or (2) prepayments with the proceeds of any non-cash interest bearing Equity Interests issued for such purchase that are not redeemable prior to the date that is six months following the Stated Maturity Date and that have terms and covenants no more restrictive than the Permitted Junior Debt being so refinanced; or (ii) amend or modify, or permit the amendment or modification of, any provision of any Permitted Junior Debt or any agreement relating thereto other than amendments or modifications that are not materially adverse to the Lenders and that do not affect the subordination provisions thereof in a manner adverse to the Lenders.

(c)                                  Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any other Loan Party by a Restricted Subsidiary or (ii) the granting of Liens by the Borrower or a Restricted Subsidiary pursuant to the Collateral Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)                               restrictions imposed by applicable law;

(B)                               contractual encumbrances or restrictions in effect on the Restatement Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Restatement Date that does not expand the scope of any such encumbrance or restriction;

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(C)                               any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition (but only to the extent such sale or disposition would be permitted under this Agreement, if consummated);

(D)                               customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)                                any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the Property securing such Indebtedness;

(F)                                 customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)                               customary provisions restricting subletting or assignment of any lease governing a leasehold interest; provided, however, that this clause (G) shall not apply to any lease or other agreement in respect of any portion of the Gathering System;

(H)                              customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)                                   customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(J)                                   in the case of any Person that becomes a Restricted Subsidiary after the Restatement Date, any agreement in effect at the time such Person so becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming such a Restricted Subsidiary; or

(K)                              restrictions imposed by any Permitted Junior Debt that are (i) substantially similar to restrictions set forth in this Agreement, (ii) do not require the direct or indirect granting of any Lien to secure such Permitted Junior Debt or other obligation by virtue of the granting of a Lien on or pledge of any Property of any Loan Party, and (iii) in any case do not directly or indirectly restrict the granting of Liens pursuant to the Collateral Documents.

Section 6.10                             Leverage Ratio.  Beginning at the end of the first full fiscal quarter ending after the Restatement Date, for any Test Period, permit the Leverage Ratio on the last day of any fiscal quarter, to be in excess of the Maximum Leverage Ratio then in effect.

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Section 6.11                             Interest Coverage Ratio.  Beginning at the end of the first full fiscal quarter after the Restatement Date, for any Test Period, permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 2.50:1.00.

Section 6.12                             Swap Agreements and Power Purchase Agreements.  Enter into any Swap Agreement, other than Swap Agreements (a) with respect to commodities entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Loan Party is exposed in the conduct of its business or the management of its liabilities, and (b) entered into in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Loan Party, which in the case of each of clauses (a) and (b) are entered into for bona fide risk mitigation purposes and that are not speculative in nature; provided, that the entry into such Swap Agreements shall be permitted under this Section 6.12 only to the extent that the conditions set forth in Section 6.01(c) have been satisfied.  Notwithstanding the foregoing, the Borrower may enter into any Power Purchase Agreement in the ordinary course of business.

Section 6.13                             Limitation on Leases.  The Borrower will not and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any obligation for the payment of rent or hire of its or their assets of any kind whatsoever (real or personal but excluding Capitalized Lease Obligations otherwise permitted under this Agreement), under operating leases that would cause the aggregate amount of all payments made by any such Restricted Subsidiary or the Borrower pursuant to all such leases including any residual payments at the end of any lease, to exceed U.S.$30.0 million in any period of twelve (12) consecutive calendar months during the life of such leases.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01                             Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)                                 any representation or warranty made or deemed made by the Borrower, any Restricted Subsidiary, DFW Management or the Sponsor in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower, any Restricted Subsidiary, DFW Management or the Sponsor; provided, that (i) to the extent the fact, event or circumstance that caused a representation or warranty to be false or incorrect in any material respect is capable of being cured, corrected or otherwise remedied and (ii) such fact, event or circumstance has been cured, corrected or otherwise remedied within 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower, any such false or incorrect representation or warranty shall not be an Event of Default; provided, that such extension of time to cure could not reasonably be expected to have a Material Adverse Effect;

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(b)                                 default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any Revolving L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or on any Revolving L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)                                 default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in (i) Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.08, 5.10 or in Article VI;

(e)                                  default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)                                   (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) without limiting the foregoing clause (i), the Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)                                  there shall have occurred a Change in Control;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Restricted Subsidiaries, or of a substantial part of the Property of the Borrower or any of its Restricted Subsidiaries, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the Property of the Borrower or any of its Restricted Subsidiaries, taken as a whole, or (iii) the winding-up or liquidation of the Borrower or any of its Restricted Subsidiaries (except, in the case of any Restricted Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(i)                                     the Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the Property of the Borrower or any of its Restricted Subsidiaries, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                    the failure by the Borrower or any of its Restricted Subsidiaries to pay one or more final judgments aggregating in excess of U.S.$20.0 million (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage or bonded), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(k)                                 one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Restricted Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Collateral Document and to extend to Collateral that is not immaterial to the Loan Parties on a consolidated basis shall cease to be in full force and effect, or shall be asserted in writing by the Borrower or any Restricted Subsidiary not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Collateral Document) in the securities, assets or properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file UCC continuation statements, (B) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (C) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) the Guarantees by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any other Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations;

(m)                             (A) any Environmental Claim against the Borrower or any of its Restricted Subsidiaries or (B) any Liability of the Borrower or any of its Restricted Subsidiaries for any Release or threatened Release of Hazardous Materials or (C) any Liability of the Borrower or any of its Restricted Subsidiaries for any actual or alleged presence, Release or threatened

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Release of Hazardous Materials at, under, on or from any real property currently or formerly owned, leased or operated by any predecessor of the Borrower or any of its Restricted Subsidiaries, or any property at which the Borrower or any of its Restricted Subsidiaries has sent Hazardous Materials for treatment, storage or disposal (each, an “Environmental Event”) shall have occurred that, when taken together with all other Environmental Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(n)                                 any one or more Gathering Agreements that account(s) for 25% or more of the revenue of the Borrower and the Restricted Subsidiaries, on a consolidated basis, shall have been terminated and (i) such termination would reasonably be expected to have a Material Adverse Effect, and (ii) a replacement Gathering Agreement with substantially similar terms (or as otherwise approved by Administrative Agent) is not entered into within 30 days after the effective date of such termination;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities (including all amounts under Letters of Credit then outstanding) of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities (including all amounts under Letters of Credit then outstanding) of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE AGENTS

Section 8.01                             Appointment and Authority.  (a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints RBS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

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(b)                                 RBS shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities, as a potential Specified Swap Counterparty and a potential Cash Management Bank) and each of the Issuing Banks hereby irrevocably appoints and authorizes RBS to act as the agent of such Lender or Issuing Bank, as the case may be, for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower, each Subsidiary Loan Party, DFW Management and the Sponsor to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 or Section 8.13 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.12) and Article IX as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents.

(c)                                  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, any co-agents, sub-agents, attorneys-in-fact or other appointees thereof, the Lenders and the Issuing Banks, and neither the Borrower nor any Restricted Subsidiary shall have rights as a third party beneficiary of any of such provisions.

Section 8.02                             Rights as a Lender.  Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03                             Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a)                                 shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c)                                  shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any

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information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)                                 shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment;

(e)                                  shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f)                                   shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Borrower, a Lender or an Issuing Bank.

Section 8.04                             Reliance by Agents.  Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an appropriate Person.  Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by an appropriate Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, any Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or issuance of a Letter of Credit, as applicable.  Any Agent may consult with legal counsel (who may include counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05                             Delegation of Duties.  Without in any way limiting Section 8.13, any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent.  Any Agent and any such co-agents, sub-agents

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and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.06                             Resignation of the Agents.  Any Agent may at any time give notice of its resignation to the Lenders, Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least U.S.$1.0 billion.  During an Agent Default Period, the Borrower and the Required Lenders may remove the relevant Agent subject to the execution and delivery by the Borrower and the Required Lenders of removal and liability release agreements reasonably satisfactory to the relevant Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent.  Upon any proposed removal of an Agent during an Agent Default Period, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least U.S.$1.0 billion. In the case of the resignation of an Agent, if no such successor shall have been appointed by the Required Lenders and the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, until such time as a successor Collateral Agent is appointed), (b) except for indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or Issuing Bank directly, until such time as the Required Lenders and the Borrower appoint a successor Administrative Agent as provided for above in this Section and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Borrower or any Restricted Subsidiary, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring, retired or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring, retired or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its

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predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article (including Section 8.12) and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.07                             Non-Reliance on the Agents, Other Lenders and Issuing Bank.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08                             No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Joint Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if any, as an Agent, a Lender or an Issuing Bank hereunder.

Section 8.09                             Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower or any Restricted Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any Issuing Bank and the Administrative Agent under Sections 2.12, 8.12, and 9.05) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the

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Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 8.12, and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding and to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien.

Section 8.10                             Authorization for Certain Releases.  With respect to releases and terminations delivered pursuant to Section 9.18, each Issuing Bank, each Agent, each Lender (including in its capacities as a Lender, as a potential Cash Management Bank and a potential Specified Swap Counterparty), hereby irrevocably authorizes (and each other Intercreditor Secured Party (as defined in the Intercreditor Agreement) shall authorize, under the Intercreditor Agreement) either or both Agents to enter into such releases and terminations without further or additional consents being delivered by any Issuing Bank, any Agent, any Lender or any Specified Swap Counterparty.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing each Agent’s authority provided for in the previous sentence.  For purposes of this Section 8.10 and Section 8.15, each Lender that is or becomes a Specified Swap Counterparty and/or Cash Management Bank is executing this Credit Agreement in its capacity as both or each of a Lender, Specified Swap Counterparty and/or Cash Management Bank.

Section 8.11                             Cash Management Banks and Specified Swap Counterparty Regarding Collateral Matters.  (a) No Cash Management Bank or Specified Swap Counterparty that obtains the benefits of the Collateral Documents or any Collateral by virtue of the provisions hereof, of the Collateral Documents or of the Intercreditor Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) unless such Specified Swap Counterparty shall also be a Lender, Joint Lead Arranger or Agent hereunder and in such case, only in such Person’s capacity as a Lender, Joint Lead Arranger or Agent and only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations (including any Obligations) arising under the Secured Cash Management Agreements and Secured Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Specified Swap Counterparty, as the case may be.

(b)                                 The benefit of the Collateral Documents and the provisions of this Agreement and the other Loan Documents relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 9.23 of this Agreement) to each Specified Swap Counterparty (including any Secured Swap Agreement in existence prior to the

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date hereof and listed on the schedules hereto) and each Cash Management Bank with respect to any obligations of the Borrower or any Loan Party arising under such Secured Swap Agreement or Secured Cash Management Agreement, as applicable, but only to the extent specified in the Intercreditor Agreement, until such obligations are paid in full or otherwise expire or are terminated (and notwithstanding that the outstanding Obligations have been repaid in full and the Commitments have terminated); provided, that with respect to any Secured Swap Agreement or Secured Cash Management Agreement that remains secured after the counterparty thereto is no longer a Specified Swap Counterparty or Cash Management Bank, as applicable, or the outstanding Obligations (other than any obligations arising under or pursuant to one or more Secured Swap Agreement) have been repaid in full and the Commitments have terminated, the provisions of this Article VIII shall also continue to apply to such Specified Swap Counterparty or Cash Management Bank, as applicable, in consideration of its benefits hereunder and each such Specified Swap Counterparty or Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article VIII.

Section 8.12                             Indemnification.  Each Lender and Issuing Bank severally agrees (i) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans) or portion of outstanding Revolving L/C Disbursements owed to it, as applicable) of any reasonable expenses incurred for the benefit of the Lenders and the Issuing Banks by such Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders and the Issuing Banks, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided, that no Lender or Issuing Bank shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 8.13                             Appointment of Supplemental Collateral Agents.  (a) This Section 8.13 shall not in any way limit Section 8.05.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any

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of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b)                                 In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either or both the Collateral Agent and/or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.

(c)                                  Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.14                             Withholding.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender or Issuing Bank by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

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Section 8.15                             Enforcement.  The authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party or any of them shall be vested in, and all actions and proceedings at law in connection with such enforcement may be instituted and maintained by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Collateral Documents for the benefit of each Lender (including in its capacities as a Lender, as a potential Cash Management Bank and a potential Specified Swap Counterparty), the Issuing Banks and each other Intercreditor Secured Party (as defined in the Intercreditor Agreement), as applicable; provided, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender or Issuing Bank from exercising any enforcement rights, including setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.18(c)), or (c) any Lender or Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Collateral Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18(c), any Lender or Issuing Bank may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.  For purposes of Section 8.10 and this Section 8.15, each Lender that is or becomes a Specified Swap Counterparty and/or Cash Management Bank is executing this Credit Agreement in its capacity as both or each of a Lender, Specified Swap Counterparty and/or Cash Management Bank.

ARTICLE IX

MISCELLANEOUS

Section 9.01                             Notices.  (a) Except in the case of notices expressly permitted to be given by telephone and except as provided in the following Subsection (b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01;

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)                                  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the

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date of receipt if delivered prior to 5:00 p.m., New York City time on a Business Day, on such date by hand, overnight courier service, facsimile or (to the extent permitted by paragraph (b) above) electronic means, or (ii) on the date five Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)                                 Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02                             Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower, each Subsidiary Loan Party, and each other Restricted Subsidiary herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Revolving L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03                             Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04                             Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Lenders, the Agents, each Issuing Bank and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank, and the Lenders, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower; provided, that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Federal Reserve Bank or a central bank or (2) if an Event of Default has occurred and is continuing any other assignee (provided, that, in the case of either of clauses (1) or (2), any liability of the Borrower to an assignee under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment); provided, that if the Borrower shall fail to respond to a request for consent to an assignment within ten Business Days of receipt of such request for consent, the Borrower shall be deemed to have consented;

(B)                               the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment;

(C)                               in the case of any assignment of any Revolving Facility Commitment, each Issuing Bank; and

(D)                               in the case of any assignment of any Revolving Facility Commitment, each Swingline Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least U.S.$2.5 million in the aggregate, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5.0 million and increments of U.S.$1.0 million in excess thereof unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

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(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;

(E)                                no such assignment shall be made to the Borrower or any of its Affiliates, or a Defaulting Lender;

(F)                                 notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person; and

(G)                               in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The term “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section below, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, 2.16, 2.17 and 9.05 provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim

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of any party hereunder arising from that Lender’s having been a Defaulting Lender).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Revolving L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agents, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender (as to its Commitments only), at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 The parties to each assignment shall deliver to, and for the account of, the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), any written consent to such assignment required by paragraph (b) of this Section, and the processing and recordation fee referred to above (unless waived as set forth above), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Revolving L/C Disbursements owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (vii)

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of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.15, 2.16 and 2.17 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld or delayed) and the Borrower may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d)                                 Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

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Section 9.05                             Expenses; Indemnity.  (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers and their respective Affiliates in connection with the preparation of this Agreement and the other Loan Documents, (i) the syndication of the Commitments, (ii) the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for counsel in each jurisdiction where Collateral is located) and (iii) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated).  The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers, their respective Affiliates or each Lender in connection with the enforcement and protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents and the Joint Lead Arrangers (including external counsel and the reasonable and documented allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, each Issuing Bank or any Lender); provided, that, absent any conflict of interest, the Agents and the Joint Lead Arrangers shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b)                                 The Borrower agrees to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of the Engagement Letter, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit, as further described in Section 2.05(f), the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Borrower, its Subsidiaries, the Sponsor, DFW Management, any Indemnitee or any other Person initiated or is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, nonappealable judgment rendered by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of such Indemnitee’s Related Parties).  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Event or Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property currently or formerly owned, leased or operated by the Borrower or any

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of its Subsidiaries or by any predecessor of the Borrower or any of its Subsidiaries, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a final and nonappealable judgment in a court of competent jurisdiction.  In the event of any of the foregoing, each Indemnitee shall be indemnified whether or not such amounts are caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of any Indemnitee (except to the extent of gross negligence as specified above).  In no event shall any Indemnitee be liable to the Borrower, any Subsidiary Loan Party, or any other Restricted Subsidiary for any consequential, indirect, special or punitive damages.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of the Engagement Letter, this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank, any Joint Lead Arranger or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)                                  This Section 9.05 shall not apply to Taxes.

Section 9.06                             Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and any Issuing Bank and any Affiliate of a Lender or Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank or such Affiliate of a Lender or Issuing Bank to or for the credit or the account of any Loan Party or any other Subsidiary that is not a Foreign Subsidiary, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank or such Affiliate of a Lender or Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank or such Affiliate of a Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each Issuing Bank and each Affiliate of a Lender or Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank or such Affiliate of a Lender or Issuing Bank may have.

Section 9.07                             Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN

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DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08                             Waivers; Amendment.  (a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any Subsidiary Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any Subsidiary Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Collateral Agent and consented to by the Required Lenders; provided, that no such agreement shall

(i)                                     decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any Revolving L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) and provided, further, that, any waiver of all or a portion of any post-default increase in interest rates shall be effective upon the consent of the Required Lenders,

(ii)                                  increase or extend the Commitment of any Lender or decrease the Commitment Fees, Revolving L/C Participation Fees, the other Fees or any other fees payable to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in the Commitments of any Lender),

(iii)                               extend any date on which payment of interest on any Loan, Revolving L/C Disbursement or any Fees or any other payment hereunder is due, without the prior written consent of each Lender adversely affected thereby,

(iv)                              change the order of application of any amounts from the application thereof set forth in the applicable provisions of Section 2.18(b), Section 2.18(c) or

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Section 9.23 or change any provision hereof that establishes the pro rata treatment among the Lenders in a manner that would by such change alter the pro rata sharing or other pro rata treatment of the Lenders, without the prior written consent of each Lender adversely affected thereby; provided, that a change in any Lender’s Revolving Facility Percentage resulting from an increase in the Revolving Facility Commitments pursuant to Section 2.20 shall be permitted pursuant to the procedures set forth in such Section 2.20,

(v)                                 extend the stated expiration date of any Letter of Credit beyond the Revolving Maturity Date, without the prior written consent of each Lender directly affected thereby,

(vi)                              amend or modify the provisions of this Section 9.08 or any requirement of Article IV or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender, and

(vii)                           release all or substantially all the Collateral or release all or substantially all of the value of the Guarantees of the Subsidiary Loan Parties without the prior written consent of each Lender and Issuing Bank (except to the extent of a release in connection with a transaction expressly permitted in Sections 6.02, or 6.05);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, an Issuing Bank or a Swingline Lender hereunder or under the other Loan Documents, without the prior written consent of such Administrative Agent, Collateral Agent, Issuing Bank or Swingline Lender, as applicable.  Notwithstanding anything to the contrary herein, the aggregate principal amount of Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of a Defaulting Lender shall not be included in determining whether all Lenders, Required Lenders or affected Lenders have taken or may take any action hereunder; provided, that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, which affects such Defaulting Lender differently than other affected Lenders, shall require the consent of such Defaulting Lender, (ii) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (iii) any amendment that reduces the principal amount of, rate of interest on or extends the final maturity of any Loan made by such Defaulting Lender, shall require the consent of such Defaulting Lender.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)                                  Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as

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required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)                                 Notwithstanding the foregoing, (i) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Commitments on the terms and conditions provided for in Section 2.20, and (ii) any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender if such amendment, modification, supplement or waiver is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document; provided, that in connection with this clause (ii), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

Section 9.09                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10                             Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Engagement Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11                             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER

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PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12                             Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13                             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original.  Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15                             Jurisdiction; Consent to Service of Process.  (a) Each of the Borrower, the Agents, each Issuing Bank and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement (other than Section 8.09) shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)                                 Each of the Borrower, the Agents, each Issuing Bank and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County.  Each of the parties hereto hereby

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irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16                             Confidentiality.  Each of the Lenders, each of the Issuing Banks and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (z) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender or Issuing Bank (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory (including self-regulatory) or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates, counsel or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) to any Issuing Bank, any Joint Lead Arranger, any Agent, any other Lender or any other party of any Loan Document and the Affiliates of each, (v) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (vi) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (vii) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16), (viii) with the consent of the Borrower and (ix) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement.  If a Lender, an Issuing Bank or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, then, to the extent reasonably practicable, it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order and such Lender, Issuing Bank or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17                             Communications.  (a) Delivery.  (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents

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and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m., New York City time on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii).  Nothing in this Section 9.17 shall prejudice the right of the Agents, the Joint Lead Arrangers, the Lenders, each Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)                                  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)                                 Posting.  Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the

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Joint Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws.

(c)                                  Platform.  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent, the Collateral Agent or any of its or their affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18                             Release of Liens and Guarantees.  (a) In the event that (i) any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, or (ii) any Subsidiary ceases to be a Benefited Subsidiary in accordance with this Agreement, then, in either of such cases, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s sole cost and expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets that are the subject of such disposition and to release any Guarantees of the Obligations, and any Liens granted to secure the Obligations, in each case by a Person that ceases to be a Subsidiary of the Borrower as a result of a transaction described above.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of.

(b)                                 When all the Obligations are paid in full in cash and Commitments are terminated (other than (i) contingent indemnification obligations, (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Swap Agreements and (iii) obligations and liabilities under Letters of Credit, which shall be cash collateralized in full or as to which arrangements otherwise satisfactory to the applicable Issuing Bank shall have been made), the Collateral Documents, the Guarantees made therein, the Security Interest (as defined

145

therein) and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall automatically be released.  At such time, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the Guarantees, Liens and security interests created by the Loan Documents.

(c)                                  Authorizations for each release and termination specified in this Section 9.18 shall be required only to the extent required by Section 8.10.

Section 9.19                             U.S.A. PATRIOT Act and Similar Legislation.  Each Lender and Issuing Bank hereby notifies each Loan Party that pursuant to the requirements of the U.S.A. PATRIOT Act and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation.  Each Loan Party agrees to furnish such information promptly upon request of a Lender.  Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20                             Judgment.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s office on the Business Day preceding that on which final judgment is given.

Section 9.21                             Pledge and Guarantee Restrictions.  Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a)                                 no more than 65% of the issued and outstanding voting Equity Interests of (x) any Foreign Subsidiary of the Borrower or (y) any Subsidiary of the Borrower, substantially all of which Subsidiary’s assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code, shall be pledged or similarly hypothecated to guarantee, secure or support any Obligation of any Loan Party;

(b)                                 no Foreign Subsidiary shall guarantee or support any Obligation of the Borrower;

(c)                                  (i) no Excluded Assets shall be Collateral and (ii) any guarantee provided by any Domestic Subsidiary of the Borrower, substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall be without recourse to the 35% of the issued and outstanding voting Equity Interests held by such Domestic Subsidiary in Foreign Subsidiaries which, pursuant to clause (a) above, are not required to be pledged by such Domestic Subsidiary; and

146

(d)                                 no Subsidiary shall guarantee or support any Obligation of any Loan Party if and to the extent that such guarantee or support would contravene the Agreed Security Principles.

The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.21 shall be void ab initio, but only to the extent of such contravention.

Section 9.22                             No Fiduciary Duty.  Each Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and the Restricted Subsidiaries.  The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equity holders or their Affiliates.  The Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equity holders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.23                             Application of Funds.  After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent from the Collateral Agent pursuant to any Collateral Document and any other amounts received by the Administrative Agent on account of the Loan Document Obligations shall be applied by the Administrative Agent in the following order:

(a)                                 First, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities, expenses and other amounts (other than principal, interest and Revolving L/C Participation Fees but including Fees, charges and disbursements of counsel to the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent) payable to the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent in their respective capacities as such;

(b)                                 Second, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities and other amounts (other than principal, interest and Revolving

147

L/C Participation Fees) payable to the Lenders and the Issuing Banks (including Fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)                                  Third, to payment of that portion of the Loan Document Obligations constituting accrued and unpaid Revolving L/C Participation Fees and interest on the Loans, Revolving L/C Exposure and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

(d)                                 Fourth, to payment of that portion of the Loan Document Obligations constituting unpaid principal of the Loans, Revolving L/C Reimbursement Obligations, payments for early termination (and any other unpaid amount then due and owing under any Secured Swap Agreement) owed to a Person that is a Specified Swap Counterparty at the time such Person entered into such Secured Swap Agreement and amounts owed pursuant to any Secured Cash Management Agreement to a Cash Management Bank, ratably among the Lenders, the Issuing Banks, Specified Swap Counterparties and Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

(e)                                  Fifth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize that portion of Revolving L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit; and

(f)                                   Last, the balance, if any, after all of the Loan Document Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.05(j), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 9.24                             Transactions on the Restatement Date.  The parties hereto agree that on the Restatement Date, as agreed pursuant to the terms of the Amendment and Restatement Agreement, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(a)                                 the Existing Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;

(b)                                 all Existing Obligations (including any Existing Obligations that have accrued, but are not payable, as of the Restatement Date) shall, to the extent not paid on the Restatement Date, be deemed to be Obligations outstanding (and in the case of any accrued Existing Obligations that have accrued, but are not payable, as of the Restatement Date, such accrued Existing Obligations shall be paid on the date or dates that such Existing Obligations were due under the Existing Credit Agreement);

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(c)                                  the Liens in favor of Collateral Agent securing payment of the Existing Obligations shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed in accordance with the Collateral Documents; and

(d)                                 the parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

149

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUMMIT MIDSTREAM HOLDINGS, LLC,
as Borrower

By:	Summit Midstream Partners, LLC, its sole member

By:
Name:
Title:

Signature Pages — Credit Agreement

S-1

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent, Collateral Agent, an Issuing Bank and a Lender

By:
Name:
Title:

Signature Pages — Credit Agreement

S-2

EXECUTION VERSION

EXHIBIT A

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignee(s)] (the “Assignee[s]”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement identified below (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement (and each other Loan Document) to the extent of the percentage interest identified below of all of such outstanding rights and obligations of the Assignor (including any Revolving Letters of Credit and Swingline Loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee[s]:

[and is an Affiliate/Approved Fund of [Identify Lender]]

3.                                      Administrative Agent:  The Royal Bank of Scotland plc.

4.                                      Credit Agreement:  The Amended and Restated Credit Agreement dated as of May 7, 2012, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”),

Exhibit A-1

as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto.

5.                                      Total Commitments/Loans of all Lenders under the Credit Agreement:

6.                                      Assigned Interest:

Assignee	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans, after giving effect to assignment hereunder(1)
%
%

Effective Date:                            ,     , 20    .(2)

[Remainder of page intentionally blank]

(1)  Calculate to 9 decimal places and show as a percentage of aggregate Commitments of all Lenders.

(2)  TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.

Exhibit A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE](3)

By:
Name:
Title:

Consented(4) and accepted:

THE ROYAL BANK OF SCOTLAND plc, as
Administrative Agent

By:
Name:
Title:

[Consented(5) to:]

[Issuing Bank]

By
Name:
Title:

(3)  Add additional signature blocks if there is more than one Assignee.

(4)  Consent of Administrative Agent to be included to the extent required by Section 9.04(b)(i)(B) of the Credit Agreement.

(5)  Consents of Issuing Bank, Swingline Lender and Borrower to be included to the extent required by Section 9.04(b)(i)(C), 9.04(b)(i)(D) or 9.04(b)(i)(A), respectively, of the Credit Agreement.

Exhibit A-3

[Consented to:]

[Swingline Lender]

By:
Name:
Title:

[Consented to:]

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

Exhibit A-4

ANNEX 1 to Exhibit A
of the Credit Agreement

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit A-5

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile, telecopy or other electronic means (including a PDF sent by e-mail) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance; provided, however, that it shall be promptly followed by an original.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

[End of document]

Exhibit A-6

EXHIBIT B

FORM OF PREPAYMENT NOTICE

The Royal Bank of Scotland plc
                as Administrative Agent
                for the Lenders referred to below
                [600 Washington Blvd,
                Stamford, CT 06901
                (203) 873-5300]

Attention:  [Yolette Salnave/ Summit Midstream Holdings, LLC]

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 7, 2012, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto. Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned, SUMMIT MIDSTREAM HOLDINGS, LLC, refers to the Credit Agreement, and hereby gives you notice that, pursuant to Section 2.11 of the Credit Agreement, the undersigned intends to make a prepayment of a Revolving Facility Borrowing consisting of [ABR Loans or Eurodollar Loans], in the amount of $                        (1). [The proceeds of this Borrowing were used to make the Reimbursement Revolving Loans and, to the extent such proceeds would otherwise have had the same rate of interest as any other Borrowing hereunder, had an Alternate Base Rate or Eurodollar Rate, as applicable, one basis point higher than otherwise would have applied to such proceeds.](2)

Very truly yours,

(1)  Please provide reasonably detailed calculation of the amount of prepayment.  The amount should be an integral multiple of the Borrowing Multiple (as defined in the Credit Agreement) and not less than the Borrowing Minimum (as defined in the Credit Agreement).

(2)   Delete unless the proceeds of the Borrowing were used to make Reimbursement Revolving Loans.

Exhibit B-1

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

Exhibit B-2

EXHIBIT C-1

FORM OF
BORROWING REQUEST

The Royal Bank of Scotland plc
                as Administrative Agent
                for the Lenders referred to below
                [600 Washington Blvd,
                Stamford, CT 06901
                (203) 873-5300]

Attention:  [Yolette Salnave/ Summit Midstream Holdings, LLC]

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 7, 2012, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto. Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes a Borrowing Request of the Borrower and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

For a Revolving Facility Borrowing or issuance of Revolving Letter of Credit,

(A)                               Borrower (and Name of Account Party)(1):

(B)                               Aggregate or Face Amount of Borrowing:(2)  US$

(C)                               Date of Borrowing (which shall be a Business Day):

(1)  If Borrower requests that a letter of credit be issued on behalf of another Loan Party.

(2)  Which must be an integral multiple of the Borrowing Multiple (as defined in the Credit Agreement) and not less than the Borrowing Minimum (as defined in the Credit Agreement).

Exhibit C-1-1

(D)                               Type of Borrowing (ABR, Eurodollar, or Revolving Letter of Credit):

(E)                                Interest Period (if a Eurodollar Borrowing):(3)

(F)                                 [Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent] [Beneficiary (if a Revolving Letter of Credit)(4)]:

(G)                               Expiry date (if a Revolving Letter of Credit)(5):

(H)                              [The proceeds of this Borrowing will be used to make the Reimbursement Revolving Loans and, to the extent such proceeds would otherwise have had the same rate of interest as any other Borrowing hereunder, will have an Alternate Base Rate or Eurodollar Rate, as applicable, one basis point higher than otherwise would have applied to such proceeds.](6)

[Remainder of page intentionally blank]

(3)  Which must comply with the definition of “Interest Period” and end not later than the Stated Maturity Date.

(4)  Please specify name and address.

(5)  This date must be (A) unless the applicable Issuing Bank agrees to a later expiration date, the date one year after the date of issuance (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Stated Maturity Date.

(6)   Delete unless the proceeds of the Borrowing will be used to make Reimbursement Revolving Loans.

Exhibit C-1-2

The undersigned hereby certifies that, on and as of the date hereof, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).(7)

Very truly yours,

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

(7)  Bring down certifications to be included in Borrowing Requests after the Closing Date.

Exhibit C-1-3

EXHIBIT C-2

FORM OF
SWINGLINE BORROWING REQUEST

[The Royal Bank of Scotland plc]
                as Swingline Lender
                [600 Washington Blvd,
                Stamford, CT 06901
                (203) 873-5300]

Attention:  [Yolette Salnave/ Summit Midstream Holdings, LLC]

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 7, 2012, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto. Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes a Swingline Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

Aggregate Amount of Borrowing:(1)   US$

Term of Swingline Borrowing:

All Swingline Borrowings shall be ABR Loans.

Date of Borrowing (which shall be a Business Day):

Location and number of the Borrower’s account or any other account agreed upon by the Swingline Lender:

(1)  Which must be an integral multiple of the Borrowing Multiple (as defined in the Credit Agreement) and not less than the Borrowing Minimum (as defined in the Credit Agreement).

Exhibit C-2-1

The undersigned hereby certifies that, on and as of the date hereof, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Very truly yours,

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

Exhibit C-2-2

EXECUTION VERSION

EXHIBIT D

FORM OF

INTEREST ELECTION REQUEST

The Royal Bank of Scotland plc
                as Administrative Agent [and Issuing Bank]
                for the Lenders referred to below
                [600 Washington Blvd,
                Stamford, CT 06901
                (203) 873-5300]

Attention:  [Yolette Salnave/ Summit Midstream Holdings, LLC]

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 7, 2012, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto. Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes an Interest Election Request by the Borrower and the Borrower hereby requests a [conversion] [continuation] of [IDENTIFY BORROWING] pursuant to Section 2.07 of the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion or continuation:

For a Revolving Facility Borrowing,

(A)                               Amount of initial Borrowing being converted(1):  US$

(B)                               Effective Date (which shall be a Business Day):

(C)                               Type of Borrowing (ABR or Eurodollar)(2):

(1)  For conversions only.  Please complete a separate form for each portion of the initial Borrowing being converted.

(2)  For conversions only.

Exhibit D-1

(D)                               Interest Period (if a Eurodollar Borrowing)(3):

(E)                                [The proceeds of this Borrowing were used to make the Reimbursement Revolving Loans and, to the extent such proceeds would otherwise have had the same rate of interest as any other Borrowing hereunder, had an Alternate Base Rate or Eurodollar Rate, as applicable, one basis point higher than otherwise would have applied to such proceeds.](4)

Subject to the terms of the Credit Agreement, if the Borrowing described above comprises a Eurodollar Loan, and if the Borrower fails to deliver a timely Interest Election Request with respect to such Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Loan is repaid as provided under the Credit Agreement, at the end of such Interest Period, such Eurodollar Loan shall be continued as a Eurodollar Loan with the same Interest Period as previously was applicable thereto.

(3)  For conversions and continuations of Eurodollar Borrowings.  If the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Interest Period shall be deemed to be of one month’s duration.

(4)   Delete unless the proceeds of the Borrowing were used to make Reimbursement Revolving Loans.

Exhibit D-2

Very truly yours,

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

Exhibit D-3

EXHIBIT E

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

[ATTACHED HERETO]

Exhibit E

EXECUTION VERSION

EXHIBIT F

[Intentionally Omitted]

Exhibit F-1

EXHIBIT G

FORM OF REVOLVING NOTE

$	Dated: , 2012

FOR VALUE RECEIVED, the undersigned, SUMMIT MIDSTREAM HOLDINGS, LLC (the “Borrower”), HEREBY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Revolving Facility Loans (as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 7, 2012, among the Borrower, the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of each Revolving Facility Loan advanced to the Borrower from the date of such Revolving Facility Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in U.S. dollars to The Royal Bank of Scotland plc, as Administrative Agent, at 600 Washington Blvd., Stamford, CT 06901, Attention: John Ferrante, Telephone: (203) 897-7623, Fax: (203) 873-5300, in immediately available funds.  Each Revolving Facility Loan advanced to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.09(e) of the Credit Agreement and is entitled to the benefits of the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of loans (the “Revolving Facility Loans”) by the Revolving Facility Lenders to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding U.S.$550,000,000(1), the indebtedness of the Borrower resulting from each such Revolving Facility Loan being, on request of a Revolving Facility Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The obligations of the Borrower under this Promissory Note and

(1)  In the event of any Incremental Commitments under Section 2.20 of the Credit Agreement, an Amended and Restated Note should be issued to reflect the increased amount.

Exhibit G-1

the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Schedule 9.01 attached to the Credit Agreement.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court sitting in New York County.  The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

[Signature page follows]

Exhibit G-2

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York and is entered into as of the date first written above.

SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:
Name:
Title:

Exhibit G-3

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit G-4

EXECUTION VERSION

EXHIBIT H
FORM OF NON-U.S. LENDER TAX CERTIFICATE

NON-U.S. LENDER TAX CERTIFICATE(1)

[date]

Reference is made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 7, 2012, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

[Insert name of institution] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 2.17(e) of the Credit Agreement.  The Non-U.S. Lender hereby represents and warrants that:

A.                                    It is the sole beneficial owner of the Loan (as well as any Notes evidencing such Loan) in respect of which it is providing this certificate;

B.                                    The Non-U.S. Lender is not a “bank” that entered into the Credit Agreement in the “ordinary course of its trade or business” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

(i)                                     the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(1)  Note: If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.

A.                                    The following representations shall be provided as applied to the partners, members or other persons claiming the portfolio interest exemption:

•                                          beneficial ownership under Paragraph A;

•                                          the status in Paragraph C;

•                                          the status in Paragraph D.

B.                                    The following representation shall be provided as applied to the undersigned as well as the partners,  members or other persons claiming the portfolio interest exemption:

•                                          the status in Paragraph B;

•                                          the status in Paragraph E.

C.                                    The undersigned shall provide an Internal Revenue Service Form W-8IMY (with underlying W-8BENs, W-9s or other applicable forms from each of its partners, members or other persons).

D.                                    Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

Exhibit H-1

(ii)                                  the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

C.                                    The Non-U.S. Lender is not a “10-percent shareholder” of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code.

D.                                    The Non-U.S. Lender is not a “controlled foreign corporation” receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

E.                                     The interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in any of the three calendar years preceding such payments.

[Signature page follows]

Exhibit H-2

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit H-3

EXHIBIT I
FORM OF ADMINISTRATIVE QUESTIONNAIRE

Lender Details Form

*** PLEASE SUBMIT ALONG WITH COMMITMENT LETTER TO: Edward Brown, FAX#: (203) 873-4413 or via email to edward.a.brown@rbs.com***

ADMINISTRATIVE QUESTIONNAIRE
BORROWER: Summit Midstream Holdings, LLC

Agent Address:	Return form to:
Telephone:
Facsimile:
E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Signing Credit Agreement	☐	Yes	☐	No

Coming in Via Assignment	☐	Yes	☐	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Exhibit I-1

Contacts/Notification Methods:  Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail:

Exhibit I-2

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Exhibit I-3

EXHIBIT J

FORM OF
INTERCREDITOR AGREEMENT

[ATTACHED HERETO]

Exhibit J-1

ANNEX A

MLP CONVERSION

An “MLP Conversion” shall mean the conversion of the Borrower to a publicly traded partnership subject to Section 7704 of the Code (a “master limited partnership”) or the transfer of all or any material portion of the equity or assets of the Borrower into a master limited partnership, which transactions may be effected without the consent of the Lenders, provided that such transactions are effected pursuant to documentation (including a master limited partnership agreement) and an organizational structure that is reasonably acceptable to the Administrative Agent and otherwise in accordance with and subject to the further requirements of this Annex A:

(a)  both immediately prior to and after the consummation of any MLP Conversion, the Borrower would be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed quarter for which financial statements are available;

(b)  the consummation of the MLP Conversion does not cause a Change of Control;

(c)  the MLP Conversion does not and could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets or financial condition of the Loan Parties and Benefited Subsidiaries, taken as a whole;

(d)  the MLP Conversion does not and could not reasonably be expected to have a material adverse effect on (i) the creation, attachment, perfection or priority of any Lien granted in favor of the Secured Parties pursuant to the Loan Documents as in effect immediately prior to the MLP Conversion, or (ii) any other right, remedy or benefit available to the Collateral Agent or other Secured Parties under the Loan Documents as in effect immediately prior to the MLP Conversion, and the Agents shall have received all documents, financing statements, agreements, instruments and opinions of counsel necessary or reasonably requested by the Administrative Agent in connection with maintaining its Liens in the Property that comprises the Collateral (consistent, in each case, with the extent of, and any limitations on, such Liens pursuant to the Loan Documents as in effect immediately prior to the MLP Conversion), in each case reasonably satisfactory to the Administrative Agent;

(e) on or prior to the date of the MLP Conversion, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying compliance with the requirements of this Annex A, including a computation of compliance with the Financial Performance Covenants; and

(f) from and after the MLP Conversion, the master limited partnership, if other than the Borrower, shall be a Loan Party and the Administrative Agent shall have received any documentation necessary to provide for the joinder of the master limited partnership under the Loan Documents, or that is required or requested pursuant to Section 5.10 of the Credit Agreement.

Annex A-2

ANNEX B

PERFECTION CERTIFICATE

Reference is made to that certain Amended and Restated Credit Agreement, dated as of  May 7, 2012, by and among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND plc (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC. (“RBSSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MERRILL”), BMO CAPITAL MARKETS and REGIONS BANK, as Joint Lead Arrangers, RBSSI AND MERRILL, as Joint Lead Bookrunners, and the other Persons from time to time party thereto (the “Credit Agreement”). All capitalized terms used herein and not defined herein are used with the meaning set forth in the Credit Agreement, and this Perfection Certificate is otherwise subject to the terms and conditions of the Credit Agreement. This Perfection Certificate, dated as of [                ], 2012, is delivered pursuant to Section 4.02(d) of the Credit Agreement by Borrower, Sponsor, as a Pledgor (as defined in Collateral Agreement), DFW Management, as a Pledgor, DFW and GRG.

Each Obligor hereby certifies as to itself, as follows:

I.                                        CURRENT INFORMATION

A.            Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers.  The full and exact legal name(1) (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Debtor or a particular Obligor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number(2) (not tax i.d. number) of the Debtor and each other Obligor are as follows:

Name of Debtor/ Obligor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number(3)

Annex B - 1

B.            Chief Executive Offices and Mailing Addresses.  The chief executive office address (or the principal residence if the Debtor or a particular Obligor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and each other Obligor are as follows:

Name of Debtor/ Obligor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C.            Special Debtors.  Except as specifically identified below none of the Obligors is a: (i) a trust, (ii) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, or (iii) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Name of Debtor/ Obligor	Type of Special Obligor

D.            Trade Names/Assumed Names.  Current Trade Names.  Set forth below is each trade name or assumed name currently used by the Debtor or any other Obligor or by which the Debtor or any Obligor is known or is transacting any business:

Debtor/Obligor	Trade/Assumed Name

E.            Changes in Names, Jurisdiction of Organization or Corporate Structure.  Except as set forth below, neither the Debtor nor any other Obligor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Debtor/ Obligor	Date of Change	Description of Change

Annex B - 2

F.            Prior Addresses.  Except as set forth below, neither the Debtor nor any other Obligor has changed its chief executive office, or principal residence if the Debtor or a particular Obligor is a natural person, within the past five (5) years:

Debtor/ Obligor	Prior Address/City/State/Zip Code

G.            Acquisitions of Equity Interests or Assets.  Except as set forth below, neither the Debtor nor any Obligor has acquired all or substantially all of the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Debtor/ Obligor	Date of Acquisition	Description of Acquisition

H.            Corporate Ownership and Organizational Structure.  Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Debtor and all of its Subsidiaries.

II.                                   INFORMATION REGARDING CERTAIN COLLATERAL

A.            Investment Related Property

1.             Equity Interests.  Set forth below is a list of all equity interests owned by the Debtor and each Obligor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Debtor/ Obligor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2.             Debt Securities & Instruments.  Set forth below is a list of all debt securities and instruments owed to the Debtor or any other Obligor in the principal amount of greater than $500,000:

Debtor/ Obligor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

Annex B - 3

B.            Intellectual Property.  Set forth below is a list of all copyrights, patents, and trademarks and all applications thereof and other intellectual property owned by the Debtor and each other Obligor:

1.             Copyrights and Copyright Applications

Debtor/ Obligor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

2.             Patents and Patent Applications

Debtor/ Obligor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

3.             Trademarks and Trademark Applications

Debtor/ Obligor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

C.            Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties.  Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Debtor or any other Obligor have possession of any material amount (fair market value, individually or in the aggregate, of $5 million or more) of tangible personal property of the Debtor and any other Obligor:

Debtor/ Obligor	Address/City/State/Zip Code	County	Description of Assets and Value

Annex B - 4

D.            Real Estate Related UCC Collateral

1.             Fixtures.  Set forth below are all the locations where the Debtor or any other Obligor owns or leases any real property:

Debtor/ Obligor	Address/City/State/Zip Code	County	Owned or Leased

2.             “As Extracted” Collateral.  Set forth below are all the locations where the Debtor or any other Obligor owns, leases or has an interest in any wellhead or minehead:

Debtor/ Obligor	Address/City/State/Zip Code	County

3.             Timber to be Cut.  Set forth below are all locations where the Debtor or any other Obligor owns goods that are timber to be cut:

Debtor/ Obligor	Address/City/State/Zip Code	County

 [Remainder of page intentionally blank]

Annex B - 5

Endnotes

1.             It is crucial that the full and exact name of each Obligor is given.  Even seemingly minor errors such as substituting “n.a.” for “national association” or “inc.” for “incorporated” may be seriously misleading in some states.

2.             Please note that the organizational identification number is not the same as the federal employer’s tax identification number.  The organizational identification number is customarily issued by the Secretary of State or State Corporations Department in the State under which the particular entity had been organized or formed and may be found on its organizational documents.

3.             If an Obligor does not have an organizational identification number, please indicate “none.” Additionally, organizational identification numbers are not required for entities organized under the laws of New York, Delaware, Connecticut, Georgia or Ohio for financing statements filed in such states.  Such organizational identification numbers nevertheless may be required for financing statements filed in respect of entities organized under the foregoing states but filed in other states, e.g. in respect of fixtures.

[Remainder of page intentionally blank]

Annex B - 6

IN WITNESS WHEREOF, the undersigned certify that information above is true, accurate and complete as of the date first above written.

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

SUMMIT MIDSTREAM PARTNERS LLC, as a Pledgor

By:
Name:
Title:

DFW MIDSTREAM MANAGEMENT, LLC, as a Pledgor

By:
Name:
Title:

DFW MIDSTREAM SERVICES LLC

By:
Name:
Title:

GRAND RIVER GATHERING, LLC, as a Pledgor

By:
Name:
Title:

- Signature Page to
Perfection Certificate -

Annex B - 7

EXECUTION VERSION

Schedule 1.01

Exception to Collateral and Guarantee Requirement

The Orchard Compressor Station, located in the SW1/4 of Section 27, T7S, R96W, 6th P.M., Garfield County, Colorado.

Schedule 2.01

Existing Credit Agreement Commitments

Lender	Revolving Facility Commitment	Revolving L/C Commitment	Swingline Commitment
The Royal Bank of Scotland plc	$50,000,000	$30,000,000	$10,000,000
Bank of Montreal	$50,000,000	$0	$0
Regions Bank	$50,000,000	$0	$0
ING Capital LLC	$40,000,000	$0	$0
Barclays Bank PLC	$35,000,000	$0	$0
Credit Agricole Corporate and Investment Bank	$35,000,000	$0	$0
Sumitomo Mitsui Banking Corporation	$25,000,000	$0	$0

Total	$285,000 000	$30,000,000	$10,000,000

Restatement Date Commitments

Lender	Revolving Facility Commitment	Revolving L/C Commitment	Swingline Commitment
The Royal Bank of Scotland plc	$50,000,000	$20,000,000	$20,000,000
Bank of America, N.A.	$50,000,000	$20,000,000	$0
BMO Harris Financing, Inc.	$50,000,000	$0	$0
Regions Bank	$50,000,000	$0	$0
ING Capital LLC	$50,000,000	$0	$0
Barclays Bank PLC	$35,000,000	$0	$0
Credit Agricole Corporate and Investment Bank	$35,000,000	$0	$0
Sumitomo Mitsui Banking Corporation	$30,000,000	$0	$0
Morgan Stanley Bank, N.A.	$30,000,000	$0	$0
Deutsche Bank Trust Company Americas	$25,000,000	$0	$0
Royal Bank of Canada	$25,000,000	$0	$0
Comerica Bank	$25,000,000	$0	$0
Capital One, N.A.	$25,000,000	$0	$0
Compass Bank	$20,000,000	$0	$0
Amegy Bank National Association	$20,000,000	$0	$0
Goldman Sachs Bank USA	$15,000,000	$0	$0
MidFirst Bank	$15,000,000	$0	$0

Total	$550,000,000	$40,000,000	$20,000,000

Schedule 3.04

Government Approvals

None.

Schedule 3.07(d)

Subsidiaries

Name:

DFW Midstream Services LLC (“DFW”)

Jurisdiction and form of organization:

Delaware limited liability company

Ownership of Equity Interests by Borrower or any Subsidiary of Borrower:

Borrower owns 100% of the Class A Units of DFW.

Designation:

DFW is a Subsidiary Loan Party.

Name:

Grand River Gathering, LLC (“GRG”)

Jurisdiction and form of organization:

Delaware limited liability company

Ownership of Equity Interests by Borrower or any Subsidiary of Borrower:

Borrower owns 100% of GRG.

Designation:

GRG is a Subsidiary Loan Party.

Schedule 3.07(e)

Subscriptions

The Class B Units of DFW Midstream Services LLC (“DFW”) are profits interests.  100% of such Class B Units are owned by DFW Midstream Management, LLC, a Delaware limited liability company.

Schedule 3.08

Litigation

None.

Schedule 3.12

Taxes

None.

Schedule 3.15

Environmental Matters

None.

Schedule 3.17(a)

Real Property

1.  The Arlington Gathering Station No. 1, located at 1015 West Harris Road in Arlington, Texas.

2.  The Dalworthington Gathering Station No. 1, located at 3018 W. Pioneer Parkway in Dalworthington Gardens, Texas.

3.  The East Mamm Compressor Station, located in the N1/2N1/2 of Section 36, T6S, R93W, 6th PM, Garfield County, Colorado.

4.  The Hunter Mesa Compressor Station, located in the SE1/4 SE1/4 of Section 1, T7S, R93W, 6th PM, Garfield County, Colorado.

5.  The Pumba Compressor Station, located in the NE1/4 of Section 10, T7S, R93W, 6th P.M., Garfield County, Colorado.

6.  The Rifle Booster Compressor Station, located in the NE1/4 of Section 13, T6S, R94W, 6th P.M., Garfield County, Colorado.

7.  K-28E Field Compressor Station, located in the W1/2 of Section 28, T7S, R92W, 6th P.M., Garfield County, Colorado.

8.  The High Mesa Compressor Station, located in the SE1/4 NW1/4 and the SW1/4 NE1/4 of Section 36, T7S, R96W, 6th P.M., Garfield County.

9.  The Orchard Compressor Station, located in the SW1/4 of Section 27, T7S, R96W, 6th P.M., Garfield County, Colorado.

Schedule 3.17(b)

Gathering System Liens

None.

Schedule 3.17(d)

Deeds

The Pumba Compressor Station, located in the NE1/4 of Section 10, T7S, R93W, 6th P.M., Garfield County, Colorado.

Schedule 3.20

Insurance

Attached hereto

MAPASCARELLA

CERTIFICATE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY): 5/7/2012

PRODUCER

CONTACT NAME: Cyndy Kleindienst
PHONE (A/C, No, Ext): (918) 764-1685 FAX (A/C, No): (405) 235-6634
E-MAIL ADDRESS: cyndy_kleindienst@ajg.com
PRODUCER CUSTOMER ID: SUMMMID-01

INSURED

INSURER(S) AFFORDING COVERAGE		NAIC #
INSURER A :	National Union Fire Ins Co Pittsburgh PA	19445
INSURER B :	Lloyd's of London	
INSURER C :	ACE American Insurance Company	22667
INSURER D :		
INSURER E :		
INSURER F :		

COVERAGES CERTIFICATE NUMBER: 1 REVISION NUMBER:

See Attached Acord 101

INSR LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YYYY)	POLICY EXPIRATION DATE (MM/DD/YYYY)		COVERED PROPERTY	LIMITS
	X PROPERTY					BUILDING	$
A	CAUSES OF LOSS / DEDUCTIBLES	63803752	9/3/2011	9/3/2012		PERSONAL PROPERTY	$
	BASIC / BUILDING					BUSINESS INCOME	$
	BROAD / CONTENTS					EXTRA EXPENSE	$
	X SPECIAL					RENTAL VALUE	$
	X EARTHQUAKE					BLANKET BUILDING	$
	X WIND					BLANKET PERS PROP	$
	X FLOOD				X	BLANKET BLDG & PP	$ 200,000,000
	X 50% Lead Carrie				X	Busi Income Included	$
							$
	INLAND MARINE	TYPE OF POLICY					$
	CAUSES OF LOSS						$
	NAMED PERILS	POLICY NUMBER					$
							$
	CRIME						$
	TYPE OF POLICY						$
							$
	BOILER & MACHINERY / EQUIPMENT BREAKDOWN						$
							$
B	Property	P11HR01130	9/3/2011	9/3/2012	X	20% Participation	$ 200,000,000
C	Property	EPRN05107295	9/3/2011	9/3/2012	X	30% Participation	$ 200,000,000

CERTIFICATE HOLDER

CANCELLATION

AUTHORIZED REPRESENTATIVE

Paul Bu[signature]

© 1995-2009 ACORD CORPORATION. All rights reserved.

DATE (MM/DD/YYYY) CERTIFICATE OF PROPERTY INSURANCE THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER. If this certificate is being prepared for a party who has an insurable interest in the property, do not use this form. Use ACORD 27 or ACORD 28. CONTACT PRODUCER NAME: FAX PHONE (A/C, No): (A/C, No, Ext): E-MAIL ADDRESS: PRODUCER CUSTOMER ID: INSURER(S) AFFORDING COVERAGE NAIC # INSURED INSURER A : INSURER B : INSURER C : INSURER D : INSURER E : INSURER F : COVERAGES CERTIFICATE NUMBER: REVISION NUMBER: LOCATION OF PREMISES / DESCRIPTION OF PROPERTY (Attach ACORD 101, Additional Remarks Schedule, if more space is required) THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. POLICY EFFECTIVE INSR POLICY EXPIRATION TYPE OF INSURANCE POLICY NUMBER COVERED PROPERTY LIMITS DATE (MM/DD/YYYY) LTR DATE (MM/DD/YYYY) PROPERTY BUILDING $ CAUSES OF LOSS DEDUCTIBLES PERSONAL PROPERTY $ BUILDING BASIC BUSINESS INCOME $ BROAD EXTRA EXPENSE $ CONTENTS SPECIAL RENTAL VALUE $ EARTHQUAKE BLANKET BUILDING $ WIND BLANKET PERS PROP $ FLOOD BLANKET BLDG & PP $ $ $ INLAND MARINE TYPE OF POLICY $ CAUSES OF LOSS $ NAMED PERILS POLICY NUMBER $ $ CRIME $ TYPE OF POLICY $ $ BOILER & MACHINERY / $ EQUIPMENT BREAKDOWN $ $ $ SPECIAL CONDITIONS / OTHER COVERAGES (Attach ACORD 101, Additional Remarks Schedule, if more space is required) CERTIFICATE HOLDER CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE © 1995-2009 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD ACORD 24 (2009/09) MAPASCARELLA 5/7/2012 Cyndy Kleindienst Arthur J. Gallagher Risk Management Services, Inc. 1230 North Robinson Avenue Oklahoma City, OK 73103-4820 (918) 764-1685 (405) 235-6634 cyndy_kleindienst@ajg.com SUMMMID-01 DFW Midstream Services, LLC Grand River Gathering, LLC 2300 Windy Ridge Parkway, Suite 240S Atlanta, GA 75201 National Union Fire Ins Co Pittsburgh PA 19445 Lloyd's of London ACE American Insurance Company 22667 1 0 0 See Attached Acord 101 X A 63803752 9/3/2011 9/3/2012 X X X X X 200,000,000 X 50% Lead Carrie X Busi Income Included B Property P11HR01130 9/3/2011 9/3/2012 X 20% Participation 200,000,000 C Property EPRN05107295 9/3/2011 9/3/2012 X 30% Participation 200,000,000 See Attached Summary for Sublimits and Deductibles The Royal Bank of Scotland plc, as administrative agent and collateral agent is the loss payee and mortgagee for all of the above policies. *Certificate Holder is afforded 30 Days Notice of Cancellation except for 10 Days Notice of Cancellation for Non-Payment of premium The Royal Bank of Scotland plc, as Administrative Agent and Collateral Agent Attn: John Ferrante 600 Washington Boulevard Stamford, CT 06901

AGENCY CUSTOMER ID: SUMMMID-01 MAPASCARELLA

LOC #:

ACORD

ADDITIONAL REMARKS SCHEDULE

Page 1 of 1

AGENCY Arthur J. Gallagher Risk Management Services, Inc.	NAMED INSURED DFW Midstream Services, LLC Grand River Gathering, LLC 2300 Windy Ridge Parkway, Suite 240S Atlanta, GA 75201
POLICY NUMBER SEE PAGE 1	
CARRIER / NAIC CODE SEE P 1	EFFECTIVE DATE: SEE PAGE 1

ADDITIONAL REMARKS

FORM NUMBER: ACORD 24 FORM TITLE: Certificate of Property Insurance

Remarks:

ACORD 101 (2008/01)

AGENCY CUSTOMER ID: LOC #: Page of ADDITIONAL REMARKS SCHEDULE AGENCY NAMED INSURED POLICY NUMBER CARRIER NAIC CODE EFFECTIVE DATE: ADDITIONAL REMARKS THIS ADDITIONAL REMARKS FORM IS A SCHEDULE TO ACORD FORM, FORM NUMBER: FORM TITLE: ACORD 101 (2008/01) © 2008 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD SUMMMID-01 MAPASCARELLA 1 1 DFW Midstream Services, LLC Grand River Gathering, LLC 2300 Windy Ridge Parkway, Suite 240S Atlanta, GA 75201 Arthur J. Gallagher Risk Management Services, Inc. SEE PAGE 1 SEE P 1 SEE PAGE 1 ACORD 24 Certificate of Property Insurance Remarks: Description of Property: 1 1 1015 West Harris Arlington #1 Arlington, TX 76001 2 1 2203 Michigan Ave Dalworthington Dalworthington, TX 76013 3 1 96.5 Miles of operational gathering system , TX 4 1 30 approx miles of gathering system to be constructed , TX 5 1 Mamm Creek Gathering System 5555 County Road Rifle, CO 5 2 Mamm Creek Gathering System 5555 County Road Rifle, CO 5 3 Mamm Creek Gathering System 5555 County Road Rifle, CO 5 4 Mamm Creek Gathering System 5555 County Road Rifle, CO 5 5 Mamm Creek Gathering System 5555 County Road Rifle, CO 6 1 Orchard Gathering System 50 Miles Parachute, CO 6 2 Orchard Gathering System 50 Miles Parachute, CO 7 1 South Parachute Gathering System 35 Miles Parachute, CO

SECTION II LIMITS OF LIABILITY AND DEDUCTIBLES 1. 100% LIMITS OF LIABILITY The Insurers will pay up to the following Limits of Liability for it's proportional share of the below limit(s) in any one occurrence: $200,000,000 per any one •occurrence 2. SUBLIMITS OF LIABILITY The Insurers shall pay up to the following sub-limits of liability per any one •occurrence: The following sub-limits are part of, and do not serve to increase the limits of liability specified in Clause 1 above: a. Accounts Receivable $1,000,000 b. Debris Removal $5,000,000 or 25% of the loss for real and personal property, whichever is greater c. Demolition and Increased Cost of Construction $5,000,000 d. *Expediting Expense $5,000,000 e. *Time Element Included in Blanket Limits f. Fire Brigade and Extinguishing Expenses $1,000,000 g. Construction - Unscheduled Construction - Scheduled $10,000,000 As Declared h. Inland Transit $5,000,000 i. Miscellaneous Unnamed Locations (no coverage for *Time Element, *Flood, *Earth Movement and *Named Windstorm) $5,000,000 j. Newly Acquired Locations (90 Days) Except: No coverage for California Earthquake Flood Zones A & V, *Named Windstorm $10,000,000 $2,500,000 $5,000,000 k. Pollutant Clean-Up and Removal and Decontamination Costs (annual aggregate) $250,000

I. 'Professional Fees $1,000,000 m. Public Authorities $10,000,000 n. Temporary Removal of Property $2,500,000 o. Valuable Papers and Records $1,000,000 p. Service Interruption $5,000,000 q. Interruption by Civil or Military Authority 30 Days r. Ingress/Egress 30 Days s. 'Earth Movement in the annual aggregate combined for Material Damage and *Time Element $25,000,000 except; No Coverage inCA, AK, HI t. the annual aggregate combined for Material and *Time Element $20,000,000 except $2,500,000 Zones A & V and associated subzones u. *Flood in Damage Pipelines Only) & Gathering Lines (sublimit applies to PD $10,000,000 v. Personal Property of Others in the Insured's Care, Custody, & Control $10,000,000 w. Fine Arts (Unscheduled) $1,000,000 X. 'Land Improvements $2,500,000 y. Errors & Omissions $5,000,000 z. Electronic Data $5,000,000 aa. 'Inventory $1,000,000 bb. Goods and Services Scheduled direct suppliers/receivers Unscheduled direct suppliers/receivers $10,000,000 $5,000,000 cc. Defense Costs $500,000 dd. Extended Period of Indemnity 90 Days ee. Extra Expense $2,500,000 ff. Protection of Property $2,500,000

3. DEDUCTIBLES All losses arising out of any one •occurrence shall be adjusted as one loss and from the amount of such adjusted loss shall be deducted the sum set forth below: Material Damage and Time Element $100,000 $10,000 any one •occurrence including, except Office Locations $250,000 applicable for *Flood $250,000 applicable for *Earth Movement 21 days (504 Hours) 24 Hours qualification period for *Time Element Service Interruption $500,000 as respect to Pipeline; 5% ofTotallnsured Property Damage values at location(s) of loss subject to a minimum of $250,000. *Named Windstorm If two or more deductible amounts apply to a single •occurrence, the total amount to be deducted from the amount of the insured loss shall not exceed the largest deductible applicable. Material Damage and Time Element deductibles shall apply separately.

SUMMMID-01 MAPASCARELLA

ACORD

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY) 5/7/2012

PRODUCER

CONTACT NAME: Cyndy Kleindienst
PHONE (A/C, No, Ext): (918) 764-1685 | FAX (A/C, No): (405) 235-6634
E-MAIL ADDRESS: cyndy_kleindienst@ajg.com

INSURER(S) AFFORDING COVERAGE	NAIC #
INSURER A : Ironshore Specialty Insurance Co	25445
INSURER B : Philadelphia Indemnity Insurance Company	18058
INSURER C : Berkshire Hathaway Homestate Companies	
INSURER D : RSUI Indemnity Company	22314
INSURER E :	
INSURER F :	

INSURED

COVERAGES CERTIFICATE NUMBER: 1 REVISION NUMBER:

INSR LTR	TYPE OF INSURANCE	ADDL INSR	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
A	GENERAL LIABILITY: X COMMERCIAL GENERAL LIABILITY; CLAIMS-MADE X OCCUR; GEN'L AGGREGATE LIMIT APPLIES PER: POLICY PRO-JECT X LOC	X	X	001144600	9/3/2011	9/3/2012	EACH OCCURRENCE	$ 1,000,000
							DAMAGE TO RENTED PREMISES (Ea occurrence)	$ 1,000,000
							MED EXP (Any one person)	$ Excluded
							PERSONAL & ADV INJURY	$ 1,000,000
							GENERAL AGGREGATE	$ 5,000,000
							PRODUCTS - COMP/OP AGG	$ 2,000,000
								$
B	AUTOMOBILE LIABILITY: X ANY AUTO; ALL OWNED AUTOS; SCHEDULED AUTOS; X HIRED AUTOS; X NON-OWNED AUTOS	X	X	PHPK767940	9/3/2011	9/3/2012	COMBINED SINGLE LIMIT (Ea accident)	$ 1,000,000
							BODILY INJURY (Per person)	$
							BODILY INJURY (Per accident)	$
							PROPERTY DAMAGE (Per accident)	$
								$
A	X UMBRELLA LIAB X OCCUR; EXCESS LIAB CLAIMS-MADE; DED X RETENTION $ 10,000	X	X	001144700	9/3/2011	9/3/2012	EACH OCCURRENCE	$ 25,000,000
							AGGREGATE	$ 25,000,000
								$
C	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY Y/N; ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH); If yes, describe under DESCRIPTION OF OPERATIONS below	N/A	X	GAW002327	9/3/2011	9/3/2012	X WC STATU-TORY LIMITS OTH-ER	
							E.L. EACH ACCIDENT	$ 1,000,000
							E.L. DISEASE - EA EMPLOYEE	$ 1,000,000
							E.L. DISEASE - POLICY LIMIT	$ 1,000,000
D	Excess Liability	X	X	NHA057600	9/3/2011	9/3/2012	Occurence/Aggregate	25,000,000

CERTIFICATE HOLDER

CANCELLATION

AUTHORIZED REPRESENTATIVE

© 1988-2010 ACORD CORPORATION. All rights reserved.

ACORD 25 (2010/05)

DATE (MM/DD/YYYY) CERTIFICATE OF LIABILITY INSURANCE THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER. IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s). CONTACT PRODUCER NAME: FAX PHONE (A/C, No): (A/C, No, Ext): E-MAIL ADDRESS: INSURER(S) AFFORDING COVERAGE NAIC # INSURER A : INSURED INSURER B : INSURER C : INSURER D : INSURER E : INSURER F : COVERAGES CERTIFICATE NUMBER: REVISION NUMBER: THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. ADDL SUBR INSR POLICY EFF POLICY EXP TYPE OF INSURANCE LIMITS POLICY NUMBER LTR (MM/DD/YYYY) (MM/DD/YYYY) INSR WVD GENERAL LIABILITY EACH OCCURRENCE $ DAMAGE TO RENTED COMMERCIAL GENERAL LIABILITY $ PREMISES (Ea occurrence) CLAIMS-MADE OCCUR MED EXP (Any one person) $ PERSONAL & ADV INJURY $ GENERAL AGGREGATE $ GEN'L AGGREGATE LIMIT APPLIES PER: PRODUCTS - COMP/OP AGG $ PRO- $ POLICY LOC JECT COMBINED SINGLE LIMIT AUTOMOBILE LIABILITY (Ea accident) $ BODILY INJURY (Per person) $ ANY AUTO ALL OWNED SCHEDULED BODILY INJURY (Per accident) $ AUTOS AUTOS NON-OWNED PROPERTY DAMAGE $ HIRED AUTOS (Per accident) AUTOS $ UMBRELLA LIAB EACH OCCURRENCE $ OCCUR EXCESS LIAB CLAIMS-MADE AGGREGATE $ $ DED RETENTION $ WC STATU- OTH- WORKERS COMPENSATION TORY LIMITS ER AND EMPLOYERS' LIABILITY Y / N ANY PROPRIETOR/PARTNER/EXECUTIVE E.L. EACH ACCIDENT $ N / A OFFICER/MEMBER EXCLUDED? (Mandatory in NH) E.L. DISEASE - EA EMPLOYEE $ If yes, describe under E.L. DISEASE - POLICY LIMIT $ DESCRIPTION OF OPERATIONS below DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required) CERTIFICATE HOLDER CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE © 1988-2010 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD ACORD 25 (2010/05) SUMMMID-01MAPASCARELLA 5/7/2012 Cyndy Kleindienst Arthur J. Gallagher Risk Management Services, Inc. 1230 North Robinson Avenue Oklahoma City, OK 73103-4820 (918) 764-1685 (405) 235-6634 cyndy_kleindienst@ajg.com Ironshore Specialty Insurance Co 25445 Summit Midstream Holdings, LLC DFW Midstream Services, LLC Grand River Gathering, LLC 2100 McKinney Ave, Suite 1250 Dallas, TX 75201 Philadelphia Indemnity Insurance Company 18058 Berkshire Hathaway Homestate Companies RSUI Indemnity Company 22314 1 1,000,000 A X X X 001144600 9/3/2011 9/3/2012 1,000,000 X Excluded 1,000,000 5,000,000 2,000,000 X 1,000,000 B X X X PHPK767940 9/3/2011 9/3/2012 X X X X 25,000,000 A XX 001144700 9/3/2011 9/3/2012 25,000,000 X 10,000 X C X GAW002327 9/3/2011 9/3/2012 1,000,000 1,000,000 1,000,000 D Excess Liability X X NHA057600 9/3/2011 9/3/2012 Occurence/Aggregate 25,000,000 *Certificate Holder is listed as Additional Insured on all policies (except Workers' Compensation) and is afforded 30 Days Notice of Cancellation except for 10 Days Notice of Cancellation for Non-Payment of premium. The Royal Bank of Scotland plc, as Administrative Agent and Collateral Agent Attn: John Ferrante 600 Washington Boulevard Stamford, CT 06901

SUMMMID-01 MAPASCARELLA

ACORD

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY): 5/7/2012

PRODUCER	
Arthur J. Gallagher Risk Management Services, Inc. 1230 North Robinson Avenue Oklahoma City, OK 73103-4820	CONTACT NAME: Cyndy Kleindienst PHONE (A/C, No, Ext): (918) 764-1685 FAX (A/C, No): (405) 235-6634 E-MAIL ADDRESS: cyndy_kleindienst@ajg.com

INSURED

COVERAGES CERTIFICATE NUMBER: REVISION NUMBER:

INSR LTR	TYPE OF INSURANCE	ADDL INSR	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
	GENERAL LIABILITY COMMERCIAL GENERAL LIABILITY CLAIMS-MADE OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY PRO-JECT LOC						EACH OCCURRENCE DAMAGE TO RENTED PREMISES (Ea occurrence) MED EXP (Any one person) PERSONAL & ADV INJURY GENERAL AGGREGATE PRODUCTS - COMP/OP AGG	$ $ $ $ $ $ $
	AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON-OWNED AUTOS						COMBINED SINGLE LIMIT (Ea accident) BODILY INJURY (Per person) BODILY INJURY (Per accident) PROPERTY DAMAGE (Per accident)	$ $ $ $ $
	UMBRELLA LIAB OCCUR EXCESS LIAB CLAIMS-MADE DED RETENTION $						EACH OCCURRENCE AGGREGATE	$ $ $
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY Y/N ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) If yes, describe under DESCRIPTION OF OPERATIONS below	N/A					WC STATU-TORY LIMITS OTH-ER E.L. EACH ACCIDENT E.L. DISEASE - EA EMPLOYEE E.L. DISEASE - POLICY LIMIT	 $ $ $
A	Pollution Liability	X	X	001211700	11/1/2011	11/1/2014	Policy Aggregate	5,000,000

© 1988-2010 ACORD CORPORATION. All rights reserved.

ACORD 25 (2010/05)

DATE (MM/DD/YYYY) CERTIFICATE OF LIABILITY INSURANCE THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER. IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s). CONTACT PRODUCER NAME: FAX PHONE (A/C, No): (A/C, No, Ext): E-MAIL ADDRESS: INSURER(S) AFFORDING COVERAGE NAIC # INSURER A : INSURED INSURER B : INSURER C : INSURER D : INSURER E : INSURER F : COVERAGES CERTIFICATE NUMBER: REVISION NUMBER: THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. ADDL SUBR INSR POLICY EFF POLICY EXP TYPE OF INSURANCE LIMITS POLICY NUMBER LTR (MM/DD/YYYY) (MM/DD/YYYY) INSR WVD GENERAL LIABILITY EACH OCCURRENCE $ DAMAGE TO RENTED COMMERCIAL GENERAL LIABILITY $ PREMISES (Ea occurrence) CLAIMS-MADE OCCUR MED EXP (Any one person) $ PERSONAL & ADV INJURY $ GENERAL AGGREGATE $ GEN'L AGGREGATE LIMIT APPLIES PER: PRODUCTS - COMP/OP AGG $ PRO- $ POLICY LOC JECT COMBINED SINGLE LIMIT AUTOMOBILE LIABILITY (Ea accident) $ BODILY INJURY (Per person) $ ANY AUTO ALL OWNED SCHEDULED BODILY INJURY (Per accident) $ AUTOS AUTOS NON-OWNED PROPERTY DAMAGE $ HIRED AUTOS (Per accident) AUTOS $ UMBRELLA LIAB EACH OCCURRENCE $ OCCUR EXCESS LIAB CLAIMS-MADE AGGREGATE $ $ DED RETENTION $ WC STATU- OTH- WORKERS COMPENSATION TORY LIMITS ER AND EMPLOYERS' LIABILITY Y / N ANY PROPRIETOR/PARTNER/EXECUTIVE E.L. EACH ACCIDENT $ N / A OFFICER/MEMBER EXCLUDED? (Mandatory in NH) E.L. DISEASE - EA EMPLOYEE $ If yes, describe under E.L. DISEASE - POLICY LIMIT $ DESCRIPTION OF OPERATIONS below DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required) CERTIFICATE HOLDER CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE © 1988-2010 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD ACORD 25 (2010/05) SUMMMID-01MAPASCARELLA 5/7/2012 Cyndy Kleindienst Arthur J. Gallagher Risk Management Services, Inc. 1230 North Robinson Avenue Oklahoma City, OK 73103-4820 (918) 764-1685 (405) 235-6634 cyndy_kleindienst@ajg.com Ironshore Specialty Insurance Co 25445 Grand River Gathering, LLC c/o Summit Midstream Holdings, LLC 2300 Windy Ridge Parkway, Suite 240S Atlanta, GA 75201 A Pollution Liability X X 001211700 11/1/2011 11/1/2014 Policy Aggregate 5,000,000 Site Pollution Legal Liability for Grand River Gathering, LLC - See attached list of locations. *Certificate Holder is listed as Additional Insured and is afforded 30 Days Notice of Cancellation except for 10 Days Notice of Cancellation for Non-Payment of premium. The Royal Bank of Scotland as Administrative Agent and Collateral Agent 600 Washington Boulevard Stamford, CT 06901

AGENCY CUSTOMER ID: LOC #: Page of ADDITIONAL REMARKS SCHEDULE AGENCY NAMED INSURED POLICY NUMBER CARRIER NAIC CODE EFFECTIVE DATE: ADDITIONAL REMARKS THIS ADDITIONAL REMARKS FORM IS A SCHEDULE TO ACORD FORM, FORM NUMBER: FORM TITLE: ACORD 101 (2008/01) © 2008 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD SUMMMID-01 MAPASCARELLA 1 1 Grand River Gathering, LLC c/o Summit Midstream Holdings, LLC 2300 Windy Ridge Parkway, Suite 240S Atlanta, GA 75201 Arthur J. Gallagher Risk Management Services, Inc. SEE PAGE 1 SEE P 1 SEE PAGE 1 ACORD 25 Certificate of Liability Insurance Remarks: Scheduled Covered Property(ies) 1. Rifle Booster Station 107°49’58.608”W, 39°31’39.095”N 865 County Road 264 Rifle, CO 81650 2. Pumba Compressor Station 107°45’23.798”W, 39°27’53.371”N 6650 County Road 319 Rifle, CO 81650 3. East Mamm Creek Compressor Station 107°49’58.608”W, 39°29’20.907”N 5555 County Road 319, Rifle, CO 81650 4. Hunter Mesa Compressor Station 107°42’56.839”W, 39°27’53.371”N 7777 County Road 319 Rifle, CO 81650 5. K28 Compressor Station 107°40’24.212”W, 39°25’2.002”N 669.5 County Road 316 Rifle, CO 81650 6. High Mesa Compressor Station 108°3’35.637”W, 39°23’45.676”N 490 High Mesa Road Parachute, CO 81635 7. Orchard Compressor Station 108°6’1.151”W, 39°24’7.806”N 112 County Road 300 Parachute, CO 81635 8. OH14 Compressor Station 108°10'51.844"W, 39°21'49.839"N 865 County Road 264 Parachute, CO 81635 9. Mamm Creek/Rifle Gathering System Approximately 180 miles of pipe ranging in size from 3 to 24" delivering gas, equity & third party, from wells in the field through East Mamm, Pumba, K-28E & Rifle Compression Stations, Garfield and Mesa Counties, CO. 10. Orchard Gathering System Approximately 50 miles of pipe ranging in size from 3 to 24" delivering gas, equity and third party from wells in the field through the High Mesa Compression Station, Parachute, CO.

Schedule 3.22

Material Contracts

1.  Amended and Restated Natural Gas Gathering Agreement, by and among DFW Midstream Services LLC (“DFW”), Chesapeake Energy Marketing, Inc. and Chesapeake Exploration, LLC (as production guarantor), dated August 1, 2010, together with that certain Amended and Restated Individual Transaction Sheet No. 1, originally dated September 3, 2009, amended and restated on August 1, 2010 and further amended and restated on April 1, 2011, as amended January 1, 2012.

2.  Natural Gas Gathering Agreement, by and among DFW, Total Gas and Power North America, Inc. and Total E&P USA, Inc. (as production guarantor), dated August 1, 2010, together with that certain Individual Transaction Sheet No. 1, originally dated August 1, 2010, as amended by that certain First Amendment to Individual Transaction Sheet No. 1 on August 20, 2010, as amended and restated on April 1, 2011, as amended January 1, 2012.

3.  Amended and Restated Natural Gas Gathering Agreement by and between DFW and Carrizo Oil & Gas, Inc., dated May 15, 2008, as amended by that certain Amendment to Natural Gas Gathering Agreement, dated April 1, 2010, as further amended by that certain Second Amendment to Base Agreement, dated December 1, 2010, as further amended by that certain Amendment to Base Agreement, dated December 1, 2011 together with that certain Amended and Restated Individual Transaction Sheet No. 1, dated as of April 1, 2010, as amended by that certain First Amendment to Individual Transaction Sheet No. 1, dated as of December 1, 2010, as amended by that certain Amendment to Individual Transaction Sheet No. 1, dated as of December 1, 2011.

4.  Natural Gas Gathering Agreement by and between DFW and XTO Energy, Inc, dated December 15, 2008, as amended by that certain Amendment to Natural Gas Gathering Agreement, dated as of April 1, 2010, together with that certain Individual Transaction Sheet No. 1, dated as of December 15, 2008, as amended and restated as of April 1, 2010, as amended by that certain First Amendment to the Amended and Restated Individual Transaction Sheet No. 1, dated as of May 1, 2011.

5.  Natural Gas Gathering Agreement by and between DFW and Vantage Energy, LLC, dated August 1, 2010, together with that certain Individual Transaction Sheet No. 1, dated as of August 1, 2010, as amended by that certain First Amendment to the Individual Transaction Sheet No. 1, dated as of April 1, 2012.

6.  Natural Gas Gathering Agreement by and between DFW and ETC Marketing, LTD dated April 1, 2011, as amended by that certain First Amendment to the Base Agreement, dated April 1, 2012, together with that certain Individual Transaction Sheet No. 1, dated as of April 1, 2011, as amended by that certain First Amendment to the Individual Transaction Sheet No. 1, dated as of April 1, 2012.

7.  Natural Gas Gathering Agreement by and between DFW and Enterprise Products Operating LLC dated December 1, 2011, together with that certain Individual Transaction Sheet No. 1, dated as of December 1, 2011.

8.  The South Parachute and Orchard Gas Gathering Agreement by and between Grand River Gathering, LLC (“GRG”) and Encana Oil & Gas (USA) Inc. (“Encana”) dated October 1, 2011 and any amendments, supplements and restatements or other modifications from time to time thereto.

9. The Mamm Creek Gas Gathering Agreement by and between GRG and Encana dated October 1, 2011 and any amendments, supplements and restatements or other modifications from time to time thereto.

10. The Future Development Gas Gathering Agreement by and between GRG and Encana dated October 1, 2011 and any amendments, supplements and restatements or other modifications from time to time thereto.

11. The Second Amended and Restated Gas Gathering Agreement by and between GRG and Williams Production RMT Company dated November 1, 2010 and any amendments, supplements and restatements or other modifications from time to time thereto.

Schedule 6.01

Indebtedness

None.

Schedule 6.02

Liens

None.

Schedule 6.04

Investments

None.

Schedule 6.07

Transactions with Affiliates

Equipower Resources Corp. (“Equipower”), an affiliate of Energy Capital Partners, assists DFW with managing its electricity price risk. The Sponsor entered into a consulting arrangement with Equipower to provide these services.

Schedule 9.01

Notice Addresses of Borrower, Administrative Agent, Issuing Banks and Lenders

If to:	Address

Summit Midstream Holdings, LLC, in its capacity as the Borrower	2100 McKinney Street Suite 1250 Dallas, TX 75201 Telephone: (214) 242-1957 Fax: (214) 242-1972

The Royal Bank of Scotland plc, in its capacity as the Administrative Agent, Collateral Agent, Lender and Issuing Bank

RBS Global Banking & Markets

RBS Americas HQ,
600 Washington Boulevard, Stamford, CT 06901, USA

Mail Code: CCS110

Attention: John Ferrante

Telephone: (203) 897-7623

Fax: (203) 873-5300

gbmnaagency@rbs.com

with copy to:

The Royal Bank of Scotland plc

Attention: Sanjay Remond

600 Travis St., Suite 6500

Houston, TX 77002

with second copy to: gbmnaagency@rbs.com

Bank of America, N.A., in its capacity as Issuing Bank

Bank of America, N.A.

101 N Tryon St

Charlotte, NC 28255

Attention:   Basant Swain

Telephone: (415) 426-3683 EXT 81385

Fax:  (312) 453-6040

basant.swain@bankofamerica.com

with copy to:

Bank of America, N.A.

540 W. Madison Street, IL4-540-23-09

Chicago, IL 60661

Attention:   Adam Fey

Telephone: (312) 828-1462

adam.h.fey@baml.com

If to:	Address
Barclays Bank PLC

Barclays Capital

70 Hudson Street

Jersey City, NJ  07302

Attention:  Tunde Malomo

Telephone:  (201) 499-9072

Fax:  (917) 522-0568

xrausloanops4@barclays.com

with copy to:

Barclays Capital

745 7th Avenue, 26th Floor

New York, NY  10019

Attention:  Sreedhar Kona

Telephone:  (212) 526-7808

Fax:  (212) 526-5115

Sreedar.Kona@Barclays.com

Regions Bank

Regions Bank

201 Milan Parkway

Birmingham, AL  35211

Attention:  Stephanie Reid

Telephone:  (205) 420-7736

Fax:  (205) 420-7069

sncservices@regions.com

with copy to:

Regions Bank

5005 Woodway Drive, Suite 110

Houston, TX  77056

Attention:  David Valentine

Telephone:  (713) 426-7141

Fax:  (713) 426-7182

david.valentine@regions.com

If to:	Address
ING Capital LLC

ING Capital LLC

1325 Avenue of the Americas

New York, NY 10019

Attention: Frenklin Christian

Telephone: (646) 424-8240

Fax: (646) 424-8251

frenklin.christian@americas.ing.com

with copy to:

ING Capital LLC

1325 Avenue of the Americas

New York, NY 10019

Attention: Anthony Rivera

Telephone: (646) 424-7638

Fax: (646) 424-7484

anthony.rivera@americas.ing.com

BMO Harris Financing, Inc.

BMO Financial Group

115 S. LaSalle Street, 17th Floor West

Chicago, IL 60603

Attention: Blanca Velez

Telephone: (312) 461-3775

Fax: (312) 293-5283

blanca.velez@harrisbank.com

with copy to:

BMO Harris Financing, Inc.

700 Louisiana, Suite 2100

Houston, TX 77002

Telephone: (713) 546-9720

Fax: (713) 223-4007

kevin.utsey@bmo.com

If to:	Address
Credit Agricole Corporate and Investment Bank

Credit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Attention: Dawn Evans

Telephone: (732) 590-7718

Fax: (917) 849-5464

dawn.evans@ca-cib.com

with copy to:

Credit Agricole CIB

1301 Avenue of the Americas

New York, NY 10019

Attention: Deborah Kross

Telephone: (212) 261-7346

deborah.kross@ca-cib.com

Sumitomo Mitsui Banking Corporation

Sumitomo Mitsui Banking Corporation, New York

277 Park Avenue

New York, NY 10172

Attention: Scott Marzullo

Telephone: (212) 224-4166

Fax: (212) 224-5227

smarzullo@smbclf.com

with copy to:

Sumitomo Mitsui Banking Corporation, New York

277 Park Avenue

New York, NY 10172

Attention: Evan J. Sohayegh

Telephone: (212) 224-4130

Fax: (212) 224-5227

esohayegh@smbclf.com

If to:	Address
Royal Bank of Canada

Royal Bank of Canada — WFC Branch

Three World Financial Center

200 Vesey Street

New York, NY 10281-8098

Attention: US Specialized Service Officer

Telephone: (416) 955-6599

Fax: (212) 428-2372

with copy to:

Royal Bank of Canada

3900 Williams Tower

2800 Post Oak Blvd.

Houston, TX 77056

Attention: Jason York

Telephone: (713) 403-5679

Fax: (713) 403-5624

Compass Bank

Compass Bank

24 Greenway Plaza, Suite 1400B

Houston, TX 77046

Attention: Stacey R. Box

Telephone: (713) 993-8580

Fax: (866) 327-4936

HoustonFundingEnergy@bbvacompass.com

with copy to:

Compass Bank

24 Greenway Plaza, Suite 1400A

Houston, TX 77046

Attention: Kathleen J. Bowen

Telephone: (713) 993-8273

Fax: (713) 499-8722

kathy.bowen@bbvacompass.com

If to:	Address
Amegy Bank National Association

Amegy Bank of Texas

1801 Main Street, 7th Floor

Houston, TX 77002

Attention: Cymbeline Forde

Telephone: (713) 232-6402

Fax: (713) 693-7467

Special.processing@amegybank.com

with copy to:

Amegy Bank of Texas

2501 North Harwood Street — 16th Floor

Dallas, TX 75201

Attention: Jill A. McSorley

Telephone: (214) 754-9498

Fax: (214) 754-6508

Jill.mcsorley@amegybank.com

Capital One, National Association

Capital One, N.A.

6200 Chevy Chase Dr.

Laurel, MD 20707

Attention: Joy Victorio

Telephone: (301) 939-5952

Fax: (301) 953-8692

clssyndicationmember@capitalone.com

with copy to:

Capital One, N.A.

20 Saint Charles Ave — 29th Floor

New Orleans, LA 70170

Attention: Nancy Moragas

Telephone: (504) 533-2863

Fax: (504) 533-5594

Nancy.moragas@capitalone.com

If to:	Address
Comerica Bank

Comerica Bank

39200 W. Six Mile Rd.

Livonia, WI 48152

Attention: Antoinette Frost

Telephone: (734) 632-4711

Fax: (734) 632-2928

afrost@comerica.com

with copy to:

Comerica Bank

1717 Main Street, 4th Floor

Comerica Bank Tower

Dallas, TX 75201

Attention: John S. Lesikar

Telephone: (214)462-4341

Fax: (214) 462-4240

jlesikar@comerica.com

Deutsche Bank Trust Company Americas

Deutsche Bank

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Attention: Santosh Vishwanath

Telephone: (904) 520-5449

Fax: (866) 240-3622

loan.admin-ny@db.com

with copy to:

Deutsche Bank

60 Wall Street, 43rd Floor

New York, NY 10005

Attention: Michael Getz

Telephone: (212) 250-2640

Fax: (212) 797-5692

michael.getz@db.com

If to:	Address
Morgan Stanley Bank, N.A.

Morgan Stanley Senior Funding, Inc.

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Attention: Edward Henley

Telephone: (443) 627-4326

Fax: (212) 404-9645

docs4loans@ms.com

with copy to:

Morgan Stanley — Legal & Compliance Division — Corporate Loans Group

1221 Avenue of the Americas, 34th Floor

New York, NY 10020

Fax: (646) 202-9232

MidFirst Bank

MidFirst Bank

501 NW Grand Blvd., Suite 100

Oklahoma City, OK 73118

Attention: Leah Young

Telephone: (405) 767-7163

Fax: (405) 767-7120

leah.young@midfirst.com

with copy to:

MidFirst Bank

501 NW Grand Blvd., Suite 100

Oklahoma City, OK 73118

Attention: Chad Dayton

Telephone: (405) 767-7558

Fax: (405) 767-6059

chad.dayton@midfirst.com

Goldman Sachs Bank USA	Goldman Sachs Bank USA 200 West Street New York, NY 10282 Telephone: (212) 902-1099 Fax: (917) 977-3966 gs-sbd-admin-contacts@ny.email.gs.com

EXHIBIT 21.1

SUMMIT MIDSTREAM PARTNERS, L.P.

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization
Summit Midstream Holdings, LLC	Delaware
Grand River Gathering, LLC	Delaware
DFW Midstream Management, LLC	Delaware
DFW Midstream Services LLC	Delaware

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our reports dated (1) May 11, 2012 relating to the consolidated financial statements of Summit Midstream Partners, LLC and the financial statements of Summit Midstream Partners, LLC Predecessor (which report expresses an unqualified opinion and includes an explanatory paragraph related to Summit Midstream Partners, LLC’s acquisition of Grand River Gathering Company, LLC from Encana Corporation on October 27, 2011 and DFW Midstream Services LLC from Energy Future Holdings Corp., effective September 3, 2009) and (2) May 11, 2012 relating to the balance sheet of Summit Midstream Partners, LP dated May 10, 2012, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 11, 2012